As filed with the Securities and Exchange Commission on November 1, 2018

Registration No. 333-227911

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Caliburn International Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	8741	83-1604096
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10701 Parkridge Boulevard, Suite 200

Reston, Virginia 20191

(703) 261-1110

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas J. Campbell

Chairman

Caliburn International Corporation

10701 Parkridge Boulevard, Suite 200

Reston, Virginia 20191

(703) 261-1110

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth Suh Colin J. Diamond F. Holt Goddard White & Case LLP 1221 Avenue of the Americas New York, NY 10020 Telephone: (212) 819-8200 Facsimile: (212) 354-8113	Michael J. Zeidel Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 Telephone: (212) 735-3000 Facsimile: (212) 735-2000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)(2)	AMOUNT OF REGISTRATION FEE (3)
Class A common stock, par value $0.01 per share	$100,000,000.00	$12,120.00

(1)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes shares of Class A common stock subject to the underwriters’ option to purchase additional shares of Class A common stock, if any.
(3)	$12,120.00 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 2018

PRELIMINARY PROSPECTUS

                Shares

Caliburn International Corporation

Class A Common Stock

We are offering                shares of our Class A common stock. This is our initial public offering and no public market currently exists for our Class A common stock. We expect the initial public offering price to be between $                and $                per share. We have applied to list our Class A common stock on the New York Stock Exchange under the symbol “CLBR.”

We will use the net proceeds that we receive from this offering to (i) purchase from Caliburn Holdings LLC, which we refer to as “Holdings,” newly-issued common membership interests of Holdings, which we refer to as the “LLC Interests” and (ii) purchase LLC Interests from certain holders of existing membership interests in Holdings, whom we refer to as the “Original Caliburn Holders.” There is no public market for the LLC Interests. The purchase price we pay for LLC Interests will be equal to the public offering price of our Class A common stock less underwriting discounts and commissions. We intend to cause Holdings to use the net proceeds it receives from us in connection with this offering as described in “Use of Proceeds.”

We will have two classes of common stock outstanding after this offering: Class A common stock and Class B common stock. Each share of Class A common stock and Class B common stock entitles its holder to one vote on all matters presented to our stockholders generally. All of our Class B common stock will be held by those Original Caliburn Holders that will continue to own LLC Interests, whom we refer to as “Legacy Holders,” on a one-to-one basis with the number of LLC Interests they own. Each LLC Interest is exchangeable (with automatic cancellation of an equal number of shares of Class B common stock) for one share of Class A common stock or cash (based on the market price of the shares of Class A common stock), at our option (such determination to be made by the disinterested members of our Board of Directors). Holders of our Class B common stock do not have any right to receive dividends or any distributions upon our liquidation or winding up.

Immediately following this offering, the holders of our Class A common stock issued in this offering and the Blocker Shareholder (as defined herein) collectively will hold all of our economic interests and    % of our voting power and the Legacy Holders, through their ownership of all of our outstanding Class B common stock, collectively will hold none of our economic interests and the remaining    % of our voting power. We will be a holding company, and upon consummation of this offering and the application of proceeds therefrom, our principal asset will be the LLC Interests we purchase from Holdings and certain Original Caliburn Holders, representing an aggregate    % economic interest in Holdings. The remaining    % economic interest in Holdings will be owned by the Legacy Holders through their ownership of LLC Interests.

Although we will have a minority economic interest in Holdings, because we will be the sole managing member of Holdings, we will operate and control all of the business and affairs of Holdings and, through Holdings and its subsidiaries, conduct our business.

Following this offering, we will be a “controlled company” within the meaning of the corporate governance rules of the NYSE. See “Our Organizational Structure” and “Management—Director Independence and Controlled Company Exemption.” We are an “emerging growth company” under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Summary—JOBS Act.”

Investing in our Class A common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 29 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us (before expenses) (2)	$	$

(1)	See “Underwriting (Conflicts of Interest)” for a description of compensation payable to the underwriters.
(2)

We will use the net proceeds from the sale of our Class A common stock to purchase LLC Interests from Holdings and certain Original Caliburn Holders. The purchase price for each LLC Interest surrendered will equal the price per share of our Class A common stock in this offering, less underwriting discounts and commissions.

We have granted the underwriters an option for a period of 30 days to purchase an additional                shares of our Class A common stock. If the underwriters fully exercise the option, the total underwriting discounts and commissions payable by us will be $                , and the total proceeds to us, before expenses, will be $                .

Delivery of the shares of Class A common stock is expected to be made on or about                , 2018.

Jefferies	BofA Merrill Lynch	SunTrust Robinson Humphrey

Cowen	Raymond James

Prospectus dated                , 2018

CALIBURN

"Your Purpose is our Purpose"

I. Engineering, Environmental & Technical Solutions

II. Medical & Humanitarian Services

III. Logistics & Support Services

IV. Risk Management Solutions

We are proud to serve the U.S. federal government.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our shares of Class A common stock and the distribution of this prospectus outside the United States. See “Underwriting (Conflicts of Interest).”

(i)

BASIS OF PRESENTATION

In connection with the closing of this offering, we will effect certain organizational transactions, which we refer to as the “Reorganization.” Unless otherwise stated or the context otherwise requires, all information in this prospectus reflects the consummation of the Reorganization, including this offering. See “Our Organizational Structure” for a description of the Reorganization and a diagram depicting our organizational structure after giving effect to the Reorganization.

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to the following terms shall have the following meanings.

∎

“Additional Credit Facilities” means the $25 million upsize of the Revolving Credit Facility from $75 million to $100 million and the Additional Term Loan Facility, in each case pursuant to the first amendment to the Initial Credit Facilities.

∎	“Additional Term Loan Facility” means the new tranche of term loans in an aggregate principal amount equal to $175 million, incurred pursuant to the first amendment to the Initial Credit Facilities.

∎	“Blocker Corporation” means Janus Blocker Corporation.

∎

“Blocker Merger” means the Issuer’s acquisition of Blocker Corporation via a merger pursuant to which Issuer will issue                  shares of Class A common stock to the Blocker Shareholder as consideration for all of their shares of Blocker Corporation.

∎	“Blocker Shareholder” means the existing shareholder of Blocker Corporation which consists of a fund affiliated with DC Capital.

∎

“Caliburn,” “the Company,” “we,” “our,” or “us” mean: (i) following the consummation of the Reorganization, Caliburn International Corporation, and, unless otherwise stated, all of its subsidiaries, including Holdings and, unless otherwise stated, all of Holdings’ subsidiaries, and (ii) on or prior to the completion of the Reorganization, Holdings and, unless otherwise stated, all of its subsidiaries.

∎	“CHS” means Comprehensive Health Services, Inc.

∎	“DC Capital” means DC Capital Partners, LLC.

∎

“Exchange Agreement” means the agreement pursuant to which the Exchange Agreement parties will have the right to exchange their LLC Interests (with automatic cancellation of an equal number of shares of Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends and reclassifications, or for cash (based on the market price of the shares of Class A common stock), at our option (such determination to be made by the disinterested members of our Board of Directors). In the event that there are multiple Exchange Agreements, “Exchange Agreement” refers to all of the Exchange Agreements collectively.

∎	“Exchange Agreement parties” means the Legacy Holders and any other holders of LLC Interests that may become parties to the Exchange Agreement from time to time.

∎

“Exchanging Holders” means those Original Caliburn Holders who will receive from us a portion of the net proceeds from this offering in exchange for LLC Interests in connection with the consummation of this offering. See “Certain Relationships and Related Party Transactions—Reorganization Transactions—Purchase of LLC Interests.”

∎	“Holdings” means Caliburn Holdings LLC and, unless otherwise stated, all of its subsidiaries.

∎

“Initial Credit Facilities” means the senior secured credit facilities that we entered into on August 14, 2018, which, as of that date, consisted of a $380 million Term Loan (which we refer to as the Initial Term Loan Facility) and a $75 million revolving credit facility (which we refer to as the Revolving Credit Facility).

∎	“Issuer” means Caliburn International Corporation exclusive of its subsidiaries.

∎	“Janus” means Janus Global Operations LLC.

∎

“Legacy Holders” means those Original Caliburn Holders, including entities controlled by Thomas J. Campbell, our Chairman, and in which Mr. Campbell and certain of our directors have an economic interest that will continue to own LLC Interests, along with a corresponding number of shares of our Class B common stock, after the Reorganization.

∎	“LLC Interests” means the single class of newly-issued common membership interests of Holdings.

∎	“New Credit Facilities” means the Initial Credit Facilities and the Additional Credit Facilities, as the context may require.

(ii)

∎

“Original Caliburn Holders” means the owners of Holdings prior to the Reorganization, including Michael Baker Class I Holdings, LLC, principals of DC Capital, Intermediate Janus Holdings LLC, Michael Baker International, LLC, and Gladiator OpCo, LLC. These entities are controlled by Thomas J. Campbell, our Chairman, through his control of entities affiliated with DC Capital. Mr. Campbell and certain of our directors have an economic interest in certain of the Original Caliburn Holders.

∎

“Prior Membership Interests” means the prior equity interests of Holdings, consisting of five different classes of limited liability company membership interests: Class A, Class C, Class E, Class G and Class AA.

∎	“PT&C” means Project Time & Cost LLC.

∎	“Reorganization” means the series of transactions pursuant to which, among other things:

∎	Holdings reclassifies all of the Prior Membership Interests as LLC Interests;

∎

the Issuer creates two classes of its common stock, Class A common stock, which carries full voting and economic rights, and Class B common stock, which carries full voting rights but no economic rights;

∎	the Issuer issues shares of Class B common stock to the Legacy Holders on a one-to-one basis with the LLC Interests owned by such holders;

∎

the Issuer issues shares of Class A common stock in this offering and uses the proceeds therefrom to acquire existing LLC Interests from the Exchanging Holders and newly issued LLC Interests from Holdings;

∎	the Issuer enters into the Exchange Agreement, the Tax Receivable Agreement, the Stockholders Agreement and the Registration Rights Agreement; and

∎	the Issuer acquires Blocker Corporation in the Blocker Merger.

all as described in greater detail in “Our Organizational Structure — The Reorganization.”

∎	“Sallyport” means Sallyport Logistics and Security LLC.

∎	“Sponsor” means certain investment funds controlled by Thomas J. Campbell, our Chairman, affiliated with DC Capital.

∎

“Tax Receivable Agreement” means the agreement between Caliburn, Holdings and the TRA Parties, pursuant to which Caliburn will agree to pay those parties 85% of certain cash tax savings, if any, in United States federal, state and local taxes that Caliburn realizes or is deemed to realize in connection with the Reorganization, the offering-related transactions and any future exchanges of LLC Interests for our Class A common stock pursuant to the Exchange Agreement.

∎	“Term Loan Facilities” means the Initial Term Loan Facility and the Additional Term Loan Facility, as the context may require.

∎

“TRA Parties” means the Original Caliburn Holders, the Exchanging Holders, the Legacy Holders, Blocker Corporation, the Blocker Shareholder, and any other parties receiving benefits under the Tax Receivable Agreement.

We will be a holding company and the sole managing member of Holdings, and upon completion of the Reorganization, including this offering and the application of the proceeds therefrom, our principal asset will be LLC Interests of Holdings. Holdings is the predecessor of the issuer, Caliburn International Corporation, for financial reporting purposes. Caliburn International Corporation will be the audited financial reporting entity following this offering. Accordingly, this prospectus contains the following historical financial statements.

∎

Caliburn International Corporation. Other than the inception balance sheet, dated as of August 10, 2018, historical financial information of Caliburn International Corporation has not been included in this prospectus as it is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this prospectus.

∎

Holdings. As we will have no other interest in any operations other than those of Holdings and its subsidiaries, the historical combined financial information included in this prospectus is that of Caliburn Holdings LLC and its subsidiaries.

We have derived the unaudited pro forma financial information of Caliburn International Corporation presented in this prospectus by the application of pro forma adjustments to the historical combined financial statements of Holdings and its subsidiaries included elsewhere in this prospectus. These pro forma adjustments give effect to the

(iii)

acquisitions of certain subsidiaries of Holdings, the combination of Sallyport, Janus, CHS and PT&C as a reorganization of entities under common control, our entering into the New Credit Facilities, the transactions as described in “The Reorganization,” this offering and the use of proceeds therefrom, and certain other transactions, as if all such transactions had occurred on January 1, 2017, in the case of the unaudited pro forma combined statement of operations data, and as of September 30, 2018, in the case of the unaudited pro forma combined balance sheet. See “Unaudited Combined Pro Forma Financial Information” for a complete description of the adjustments and assumptions underlying the pro forma financial information included in this prospectus.

MARKET AND INDUSTRY DATA

Certain of the market data and other statistical information contained in this prospectus, such as the size, growth and share of the government services industry, are based on information from independent industry organizations and other third-party sources, industry publications, surveys and forecasts. Some market data and statistical information contained in this prospectus are also based on our management’s estimates and calculations, which we derived from our review and interpretation of the independent sources, our internal market and brand research and our knowledge of the industries in which we operate. While we believe that each of these studies and publications is reliable, neither we nor the underwriters have independently verified market or industry data from third-party sources. We also believe our internal company research is reliable and the definitions of our market and industry are appropriate, though neither this research nor these definitions have been verified by any independent source. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information.

When we refer to our Peer Group in this prospectus, we refer to Booz Allen Hamilton, CACI, Engility, Leidos, ManTech and SAIC. We consider this to be our Peer Group as they offer comprehensive services to U.S. federal government clients, including the Department of Defense (“DoD”) and federal civilian agencies, and to commercial clients, as well as their similar margin profiles and relative contract and customer mix. When we provide information regarding our Peer Group in this prospectus, we include information derived from the sources described above, as well as the public filings of the companies in our Peer Group.

Although we are not aware of any misstatements regarding the industry data that we present in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors,” “Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

TRADEMARKS AND TRADE NAMES

This prospectus contains some of our trademarks and trade names, such as Sallyport and Janus Global Operations LLC. Each one of these trademarks or trade names is either (i) our registered trademark, (ii) a trademark for which we have a pending application, (iii) a trade name for which we claim common law rights, or (iv) a registered trademark or application for registration which we have been licensed by a third party to use.

Solely for convenience, the trademarks and trade names referred to in this prospectus are without the ® and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks and trade names. This prospectus contains additional trademarks and trade names of others, which are the property of their respective owners. All trademarks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners.

(iv)

SUMMARY

This summary highlights certain significant aspects of our business and this offering. This is a summary of information contained elsewhere in this prospectus, is not complete, and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information presented under the section entitled “Risk Factors,” our pro forma financial statements and our combined financial statements and the notes thereto, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of certain factors such as those set forth in “Risk Factors” and “Forward-Looking Statements.” When making an investment decision, you should also read the discussion under “Basis of Presentation” for the definition of certain terms used in this prospectus and other matters described in this prospectus.

Our Company

We are a leading provider of professional services and solutions to U.S. federal government agencies and commercial clients. We provide consulting, engineering, medical, and environmental services as well as large scale program management in support of our core markets of national defense, healthcare, international diplomacy, and homeland security client readiness. We leverage our technical capabilities, our intimate knowledge of clients’ requirements, and our experience providing a wide array of services and solutions to help our clients meet some of their greatest challenges and succeed in their most important endeavors. We provide services that support programs of national significance such as domestic and international infrastructure development, medical services, environmental and munitions remediation, humanitarian assistance, border protection, and domestic and international military operational support. Our corporate culture is built on a relentless focus on client service, maintaining the highest standards of safety and personal conduct and fostering an entrepreneurial mindset.

We believe our services and solutions cover the spectrum of our clients’ most critical requirements. From consulting and engineering to operations and maintenance, our comprehensive service offerings have provided us with long-standing, entrenched relationships with our clients and a platform for sustained, profitable growth. Our scale, breadth and expertise enable us to perform substantially all client requirements with only a limited need for subcontractors. As a result, we are the prime contractor on approximately 92% of our existing contracts on a dollar value basis. Our position as an end-to-end service provider allows us to understand our clients’ requirements, develop and maintain client intimacy, provide client-centric technology innovations, focus our resources in high growth areas and generate industry leading margins. Since January 1, 2017, our win-rate on recompete contracts, which are contracts for which we are the incumbent service provider, has exceeded 90% on a dollar value basis. We believe we are well positioned to benefit from growth in our core markets, driven by approved U.S. federal government budgets through fiscal year end 2019.

We operate and manage our business as an integrated, capabilities-focused service provider and offer the following types of services to our clients.

∎

Engineering, Environmental & Technical Solutions (pro forma revenue of $219 million for 2017): Our engineering, environmental, and technical solutions provide project and construction management services to the U.S. federal government and commercial clients. We provide cost and schedule management and technology solutions for large, complex capital projects, as well as environmental and munitions remediation. Additionally, we provide engineering, technical and professional services at U.S. federal government facilities and classified sites globally. Key clients include the Department of Defense (“DoD”), Department of State (“DoS”), U.S. Army Corps of Engineers (“USACE”), Department of Energy (“DOE”), and National Nuclear Security Administration (“NNSA”).

∎	Medical & Humanitarian Services (pro forma revenue of $187 million for 2017): Our medical and humanitarian services provide tailored solutions via our core medical exam management, global medical services, and medical readiness and response services. We provide a broad range of service delivery options including locally through the Company’s nationwide provider network, on-site at specific client-designated locations or on the ground internationally on a long-term or rapid, as-needed basis. Key clients include the DoD, DoS, Department of Homeland Security (“DHS”), Department of Health and Human Services (“HHS”), and many of the largest U.S. railway companies.

∎

Logistics & Support Services (pro forma revenue of $302 million for 2017): Our logistics and support services enable key agencies at the DoD, DoS, and other U.S. federal government and commercial clients to effectively execute their complex requirements. These services facilitate client operations in challenging, remote, and austere environments during times of conflict, unrest, natural disasters and stability. Our services include, but are not limited to, initial and on-going sourcing, procurement and logistics, base operations, global rapid response / expeditionary facility construction services, operations, maintenance and repair, and fire and emergency services.

∎

Risk Management Solutions (pro forma revenue of $77 million for 2017): Our risk management solutions include technical and physical assessments, vulnerability and infrastructure evaluation, diplomatic protection services, threat identification and risk mitigation analysis, static and mobile support, integrated technology and electronic surveillance, preventative training and specialized emergency services. Key clients include the DoD, DoS, and commercial clients.

On a pro forma basis, we generated revenue of $785 million in 2017 and $631 million for the nine months ended September 30, 2018, net income attributable to Caliburn Holdings LLC of $(14.7) million in 2017 and $17.5 million for the nine months ended September 30, 2018, and Adjusted EBITDA of $100 million in 2017 and $85 million for the nine months ended September 30, 2018. As of September 30, 2018, we had a total backlog of $2.2 billion. We use the non-GAAP measure Adjusted EBITDA as a measure of our performance. For a reconciliation of this non- GAAP financial measure to the most directly comparable U.S. GAAP measure, see “Summary Combined Pro Forma and Historical Combined Financial Data—Non- GAAP Financial Measures.” The charts below demonstrate our pro forma revenue and pro forma gross profit for the year ended December 31, 2017 by service offering.

Our History

We were founded by DC Capital Partners, LLC (“DC Capital”), a private investment firm with a strategic vision to create an end-to-end services platform with the ability and scale to support national defense, international diplomacy, and homeland security client readiness. The foundation of our current operations began with DC Capital’s acquisition of Kaseman LLC (“Kaseman”) in 2008, which established our capabilities in engineering, professional services, and training applications, and fostering a strong foundation of long-term relationships with the DoS and the DHS, dating back to Kaseman’s founding in 1996.

Over the last decade, we have grown and diversified our business through organic growth and four strategic acquisitions. We targeted these acquisitions to increase our addressable market by expanding our service offerings, our geographic reach and our client relationships. In 2011, our acquisition of Sallyport Global Holdings, Inc. (“Sallyport”) augmented our existing capabilities in logistics support and technical services to expand our addressable market with our existing clients. Kaseman is now consolidated into Sallyport. In 2017, we acquired Janus Global Operations LLC (“Janus”), a company established in 1987, for complementary environmental and munitions remediation and risk management services and an introduction to new U.S. federal government and commercial clients. In 2018, we acquired Comprehensive Health Services, Inc. (“CHS”), a company established in 1975, which provided us with a new set of capabilities in global medical services and exam management and Project Time & Cost, LLC (“PT&C”), a company established in 1982, which further expanded our capabilities in consulting, engineering, cost estimating, and project and construction management. Each of these acquisitions has also brought decades of deep client relationships and past performance that combined with our expanded service offerings has improved our competitive position and allowed us to drive organic growth.

Our Strengths

The following core strengths have resulted in a long history of successful performance on programs of national importance and favorably position us as a leading provider of value-add services across the full continuum of our clients’ requirements.

Well-aligned with U.S. federal government budget priorities

Current growth trends in U.S. federal government funding levels and priorities have resulted in favorable conditions in our core markets. Competing budgetary requirements and growing operational commitments have resulted in an effort by the U.S. federal government to seek efficiencies and cost savings through increased outsourcing of ancillary services. The DoD, which represented 50% of our pro forma revenue for 2017, has an approved top-line budget of $655 billion in the Government Fiscal Year (“GFY”) ended September 30, 2018 and $686 billion in GFY2019, which is an increase of 13% and 18%, respectively, over GFY2016 funding levels. The Operations and Maintenance (“O&M”) portion of the defense budget funds engineering and construction services and healthcare programs as well as maintenance and protection of key facilities, vehicles and personnel. It is the funding source for most of our DoD revenue and will increase from $245 billion in GFY2016 to $285 billion in GFY2019, representing a 16% increase.

We believe we are well positioned to benefit from a wide range of national priorities as the aggregate addressable market for engineering, healthcare and risk management services exceeds $57 billion. This addressable market consists of over $19 billion of USACE spending capacity, over $9 billion in healthcare opportunities and over $7 billion in risk management opportunities. We believe we are favorably positioned to capitalize on these opportunities due to our defensible position in a limited provider universe, as well as our demonstrated track record of providing services essential to the continued operation and success of U.S. federal government programs domestically and abroad.

Scalable global platform with highly differentiated capabilities in diverse and growing end markets

Our capabilities as a comprehensive, end-to-end services provider allow us to offer our clients a highly-differentiated value proposition, which we believe allows us to “protect and grow the core”—retain and grow our business with existing clients and win additional business in our existing geographies, markets, and service offerings. We are diversified across our $2.2 billion of backlog, which comprises over 175 contracts and task orders from a wide range of U.S. federal government and commercial clients. Our current operations span over 30 countries, and we are diversified across many of the underlying bureaus and departments that comprise the DoD and DoS including, but not limited to USACE, U.S. Army, U.S. Air Force, Bureau of Overseas Building Operations and the Bureau of Diplomatic Security, among many others. The charts below demonstrate our existing client and contract breakdown by revenue on a pro forma basis for the year ended December 31, 2017.

We are diversified across our “x, y, and z axes”—geographies, markets and capabilities—which we believe provides us with “pistons on the engine” or multiple avenues for growth. There are positive demand drivers in each of our value-added service offerings. As a result, we believe that we will continue to capture new contract awards to drive earnings and cash flow growth to create value for our shareholders.

Significant contract backlog enhances revenue, earnings and cash flow visibility

As of September 30, 2018, our total contract backlog was $2.2 billion, representing 2.6x our pro forma revenue for the last twelve months ended September 30, 2018, which we believe compares favorably to our Peer Group’s median backlog multiple of 2.4x. Our ability to provide tailored, end-to-end services has led to our win-rate on recompete contracts exceeding 90% on a dollar value basis since January 1, 2017 and has positioned us to execute on our robust pipeline of new business opportunities. We believe our contract backlog, proven ability to procure multi-year contracts, and record of recompete wins, combined with a growing addressable market of new business opportunities, provide us with significant revenue, earnings, and cash flow visibility.

The following recent contract awards provide us with enhanced visibility:

CONTRACT NAME	PERIOD OF PERFORMANCE	TOTAL CONTRACT VALUE	START DATE
WPS Erbil Task Order	5 years	$262 million	May 2018
HHS Homestead Task Order	1 year	$220 million	February 2018
DOS OBO Sydney	2 years	$71 million	July 2018
HHS Brownsville	6 months	$28 million	August 2018
USACE Task Force Safety Assignments	1 year	$28 million	June 2018

In addition to the new contract awards, we are currently preparing proposal documentation for a two-year sole-source contract that would replace our existing Balad Base Support Contract. The new contract would initially run for one year through January 2020, with two six-month options extending performance through January 2021, and have an estimated contract value of $800 million over two years. This estimate is based on discussions with the client, the increase in F-16 planes on the Balad Air Base from 21 in 2018 to the planned 34 in 2019 and the annual contract value of our current Balad Base Support Contract. In addition to this sole-source contract, we expect to collect a total of approximately $23 million of net after-tax proceeds on the existing contract in the first quarter of 2019, consisting of approximately $18 million in fees and approximately $5 million in withholdings. These net cash receipts from the Balad Base Support Contract are intended to be utilized for meaningful debt reduction.

Attractive financial profile with industry leading margins and significant cash flow generation

Our diversified platform provides a wide array of global, end-to-end services and has enabled us to achieve superior profitability when compared with our Peer Group, as our pro forma Adjusted EBITDA margin of 13.5% for the nine months ended September 30, 2018 exceeds our Peer Group’s Adjusted EBITDA margin of 9.4% for the same period. Our Peer Group may calculate their Adjusted EBITDA in a manner that differs from our calculation. When we compare our Adjusted EBITDA to our Peer Group, we have calculated their Adjusted EBITDA to make adjustments for what we believe to be most comparable to our adjustments based on publicly available information. Please see “Summary—Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net loss.

Our full continuum of capabilities reduces our need to subcontract to potential competitors, thereby creating a compelling solution for our clients and barriers to entry for our competitors (e.g., 8.7% of our revenue for the nine months ended September 30, 2018 was sub-contracted on a dollar basis), while enhancing our profitability. As we continue to scale our business we believe we can continue to generate superior profitability as our business model features a disciplined cost structure and favorable mix of contract types. We believe our cost structure is scalable, requiring limited incremental investment in corporate overhead costs to support new business efforts. This provides us with a high degree of operating leverage that has driven, and we expect will continue to drive, significant cash flow generation.

(1)	Adjusted EBITDA margin is Adjusted EBITDA as a percentage of revenue.

(2)	Adjusted EBITDA less CapEx Conversion is Adjusted EBITDA less CapEx as a percentage of Adjusted EBITDA.

(3)	Represents Year to Date financials as of last 3 reported fiscal quarters, as not all peers have fiscal year ends on December 31.

The professional services nature of our work and the fact that our employees typically work at our client facilities results in an asset-light business model with low capital expenditure requirements, averaging less than 1% of pro forma revenue over the last three years. Additionally, the terms and scheduled payments in our contracts with our U.S. federal government clients generally reduce our working capital requirements. Our allowance for doubtful accounts is less than 1% of total accounts receivable. As a result, we have historically demonstrated a higher Adjusted EBITDA less CapEx Conversion rate as compared to our Peer Group.

Long standing client relationships driven by focus on integrity and performance

One of the primary drivers of our success has been our deep industry experience and ability to understand and apply direct knowledge of our clients’ requirements to create a comprehensive solution tailored to each client’s specific objectives. Through this approach we have built long-standing, entrenched client relationships. Our average tenure with our ten longest-standing clients is over 17 years, which we believe is a strong testament to our focus on client satisfaction. We have a track record of converting initial engagements into long-term, contracted relationships, as demonstrated by our recompete win rate of over 90% on a dollar value basis since January 1, 2017. Decades-long relationships with our key clients, including the DoD, DoS, DHS and USACE have established defensible positions on multi-year contracts with significant revenue visibility. The longevity and depth of these client relationships generate significant recurring revenue, in addition to important sole-source opportunities and unique insights into client requirements, which are key drivers of future growth.

We monitor key performance indicators and safety and regulatory standards, favorably positioning us to deliver best-in-class service tailored specifically to our clients’ requirements. We have consistently been recognized by a variety of industry trade groups and publications as an industry leader in the quality and scope of our projects. Key recognitions and awards include numerous awards from The National Safety Council (“NSC”) and the National Defense Industrial Association’s 2016 Dwight D. Eisenhower Award for contributions to national security. We have repeatedly been ranked by Engineering News-Record (“ENR”) among the top program management and construction management firms, and we are recognized as a leading commercial environmental and munitions remediation provider.

Experienced leadership team with deep industry experience

Our leadership team is an important competitive asset. The members of our Board of Directors and management team have distinguished backgrounds in the U.S. federal government and the private sector, as well as extensive experience, access, market insight, and financial discipline. Our leadership team has a demonstrated ability of executing on key growth strategies in our core markets, both organically and through acquisitions. Our management team has a clear vision to leverage our capabilities and client relationships to grow in our core markets and a track record of solving some of the most difficult challenges for our clients. Additionally, many of these executives have successfully executed similar strategies in the U.S. federal government services sector in their prior work with our majority owner, DC Capital.

Demonstrated mergers & acquisitions and integration capabilities

Our leadership team has a track record of acquiring platform companies in the U.S. federal government services sector and systematically developing them via organic growth into diversified strategic assets with scale. Further, our leadership team has proven capable at integrating acquisitions to leverage cross-selling opportunities and to realize cost synergies. We have identified potential acquisition targets in areas such as information technology (“IT”), the U.S. intelligence community, and healthcare IT services that we anticipate will increase our addressable market and complement our capabilities-focused platform. Additionally, our majority shareholder, DC Capital, alongside members of our management team, has previous experience building U.S. federal government services companies including National Interest Security Company, Michael Baker International, LLC (“Michael Baker”) and SC3, LLC. Our leadership team has successfully integrated numerous acquisitions at these companies, generating synergies in areas including, but not limited to (i) rationalization of duplicative positions, back-office functions and systems, (ii) office consolidation and real estate rationalization, (iii) rationalization of third party consulting expenses, and (iv) consolidation of benefits and insurance plans with limited impact to our employees given that most provide services at the client site. Our leadership team’s strong track record of executing operational efficiency enhancements across an extensive portfolio of acquisition investments in the U.S. federal government services sector favorably positions us to deliver value to our clients and shareholders moving forward.

Our Market Opportunity

Robust funding levels under the current administration have resulted in favorable market conditions in our core markets. On March 23, 2018 the Omnibus Appropriations bill was signed, providing two years of funding and strong support for defense spending. GFY2018 defense funding of $655 billion represents a $56 billion, or 9% increase over the GFY2017 enacted levels, which includes budgetary increases in the government services sectors in which we operate. As a best-in-class U.S. federal government services provider, we believe we are positioned favorably to win future business under the current funding levels described above.

Our growth opportunities are well-aligned with U.S. federal government priorities

The O&M portion of the defense budget funds construction services, engineering and healthcare programs as well as maintenance and protection of key facilities, vehicles and personnel. It is the funding source for most of our DoD revenue and will increase from $245 billion in GFY2016 to $285 billion in GFY2019, representing a 16% increase. The aggregate market for engineering, healthcare and risk management services exceeds $57 billion. This addressable market consists of over $19 billion of USACE spending capacity, over $9 billion in healthcare opportunities and over $7 billion in risk management opportunities.

Our engineering and technical services operate in a limited provider universe and offer critically important solutions to well-funded U.S. federal government clients who are willing to pay for high quality and reliability. In GFY2017 the USACE-Civil Works (“CW”), our primary source of engineering and technical services revenue, received $27.8 billion of funding, of which only $8 billion was expended. This represents over $19 billion of near-term market opportunities. Additionally, the DOE received $32 billion of funding, of which approximately $28.8 billion was contracted out. Robust funding levels and a continued emphasis on outsourcing engineering and technical services favorably positions us to win business moving forward.

Healthcare funding is a priority within the DoD O&M and other U.S. federal government budgets. Programs such as the Defense Health Agency Medical Q-Coded Services (“DHA MQS”), Reserve Health Readiness Program (“RHRP-3”), U.S. Central Command Logistics Civil Augmentation Program V (“LOGCAP”), and Tri-CARE Overseas Program represent a near-term market opportunity of over $9 billion. These programs reflect long-term government objectives that require significant deployments of medical support. Another area of increasing focus is border enforcement and immigration policy, which is driving significant growth with the DHS, U.S. Customs and Border Protection (“CBP”), Transportation Security Administration (“TSA”), U.S. Immigration and Customs Enforcement (“ICE”), and HHS. We believe our medical exam management and medical services are essential to the continued operation and success of many government programs in the U.S. and abroad.

Within the DoS budget, the Embassy Security, Construction, and Maintenance (“ESCM”) and the Worldwide Security Protection (“WSP”) budgets are most relevant to our business and have received strong funding due to the increased focus on protecting personnel, embassy and consulate security. For GFY2018, the combined ESCM and WSP budgets of $7.6 billion represent a 36% increase over the enacted 2016 budget of

$5.6 billion. Additionally, we play an active role in the DoS Bureau of Overseas Building Operations’ (“OBO’s”) $17.5 billion Capital Security Cost Sharing program that directly responds to the significant near-term growth in demand for modern, safe and secure Embassy and Consulate Compounds, of which there are 267 facilities globally. We are well positioned to benefit from these national priorities, which represent growth areas within U.S. federal government spending.

Growing budgets have resulted in an increase in large procurements and industry consolidation

After years of sequestration threats, budget uncertainty, and a Lowest Price Technically Acceptable (“LPTA”) environment, the market has improved under the current administration. U.S. federal government agencies have clear visibility on robust future spending levels. In conjunction with these positive budget developments, the U.S. federal government has been consolidating smaller contract opportunities into larger contract vehicles. As a result of this shift in the contracting environment, the U.S. federal government services sector has seen a wave of consolidation as companies look to build scale and pursue these larger opportunities. We believe that our position as a large-scale, end-to-end provider of consulting, engineering, medical and environmental services provides us with a competitive advantage in this positive procurement environment.

Our business model sits at the center of a complex geopolitical environment

A diverse set of threats and ongoing global instability have driven a dramatic increase in national security challenges and created a consistent demand for the U.S. federal government to maintain strategic positioning globally. Strategic priorities for the U.S. federal government include fostering stability in Iraq and Afghanistan, addressing the refugee crisis in the Middle East, maintaining border security to reduce illegal immigration, preventing the spread of drugs and gang violence in the U.S., and other challenges. Our services support many of these strategic priorities and we continue to consult with our U.S. federal government clients to help solve other strategic challenges. The current administration has reinforced the DoD’s enduring objective to provide combat ready military forces to deter war and protect the security of the U.S. in order to reinforce America’s traditional tools of diplomacy. These operations represent long-term U.S. federal government objectives that require significant deployments of personnel and international support, which will continue to drive demand for our services.

Our Strategy

We believe we are well positioned to leverage our comprehensive capabilities, long-standing client relationships, deep industry expertise, and scale of operations to expand our market position and drive earnings and cash flow to create value for shareholders through the following initiatives.

Protect the core, grow the core, new markets, new capabilities and select add-on acquisitions

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Protect the core: Our backlog of $2.2 billion comprises contracts with well-funded U.S. federal government agencies and commercial clients. Our contracts provide us with visibility into forward revenue, earnings, and cash flow generation, with the vast majority of our projected revenue derived from existing and follow-on contracts. We have a meaningful opportunity to drive earnings and cash flow through a continued focus on cost efficiencies and disciplined cash management.

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Lean management practices drive continued efficiencies: We have integrated our shared services functions and will continue to execute on incremental savings—reinvesting the savings into strategic hires, client intimacy, technological innovations, training, and continuous improvement programs. We remain focused on our indirect infrastructure and have instilled a culture of continuous improvement to drive industry best-practices and efficiencies.

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Focus on cash generation: We continue to focus on cash flow generation as a key driver of shareholder value. We maintain modest capital expenditure requirements (less than 1% of our 2017 pro forma revenue) and have limited working capital requirements, allowing us to convert a high percentage of EBITDA to cash flow. We believe that our strong cash flow profile will provide the financial flexibility needed to pay down debt, pursue strategic acquisitions and drive equity value appreciation to shareholders.

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Grow the core: We have a focused, strategic plan to deliver growth into the future, driven by a combination of core contract growth, scope increases on existing contracts, and the full year-effect of new contracts recently awarded.

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Disciplined bid strategy focused on high margin opportunities: Given our strong contract backlog of $2.2 billion as of September 30, 2018, which is 2.6x our pro forma revenue for the last twelve months ended September 30, 2018, we are selective in our new business pursuits, focusing on higher margin opportunities in the areas of consulting, engineering, medical and environmental services. We do not intend to pursue lower margin logistics support and risk management opportunities that lack strategic importance, but we will bid these contracts selectively where there is an opportunity to realize higher margins by self-performing or providing as a component of a larger, comprehensive solution to our clients.

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Pursue large indefinite delivery / indefinite quantity (“IDIQ”) contracts: We have the scale and resources to effectively bid on large U.S. federal government IDIQ contract vehicles on which we do not currently have a position as a prime contractor. We believe our full continuum of complementary capabilities, past performance, qualifications and scale will enhance our ability to win large IDIQ contracts. Furthermore, our end-to-end services reduce our need to subcontract to potential competitors, thereby furthering barriers to entry and enhancing our profitability.

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New markets: We have focused along the “x, y, and z axes” and have identified opportunities to expand into adjacent new markets by utilizing the strong past performance of our existing service portfolio. Our full continuum of capabilities provides numerous avenues to target critically important, higher margin opportunities in new markets and in adjacent geographies.

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Expand medical exam management and global medical services client base: Our medical exam management and global medical services offer highly scalable business models that are supported by proprietary technology and provide us with a significant growth opportunity. We intend to strategically pursue medical exam management opportunities with additional U.S. federal government clients and large commercial clients in industries including, but not limited to, aviation, logistics, construction, and manufacturing. We plan to develop additional technological innovations such as data analytics and electronic health records (“EHRs”) solutions to aid existing and new clients. Within our global medical services offering, we intend to expand our relationship with the DoS by pursuing other clinical support opportunities at additional U.S. embassies and consulates. Additionally, we are investing in targeted growth pursuits with the DoD (e.g., LOGCAP V and U.S. Foreign Military Sales (“FMS”) participants). We believe we are well positioned to win significant new business in the form of complex, large scale contracts due to our past performance and demonstrated track record.

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Develop intelligence unit: We intend to bring our existing capabilities to clients in the U.S. intelligence community. We established an intelligence unit in January 2017 comprised of former officials with experience in this sector and have recently won several small contracts to perform training services for a difficult to penetrate classified client. Our leadership team has a track record of building businesses that serve intelligence clients, and we see a significant opportunity to organically grow our intelligence unit while also cross selling our broader capabilities and the geographic reach of our platform.

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New capabilities: As part of our strategy, we seek to identify core capabilities that can be improved through new hires or intellectual property development. Our growth strategy focuses on pursuing new contract awards, but is defensive in nature as market share on existing contracts can be insulated by offering existing clients a wider range of capabilities.

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Engineering & environmental services growth strategy: We have a successful track record of providing engineering and environmental consulting services globally in support of the DoS, USACE, DOE, and other U.S. federal government agencies. We are focused on growing our high margin engineering and environmental service offering with existing clients through our cross-selling efforts into adjacent geographies and by further penetrating the environmental consulting market via organic growth and acquisitions.

∎	Select add-on acquisitions: We intend to pursue select strategic acquisitions to expand our geographic coverage, market opportunity and service offering.

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Increase our addressable market: We are targeting acquisitions in areas such as information technology, the U.S. intelligence community, and healthcare IT services to augment our core, high-margin consulting, engineering, medical, environmental and program management services. We focus on expanding our addressable market by targeting acquisitions that will grow our geographic footprint, provide entry to new markets and expand our service offerings. We believe there are significant opportunities to target growing markets with significant fragmentation. Acquisition targets in these markets trade at a discounted valuation compared to our Peer Group.

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Cost rationalization opportunity: We have made strategic acquisitions in the past and intend to pursue additional disciplined acquisitions as a means of driving shareholder value. We have a demonstrated ability in executing operational enhancements to deliver cost savings and increased profitability. We have targeted and realized savings in the areas of reductions in workforce related to redundant back-office positions, office consolidation, consolidation of benefits and insurance plans, and applying best practices across our contract portfolio.

Our Majority Shareholder

DC Capital, our majority shareholder, is a private investment firm focused on investing in sectors that are critical to the execution of U.S. federal government objectives, including, but not limited to, engineering services, intelligence, information technology, O&M, and risk management. DC Capital’s principals have institutionalized a successful and repeatable investment approach that centers on five core strategic principles—vision, people, communication, differentiation and ethics. The principals of DC Capital have a long and successful track record of acquiring platform companies in the Target Sectors and growing these companies both organically and through the integration of strategic add-on acquisitions into diversified strategic assets with scale.

The principals of DC Capital have been investing in the Target Sectors over the past 25 years, and their resulting expertise, relationships, access, insight, high-level security clearances and exposure to investment opportunities provide DC Capital with a significant and distinct competitive advantage. DC Capital has demonstrated an ability to invest in and build strategic assets in the Target Sectors through various economic cycles and market conditions while generating superior investment returns.

DC Capital’s principals own indirectly through investment vehicles     % of our equity interests prior to the offering, and will continue to own indirectly through investment vehicles     % of our equity interests after the completion of this offering.

Our Organizational Structure

Organizational Structure Following this Offering

Immediately following this offering, Caliburn International Corporation (the “Issuer”) will be a holding company and its sole material asset will be common membership interests (“LLC Interests”) in Holdings. The Issuer has not engaged in any business or other activities, except in connection with the Reorganization described below and this offering.

The Issuer will also be the sole managing member of Holdings, and will operate and control all of the business and affairs of Holdings and, through Holdings and its subsidiaries, conduct our business. As a result, although the Issuer will hold only a minority of the LLC Interests in Holdings, it will have the sole authority to manage, and control the management of, Holdings. In addition, the Issuer will consolidate Holdings in its combined financial statements and will report a non-controlling interest related to the LLC Interests held by the Legacy Holders on its combined financial statements. The Issuer will have a Board of Directors and executive officers, but will have no employees. We expect the functions of all of our employees to reside at Holdings.

The following diagram shows our organizational structure after giving effect to the Reorganization and this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock.

(1)	The Blocker Shareholder will receive shares of Class A common stock from the Issuer in connection with the Issuer’s acquisition of Janus Blocker Corporation, which indirectly holds a portion of the membership interests in Holdings.
(2)	In the aggregate, the Class A common stock will represent 100% of the economic interests in the Issuer.

Summary of the Combination

Our business was formed from the combination in August 2018 of four companies under the control of DC Capital:

∎	Sallyport, which was a subsidiary of Michael Baker, a DC Capital portfolio company that acquired Sallyport in 2011;

∎	Janus, which DC Capital acquired in December 2017;

∎	CHS, which DC Capital acquired in March 2018; and

∎	PT&C, which DC Capital acquired in March 2018.

In this transaction, which we refer to as the “Combination,” each of these companies became wholly-owned subsidiaries of Holdings pursuant to a reorganization of companies under common control.

Existing Structure

Prior to the consummation of this offering and the Reorganization described below, the Original Caliburn Holders were the only members of Holdings, and the equity interests of Holdings consisted of five different classes of limited liability company membership interests: Class A, Class C, Class E, Class G, and Class AA (collectively, the “Prior Membership Interests”). Holdings is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to any U.S. federal entity-level income taxes. Rather, taxable income or loss is included in the U.S. federal income tax returns of Holdings’ members. Blocker Corporation, which was formed at the time of DC Capital’s acquisition of Janus on behalf of certain non-U.S. investors, currently holds an indirect interest in a portion of the Prior Membership Interests.

The Prior Membership Interests were issued to the Original Caliburn Holders, which consist principally of entities under the control of our Sponsor, in exchange for their contribution of Sallyport, Janus, CHS and PT&C in the Combination. The Prior Membership Interests will reclassify into a single class of LLC Interests in connection with the Reorganization described below. In addition, simultaneously with the Combination, Holdings entered into the Initial Credit Facilities and used the proceeds to retire certain existing indebtedness and make certain other payments as described in greater detail under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Description of Indebtedness.”

Incorporation of the Issuer

Caliburn International Corporation was incorporated in Delaware in August 2018. The Issuer has not engaged in any business or other activities except in connection with its incorporation and this offering. Caliburn International Corporation’s amended and restated certificate of incorporation will authorize two classes of common stock, Class A common stock and Class B common stock, each having the terms described in the section titled “Description of Capital Stock.” Holders of Class A common stock and Class B common stock vote together as a single class on all matters presented to the Issuer’s stockholders for their vote or approval, except as otherwise required by applicable law.

The Reorganization

Because U.S. tax law generally makes it impractical for a limited liability company that is taxed as a partnership to sell membership interests publicly, Holdings will undertake a series of transactions in connection with the closing of this offering (collectively, the “Reorganization”) designed to create a corporate holding company. These transactions will include the following.

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Holdings will amend its limited liability company agreement to, among other things, (i) provide that the equity interests in Holdings will consist of a single class of common membership interests (the “LLC Interests”), (ii) reclassify all of the Prior Membership Interests in Holdings as LLC Interests and (iii) appoint the Issuer as the sole managing member of Holdings.

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The Issuer will amend and restate its certificate of incorporation to, among other things, (i) provide for Class A common stock and Class B common stock and (ii) issue shares of Class B common stock to the Legacy Holders, on a one-to-one basis with the number of LLC Interests they own, for nominal consideration.

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The Issuer will acquire Blocker Corporation, which will hold LLC Interests upon consummation of the Reorganization. In connection with that acquisition, the Issuer will issue                  shares of Class A common stock as consideration to the Blocker Shareholder (the “Blocker Merger”).

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The Issuer will issue                shares of our Class A common stock to the purchasers in this offering (or                shares if the underwriters fully exercise their option to purchase additional shares of Class A common stock).

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The Issuer will use the net proceeds from this offering (including any net proceeds received upon exercise of the underwriters’ option to purchase additional shares of Class A common stock) to acquire LLC Interests both from the Exchanging Holders and directly from Holdings, in each case at a purchase price per LLC Interest equal to the initial public offering price of Class A common stock, less underwriting discounts and commissions. The LLC Interests that the Issuer purchases will collectively represent     % of Holdings’ outstanding LLC Interests (or     %, if the underwriters fully exercise their option to purchase additional shares of Class A common stock). The LLC Interests that the Issuer acquires directly from Holdings, which represent     % of the LLC Interests acquired by the Issuer in the Reorganization, will not create a step-up in the basis of the assets of Holdings.

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The Issuer will cause Holdings to use the balance of the net proceeds from its sale of LLC Interests to the Issuer as follows: (i) $            million to repay certain indebtedness of Holdings; (ii) $12 million to pay the balance of a one-time fee to the Sponsor in relation to the Termination Agreement; (iii) $            million to pay the Issuer’s expenses incurred in relation to this offering and the other Transactions; and (iv) the balance for general corporate purposes. See “Use of Proceeds” for additional details regarding Holdings’ use of the proceeds from this offering.

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The Legacy Holders will continue to own the LLC Interests they received in the reclassification of their existing membership interests in Holdings and will have no economic interests in the Issuer despite their ownership of Class B common stock (where “economic interests” means the right to receive any distributions or dividends, whether cash or stock, in connection with common stock).

∎	The Issuer will enter into the following agreements.

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The Exchange Agreement with Holdings and the Exchange Agreement parties, including the Legacy Holders, pursuant to which each Exchange Agreement party will have the right to exchange its LLC Interests for shares of Class A common stock on a one-for-one basis, with an automatic cancellation of an equal number of shares of such holder’s Class B common stock, provided that the Issuer may, at its option, instead make a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC Interest exchanged (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the Exchange Agreement, our amended and restated Certificate of Incorporation and the Holdings LLC Agreement. The Issuer’s determination to make such a cash payment would be made by the disinterested members of its Board of Directors. The Issuer’s Board of Directors will include directors who hold LLC Interests or are affiliated with holders of LLC Interests and may include such directors in the future.

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The Tax Receivable Agreement with the TRA Parties, which is designed to provide the TRA Parties with 85% of the cash savings, if any, in United States federal, state and local taxes that the Issuer realizes or is deemed to realize as a result of increases in tax basis resulting from its purchase of LLC Interests from the Exchanging Holders using a portion of the net proceeds from this offering, its acquisition of existing tax attributes from the Original Caliburn Holders, any future exchanges of LLC Interests for our Class A common stock pursuant to the Exchange Agreement, and certain acquired net operating losses and other tax attributes relating to the Blocker Merger, and certain other benefits.

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The Registration Rights Agreement with the Legacy Holders and other affiliates of the Sponsor, pursuant to which such holders and their permitted transferees may require us to register for resale under the Securities Act their shares of Class A common stock, including those issuable upon the exchange of their LLC Interests.

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The Stockholders Agreement with the Legacy Holders and other affiliates of the Sponsor pursuant to which the Sponsor (which will hold shares of our common stock through the Legacy Holders and/or other of its affiliates) will have the right to nominate a certain number of the directors on our Board of Directors, depending on the percentage of beneficial ownership of our common stock owned by affiliates of the Sponsor.

For a more detailed description of the terms of these agreements, see “Certain Relationships and Related Party Transactions—Reorganization Transactions.”

Corporate Information

Our principal executive office is located at 10701 Parkridge Boulevard, Suite 200, Reston, Virginia 20191. Our main telephone number is (703) 261-0320.

JOBS Act

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we are choosing to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We will take advantage of these exemptions for so long as we are an emerging growth company. Our status as an “emerging growth company” will end on the earliest to occur of (i) the last day of the fiscal year in which we have $1.07 billion or more in annual revenue, (ii) the date that we become a “large accelerated filer” (which would occur if, among other things, as of the end of any fiscal year, the market value of our common equity securities held by non-affiliates equals or exceeds $700 million, measured as of the last business day of our most recently completed second fiscal quarter), (iii) the date on which we have issued more than $1 billion in nonconvertible debt securities during the preceding three-year period or (iv) the last day of the fifth fiscal year after the completion of this offering. However, if we achieve the $1.07 billion revenue threshold prior to the completion of this offering, we will continue to be treated as an “emerging growth company” for certain purposes until the earlier of the date on which we complete this offering or the end of the one-year period beginning on the date we ceased to be an “emerging growth company.” Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period and, as a result, our timeline to comply will in many cases be delayed as compared to other public companies that are not eligible to take advantage of this election or have not made this election. Therefore, our financial statements may not be comparable to those of companies that comply with the public company effective dates for these standards.

Controlled Company

Upon the completion of this offering, we expect to be considered a “controlled company” under NYSE rules. These rules allow a “controlled company” to elect not to comply with certain corporate governance requirements, including the requirement to have a board that is composed of a majority of independent directors and to maintain a compensation committee and a nominating and corporate governance committee composed entirely of independent directors. These exemptions do not modify the independence requirements for our audit committee, and we will have a fully independent audit committee as of the date of our listing on the NYSE. As of the date of our listing on the NYSE, we intend to have a board composed of a majority of independent directors and a fully independent compensation committee, and in partial reliance on the exemption for controlled companies, a nominating and corporate governance committee that is not fully independent. We may choose to take advantage of any or all “controlled company” exemptions at any point following the completion of this offering for so long as we remain a “controlled company” under NYSE rules. See “Management—Director Independence and Controlled Company Exemption.”

Risks Related to Our Business

Investing in our stock involves a high degree of risk. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our Class A common stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our Class A common stock would likely decline and you may lose part or all of your investment. Below is a summary of some of the principal risks we face:

∎	our revenue will be adversely affected if we fail to receive renewal or follow-on contracts or if our U.S. federal government clients cancel our existing contracts;

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we derive a substantial portion of our revenue from contracts with U.S. federal government clients, and if our reputation or relationships with our U.S. federal government clients were to be harmed, our business, future revenue and growth prospects could be adversely affected;

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our U.S. federal government contracts and subcontracts contain provisions giving our U.S. federal government clients a variety of rights that are unfavorable to us, including the ability to terminate a contract at any time for convenience;

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our earnings and profitability may vary based on the mix of the type of contracts we perform and may be adversely affected if we do not accurately estimate or record the expenses, time and resources necessary to satisfy our contractual obligations;

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U.S. federal government spending levels for programs supported by us may change or be delayed in a manner that adversely affects our business and future results of operations and limits our growth prospects;

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our provision of services at the Balad Air Base in Iraq accounts for a substantial portion of our revenue, and accordingly, a substantial decrease in or elimination of our revenue from those services would adversely affect our business and results of operations;

∎	as a holding company with no operations of our own, we depend on our subsidiaries for cash to fund all of our operations and expenses, including future dividend payments, if any;

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our business plan depends on the successful integration of the four separate businesses that have been combined to form our company, and if we are unsuccessful at implementing our integration plan, our business and results from operations could be materially adversely affected;

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because our majority shareholder will control the majority of our common stock, they will control all major corporate decisions and their interests may conflict with your interests as an owner of our Class A common stock and those of the Company;

∎	if we are unable to successfully integrate companies we acquire into our operations on a timely basis, our profitability could be negatively affected;

∎	we face aggressive competition that can impact our ability to obtain contracts and therefore affect our future revenue and growth prospects;

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the nature of our business exposes us to potential liability claims and contract disputes, and we may be involved in claims or litigation in domestic and foreign courts that exceed our coverage or may not be covered by insurance and consequently could negatively impact our business, results of operations and financial condition; and

∎	we may not receive the full amount authorized under our contracts, and we may not accurately estimate our contract backlog, either of which could adversely affect our future revenue and growth.

The Offering

Issuer	Caliburn International Corporation.

Class A common stock offered by us	shares.

Underwriters’ option to purchase additional shares of Class A common stock	The underwriters have an option to purchase up to additional shares of our Class A common stock. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Class A common stock to be outstanding after giving effect to this offering	shares (or shares if the underwriters fully exercise their option to purchase additional shares of Class A common stock). If all outstanding LLC Interests held by the Legacy Holders were exchanged (with automatic cancellation of an equal number of shares of Class B common stock) for newly-issued shares of Class A common stock on a one-for-one basis, and all outstanding options were exercised, we would have shares of our Class A common stock outstanding (or shares if the underwriters fully exercise their option to purchase additional shares of Class A common stock).

Class B common stock to be outstanding after this offering	shares, equal to one share per LLC Interest (other than any LLC Interests owned by Caliburn).

Voting rights	Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law. Each share of Class A common stock and Class B common stock will entitle its holder to one vote per share on all such matters. See “Description of Capital Stock.”

Voting power after this offering	Holders of Class A common stock: % (or %, if the underwriters fully exercise their option to purchase additional shares of Class A common stock).

Holders of Class B common stock: % (or %, if the underwriters fully exercise their option to purchase additional shares of Class A common stock).

Ratio of shares of common stock to LLC Interests

The Issuer’s amended and restated certificate of incorporation and the Holdings LLC Agreement will require that (i) the Issuer at all times maintain a ratio of one LLC Interest it owns for each share of Class A common stock it issues (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), and (ii) Holdings at all times maintains (x) a one-to-one ratio between the number of shares of Class A common stock the Issuer issues and the number of LLC Interests the Issuer owns subject to certain exceptions and (y) a one-to-one ratio between the number of shares of Class B common stock owned by the Legacy Holders and the number of LLC Interests owned by the Legacy Holders. This construct is intended to result in the Legacy Holders having a voting interest in us that is identical to the Legacy Holders’ percentage economic interest in Holdings. The Legacy Holders will own all of our outstanding Class B common stock.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions, but before deducting estimated offering expenses payable by us, which we refer to as “redemption proceeds” will be $ million (or $ million if the underwriters fully exercise their option to purchase additional shares of Class A common stock). We based the foregoing estimates on an assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Each increase or decrease of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds to us by $ million, assuming the initial public offering price of $ per share remains the same, after deducting underwriting discounts and commissions.

The Issuer intends to use $ million of the redemption proceeds to purchase an aggregate of LLC Interests from the Exchanging Holders and $ million of the redemption proceeds to purchase newly issued LLC Interests from Holdings. See “Certain Relationships and Related Party Transactions—Purchase of LLC Interests” for the number of LLC Interests to be purchased from each of the Exchanging Holders. The per share purchase price for each LLC Interest the Issuer purchases will be equal to the price per share of our Class A common stock in this offering, less underwriting discounts and commissions.

If the underwriters fully exercise their option to purchase additional shares of Class A common stock, in addition to the use of proceeds described above, we intend to use additional redemption proceeds of $ million to purchase an additional newly issued LLC Interests from Holdings.

The Issuer intends to cause Holdings to use the net proceeds it receives from the Issuer’s purchase of LLC Interests as follows:

◾

$125 million to repay a portion of the borrowings outstanding under the Additional Term Loan Facility and $             million to repay a portion of the borrowings outstanding under the Revolving Credit Facility;

◾	$12 million to pay a one-time fee to the Sponsor in consideration for terminating its professional services agreements with our subsidiaries; and

◾	$ million to pay fees and expenses related to the foregoing transactions.

We intend to use the balance of any proceeds for general corporate purposes, which may include acquisitions, although we do not have any agreement or understanding with respect to any such acquisition at this time. See “Use of Proceeds.”

Conflicts of Interest	Affiliates of certain of the underwriters will each receive 5% or more of the net proceeds of this offering in connection with the repayment of our indebtedness. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. This rule requires, among other things, that a “qualified independent underwriter” has participated in the preparation of, and has exercised the usual standards of “due diligence” with respect to, the registration statement. Jefferies LLC has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act. Jefferies LLC will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Jefferies LLC against liabilities incurred in connection with acting as qualified independent underwriter, including liabilities under the Securities Act. Pursuant to FINRA Rule 5121, any underwriter with a conflict of interest will not confirm sales of the Class A common stock to any account over which it exercises discretionary authority without the prior written approval of the customer.

Exchange rights of holders of LLC Interests	Prior to the consummation of this offering, we will complete the transactions described in the section entitled, “The Reorganization.” Pursuant to the Exchange Agreement, each Legacy Holder, and any other Exchange Agreement parties, will have the right to exchange their LLC Interests (with automatic cancellation of an equal number of shares of Class B common stock) for shares of Class A common stock of the Issuer on a one-for-one basis, subject to customary adjustment for stock splits, stock dividends and reclassifications, or for cash (based on the market price of the Class A common stock), at our option (such determination to be made by the disinterested members of our Board of Directors). We have reserved for issuance shares of Class A common stock in respect of the aggregate number of shares of Class A common stock that may be issued upon exchange of LLC Interests. See “Certain Relationships and Related Party Transactions—Exchange Agreement.”

Registration Rights Agreement	Pursuant to the Registration Rights Agreement, we will agree to register the resale of the shares of our Class A common stock of our Legacy Holders, other affiliates of the Sponsor and their permitted transferees, including those that are issuable upon redemption or exchange of their LLC Interests, subject to the terms and conditions therein. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Tax Receivable Agreement	Our purchase of LLC Interests from the Exchanging Holders using a portion of the net proceeds from this offering, which represent % of the LLC Interests we will acquire using proceeds from this offering, and any future exchanges of LLC Interests for our Class A common stock pursuant to the exchange rights described above are expected to result in increases in Caliburn’s allocable tax basis in the assets of Holdings. In addition, the Blocker Merger will entitle us to certain existing net operating losses and other tax attributes. We and Holdings will enter into a tax receivable agreement with the TRA Parties, whereby Caliburn will agree to pay those parties 85% of the amount of cash tax savings, if any, in United States federal, state and local taxes that Caliburn realizes or is deemed to realize as a result of these increases in tax basis, increases in basis from such payments, acquisition of such existing net operating losses and other tax attributes, and deemed interest deductions arising from such payments. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Controlled company	Following this offering we will be a “controlled company” within the meaning of the corporate governance rules of the NYSE. See “Management—Director Independence and Controlled Company Exemption.”

Dividend policy	We currently intend to retain all available funds and any future earnings for use in the operation of our business, and therefore we do not currently expect to pay any cash dividends on our Class A common stock. Any future determination to pay dividends to holders of Class A common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our results of operations, financial condition, capital requirements, restrictions in Holdings’ debt agreements and other factors that our Board of Directors deems relevant. We are a holding company, and substantially all of our operations are carried out by Holdings and its subsidiaries. Accordingly, we cannot pay dividends on our common stock without receiving distributions from Holdings in respect of the LLC Interests we own. To the extent that Holdings pays distributions on its LLC Interests, the Legacy Holders will receive a portion of that distribution that corresponds to their percentage ownership of LLC Interests. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or of our subsidiaries. See “Dividend Policy.”

Risk factors	See “Risk Factors” beginning on page 29 for a discussion of risks you should carefully consider before deciding to invest in our Class A common stock.

Proposed NYSE trading symbol	“CLBR.”

The number of shares of our Class A common stock to be outstanding immediately after the consummation of this offering is based on the membership interests of Holdings as of                , 2018 and does not give effect to                shares of Class A common stock reserved for issuance under the Caliburn International Corporation 2018 Omnibus Equity Incentive Plan (as described in “Executive and Director Compensation—Equity

Incentive Plans and Equity Awards”), consisting of (i)                shares of Class A common stock underlying restricted stock units that we intend to grant to our directors and certain employees, including the named executive officers, shortly following this offering as described in “Executive and Director Compensation—Director Compensation” and “Executive and Director Compensation—Equity Incentive Plans and Equity Awards—IPO Equity Grants to our NEOs,” and (ii)                 additional shares of Class A common stock reserved for future issuance.

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus assumes:

•	the underwriters do not exercise their option to purchase additional shares of Class A common stock; and
•	an initial public offering price of $ per share, which is the mid-point of the range set forth on the cover page of this prospectus.

Summary Combined Pro Forma and Historical Combined Financial Data

The following tables set forth the summary combined pro forma and historical combined financial data for Caliburn Holdings LLC (“Holdings”) and its subsidiaries for the periods and as of the dates indicated. Holdings is the predecessor of Caliburn International Corporation (the “Issuer”) for financial reporting purposes. We do not present summary financial data for the Issuer as it is a newly incorporated entity that has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

We derived the summary unaudited combined pro forma financial data for the year ended December 31, 2017, for the nine months ended September 30, 2017 and 2018 and as of September 30, 2018 from the unaudited combined pro forma financial statements included elsewhere in this prospectus. The combined pro forma statement of income data include adjustments to the historical financial statements of Holdings that give effect to the acquisitions of Janus, CHS and PT&C, the Combination, the Reorganization, our entering into the New Credit Facilities and this offering and the intended use of proceeds therefrom as if they had occurred on January 1, 2017. The combined pro forma balance sheet data give effect to the Reorganization, our entering into the Initial Credit Facilities and the New Credit Facilities and this offering and the intended use of proceeds therefrom as if they had occurred on September 30, 2018. You should read these combined pro forma financial data in conjunction with the information set forth under “Unaudited Combined Pro Forma Financial Information,” which describes these transactions and their related adjustments in greater detail.

We derived the summary historical combined statement of operations data and summary historical combined statement of cash flows data for the years ended December 31, 2016 and 2017 from the audited combined financial statements of Holdings included elsewhere in this prospectus. We derived the summary historical combined statement of operations data and summary historical combined statement of cash flows data for the nine months ended September 30, 2017 and 2018 and the historical summary combined balance sheet data as of September 30, 2018 from the unaudited combined financial statements of Holdings included elsewhere in this prospectus. We prepared those unaudited combined financial statements on the same basis as the audited combined financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to fairly state the financial information set forth in those statements.

Our historical results are not necessarily indicative of the results expected for any future period. You should read the unaudited combined pro forma and summary historical combined financial data set forth below in conjunction with “Capitalization,” “Unaudited Combined Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the combined financial statements and the notes thereto included elsewhere in this prospectus.

	COMBINED PRO FORMA
	YEAR ENDED DECEMBER 31,		NINE MONTHS ENDED SEPTEMBER 30,
(in thousands, except per share data and percentages)	2017		2017		2018
Statement of Operations Data:
Revenue		$784,750		$586,089		$631,176
Cost of revenue		594,686		441,690		496,270

Gross profit		190,064		144,399		134,906
Operating expenses
Indirect expenses		133,016		90,167		82,397
Depreciation and amortization		39,074		29,640		21,152

Income from operations		17,974		24,592		31,357
Other expenses
Interest expense, net		(29,530)		(23,391)		(18,625)
Loss on extinguishment of debt		(725)		—		—
Other income/(expense), net		1,474		815		124

Income (loss) before provision for income taxes		(10,807)		2,016		12,856
Provision (benefit) for income taxes		3,979		1,969		(4,451)
Net income (loss)		(14,786)		47		17,307
Less: Loss attributable to non-controlling interest		$(88)		$(88)		$(230)

Net income (loss) attributable to Caliburn Holdings LLC		$(14,698)		$135		$17,537

Per Share Data:
Net income (loss) per common share:
Basic	$		$		$
Diluted	$		$		$
Weighted average shares outstanding:
Basic
Diluted
Other Data (1):
Adjusted EBITDA		$100,114		$75,593		$85,189
Adjusted EBITDA margin		13%		13%		14%
Adjusted EBITDA less CapEx		$94,819		$71,838		$81,240
Adjusted EBITDA less CapEx Conversion (2)		95%		95%		95%

(1)	Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less CapEx and Adjusted EBITDA less CapEx Conversion are financial measures that are not calculated in accordance with U.S. GAAP. See the section titled “—Non-GAAP Financial Measures” below.
(2)	Calculated as Adjusted EBITDA less CapEx as a percentage of Adjusted EBITDA.

	HOLDINGS HISTORICAL
	YEAR ENDED DECEMBER 31,				NINE MONTHS ENDED SEPTEMBER 30,
(in thousands, except per share data and percentages)	2016		2017		2017		2018
Statement of Operations Data:
Revenue		$513,143		$381,592		$268,813		$591,051
Cost of revenue		436,780		324,232		231,816		471,902

Gross profit		76,363		57,360		36,997		119,149
Operating expenses
Indirect expenses		47,956		47,137		29,655		74,005
Depreciation and amortization		3,471		4,526		2,288		25,853

Income from operations		24,936		5,697		5,054		19,291
Other expenses
Interest expense, net		(8,398)		(9,502)		(6,407)		(21,845)
Loss on extinguishment of debt		—		(725)		—		(5,182)
Other income/(expense), net		(1,355)		(9)		(162)		1,390

Income (loss) before provision for income taxes		15,183		(4,539)		(1,515)		(6,346)
Provision (benefit) for income taxes		9,734		(452)		(878)		(4,258)

Net income (loss)		5,449		(4,087)		(637)		(2,088)

Less: Income (loss) attributable to non-controlling interest		103		15		(38)		(230)

Net income (loss) attributable to Caliburn Holdings LLC		$5,346		$(4,102)		$(599)		$(1,858)

Per Share Data:
Net income (loss) per common share:
Basic	$		$		$		$
Diluted				`
Weighted average shares outstanding:
Basic
Diluted
Other Data: (1)
Adjusted EBITDA		$37,059		$40,211		$24,884		$80,781
Adjusted EBITDA margin		7%		11%		9%		14%

(1)	Adjusted EBITDA and adjusted EBITDA margin are financial measures that are not calculated in accordance with U.S. GAAP. See the section titled “—Non-GAAP Financial Measures” below.

	HOLDINGS HISTORICAL
	YEAR ENDED DECEMBER 31,		NINE MONTHS ENDED SEPTEMBER 30,
(in thousands)	2016	2017	2017	2018
Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$3,964	$(53,556)	$(29,660)	$61,111
Investing activities	(2,557)	(176,637)	(2,346)	(157,050)
Financing activities	$3,951	$233,939	$31,524	$100,866

	AS OF SEPTEMBER 30, 2018
(in thousands)	HISTORICAL	PRO FORMA
Balance Sheet Data:
Cash and cash equivalents	$20,441	$17,941
Net working capital	77,864	2,864
Total assets	619,024	616,524
Total debt	370,138	474,638
Total liabilities	536,489	608,989
Total members’ equity	82,535	7,535

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP, we provide the following “non-GAAP financial measures” as defined under SEC rules:

∎	Adjusted EBITDA (EBITDA plus or minus certain non-cash and other adjusting items);

∎	Adjusted EBITDA margin (Adjusted EBITDA as a percentage of revenue);

∎	Adjusted EBITDA less CapEx; and

∎	Adjusted EBITDA less CapEx Conversion (Adjusted EBITDA less CapEx as a percentage of Adjusted EBITDA).

We believe that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of our operations. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our business that, when viewed with our U.S. GAAP results, provide a more complete understanding of factors and trends affecting our business.

We believe that investors regularly rely on non-GAAP financial measures, such as Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less CapEx and Adjusted EBITDA less CapEx Conversion, to assess operating performance and that such measures may highlight trends in our business that may not otherwise be apparent when relying on financial measures calculated in accordance with U.S. GAAP. In addition, we believe that the adjustments shown below are useful to investors in order to allow them to compare our financial results during the periods shown without the effect of each of these income or expense items. In addition, we believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less CapEx and Adjusted EBITDA less CapEx Conversion are frequently used by securities analysts, investors and other interested parties in the evaluation of public companies in our industry, many of which present these measures when reporting their results.

We provide non-GAAP financial information for informational purposes and to enhance understanding of our U.S. GAAP combined financial statements. You should not consider Adjusted EBITDA and Adjusted EBITDA margin to be alternatives to income from continuing operations or any other performance measure derived in accordance with U.S. GAAP. Rather, you should consider these measures in addition to results prepared in accordance with U.S. GAAP, but not as a substitute for, or superior to, U.S. GAAP results. You should consider the information in addition to, but not instead of or superior to, our financial statements prepared in accordance with U.S. GAAP. It is important to understand that other companies may determine or calculate this non-GAAP financial information differently than we do, limiting the usefulness of those measures for comparative purposes.

Adjusted EBITDA, adjusted EBITDA margin, Adjusted EBITDA less CapEx and Adjusted EBITDA less CapEx Conversion have limitations as analytical tools and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations include:

∎	they do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

∎	they do not reflect changes in our working capital needs;

∎	they do not reflect the interest expense, or the amounts necessary to service interest or principal payments on our outstanding debt;

∎	depreciation and amortization are non-cash expense items reported in our statements of cash flows; and

∎	other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA, adjusted EBITDA margin, Adjusted EBITDA less CapEx and Adjusted EBITDA less CapEx Conversion only as supplemental information.

The following table sets forth, on a pro forma basis, a reconciliation from net income to Adjusted EBITDA and then to Adjusted EBITDA less CapEx Conversion for the periods presented.

	COMBINED PRO FORMA
	YEAR ENDED DECEMBER 31,	NINE MONTHS ENDED SEPTEMBER 30,
(in thousands, except percentages)	2017	2017	2018
Reconciliation:
Net income	$(14,698)	$135	$17,537
Interest expense	29,530	23,391	18,625
Tax	3,979	1,969	(4,451)
Depreciation and amortization	39,074	29,640	21,152

EBITDA	57,885	55,135	52,863
Management and director fees (a)	1,980	1,335	3,115
Change in contingent consideration (b)	644	470	(9,119)
Non-ordinary course and legacy costs:
Acquisition and transaction costs (c)	3,284	909	8,197
Debt extinguishment costs (d)	712	—	—
Losses on legacy contracts (e)	51	—	17,039
Non-recurring professional and legal fees (f)	6,631	4,733	5,814
Restructuring costs:
Non-recurring severance and predecessor company costs (g)	15,265	2,009	5,781
Michael Baker allocations (h)	3,297	3,298	1,867
Costs relating to closed facility (i)	7,125	5,070	(464)
Duplicative services in connection with WPS Contract (j)	1,765	1,157	60
Costs eliminated in transfer of business unit (k)	1,475	1,475	35

Adjusted EBITDA (l)	$100,114	$75,593	$85,189

Adjusted EBITDA Margin	12.8%	12.9%	13.5%

Less: capital expenditures	$5,295	$3,755	$3,949

Adjusted EBITDA less CapEx	$94,819	$71,838	$81,240
Adjusted EBITDA less CapEx Conversion (m)	94.7%	95.0%	95.4%

(a)	Represents management fees and reimbursable expenses paid to DC Capital pursuant to our existing Management Services Agreement with DC Capital, which will terminate prior to the closing of this offering. Also includes management fees paid to the former owner of PT&C and board of directors’ fees to the former Janus board that were discontinued upon acquisition of PT&C and Janus, respectively.

(b)	Represents adjustments to fair value of contingent consideration associated with acquisitions.

(c)	Represents costs and expenses incurred in connection with acquisitions and financing events.

(d)	Consists of costs incurred in connection with retiring indebtedness that was repaid or refinanced.

(e)	Represents losses incurred due to the following: (i) $11.0 million from a firm fixed price contract for the provision of security cleared engineering and construction services involving renovation of the U.S. embassy in Tel Aviv entered into in 2015. We are generally not pursuing firm fixed price occupied renovation contracts because of the enhanced risk that such contracts entail (see “Management’s Discussion and Analysis of Financial Condition and Results of Operation Results of Operations of Caliburn Holdings, LLC—Caliburn Six Months Ended June 30, 2018 Compared to the Six Months Ended June 30, 2017 – Combined Pro Forma”). (ii) $2.7 million from the calling of a performance bond and associated costs pursuant to the termination of a risk management contract after we determined that we could not continue to perform the contract. This is the only time during the periods presented in our financial statements included herein and subsequent thereto that we have had a performance bond called (see Note 14 to our financial statements included elsewhere in this prospectus for additional information). (iii) $2.7 million of unpaid accounts receivable for two projects in which we acted as subcontractor. As disclosed elsewhere in this prospectus, we are the prime contractor on approximately 92% of our existing contracts and we view non-payment of accounts received by a prime contractor as a non-ordinary course event.

(f)	Substantially all of this category relates to non-ordinary course legal and professional fees incurred in connection with the Afaq matter (see “Business—Legal Proceedings—Afaq Matter”) and the definitization of the initial Balad Base Support Contract that involved an unusual negotiation and cost validation process covering an approximate four-year period.

(g)	Primarily costs related to personnel reductions, non-recurring compensation, and transaction related bonuses paid at acquired companies and expenses related to the administration of the pre-acquisition Janus ESOP structure and equity compensation plan. Costs also include non-recurring severance costs related to reductions in force and non-recurring rebranding costs.

(h)	Prior to the Combination, Sallyport was a subsidiary of Michael Baker, and Sallyport’s statement of operations for these periods includes an allocation of Michael Baker’s selling, general and administrative expenses. Represents overhead costs allocated to Sallyport and non-cash allocated depreciation expense of parent company assets that were discontinued upon Sallyport’s contribution to Caliburn Holdings.

(i)	Consists of costs incurred in connection with closing our Al Mansour facility and carrying costs incurred during the period when the facility was unoccupied prior to closure. Includes integration costs incurred and a restructuring charge associated with a redundant Washington, D.C. area lease.

(j)	Consists of costs relating to Sallyport’s servicing of the Worldwide Protective Services contract, which became duplicative with the services of Janus following the acquisition of Janus.

(k)	Consists of costs of senior management of Professional Services Group, which costs were eliminated upon the transfer of that business unit from Michael Baker to Sallyport in October 2017.

(l)	Does not include $15 million of expected cost savings arising from the Combination. This includes cost savings from identified personnel reductions, renegotiation of professional services contracts, including for insurance and benefits, and reduced occupancy requirements. To date, we have taken definitive measures in respect of $5 million of these costs.

(m)	Calculated as Adjusted EBITDA less CapEx as a percentage of Adjusted EBITDA.

The following table sets forth, on an historical basis, a reconciliation from net income to Adjusted EBITDA for the periods presented.

	HOLDINGS HISTORICAL
	YEAR ENDED DECEMBER 31, 2017		NINE MONTHS ENDED SEPTEMBER 30,
(in thousands, except percentages)	2016	2017	2017	2018
Adjusted EBITDA Reconciliation:
Net income (loss) attributable to Caliburn Holdings LLC	$5,346	$(4,102)	$(599)	$(1,858)
Interest expense	8,398	9,502	6,407	21,845
Tax	9,734	(452)	(878)	(4,258)
Depreciation and amortization	3,471	4,526	2,288	25,853

EBITDA	26,949	9,474	7,218	41,582
Management and director fees (a)	1,076	1,173	925	3,065
Change in contingent consideration (b)	—	—	—	(9,119)
Non-ordinary course and legacy costs:
Acquisition and transaction costs (c)	—	656	103	11,355
Debt extinguishment costs (d)	—	712	—	5,182
Losses on legacy contracts (e)	—	51	—	17,039
Non-recurring professional and legal fees (f)	3,363	5,915	4,733	5,814
Restructuring costs:
Non-recurring severance and predecessor company costs (g)	1,434	5,268	903	4,364
Michael Baker allocations (h)	4,237	3,297	3,298	1,867
Costs relating to closed facility (i)	—	7,125	5,070	(464)
Duplicative services in connection with WPS Contract (j)	—	1,765	1,157	60
Costs eliminated in transfer of business unit (k)	—	1,475	1,475	35

Adjusted EBITDA (l)	$37,059	$36,911	$24,884	$80,781

Adjusted EBITDA Margin	7%	10%	9.3%	13.7%

(a)	Represents management fees and reimbursable expenses paid to DC Capital pursuant to our existing Management Services Agreement with DC Capital, which will terminate prior to the closing of this offering. Also includes management fees paid to the former owner of PT&C and board of directors’ fees to the former Janus board that were discontinued upon acquisition of PT&C and Janus, respectively.

(b)	Represents adjustments to fair value of contingent consideration associated with acquisitions.

(c)	Represents costs and expenses incurred in connection with acquisitions and financing events.

(d)	Consists of costs incurred in connection with retiring indebtedness that is being repaid or refinanced.

(e)	Represents losses incurred due to the following: (i) $11.0 million from a firm fixed price contract for the provision of security cleared engineering and construction services involving renovation of the U.S. embassy in Tel Aviv entered into in 2015. We are generally not pursuing firm fixed price occupied renovation contracts because of the enhanced risk that such contracts entail (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Caliburn Holdings, LLC—Caliburn Nine Months Ended September 30, 2018 Compared to the Nine Months Ended September 30, 2017 – Combined Pro Forma”). (ii) $2.7 million from the calling of a performance bond and associated costs pursuant to the termination of a risk management contract after we determined that we could not continue to perform the contract. This is the only time during the periods presented in our financial statements included herein and subsequent thereto that we have had a performance bond called (see Note 14 to our financial statements included elsewhere in this prospectus for additional information). (iii) $2.7 million of unpaid accounts receivable for two projects in which we acted as subcontractor. As disclosed elsewhere in this prospectus, we are the prime contractor on approximately 92% of our existing contracts and we view non-payment of accounts received by a prime contractor as a non-ordinary course event.

(f)	Substantially all of this category relates to non-ordinary course legal and professional fees incurred in connection with the Afaq matter (see “Business—Legal Proceedings—Afaq Matter”) and the definitization of the initial Balad Base Support Contract that involved an unusual negotiation and cost validation process covering an approximate four-year period.

(g)	Primarily costs related to personnel reductions non-recurring compensation, and transaction related bonuses paid at acquired companies and expenses related to the administration of the pre-acquisition Janus ESOP structure and equity compensation plan. Costs also include non-recurring severance costs related to reductions in force and non-recurring rebranding costs.

(h)	Prior to the Combination, Sallyport was a subsidiary of Michael Baker, and Sallyport’s statement of operations for these periods includes an allocation of Michael Baker’s selling, general and administrative expenses. Represents overhead costs allocated to Sallyport and non-cash allocated depreciation expense of parent company assets that were discontinued upon Sallyport’s contribution to Caliburn Holdings.

(i)	Consists of costs incurred in connection with closing our Al Mansour facility and carrying costs incurred during the period when the facility was unoccupied prior to closure. Includes integration costs incurred and a restructuring charge associated with a redundant Washington, D.C. area lease.

(j)	Consists of costs relating to Sallyport’s servicing of the Worldwide Protective Services contract, which became duplicative with the services of Janus following the acquisition of Janus.

(k)	Consists of costs of senior management of Professional Services Group, which costs were eliminated upon the transfer of that business unit from Michael Baker to Sallyport in October 2017.

(l)	Does not include $15 million of expected cost savings arising from the Combination. This includes cost savings from identified personnel reductions, renegotiation of professional services contracts, including for insurance and bene its, and reduced occupancy requirements. To date, we have taken definitive measures in respect of $5 million of these costs.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider each of the following risk factors, as well as the other information in this prospectus, including our combined financial statements and the related notes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” before deciding whether to invest in shares of our Class A common stock. If any of the following risks actually occurs, our business, results of operations and financial condition may be materially and adversely affected. In that event, the trading price of our Class A common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

Our revenue will be adversely affected if we fail to receive renewal or follow-on contracts or if our clients cancel our existing contracts.

Our contracts are generally for fixed terms, which vary from shorter than one year to greater than five years. Further, many of these contracts include an option to renew such contract at the discretion of the client and also allow the client to terminate the contract for its convenience and without penalty. Our business plan depends in large part on our ability to renew contracts, have clients exercise extension options, or be awarded the replacement contract at the time a given contract terminates. A client may decide not to renew or extend our contract or award us a replacement contract, or decide to terminate an existing contract, for many reasons, including changes in the U.S. federal government budget or spending priorities, concerns about our performance, changes in the scope of the work, and others. There is also a risk that the U.S. federal government has a change in priorities away from our areas of expertise which could reduce the demand for our services. If we fail to renew a contract upon its termination, or if our clients fail to exercise extension options, future revenue and backlog will suffer. If a client elects to terminate a contract for convenience, our revenue and backlog will suffer, and we may not be fully compensated for the expenses we already incurred in performing that contract. Any of the foregoing could have a material adverse effect on our business, revenue, backlog and results of operations.

We derive substantially all of our revenue from contracts with U.S. federal government clients. If our reputation or relationships with U.S. federal government clients were harmed, our business, future revenue and growth prospects could be adversely affected.

We derived 88% of our pro forma revenue during both fiscal year 2017 and the nine months ended September 30, 2018 from contracts with U.S. federal government clients. We expect that U.S. federal government contracts will continue to be the primary source of our revenue for the foreseeable future. Our business, prospects, financial condition or results of operations could be materially harmed if:

∎	we are suspended or debarred from contracting with the U.S. federal government or a significant government agency;

∎	our reputation or relationship with U.S. federal government agencies is impaired; or

∎	these U.S. federal government agencies cease to do business with us or significantly decrease the amount of business they do with us.

Among the key factors in maintaining our relationships with U.S. federal government agencies is our performance on individual contracts and task orders and the strength of the professional relationships our senior management has with clients. If our performance is rated negatively on a government contract, the negative performance may impact our award of future contracts. Further, our reputation and relationship with the U.S. federal government, and in particular with the agencies of the DoD and the DoS, are key factors in maintaining and growing our revenue. Negative press reports or publicity, which could pertain to employee misconduct, conflicts of interest, termination of a contract or task order, poor contract performance, deficiencies in services, reports, products or other deliverables, information security breaches or other aspects of our business or criticisms of the missions that we are supporting, regardless of accuracy, could harm our reputation, particularly with these agencies.

U.S. federal government contracts and subcontracts contain provisions giving U.S. federal government clients a variety of rights that are unfavorable to us, including the ability to terminate a contract at any time for convenience.

U.S. federal government contracts and subcontracts, through flow-down requirements, contain provisions that are unfavorable to us, and these agreements are also subject to laws and regulations that give the U.S. federal government rights and remedies not typically found in commercial contracts. These provisions may allow the U.S. federal government to:

∎	unilaterally terminate existing contracts for convenience as well as for default;

∎	reduce orders under, or otherwise modify, contracts or subcontracts;

∎	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

∎	decline to exercise an option to renew multi-year contracts or issue task orders in connection with multiple award contracts;

∎	suspend or debar us from doing business with the U.S. federal government or with a government agency;

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prohibit future procurement awards with a particular agency as a result of a finding of an organizational conflict of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors;

∎

subject the award of newly awarded contracts to protest by competitors, which may require the contracting U.S. federal government agency or department to suspend our performance pending the outcome of the protest and may also result in a requirement to resubmit offers for the contract or in the termination, reduction or modification of the awarded contract;

∎	terminate our facility security clearances and thereby prevent us from receiving classified contracts and/or contracts that require security clearances;

∎	claim rights in services and systems produced, developed and/or delivered by us; and

∎	prohibit or otherwise restrict the export and/or re-export of our products and services.

If the U.S. federal government terminates a contract for convenience, we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the U.S. federal government terminates a contract for default, we may not even recover those amounts and instead may be liable for excess costs incurred by the government in procuring undelivered items and services from another source. If one of our U.S. federal government clients were to unexpectedly terminate, cancel or decline to exercise an option to renew one or more of our significant contracts or programs, or a contract with one or more of our prime contractor clients, our financial condition, revenue and results of operations would be materially harmed.

Our earnings and profitability may vary based on the mix of the type of contracts we perform and may be adversely affected if we do not accurately estimate or record the expenses, time and resources necessary to satisfy our contractual obligations.

We enter into three types of contracts with our U.S. federal government clients: fixed-price, time-and-material and cost-plus. Each of these types of contracts, to varying degrees, involves the risk that we could underestimate our cost of fulfilling the contract, which could reduce the profit we earn or lead to a financial loss on the contract.

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Fixed-Price Contracts, which represented 32% and 34% of our pro forma revenue during fiscal year 2017 and the nine months ended September 30, 2018, respectively. Under fixed-price contracts, we perform specific tasks for a fixed price. Compared to cost-plus contracts, fixed-price contracts generally offer higher margin opportunities, but involve greater financial risk because we bear the impact of cost overruns. If costs and expenses in connection with a project exceed our estimates, including for reasons beyond our control, we are generally unable to recover any reimbursement for the increased amounts. When making proposals on these types of contracts, we rely heavily on our estimates of costs and timing to complete the associated projects, as well as assumptions regarding technical issues. In each case, our failure to accurately estimate costs or the resources and technology required to perform our contracts or to effectively manage and control our costs during performance could result, and in some instances has resulted, in reduced profits or in losses. Because we assume that risk, an increase in the percentage of fixed-price contracts in our contract mix, whether caused by a shift by U.S. federal government clients toward a preference for fixed-price contracts or otherwise, could increase the risk that we suffer losses if we underestimate the level of effort required to perform the contractual obligations.

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Time-and-Material Contracts, which represented 21% and 11% of our pro forma revenue during fiscal year 2017 and the nine months ended September 30, 2018, respectively. Under time-and-material contracts, we are reimbursed for labor and other expenses at negotiated billing rates. We may be unable to engage workers for the project at or below the agreed rates, in which case we may pay our workers more than the amount we are reimbursed, or fail to hire enough people to perform the agreed services, either of which would adversely affect our financial performance and results of operations.

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Cost-Plus Contracts, which represented 47% and 55% of our pro forma revenue during fiscal year 2017 and the nine months ended September 30, 2018, respectively. Under cost-plus contracts, we are reimbursed for allowable costs and paid a fee, which may be fixed or performance-based. To the extent that the actual costs incurred in performing a cost-reimbursable contract are within the maximum allowable payments under the contract and are allowable under the terms of the contract and applicable regulations, we are entitled to reimbursement of our costs, plus a profit. However, we may not be able to recover costs that exceed the ceiling or are not allowable under the terms of the contract or applicable regulations.

Our profits could be adversely affected if our costs under any of these contracts exceed the assumptions we used in bidding for the contract. Additionally, a change in the type of contract favored by the government could impact our financial results.

In addition, if we improperly record the time, expenses and resources used under our U.S. federal government contracts, we may be subject to audit and any costs definitively found to be improperly allocated to a specific contract may not be reimbursed, while such costs already reimbursed may have to be refunded.

U.S. federal government spending levels for programs supported by us may change or be delayed in a manner that adversely affects our business and future results of operations and limits our growth prospects.

Our business depends upon continued U.S. federal government expenditures on defense, security and support services and other programs that our services help sustain. These expenditures have not remained constant over time. Future levels or timing of expenditures are subject to the legislative process and could place pressure on operating margins in our industry. Congress may also shift authorizations to programs in areas where we do not currently provide services, thereby adversely impacting our future results of operations. Further, our U.S. federal government contracts typically grant the client the right to terminate at will, which may occur if the government does not appropriate funds to pay for our services. A reduction in the amount of services that we are contracted to provide, the incorporation of less favorable terms in existing or future contracts, or the cancelation of existing contracts could adversely affect our business and future results of operations and limit our growth prospects.

Our provision of services under base support contracts at the Balad Air Base in Iraq accounts for a substantial portion of our revenue, and accordingly, a substantial decrease in or elimination of our revenue from those services would adversely affect our business and results of operations.

We received 38% and 34% of our pro forma revenue during fiscal year 2017 and the nine months ended September 30, 2018, respectively, for base support services we performed at Balad Air Base in Iraq. These services include intelligence and surveillance services, logistics and procurement, facilities management, risk management and others to support the Iraqi government’s purchase and operation of F-16 aircraft. We have been providing services at Balad since 2014. We initially provided base support services under a three-year contract that was extended through January 2018. We are currently working under a one-year sole source contract that runs through January 2019. We have received a sole-source request for proposal (“RFP”) on a new contract that will initially run for one year through January 2020, with two six-month options extending performance through January 2021. However, we cannot assure you that we will be successful in extending our arrangements at Balad Air Base on similar terms or at all.

Our provision of base support services at Balad Air Base is subject to the same risks that affect our provision of services to other clients; however, because we depend on this relationship for a substantial portion of our revenue, factors that harm our relationship with the U.S. Air Force (“USAF”) or the Government of Iraq or that reduce or eliminate our revenue from providing these services would adversely affect our business and results of operations. Factors that could lead to a decrease in our revenue from Balad include the following: a deterioration in our relationship with the USAF or the Government of Iraq, serious instability or increased insurgent activity in Iraq, a decision by the U.S. federal government to decrease or eliminate its support for the F-16 program in Iraq, a decision to increase the use of local contractors to provide some or all the services we provide, pricing pressure from competitive bidding for future contracts, the awarding of some or all of the services we perform under the current contract to other providers, and other factors.

The Balad Base Support Contract is subject to definitization, which presents risks to us if our estimates of the fees on that contract are more than what we are ultimately able to realize or if the definitization process takes longer to complete than we currently anticipate.

In January 2018, we were awarded a new contract by the USAF to support the Iraqi Air Force F-16 fleet at Balad Air Base (the “Balad Base Support Contract”). This contract was awarded as an “undefinitized contract action,” which requires us to “definitize” the contract after we begin to provide services. This means we have not agreed with the USAF upon certain contract terms, including the fee associated with the services we provide. Prior to the definitization of the Balad Base Support Contract, we are required to perform the contract work, make deliveries and receive payments reimbursing us for the costs associated with executing the contract, less applicable withholding, from the USAF. For this reason, we are currently only invoicing the USAF for the direct and indirect costs of servicing this contract, less applicable cost withholdings, until such time that we reach an agreement on the terms of the contract, including the applicable fee. To date, we have been recording our revenue associated with the Balad Base Support Contract at an estimated fee that we anticipate realizing upon definitization. While we believe that our current estimated fee is a reasonable approximation of what we will realize upon definitization, when definitization occurs, we will adjust our revenue to date based upon the actual fee negotiated with the USAF, which may be more or less than our current estimate. Accordingly, there can be no assurance that the actual definitized contract fees and allowable costs that we receive under the Balad Base Support Contract will not be substantially less than our current estimates or costs, which could adversely affect our financial condition and results of operations.

We anticipate that the Balad Base Support Contract will be definitized in the fourth quarter of 2018 or the first quarter of 2019. However, the definitization process can be time-consuming and completion can take an extensive period of time. As a result, there can be no assurance that the Balad Base Support Contract will be definitized within this time period, which could adversely affect our financial condition and results of operations.

Failure to comply with the U.S. federal government’s compliance regulations and procurement laws could result in a loss of business, liability for various penalties or sanctions and the results of our operations could be materially and adversely affected.

The business owned and operated by Holdings was formed from the combination in August 2018 of four companies:

∎	Sallyport, which was a subsidiary of Michael Baker, a DC Capital portfolio company that acquired Sallyport in 2011;

∎	Janus, which DC Capital acquired on December 15, 2017;

∎	CHS, which DC Capital acquired on March 22, 2018; and

∎	PT&C, which DC Capital acquired on March 22, 2018.

As a result, our combined business operations have been under common control for less than one year and under Holdings’ ownership for a shorter period. Our efforts to integrate their operations and key functions are ongoing. At present, each of the four entities has different compliance functions, including different policies, that individually cover a range of compliance requirements, but do so in different ways with different reporting mechanics. We are in the process of integrating the compliance functions of the entities under a unified, comprehensive compliance program with a unified reporting function. We cannot assure you when this unification process will be completed. Prior to the completion of that project, we are exposed to the risk of having different approaches to compliance among the four entities, including that the lack of a uniform and centralized compliance function may adversely impact our efforts to ensure compliance with applicable laws and regulations.

Failure to comply with certain control regimes, such as the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), could lead to severe penalties, both civil and criminal, and could include debarment from contracting with the U.S. federal government and serious reputational damage. During the course of and post-Reorganization, as part of a unified, comprehensive compliance program, we will integrate our existing policies and develop a comprehensive and inclusive set of policies to ensure compliance with the broad range of U.S. federal government laws and regulations, including, for example:

∎	laws and regulations that affect how we procure and conduct business under our U.S. federal government contracts;

∎	the FCPA and any applicable sanctions laws and regulations;
∎	the False Claims Act;

∎	the U.S. federal government’s internal audit and investigative agencies’ regulations; and

∎	the anti-corruption laws and regulations of other jurisdictions in which we do business.

There can be no assurance that we will be able to integrate those policies and procedures on our intended timeline or that such actions will not be more costly than expected. We may also need to hire additional personnel to effectuate such changes. Failure to complete these tasks could impair our ability to obtain or retain our U.S. government contracts.

We operate in a number of challenging and politically charged environments, and have been subject to public scrutiny as a result of operating in these areas. Allegations regarding our activities, even when conducted in full compliance with applicable laws, could harm our reputation and adversely impact our share price.

We have been the target of claims, some of them high profile, of wrongdoing and malfeasance. For example, in May 2017 two terminated employees alleged in the press that we had disregarded wrongdoing at the Balad Air Base, and had ultimately terminated those employees for raising concerns about these matters. In May 2017, the House Oversight and Government Reform Committee (the “Committee”) sought information about these allegations, and we cooperated in their inquiry. We retained independent counsel and a human rights consultant to review the allegations, each of whom completed reports concluding that the allegations of wrongdoing were unfounded. While we will not receive formal notice that the Committee is not proceeding with an inquiry, we currently do not believe that any hearings by the Committee will be held on these matters and are pursuing a defamation claim against the two employees who raised these allegations. Our operations expose us to the risk of significant reputational harm, and allegations of impropriety like this, even if they are found to be baseless, have the potential of adversely affecting our business and share price.

In addition, through our medical and humanitarian services business, we are involved in providing medical and daily living services for children who are stopped and taken into custody at the U.S. border. We expect these operations to be a part of our business in the future and our levels of operations in these areas may increase. Our services are currently provided through the Office of Refugee Resettlement (the “ORR”), an office within the Department of Health and Human Services (“HHS”). Historically, ORR cared for unaccompanied minors who illegally crossed the U.S. border while families crossing the border together were placed into custody of the U.S. Immigration and Customs Enforcement (“ICE”), an agency within the Department of Homeland Security (“DHS”). More recently, ORR has provided care for children who were separated from their families pursuant to policies of the current Administration. Pursuant to our contracts with the ORR, we have provided services to care for certain of these separated children. We have not been involved in the separation of children from their families and do not currently provide services to ICE, although we have sought opportunities and may do so in the future. In the past, we have received negative publicity for this work with ORR, and it is possible that we may be subject to such negative publicity in the future as well.

Allegations of impropriety or reports mischaracterizing our activities or criticism of the missions that we are supporting have the potential to cause us reputational harm, which could harm our business and our relationships with suppliers, customers and investors. Any of these could adversely impact our share price.

Our international operations require us to comply with anti-corruption laws and regulations of the United States and various other jurisdictions in which we do business, and violations of these laws and regulations could materially adversely affect our reputation, business, financial condition and results of operations.

Doing business on a worldwide basis requires us to comply with the laws and regulations of the United States and various other jurisdictions, and the failure to successfully comply with these rules and regulations may expose us to various kinds of liability, including but not limited to fines, penalties and reputational damage. These laws and regulations apply to companies, individual directors, officers, employees and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. In particular, our international operations are subject to U.S. and foreign anti-corruption laws and regulations, such as the FCPA. The FCPA prohibits us, and our agents, from providing anything of value to foreign officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment.

As part of our business, we may deal with foreign governments or state-owned business enterprises, the employees and representatives of which may be considered foreign officials for purposes of the FCPA. In addition, we operate in Iraq, Afghanistan and other international locations that have less developed legal systems and/or have elevated levels of corruption as compared to the United States. In such locations, certain U.S. or global companies have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies. We maintain, and are in the process of updating, policies and procedures designed to assist us and our respective employees all over the world in complying with our code of conduct and applicable laws and regulations. Such policies are not yet uniform across our organization. However, we cannot assure you that our policies and procedures have been or will be effective to prevent us, our subsidiaries or our respective employees and agents from violating any laws and regulations. For example, in November 2016, we voluntarily disclosed to the U.S. Department of Justice (the “DoJ”) a potential violation of the FCPA and potentially other U.S. laws related to Afaq Umm Qasr Marine Services Company (“Afaq”), Sallyport’s partner on several USAF contracts at several bases in Iraq, including the Balad Air Base. See “Business—Legal Proceedings—Afaq Matter.”

In addition, from time to time, we may retain or otherwise engage a sales representative, consultant or other form of intermediary to provide some sort of professional services in the promotion of our business in a particular country. Under the terms of our contracts or pursuant to local law, we may also be required to work with foreign suppliers or contractors. We have procedures in place for vetting international agents, partnerships, pursuits and joint venture agreements designed to ensure we comply with applicable anti-corruption laws. However, if we are not in compliance with laws and regulations that apply to our international operations, we may be subject to civil or criminal penalties and other remedial measures, which could adversely affect our business, financial condition and results of operations.

We are exposed to the risk and consequences of violations of anti-corruption laws. Violations of these legal requirements are punishable by criminal fines and imprisonment, civil penalties, disgorgement of profits, injunctions and/or suspension or debarment from U.S. federal government contracts as well as other remedial measures, and could materially adversely affect our reputation, business, financial condition and results of operations. In addition, investigations of any actual or alleged violations of such laws or policies related to us could materially harm our business.

Our international operations are subject to laws and regulations concerning U.S. economic sanctions and export restrictions, the violation of which could subject us to civil or criminal penalties and other remedial measures that could adversely affect our business, financial condition and results of operations.

Our business, and in particular our international operations and activities, are subject to various export controls and trade and economic sanctions laws and regulations, including, but not limited to, the DoS’s International Traffic in Arms Regulations (“ITAR”), the U.S. Commerce Department’s Export Administration Regulations, the U.S. Treasury Department’s Office of Foreign Assets Control’s trade and economic sanctions programs, the DoS’s Nonproliferation Sanctions and similar laws and regulations of other jurisdictions applicable to our business (collectively, the “Trade Controls”). The Trade Controls may prohibit or restrict our ability to, directly or indirectly: (i) export, re-export or provide certain hardware, technical data, technology, software or services to certain countries or persons; or (ii) conduct activities or dealings in or with certain countries that are the subject of comprehensive embargoes (as of the date of this prospectus, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) and/or with individuals or entities that are the subject of Trade Controls-related prohibitions and restrictions. Further, certain of our export activities may require licensing or other authorization, including certain registration and/or reporting requirements, from relevant regulatory authorities. If considered serious by the relevant enforcement agency, violations can potentially result in significant financial penalties and have a material adverse effect on our financial condition and results of operations. We have pending voluntary self-disclosures to the DoS’s Directorate of Defense Trade Controls (“DDTC”) pertaining to the failure to comply with certain reporting requirements under Part 130 of the ITAR, the failure to include a subsidiary on the Company’s ITAR registration, and possible inadvertent dealings with an unauthorized broker. For further detail, see “Business—Legal Proceedings—Voluntary Disclosure and Related Claims.” The outcome of these disclosures will depend on many factors and is challenging to predict.

Our failure to comply with applicable Trade Controls, as well as with other applicable laws and regulations of a similar nature, may expose us to potentially significant negative legal and business consequences, including civil or criminal penalties, government investigations, and financial and reputational harm.

Political destabilization or insurgency in the regions in which we operate may have a material adverse effect on our business and results of operations.

Our business depends in large part on our ability to operate in countries that are either highly unstable or face the risk of substantial future instability, including Iraq, Afghanistan, Libya, and Somalia, among others. During 2017 and the nine months ended September 30, 2018, we received 62% and 55%, respectively, of our pro forma revenue from operations we performed in Iraq and 8% and 4%, respectively, of our pro forma revenue from operations that we performed in Afghanistan.

The level of stability in the countries in which we operate is influenced by the degree of civil unrest in the country, activities taking place within neighboring countries and the actions of their governments, the level of insurgent activity in the region and other factors. There can be no assurance that the countries in which we operate will continue to be stable enough to allow us to operate profitably or at all. Further, the fact that we provide services and products in support of U.S. federal government clients in such countries increases the risk of an incident resulting in injury or loss of life, or damage or destruction of property or an inability to meet our contractual obligations. Unstable conditions or the perception of instability, in a particular country could impair our ability to attract and deploy personnel to perform services there. Insurgent activity in Iraq and Afghanistan has affected installations where we have personnel. For example, in 2014, we evacuated over 1,500 employees from the Balad Air Base during the 2014 ISIS insurgency in Iraq. We were able to leave behind a sufficient staff of security and support services personnel to maintain base operations during that period, but the evacuation and slowdown of operations delayed our ability to provide certain services. In addition, we may be required to increase compensation to our personnel as an incentive to deploy them to unstable regions, be forced to bear increased security costs, or suffer other cost increases, and we may not be able to recover these amounts through our contracts. If we suffer an increase in costs due to instability and are unable to transfer these costs to our clients, our operating margins and results from operations would be adversely affected.

If the U.S. federal government were to change its policy and curtail operations in one or more regions where we operate, our business could be adversely affected.

We provide services in Iraq, Afghanistan and other unstable regions. We depend upon the U.S. federal government to provide financial and other support, including local security, for the service we provide. If the U.S. federal government were to change its policy regarding support for these regions, whether due to increased insurgent activities or destabilization, including civil unrest or a civil war in Iraq or Afghanistan, or deteriorating relationships between the United States and these countries, we may be unable to provide services or our contracts to provide services could be terminated. The U.S. federal government may instead choose to perform the services using military personnel or curtail the services altogether, including our operations under U.S. federal government contracts in a particular location, country or region and to withdraw all or a substantial number of military personnel. Congressional pressure to reduce, if not eliminate, the number of U.S. troops in Iraq and Afghanistan may also lead to U.S. federal government procurement actions that reduce or terminate the services and support we provide in that theater of conflict. Any of the foregoing could adversely affect our operating performance and may result in additional costs and loss of revenue.

If we fail to comply with complex procurement laws and regulations, we could lose business and be liable for various penalties or sanctions.

We must comply with laws and regulations relating to the formation, administration and performance of U.S. federal government contracts, which affect how we conduct business with the U.S. federal government. In complying with these laws and regulations, we may incur additional costs. Any non-compliance could result in the imposition of significant fines and penalties, including contractual damages, and impact our ability to obtain additional business in the future. Among the more significant laws and regulations affecting our business are the following (collectively, the “Procurement Laws”):

∎

the Procurement Integrity Act, which requires evaluation of ethical conflicts surrounding procurement activity and establishing certain employment restrictions for individuals who participate in the procurement process;

∎	the Federal Acquisition Regulation (the “FAR”) and agency supplements to the FAR, which regulate the formation, administration and performance of U.S. federal government contracts;

∎	the Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

∎	the Cost Accounting Standards and Cost Principles, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. federal government contracts;

∎	U.S. export controls, including ITAR and Export Administration Regulations;

∎	the U.S. Treasury Department’s Office of Foreign Assets Control’s various trade and economic sanctions and programs; and

∎	the FCPA and similar worldwide anti-corruption laws, such as the U.K. Bribery Act.

Failure to comply with these laws and regulations can lead to severe penalties, both civil and criminal, which penalties can include suspension or debarment from contracting with the U.S. federal government.

Our U.S. federal government agency clients regularly review our compliance with Procurement Laws and regulations as well as our performance under the terms of our U.S. federal government contracts and subcontracts. In certain of our operations, we have representatives of the federal government on site monitoring our operations. If a government review or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties or administrative sanctions, including (i) termination of contracts, (ii) forfeiture of profits, (iii) cost associated with triggering of price reduction clauses, (iv) suspension of payments, (v) fines and (vi) suspension or debarment from doing business with U.S. federal government agencies.

If we fail to comply with these laws and regulations, we may also suffer harm to our reputation, which could impair our ability to win awards of contracts and subcontracts in the future or receive renewals of existing contracts and subcontracts. If we are subject to civil and criminal penalties and administrative sanctions or suffer harm to our reputation, our current business, future prospects, financial condition or results of operations could be materially harmed.

If we provide a false or fraudulent claim to the U.S. federal government related to our performance of U.S. federal government contracts we may face investigation or prosecution under the civil False Claims Act which can result in lost business, treble damages, civil penalties, and sanctions.

The civil False Claims Act of 1863, as amended (“FCA”), could present substantial risk to our business if we fail to operate in compliance with the FCA. Actions under the FCA may be brought by the U.S. federal government or by other persons on behalf of the government known as “whistleblowers” or relators (who may then share a portion of any recovery).

The FCA provides for treble damages and potentially substantial civil penalties where a contractor presents, or causes to be presented, a false or fraudulent claim to the U.S. federal government for payment or approval. Actions under the FCA frequently assert that a contractor has filed a “false claim” based on either (i) an alleged misrepresentation by the contractor in a representation or certification to the government or (ii) an alleged breach of a contractual requirement by the contractor. Actions under the FCA, in some instances, allege that a contractor committed fraud in the inducement and claim that the entire value of the contract is the measure of damages to the government—an amount that can then be trebled.

In FCA cases, whistleblowers are frequently current or former employees. Private enforcement of fraud claims against contractors on behalf of the U.S. federal government has increased due in part to amendments to the FCA that encourage private individuals to sue on behalf of the government. The FCA also contains anti-retaliation provisions, and it is possible for current or former employees to file an FCA retaliation claim without filing claims in the name of the U.S. federal government.

FCA actions filed by whistleblowers are typically filed under seal to allow the U.S. federal government the opportunity to investigate the allegations and determine whether to intervene in the case. If the government intervenes, it takes over prosecution of the allegations, and if the government declines to intervene, the whistleblower may prosecute the case in the government’s name. The U.S. federal government investigations used to make the intervention determination typically use either administrative subpoenas or civil investigative demands to require contractors to produce documents or make witnesses available. Because the cases are filed under seal, it is possible for FCA complaints to be filed and pending in court and for the contractors involved to have no formal notice or indication that the claim has been filed until the seal is lifted—typically when the U.S. federal government makes its intervention decision. Intervention decisions can in some instances be months or years after the original complaint is filed. It is possible that FCA claims have been filed by whistleblowers and remain under seal at this time.

If we fail to comply with the FCA, we may also suffer harm to our reputation, which could impair our ability to win awards of contracts and subcontracts in the future or receive renewals of existing contracts and subcontracts. In addition, investigations of any actual or alleged violations of the FCA could have a material adverse effect on our financial condition and results of operations. See “Business—Legal Proceedings—Qui Tam Claims.”

Our employees or subcontractors may engage in misconduct or other improper activities, which could cause us to lose clients or lead to our suspension or debarment from contracting with the U.S. federal government.

Should an employee, subcontractor or agent commit fraud or should other misconduct occur, such an occurrence could have an adverse impact on our business and reputation. Misconduct by employees, subcontractors or joint venture partners could involve security breaches or intentional failures to comply with applicable laws, including U.S. federal government procurement regulations, legislation regarding the pricing of labor and other costs in government contracts, laws and regulations relating to environmental, health or safety matters, regulatory or internal policy requirements for handling of sensitive, classified or otherwise protected information, or anti-corruption laws, including the Anti-Kickback Act. Employee misconduct could also involve improper release or use of our clients’ sensitive or classified information, which could result in regulatory sanctions against us and serious harm to our reputation. These actions could lead to civil, criminal and/or administrative penalties (including fines, imprisonment, suspension and/or debarment from performing U.S. federal government contracts) and harm our reputation. The precautions we take to prevent and detect such activity may not be effective in controlling unknown or unmanaged risks or losses. We have voluntarily disclosed to the DoJ a potential violation of the FCPA and other U.S. laws by Afaq, our former subcontractor, relating to alleged promises made by Afaq to pay Iraqi government officials in exchange for those officials naming Sallyport as a provider of services at the Balad Air Base, see “Business—Legal Proceedings—Afaq Matter.” Investigations into these matters are ongoing and it is too early to know whether there were any violations and, if so, what the consequences may be.

Our business operations involve considerable risks and hazards. An accident or incident involving our employees or third parties could harm our reputation, affect our ability to compete for business and, if we are not adequately insured or indemnified, could adversely affect our results of operations and financial condition.

Our business involves providing services that require some of our employees to operate in countries that may be experiencing political unrest, war or terrorism. As a result, during the course of such deployments we are exposed to liabilities arising from accidents or incidents involving our employees or third parties and in the past, incidents related to these risks have caused injury to our employees. Any of these types of accidents or incidents could involve significant potential injury or other claims by employees and/or third parties. It is also possible that we will encounter unexpected costs in connection with additional risks inherent in sending our employees to dangerous locations, such as increased insurance costs, as well as the unexpected repatriation of our employees or executives for reasons beyond our control. We maintain insurance policies that mitigate risk and potential liabilities related to our operations. Our insurance coverage may not be adequate to cover those claims or liabilities, and we may be forced to bear substantial costs from an accident or incident. Substantial claims in excess of our related insurance coverage could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

Furthermore, any accident or incident for which we are liable, even if fully insured, may result in negative publicity that could adversely affect our reputation among our employees, clients and the public, which could result in our losing existing and future contracts, make it more difficult to compete effectively for future contracts or make it more difficult or more expensive to hire the people needed to service our contracts. This could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

The competitive bidding process can impose substantial constraints and costs upon us and may lead to lower revenue and profitability or result in delays caused by protests or challenges of contract awards.

We derive significant revenue from U.S. federal government contracts that are awarded through competitive bidding processes. We expect that a significant portion of our future business will also be awarded through competitive bidding. Competitive bidding presents a number of risks, including:

∎	bidding on programs in advance of the completion of their design, which may result in unforeseen difficulties in execution or cost overruns;

∎	substantial cost and managerial time and effort to prepare bids and proposals for contracts that may not be awarded to us, which may result in reduced profitability;

∎	failing to accurately estimate the resources and cost structure that will be required to service any contract we are awarded;

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changes to client bidding practices or U.S. federal government reform of its procurement practices, which may alter the prescribed contract requirements relating to contract vehicles, contract types and consolidations;

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changes in policy and goals by the U.S. federal government providing set-aside funds to small businesses, disadvantaged businesses and businesses that satisfy certain other socio-economic requirements in the allocation of contracts; and

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incurring expenses and delays due to a competitor’s protest or challenge of contract awards made to us, including the risk that any such protest or challenge could result in the resubmission of bids on modified specifications or in the termination, reduction or modification of the awarded contract, which may result in reduced profitability.

In addition, the U.S. federal government budget environment has at times led an increasing number of our clients to focus on cost as a key component of the procurement evaluation process. This focus has increased competitive pricing pressures, which could result in a reduction to the profits we could potentially earn on our U.S. federal government contracts. A constrained budgetary environment for our clients may lead to additional pricing pressures, which may require us to further reduce our prices in order to successfully bid for contracts, thereby adversely affecting our earnings and profitability.

Budgetary pressures and reforms in the procurement process have caused many U.S. federal government clients to purchase goods and services through multiple award IDIQ contracts and other multiple award and/or government -wide acquisition contract vehicles. These contract vehicles require that we make sustained post-award efforts to obtain task orders under the relevant contract. There can be no assurance that we will obtain revenue or otherwise sell successfully under these contract vehicles.

If we are unable to win particular contracts that are awarded through the competitive bidding processes, in addition to the risk that our financial condition and results of operations may be adversely affected, we may be unable to operate in the market for services that are provided under those contracts for a number of years. Even if we win a particular contract through competitive bidding, our profit margins may be reduced due to the costs incurred as a result of the procurement process. Furthermore, the competitive bidding process may require us to decrease the margin by which we expect our bid price to exceed our costs.

The failure by the U.S. Congress to approve budgets on a timely basis for the U.S. federal government agencies we support could delay procurement of our services and cause us to lose future revenue.

On an annual basis, the U.S. Congress must approve budgets that govern spending by the federal agencies that are our clients. In years when the U.S. Congress is not able to complete its budget process before the end of the U.S.

federal government’s fiscal year on September 30, the U.S. Congress typically funds government operations pursuant to a continuing resolution, which allows U.S. federal government agencies to operate at spending levels approved in the previous budget cycle. When the U.S. federal government operates under a continuing resolution, it may delay funding we expect to receive from clients on work we are already performing and often results in new initiatives being delayed or, in some cases, canceled. The U.S. federal government’s failure to complete its budget process or to fund government operations pursuant to a continuing resolution may result in a U.S. federal government shutdown. U.S. federal government shutdowns may also occur, and have been threatened, in connection with other disputes and impasses in government policy. A shutdown of the U.S. federal government could cause us to have to delay work or limit the scope of our work, could lead to us being paid more slowly, and could result in fewer contracts being available to us.

In addition, under the Budget Control Act of 2011, as amended, an automatic sequestration process, or across-the-board budget cuts (a large portion of which was defense-related), was triggered when the Joint Select Committee on Deficit Reduction, a committee of twelve members of the U.S. Congress, failed to agree on a deficit reduction plan for the U.S. federal government budget. Although the Bipartisan Budget Act of 2013, as amended, provided some sequester relief until the end of 2017, absent additional legislative or other remedial action, the sequestration requires reduced U.S. federal government spending from 2017 through 2025. A significant reduction in U.S. federal government spending or a change in budgetary priorities could reduce demand for our services, cancel or delay federal projects and result in the closure of federal facilities and significant personnel reductions, any or all of which could have a material adverse effect on our results of operations and financial condition.

Unfavorable U.S. federal government audits or results of other investigations could subject us to penalties or sanctions, adversely affect our profitability, harm our reputation and relationships with our clients or impair our ability to win new contracts.

The Defense Contract Audit Agency (“DCAA”), Defense Contract Management Agency (“DCMA”) and other U.S. federal government agencies routinely audit and investigate government contracts and contractor systems. These agencies review our contract performance, cost structure and compliance with applicable laws, regulations and standards on an annual basis. Additionally, beginning in the third quarter of 2018, because a substantial part of our revenue comes from the U.S. federal government, we expect the DCAA to establish a presence in our Company to facilitate regular reviews and audits of our Company. The DCAA and DCMA also review the adequacy of, and compliance with, internal control systems and policies, including accounting, purchasing, estimating, compensation and management information systems. Allegations of impropriety or deficient controls could harm our reputation or influence the award of new contracts. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while such costs already reimbursed must be refunded. If any of our internal control systems or policies is found to be non-compliant or inadequate, payments may be withheld or suspended under our contracts, or we may be subject to increased U.S. federal government scrutiny and approval requirements that could delay or adversely affect our ability to invoice and receive timely payment for services we perform on our contracts. Adverse findings by DCAA or DCMA may also impair our ability to compete for and win new contracts with the U.S. federal government. As a result, a DCAA or DCMA audit could materially affect our competitive position and result in a substantial adjustment to our revenue and adversely affect our profitability.

We may not receive the full amount authorized under our contracts, and we may not accurately estimate our contract backlog, either of which could adversely affect our future revenue and growth prospects.

Contract backlog consists of that portion of uncompleted work represented by signed contracts and/or approved task orders, and for which the procuring agency has appropriated and allocated the funds to pay for the work and incrementally, that portion of contract value for which options have not yet been exercised or task orders have not been approved. Our backlog was $2.2 billion as of December 31, 2017 and $2.2 billion as of September 30, 2018. U.S. federal government agencies operate under annual fiscal appropriations and fund various contracts only on an incremental basis. In addition, our clients may terminate contracts at will or not exercise option years. Our ability to realize revenues from our backlog depends on the availability of funding from various U.S. federal government agencies; therefore, no assurance can be given that all backlog will be realized. Our estimates are based on our experience on similar contracts; however, there can be no assurance that we will recognize all, or any, of this estimated contract revenue.

We historically have not realized all of the revenue included in our total contract backlog, and expect this to continue in the future. There is a somewhat higher degree of risk in this regard with respect to unfunded contract backlog (which represents the significant majority of our backlog), since it contains management’s estimate of amounts expected to be realized on unfunded contract work that the U.S. federal government may never fund or complete. In addition, there can be no assurance that our contract backlog will result in actual revenue in any particular period, or at all, because the actual receipt, timing and amount of revenue under contracts included in the contract backlog are subject to numerous uncertainties, such as congressional appropriations, many of which are beyond our control. In particular, delays in the completion of the U.S. federal government’s budgeting process and the use of continuing resolutions could adversely affect our ability to timely recognize revenue under our contracts included in the contract backlog. Furthermore, the actual receipt of revenue from contracts included in the contract backlog may never occur or may be delayed because a program schedule could change or the program could be canceled and/or a contract’s funding or scope could be reduced, modified, delayed or terminated early, including as a result of a lack of appropriated funds or as a result of cost cutting initiatives and other efforts to reduce U.S. federal government spending. If we fail to realize as revenue those amounts included in our contract backlog, our future revenue and growth prospects may be adversely affected.

Our IDIQ contracts are not firm orders for services, and we may generate limited or no revenue from these contracts which could adversely affect our operating performance.

IDIQ contracts are typically awarded to multiple contractors and the award of an IDIQ contract does not represent a firm order for services. Generally, under an IDIQ contract, the U.S. federal government is not obligated to order a minimum of services or supplies from its contractor, irrespective of the total estimated contract value. Furthermore, under a multi-award IDIQ program, the client develops requirements for task orders that are competitively bid against all of the contract awardees. However, many contracts also permit the U.S. federal government client to direct work to a specific contractor. We may not win new task orders under these contracts for various reasons, including price, past performance and responsiveness, among others, which would have an adverse effect on our operating performance and may result in additional expenses and loss of revenue. There can be no assurance that our existing IDIQ contracts will result in actual revenue during any particular period or at all.

The U.S. federal government may change its procurement or other practices in a manner adverse to us.

The U.S. federal government may change its procurement practices or adopt new contracting laws, rules or regulations and cost accounting standards. For example, it could change its preference for procurement methods and/or contract type in a manner that is unfavorable to contractors in our industry generally. Any such change could potentially place greater pressure on our profit margins and could materially harm our financial condition and results of operations. In addition, aspects of the U.S. federal government’s procurement system, such as the number of acquisition personnel available to support the workload imposed by protests, could exacerbate delays in the procurement decision-making process, thus delaying our ability to generate revenue from proposals and awards. The U.S. federal government could also adopt new socio-economic and other acquisition requirements, which could restrict our ability to bid on certain contracts and reduce our revenue opportunities. Any new contracting methods could be costly or administratively difficult for us to satisfy and, as a result, could cause actual results to differ materially and adversely from those anticipated.

If we are unable to successfully identify suitable acquisition candidates and integrate companies we acquire into our operations on a timely basis, our profitability could be negatively affected.

One of our key operating strategies is to selectively pursue acquisitions, and we expect that acquisitions will result in certain business opportunities and growth prospects. We have made a number of acquisitions in the past, continue to evaluate potential acquisitions on an ongoing basis and expect that a significant portion of our future revenue growth will continue to come from such transactions. However, we may never realize these expected business opportunities and growth prospects because we may experience increased competition that limits our ability to expand our business, our assumptions underlying estimates of expected cost savings may be inaccurate or general industry and business conditions may deteriorate.

Acquisitions involve numerous risks, including, but not limited to:

∎	we may not be able to identify suitable acquisition candidates at prices we consider attractive;

∎	we may not be able to compete successfully for identified acquisition candidates, complete future acquisitions or accurately estimate the financial effect of acquisitions on our business;

∎	future acquisitions may require us to spend significant cash and incur additional debt, resulting in additional leverage;

∎	we may have difficulty retaining an acquired company’s key employees or clients;

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we may have difficulty integrating acquired businesses, resulting in unforeseen difficulties, such as incompatible accounting, information management or other control systems, or the need to significantly update and improve the acquired business’s systems and internal controls;

∎	we may assume potential liabilities for actions of the target before the acquisition, including as a result of a failure to comply with applicable laws;

∎	we may be unable to maintain or renew any of the U.S. federal government contracts of businesses we acquire;

∎	acquisitions may disrupt our business or divert our management from other responsibilities;

∎	current operating and financial systems and controls may be inadequate to deal with our growth; and

∎	as a result of an acquisition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings.

If these factors limit our ability to integrate the operations of our acquisitions successfully or on a timely basis, we may not meet our expectations for future results of operations. In addition, our growth and operating strategies for businesses we acquire may be different from the strategies that such target businesses currently are pursuing. If our strategies are not the proper strategies for a company we acquire, it could have a material adverse effect on our business, financial condition and results of operations. Further, there can be no assurance that we will be able to maintain or enhance the profitability of any acquired business or consolidate the operations of any acquired business to achieve cost savings.

In addition, there may be liabilities that we fail, or are unable, to discover in the course of performing due diligence investigations on each company or business we have already acquired or may acquire in the future. Such liabilities could include those arising from employee benefits contribution obligations of a prior owner or non-compliance with, or liability pursuant to, applicable federal, state or local environmental requirements by prior owners for which we, as a successor owner, may be responsible. In addition, there may be additional costs relating to acquisitions including, but not limited to, possible purchase price adjustments. There can be no assurance that rights to indemnification by sellers of assets to us, even if obtained, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

Goodwill represents a significant asset on our balance sheet, and changes in future business conditions could cause these investments to become impaired, requiring substantial write-downs that would reduce our operating income.

As of September 30, 2018, our goodwill was $220 million. The amount of our recorded goodwill may substantially increase in the future as a result of any acquisitions that we make. We evaluate the recoverability of recorded goodwill amounts annually, or when evidence of potential impairment exists. Impairment analysis is based on several factors requiring judgment and the use of estimates, which are inherently uncertain and based on assumptions that may prove to be inaccurate. Additionally, material changes in our financial outlook, as well as events outside of our control, such as deteriorating market conditions for companies in our industry, may indicate a potential impairment. When there is an impairment, we are required to write down the recorded amount of goodwill, which is reflected as a charge against operating income.

Failure to properly manage projects may result in additional costs or claims.

Our engagements often involve large scale, highly complex projects. The quality of our performance on such projects depends in large part upon our ability to manage relationships with our clients and to effectively manage the project and deploy appropriate resources, including third-party contractors and our own personnel in a timely manner. Any failure to meet clients’ expectations could result in claims for substantial damages against us or the termination of our contracts. Our contracts generally limit our indemnification obligations to our clients to damages that arise from negligent acts, error, mistakes or omissions in rendering services to our clients. However, we cannot be sure that these contractual provisions will protect us from all liability for damages in the event we are sued. In addition, in certain instances, we guarantee clients that we will complete a project by a scheduled date. If the project experiences a performance problem, we may not be able to recover the additional costs we may incur, which could exceed revenue realized from a project. Finally, if we underestimate the resources or time we need to complete a project with capped or fixed fees, our financial condition and results of operations could be materially adversely affected.

Many of our contracts require us to maintain minimum insurance coverage levels. The unavailability or cancellation of these third-party insurance coverages could increase our overall risk exposure as well as disrupt the management of our business operations.

We maintain insurance coverage with third-party insurers as part of our overall risk management strategy and because some of our contracts require us to maintain specific insurance coverage limits. However, not every risk or liability is or can be protected by insurance, and, for those risks we insure, insurance is expensive and the limits of coverage we purchase or that are reasonably obtainable in the market may not be sufficient to cover all actual losses or liabilities incurred. If any of the third-party insurers fail, suddenly cancel our coverage or otherwise are unable to provide adequate insurance coverage, then our overall risk exposure could increase and the management of our business operations could be disrupted. If liability claims or losses exceed our current or available insurance coverage, our business, financial position, operating results and prospects may be harmed. Regardless of the adequacy of our liability insurance coverages, any significant claim could have a material adverse effect on our business, industry reputation, prospects, financial condition and results of operations. In addition, there can be no assurance that any of our insurance coverage will be renewable or obtainable on commercially reasonable terms or at all upon the expiration of the applicable coverage period.

The nature of our business exposes us to potential liability claims and contract disputes, and we may be involved in claims or litigation in domestic and foreign courts that exceed our coverage or may not be covered by insurance and consequently could negatively impact our business, results of operations and financial condition.

We engage in large-scale program management at facilities where accidents or systems failures have in the past or may in the future result in substantial injury, damage, and other significant consequences, exposing us to legal proceedings, investigations and disputes. Our business involves professional judgments regarding rapid response for operations, maintenance and repair, classified engineering, fire and emergency services, risk management and environmental services. Because our projects are often large and complicated and may involve the use and handling of hazardous chemicals and wastes, our failure to make judgments and recommendations in accordance with applicable laws and professional standards could result in large damages. Any such accident or failure at a site where we provide services could result in significant liability, warranty and other claims against us, regardless of whether our services caused the incident. Further, the services we provide and projects we work on expose us to additional risks, including, but not limited to, personal injuries, property damage, permitting delays, work stoppages, labor disputes, weather problems and unforeseen engineering, architectural, environmental and geological problems, each of which could significantly impact our business, results of operations and financial condition.

In the event of a dispute arising internationally, we may be subject to the exclusive jurisdiction of a foreign court or panel or may not be successful in subjecting foreign persons to the jurisdiction of the courts in the U.S. We may also be hindered or prevented from enforcing our rights with respect to a government entity or instrumentality because of the doctrine of sovereign immunity. In addition, in the event that a foreign court decides against us, and we are unable to obtain indemnification from the U.S. federal government, we may incur substantial costs, which could have a material adverse effect on our business, prospects, financial condition and results of operations. For instance, as described under “Business—Legal Proceedings—Afaq Matter,” we are currently engaged in litigation in Iraqi national courts regarding our contractual relationship with a former subcontractor.

We are, and may from time to time become, involved in litigation and other legal proceedings. Claims have in the past and may in the future include those by former disgruntled employees, contract disputes, injury and other matters. Any such claims could be costly, subject us to negative publicity or divert management attention. See “Business – Legal Proceedings.”

We face aggressive competition that can impact our ability to obtain contracts and therefore affect our future revenue and growth prospects.

We operate in highly competitive markets and generally encounter significant competition to win contracts. Many of our competitors are larger companies, or divisions of larger companies, that have greater name recognition, financial resources and larger technical staffs than we do. We also compete with smaller, more specialized companies that are able to concentrate their resources on particular areas. To remain competitive, we must provide superior service and performance on a cost-effective basis. Our competitors may be able to provide our clients with different or greater capabilities or more favorable contract terms than that we can provide, including technical qualifications, past contract experience, geographic presence, price and the availability of qualified professional personnel. In particular, increased efforts by our competitors to meet U.S. federal government requirements for efficiency and cost reduction may necessitate that we become more competitive with respect to price, and thereby potentially reduce our profit margins, in order to win or maintain contracts. In addition, our competitors may consolidate or establish teaming or other relationships among themselves or with third parties to increase their ability to address clients’ requirements.

Our estimate of our Peer Group’s Adjusted EBITDA is based on publicly available financial data and may include adjustments not made by our Peer Group or include adjustments that our Peer Group have not publicly disclosed.

We compare our performance to that of our Peer Group by analyzing their Adjusted EBITDA in comparison to our Adjusted EBITDA. When we compare our Adjusted EBITDA to our Peer Group, we calculate their Adjusted EBITDA to make adjustments for what we believe to be most comparable to our adjustments based on publicly available information. We believe that the financial data that we used in calculating our Peer Group’s Adjusted EBITDA margin comprises all relevant publicly disclosed information. Nevertheless, we cannot assure you that our calculations include adjustments not made by our Peer Group or include adjustments that our Peer Group have not publicly disclosed. To the extent that we have not made all comparable adjustments, our Peer Group’s performance may be understated in comparison to our performance.

Our success depends on our ability to retain key personnel, including our management team, and recruit and retain employees with the necessary skill sets, and in certain circumstances, the ability to obtain security clearances.

Our future success significantly depends on the continued services, experience and performance of our key management personnel as well as key employees. The loss of any key members of management or employees could negatively affect our ability to execute our business strategy. In addition, our future success also depends on our continuing ability to identify, hire, train and retain qualified business development personnel, engineers, architects, subject matter experts and other professional services and managerial personnel as well as employees who have advanced engineering, IT and technical services skills and who work well with our clients in a U.S. federal government or defense-related environment. Competition for skilled personnel is intense and competitors aggressively recruit key employees, which can result in a longer hiring process for key personnel. In addition, many U.S. federal government programs require contractors to have security clearances. Depending on the level of required clearance, security clearances can be difficult and time-consuming to obtain and personnel with security clearances are in great demand.

We provide services in a number of different jurisdictions with different legal, regulatory and language requirements. This requires us to seek out and engage personnel in these jurisdictions that have the necessary legal, regulatory and language expertise. Identifying qualified personnel may be very difficult, and such personnel may not be readily available or may not be cost effective. Should we be unable to find properly trained and experienced personnel, we will be unable to provide services in such jurisdictions, which could adversely affect our business, financial condition and results of operations. Our international transactions can also involve increased financial and legal risks arising from foreign exchange rate variability, imposition of tariffs or additional taxes, restrictive trade policies, any delay or failure to collect amounts due to us and differing legal systems.

Our ability to maintain and grow our business and financial performance could be adversely affected if we cannot recruit and retain, or if we are required to substantially increase our labor costs to recruit and retain, such qualified personnel and employees. Furthermore, to the extent that we are unable to hire sufficient qualified employees to staff our contracts, we may be required to engage larger numbers of contracted personnel, which could reduce our profit margins. In addition, some of our contracts contain provisions requiring us to commit to staff a program with certain personnel the client considers key to our successful performance under the contract. In the event we are unable to provide such key personnel or acceptable substitutions, the client may terminate the contract and we may not be able to recover certain incurred costs.

We may not be able to obtain or maintain the licenses, authorizations and permits necessary for the successful operation of our business.

We operate in a highly regulated environment and are required under various federal and state laws of the U.S. and certain foreign jurisdictions to obtain and maintain licenses, authorizations and permits for the conduct of our business. For example, we maintain a business license with the Iraqi Ministry of Trade and security licenses with the Iraqi Ministry of Interior and similar licenses in Libya and Afghanistan. Our licenses, authorizations and permits contain various requirements that we must comply with in order to maintain such licenses, authorizations and permits. If we do not maintain the licenses, authorizations and permits necessary to provide our services, our operations may be suspended or terminated in the relevant jurisdictions, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, there can be no assurance that any given license, authorization or permit will be deemed sufficient by the relevant government authorities to fully cover our current activities conducted in reliance on such license, authorization or permit. Changes in the requirements imposed by various government authorities may lead us to expend significant resources in order to achieve and maintain compliance with our licenses, authorizations and permits. Additionally, we may face delays in having a license, authorization or permit that we require for the conduct of our business renewed, including for reasons beyond our control. Any failure to abide by regulations relating to our business may result in the termination or non-renewal of contracts, civil fines or criminal penalties, and any suspension or termination of operations or civil or criminal actions could have a material adverse effect on our business, financial condition and results of operations.

Changes in our effective tax rate and tax positions may vary.

We are subject to income taxes in the U.S. and several foreign jurisdictions. A change in tax laws, treaties or regulations, or their interpretation, in any country in which we operate could result in a higher tax rate on our revenue, which could have a material impact on our net income and cash flows from operations. In addition, significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Our tax estimates and tax positions could be materially affected by many factors including the introduction of new tax accounting standards, legislation, regulations and related interpretations, our global mix of earnings, the realizability of deferred tax assets and changes in uncertain tax positions. A significant increase in our tax rate could have a material adverse effect on our business, results of operations and financial condition.

The Revolving Credit Facility and Term Loan Facilities impose significant operating and financial restrictions on us and our subsidiaries that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

The Credit Agreement governing our Revolving Credit Facility and Term Loan Facilities contains covenants that restrict our and our subsidiaries’ ability to take various actions, such as:

∎	incur or guarantee additional indebtedness or issue certain disqualified or preferred stock;

∎	pay dividends or make other distributions on, or redeem or purchase, any equity interests or make other restricted payments;

∎	make certain acquisitions or investments;

∎	create or incur liens;

∎	transfer or sell assets;

∎	incur restrictions on the payments of dividends or other distributions from our restricted subsidiaries;

∎	alter the business that we conduct;

∎	enter into transactions with affiliates; and

∎	consummate a merger or consolidation or sell, assign, transfer, lease or otherwise dispose of all or substantially all of our assets.

The restrictions in the Credit Agreement governing our Revolving Credit Facility and Term Loan Facilities also limit our ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans and adversely affect our ability to finance our operations, enter into acquisitions or to engage in other business activities that could be in our interest.

We use estimates in recognizing revenue, and if we make changes to these estimates, our profitability may be adversely affected.

Revenue from our fixed-price contracts is primarily recognized using the percentage-of-completion method or on the basis of partial performance towards completion. These methodologies require estimates of total costs at completion, fees earned on the contract, or both. This estimation process, particularly due to the technical nature of the services performed and the long-term nature of certain contracts, is complex and involves significant judgment. Adjustments to original estimates are often required as work progresses, experience is gained and additional information becomes known, even though the scope of the work required under the contract may not change. Any adjustment as a result of a change in estimate is recognized as events become known. Changes in the underlying assumptions, circumstances or estimates could result in adjustments that may adversely affect our future financial results.

If we cannot collect our receivables or if payment is delayed, our business may be adversely affected by our inability to generate cash flow, provide working capital or continue our business operations.

We depend on the timely collection of our receivables to generate cash flow, provide working capital and continue our business operations. If the U.S. federal government fails to pay or delays the payment of invoices for any reason, our business and financial condition may be materially and adversely affected. The U.S. federal government may delay or fail to pay invoices for a number of reasons, including lack of appropriated funds, lack of an approved budget, or as a result of audit findings by U.S. federal government regulatory agencies.

We may be harmed by intellectual property infringement claims and our failure to protect our intellectual property could enable competitors to market products and services with similar features.

Our business operations rely principally on trade secrets to protect our intellectual property. We attempt to protect our trade secrets by entering into confidentiality and intellectual property assignment agreements with third parties, our employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. In addition, others may independently discover our trade secrets and proprietary information and in such cases we could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using our trade secret is difficult, expensive and time consuming, and the outcome is unpredictable. If we are unable to protect our intellectual property, our competitors could market services or products similar to our services and products, which could reduce demand for our offerings. Any litigation to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others could result in substantial costs and diversion of resources, with no assurance of success.

In addition, U.S. federal government contracts typically contain provisions that allow the U.S. federal government to claim rights, including intellectual property rights, in products and data developed and/or delivered under such agreements. We may not have the right to prohibit the U.S. federal government from using or disclosing certain technologies developed by us, and we may not be able to prohibit third party companies, including our competitors, from using those technologies commercially or in providing products and services to the U.S. federal government. The U.S. federal government generally takes the position that it has an unlimited right to royalty-free use of technologies that are developed under U.S. federal government contracts.

We may become subject to claims from our employees or third parties who assert that software and other forms of intellectual property that we use in delivering services and solutions to our clients infringe upon intellectual property rights of such employees or third parties. Our employees develop some of the software and other forms of intellectual property that we use to provide our services and solutions to our clients, but we also license technology from other vendors. If our employees, vendors or other third parties assert claims that we or our clients are infringing on their intellectual property rights, we could incur substantial costs to defend against those claims. If any of these infringement claims are ultimately successful, we could be required to cease selling or using products or services that incorporate the challenged software or technology, obtain a license or additional licenses from our employees, vendors or other third parties or redesign our products and services that rely on the challenged software or technology.

We have contracts with the U.S. federal government that are classified, which may limit investor insight into portions of our business.

We currently derive and expect to continue to derive a small portion of our revenue from programs with the U.S. federal government that are subject to security restrictions (classified programs), which preclude the dissemination of information that is classified for national security purposes. We are limited in our ability to provide information about these classified programs, their risks or any disputes or claims relating to such programs. As a result, investors have less insight into our classified programs than our other businesses and therefore less ability to fully evaluate the risks related to our classified business.

The U.S. federal government may prefer minority-owned, small and small disadvantaged businesses; therefore, we may have fewer opportunities for which to bid.

As part of the Small Business Administration set-aside program, the U.S. federal government may decide to limit certain procurements only to bidders that qualify as minority-owned, small, or small disadvantaged businesses. This would cause us to be ineligible to perform as a prime contractor on those programs and would restrict us to a maximum of 49% of the work as a subcontractor. An increase in the amount of procurements under the Small Business Administration set-aside program may impact our ability to bid on new procurements as a prime contractor or restrict our ability to recompete on incumbent work that is placed in the set-aside program. An increase in set-aside work, even when we are successful in teaming with a small business, could result in less revenue and profit for us.

Our business could be negatively impacted by cybersecurity threats and other security threats and disruptions.

As a commercial and U.S. federal government contractor, we face certain security threats, including threats to our IT infrastructure, attempts to gain access to our proprietary or classified information, threats to physical security and possible terrorism events. Our IT networks and related systems are critical to the operation of our business and essential to our ability to successfully perform day-to-day operations. We also rely upon third party IT systems for certain clients, which generally face similar security threats. Cybersecurity threats in particular are persistent, evolve quickly and include, but are not limited to, computer viruses, attempts to access, alter, or destroy information, denial of service and other information technology security events, and can include both insider and external threats, and result from unintentional or intentional acts. We believe we have implemented reasonable measures to mitigate potential material risks, but there can be no assurance that such actions will be sufficient to prevent disruptions to mission critical systems, the unauthorized release of confidential information or corruption of data. The theft, loss, or misuse of personal data by us could result in significantly increased security costs or costs related to breach response, breach notification, and defending legal claims and government inquiries. Costs to comply with and implement privacy-related and data protection measures could be significant, and our failure to comply with privacy-related or data protection laws and regulations, within an increasingly complex and evolving global compliance environment, could result in proceedings against us by government entities or others.

Although we have in the past and likely will in the future be the subject of cybersecurity events, to date none has had a material impact on our financial condition, results of operations or liquidity. Nonetheless, these types of events could disrupt our operations or client and other third party IT systems in which we are involved, and could result in the termination of our contracts and/or prevent us from being eligible for further work involving access to confidential, sensitive or classified information for commercial and U.S. federal government clients. They also could require significant management attention and resources and could negatively impact our reputation among our clients and the public, which could have a negative impact on our financial condition, results of operations or liquidity. We may also need to expend significant time and resources improving the IT infrastructure of the companies that we have acquired or may acquire in the future.

If we experience systems or service failures or delays, our reputation could be harmed and our clients could assert claims against us for damages or refunds.

We create, implement and maintain IT solutions that are often critical to our clients’ operations. We may in the future experience some systems and service failures, schedule or delivery delays and other problems in connection with our work. If we experience these problems, we may:

∎	lose revenue due to adverse reaction from clients;

∎	be required to provide additional services to a client at no charge;

∎	receive negative publicity, which could damage our reputation and adversely affect our ability to attract or retain clients; and

∎	suffer claims for substantial damages.

We also rely heavily on computer, information and communications technology and related systems in order to properly operate and control our business. If we are unable to effectively integrate new software and hardware, effectively upgrade our systems and network infrastructure, and take other steps to improve the efficiency and protection of our systems, systems operation could be interrupted or delayed.

These failures could materially and adversely affect our business and we may be required to pay contractual damages or face suspension or loss of a client’s business as a result. In addition, our insurance coverage may not be adequate, may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to some types of future claims. Even if not successful, these claims could result in significant legal and other costs, may be a distraction to our management and may harm our reputation.

Business disruptions caused by natural disasters and other crises could adversely affect our profitability and our overall financial position.

We have significant operations located in regions of the United States and internationally that may be exposed to damaging storms and other natural disasters, such as hurricanes, tornadoes, blizzards, flooding, wildfires or earthquakes. Our business could also be disrupted by pandemics and other national or international crises, including terrorist attacks. Although preventative measures may help mitigate the damage from such occurrences, the damage and disruption to our business resulting from any of these events may be significant. If our insurance and other risk mitigation mechanisms are not sufficient to recover all costs, including loss of revenue from sales to clients, we could experience a material adverse effect on our financial position and results of operations.

Risks Related to the Combination and our Organizational Structure

We are a holding company with no operations of our own and, as such, depend on our subsidiaries for cash to fund all of our operations and expenses, including future dividend payments, if any.

We are a holding company and have no material assets other than our ownership interest in Holdings. As such, we will have no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses or declare and pay any dividends in the future will be dependent upon the financial results and cash flows of Holdings and distributions we receive from Holdings. There can be no assurance that Holdings or affiliates will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants in our debt instruments, will permit such distributions. Holdings will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to its members, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of Holdings. Under the terms of the Holdings LLC Agreement, Holdings is obligated to make tax distributions to its members, including us. In addition to tax expenses, we will also incur expenses related to our operations, including payments under the TRA, which we expect could be significant. We intend, as its managing member, to cause Holdings to make cash distributions to its members in an amount sufficient to (i) fund all or part of their tax obligations in respect of taxable income allocated to them and (ii) cover our operating expenses, including payments under the TRA. However, Holdings’ ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which Holdings is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering Holdings insolvent. If we do not have sufficient funds to pay tax or other liabilities or to fund our operations, we may have to borrow funds, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make payments under the TRA for any reason, such payments generally will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the TRA and therefore accelerate payments due under the TRA. In addition, if Holdings does not have sufficient funds to make distributions, our ability to declare and pay cash dividends will also be restricted or impaired.

We may be required to pay additional taxes as a result of the new partnership audit rules.

The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships, including entities such as Holdings that are taxed as partnerships. Under these rules (which generally are effective for taxable years beginning after December 31, 2017), subject to certain exceptions, audit adjustments to items of income, gain, loss, deduction, or credit of an entity (and any member’s share thereof) is determined, and taxes, interest, and penalties attributable thereto, are assessed and collected, at the entity level. Although it is uncertain how these rules will be implemented, it is possible that they could result in Holdings being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a member of Holdings, could be required to indirectly bear the economic burden of those taxes, interest, and penalties even though we may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.

Under certain circumstances, Holdings may be eligible to make an election to cause members (including us) to take into account the amount of any understatement, including any interest and penalties, in accordance with their interests in Holdings in the year under audit. We cannot provide any assurance that Holdings will be able to make this election, in which case current members (including us) would economically bear the burden of the understatement even if they had a different percentage interest in Holdings during the year under audit, unless, and only to the extent, Holdings is able to recover such amounts from current or former impacted members. If the election is made, members would be required to take the adjustment into account in the taxable year in which the adjusted K-1s are issued.

The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury.

The disparity between the U.S. corporate tax rate and the U.S. tax rate applicable to non-corporate members of Holdings may complicate our ability to maintain our intended capital structure, which could impose transaction costs on us and require management attention.

If and when we generate taxable income, Holdings is expected to make quarterly tax distributions to each of its members, including us, based on each member’s allocable share of net taxable income (calculated under certain assumptions) multiplied by an assumed tax rate. The assumed tax rate for this purpose will be a fixed percentage that is intended to estimate the effective marginal combined federal, state, and local income tax rate that may apply to any member for the applicable fiscal year. The Tax Act recently significantly reduced the highest marginal federal income tax rate applicable to corporations such as us, relative to non-corporate taxpayers. As a result of this disparity, we expect to receive tax distributions from Holdings significantly in excess of our actual tax liability and our obligations under the TRA, which could result in our accumulating a significant amount of cash. This would complicate our ability to maintain certain aspects of our capital structure. Such cash, if retained, could cause the value of an LLC Interest to deviate from the value of a share of Class A common stock, contrary to the one-to-one relationship described in the section titled “Certain Relationships and Related Party Transactions—Amended and Restated LLC Agreement of Holdings.” In addition, such cash, if used to purchase additional LLC Interests, could result in deviation from the one-to-one relationship between Class A common stock outstanding and LLC Interests of Holdings held by us unless a corresponding number of additional shares of Class A common stock are distributed as a stock dividend. We may, if permitted under our debt agreements, choose to pay dividends to all holders of Class A common stock with any excess cash. These considerations could have unintended impacts on the pricing of our Class A common stock and may impose transaction costs and require management efforts to address on a recurring basis. To the extent that we do not distribute such excess cash as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to Holdings, the Legacy Holders during a period in which we hold such cash balances could benefit from the value attributable to such cash balances as a result of redeeming or exchanging their LLC Interests and obtaining ownership of Class A common stock (or a cash payment based on the value of Class A common stock). In such case, these Legacy Holders could receive disproportionate value for their LLC Interests exchanged during this time frame.

The TRA with the TRA Parties requires us to make cash payments to them in respect of certain tax benefits to which we may become entitled, and we expect that the payments we will be required to make will be substantial.

Under the TRA we have entered into with Holdings and the TRA Parties, we are required to make cash payments to the TRA Parties equal to 85% of the tax benefits, if any, that we actually realize, or in certain circumstances are deemed to realize, as a result of (i) having directly purchased LLC Interests from the Original Caliburn Holders in this Offering, (ii) the increases in the tax basis of assets of Holdings resulting from any future redemptions or exchanges of LLC Interests from the Original Caliburn Holders as described under “Certain Relationships and Related Party Transactions—Reorganization Transactions—Exchange Agreement,” (iii) any existing tax attributes associated with the Original Caliburn Holders’ LLC Interests the benefit of which is available to us following our acquisition of LLC Interests, and (iv) certain other tax benefits related to our making payments under the TRA.

Although the actual timing and amount of any payments that we make to the Original Caliburn Holders and the Blocker Shareholder under the TRA will vary, due to the uncertainty of various factors as described under “Certain Relationships and Related Party Transactions—Tax Receivable Agreement,” we expect those payments will be significant. Assuming (i) that the TRA Parties redeemed or exchanged all of their LLC Interests immediately after the completion of this offering at the assumed initial public offering price of $             per share of our Class A common

stock, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, (ii) no material changes in relevant tax law, (iii) a constant corporate tax rate, and (iv) that we earn sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the TRA, we expect that the tax savings we would be deemed to realize would be approximately $             in the aggregate over the term of the TRA, and over such period we would be required to pay the TRA Parties 85% of such amount, or approximately $            . The actual amounts we may be required to pay under the TRA may materially differ from these hypothetical amounts, as potential future tax savings we will be deemed to realize, and TRA payments by us, will be calculated based in part on the market value of our Class A common stock at the time of redemption or exchange and the prevailing actual tax rates applicable to us over the life of the TRA, and will generally be dependent on us generating sufficient future taxable income to realize all of these tax savings. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” Any payments made by us to the Original Caliburn Holders and the Blocker Shareholder under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to us. Furthermore, our future obligation to make payments under the TRA could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are the subject of the TRA. For more information, see “Certain Relationships and Related Party Transactions—Reorganization Transactions—Tax Receivable Agreement.” Payments under the TRA are not conditioned on any Original Caliburn Holder’s continued ownership of LLC Interests or our Class A common stock after this offering.

The actual amount and timing of any payments under the TRA will vary depending upon a number of factors, including the timing of redemptions or exchanges by the holders of LLC Interests, the amount of gain recognized by such holders of LLC Interests, the amount and timing of the taxable income we generate in the future, and the federal tax rates then applicable.

In certain cases, payments under the TRA to the Original Caliburn Holders and the Blocker Shareholder may be accelerated or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the TRA.

The TRA provides that, in the event that we materially breach any of our material obligations under the TRA, upon certain mergers, asset sales, other forms of business combinations or other changes of control or if, at any time, we elect an early termination of the TRA, then our obligations, or our successor’s obligations, under the TRA to make payments thereunder would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the TRA.

As a result of the foregoing, (i) we could be required to make payments under the TRA that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the TRA and (ii) we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the TRA, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the TRA could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to fund or finance our obligations under the TRA.

Generally, we will not be reimbursed for any payments made to Original Caliburn Holders and the Blocker Shareholders under the TRA in the event that any tax benefits are disallowed.

If the Internal Revenue Service (“IRS”) challenges the tax basis or other tax attributes that give rise to payments under the TRA and the tax basis or other tax attributes are subsequently required to be adjusted, generally the recipients of payments under the TRA will not reimburse us for any payments we previously made to them. Instead, any excess cash payments made by us to an Original Caliburn Holder or a Blocker Shareholder will be netted against any future cash payments that we might otherwise be required to make under the terms of the TRA. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the TRA and, as a result, there might not be future cash payments to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the TRA that are substantially greater than our actual cash tax savings. See the section titled “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

If we were deemed to be an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), as a result of our ownership of Holdings, applicable restrictions could make it impractical for us to continue our business as currently contemplated and could have an adverse effect on our business.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the 1940 Act.

Because we are the managing member of Holdings, we indirectly operate and control all of the business and affairs of Holdings. On that basis, we believe that our interest in Holdings is not an “investment security,” as that term is used in the 1940 Act. However, if we were to cease participation in the management of Holdings, our interest in such entities could be deemed an “investment security” for purposes of the 1940 Act.

We and Holdings intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Our business plan depends on the successful integration of the four separate businesses that have been combined to form our company, and if we are unsuccessful at implementing our integration plan, our business and results from operations could be materially adversely affected.

Caliburn was formed from the combination in August 2018 of the separate businesses of Sallyport, Janus, CHS and PT&C (the “Combination”). These businesses had previously been under common control for less than one year, and had not been operated as a single business.

Our business plan depends on successfully integrating these four entities into a single company, including achieving certain cost savings and expected synergies. However, there are substantial risks associated with the Combination that could prevent us from achieving the expected cost savings and synergies or that could harm the operation of our business. These risks include the following.

∎

Integrating the four entities’ business operations, systems, employees, compensation philosophies, services, technologies and sales channels into our existing business will be complex, time-consuming and expensive. The integration could also lead to morale issues, increased employee turnover and lower productivity than anticipated.

∎

We will need to establish single sets of consistent policies across the four businesses, including in such areas as disclosure controls and procedures, regulatory and legal compliance, accounting systems and software and others. We plan to integrate such policies within the next year. Delays in implementing consistent policies or the failure to do so, could adversely affect our business, including by making it more difficult to prevent or identify potential legal violations. We recently identified two significant deficiencies in our internal control over financial accounting, one related to the consolidation process for our subsidiaries and the other related to the determination of our tax provision. The principal elements of our remediation plan are the implementation of enterprise-wide accounting software and the hiring of additional personnel with appropriate experience, both of which we expect to complete in the first half of 2019. Nevertheless, we cannot assure you with certainty when we will be able to remediate such deficiencies and whether we will identify any significant deficiencies or material weaknesses in the future.

∎

The diversion of our management’s attention from our day-to-day operations, as integrating the operations and assets of the acquired businesses will require a substantial amount of our management’s time.

∎	The integration process may disrupt our ongoing business, divert resources and cause us to incur substantial expenses.

∎	We may not be able to achieve the operating and financial synergies we expect to result from the Combination.

∎	The costs of integration may exceed our expectations.

The integration process following a combination such as this is inherently unpredictable and subject to delay and unexpected costs. We cannot assure you that we will successfully overcome these risks or any other problems we encounter as a result of the Combination. Our inability to deal effectively with these risks and successfully integrate the business and operations of the four entities into one business could materially adversely affect our business, operations and financial position.

We have a limited operating history as a combined company, which may make it difficult for you to evaluate our business and prospects.

Because we are a newly formed company with a limited operating history, our historical financial and operating data may not be representative of our future results and it may be difficult to evaluate our business and prospects. The historical combined financial statements of Caliburn included in this prospectus reflect only the results of Sallyport for periods prior to the date the other businesses were acquired by DC Capital. Further, the Combination provides additional uncertainty as we have only recently begun to integrate these four businesses. We cannot provide any assurance that we will be profitable in any given period, if at all. In view of the rapidly evolving nature of our business, our limited operating history as a combined company, and the risks discussed elsewhere in these risk factors and throughout this prospectus, we believe that period to period comparisons of historical operating results are not meaningful and should not be relied upon as an indication of future performance. Accordingly, to assist investors in evaluating our results, we are including additional comparisons, as set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section. Holdings has no obligation to provide such supplemental information in the future.

Risks Related to the Offering

Because DC Capital will control the majority of our common stock following this offering, they will control all major corporate decisions and their interests may conflict with your interests as an owner of our Class A common stock and those of the Company.

We are controlled by DC Capital, which will indirectly own     % of our common stock (or     % if the underwriters fully exercise their option to purchase additional shares of common stock) after the consummation of this offering. Accordingly, DC Capital will control the election of the majority of our directors and will exercise a controlling interest over our business, affairs and policies, including the appointment of our management and the entering into of business combinations or dispositions and other corporate transactions. The directors DC Capital elects will have the authority to make decisions that will allow the Company to incur additional debt, issue or repurchase stock, declare dividends and make other decisions that could be detrimental to stockholders. This influence may continue after DC Capital no longer owns a majority of the shares of our Class A common stock. DC Capital will possess the right, under our stockholders agreement with its affiliates, to nominate to our Board of Directors a number of designees subject to maintenance of certain ownership requirements in us, including after it ceases to own a majority of the shares of our common stock entitled to vote generally in the election of our directors. See “Certain Relationships and Related Party Transactions—Other Transactions with Related Parties—Stockholders Agreement.” Our amended and restated certificate of incorporation will also contain provisions making it more difficult for stockholders to oppose the actions of DC Capital with respect to the Company. See “—Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.”

DC Capital may have interests that are different from yours and may vote in a way with which you disagree and that may be adverse to your interests. For example, the principals of DC Capital may have different tax positions from us, especially in light of the TRA, that could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, and whether and when the Issuer should terminate the TRA and accelerate its obligations thereunder. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any future challenges by any taxing authority to our tax reporting positions may take into consideration DC Capital’s tax or other considerations, which may differ from the considerations of the Issuer or our other stockholders. In addition, DC Capital’s concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our Class A common stock to decline or prevent our stockholders from realizing a premium over the market price for their Class A common stock.

Additionally, DC Capital is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or supply us with goods or services. DC Capital may thus have conflicts of interest in determining to which entity a particular business opportunity should be presented—to us or to another entity. DC Capital may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law and subject to certain exceptions, none of DC Capital or its affiliates will have any duty to (i) forgo engaging in a corporate opportunity in the same or similar lines of business in which we now engage or propose to engage, (ii) disclose or offer any such opportunity to us or (iii) refrain from otherwise competing with us. For more information, see “Description of Capital Stock—Conflicts of Interest.” Thus, stockholders should consider that the interests of DC Capital may differ from their interests in material respects.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for, and may choose to rely on, exemptions from certain corporate governance requirements.

Following the consummation of this offering, DC Capital will continue to control a majority of the voting power of our outstanding common stock. As a result, we expect to be a “controlled company” within the meaning of the NYSE rules. A company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” within the meaning of the NYSE rules and may elect not to comply with certain corporate governance requirements of the NYSE, including:

∎	the requirement that a majority of our Board of Directors consist of independent directors;

∎

the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

∎	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

∎	the requirement for an annual performance self-evaluation of each of the nominating and corporate governance committee and compensation committee.

Following this offering, we intend to maintain a board composed of a majority of independent directors and a compensation committee and a nominating and corporate governance committee, each operating pursuant to a written committee charter addressing such committee’s respective purpose and responsibilities. Although we intend for the compensation committee to be fully independent, in partial reliance on the exemption for controlled companies, we plan to have a nominating and corporate governance committee that is not fully independent. See “Management.” At any point following this offering, for so long as we remain a “controlled company” under the NYSE rules, we may choose to rely on any or all of the exemptions available to “controlled companies.”

The independence standards are intended to ensure that directors who meet such standards are free of any conflicting interest that could influence their actions as directors. Accordingly, to the extent that we elect to avail ourselves of any of these exemptions for “controlled companies”, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

There may not be an active trading market for shares of our Class A common stock, which may cause shares of our Class A common stock to trade at a discount from the initial public offering price and make it difficult to sell the shares of Class A common stock you purchase.

Prior to this offering, there has not been a public trading market for shares of our Class A common stock. It is possible that after this offering an active trading market will not develop or continue. If an active trading market is developed, it may not be sustained, which would make it difficult for you to sell your shares of Class A common stock at an attractive price, or at all. The initial public offering price per share of Class A common stock was determined by agreement among us and the representatives of the underwriters and may not be indicative of the price at which shares of our Class A common stock will trade in the public market after this offering. The market price of our Class A common stock may decline below the initial public offering price, and you may not be able to sell your shares of our Class A common stock at or above the price you paid in this offering, or at all.

The market price of shares of our Class A common stock may be volatile, which could cause the value of your investment to decline.

Even if a trading market develops, the market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. Securities markets often experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our Class A common stock in spite of our operating performance. In addition, our results of operations could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly results of operations, additions or departures of key management personnel, changes in U.S. federal government budget allocations or procurement requirements, announcements of new services or significant price reductions by our competitors, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about our industry, and any harm to our reputation due to problems, issues or controversies involving our services. The market price of shares of our Class A common stock could decrease significantly in response to any of these. You may therefore be unable to resell your shares of Class A common stock at or above the initial public offering price.

In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

You will suffer immediate and substantial dilution in the net tangible book value of the Class A common stock you purchase.

The initial public offering price of our Class A common stock is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock immediately after the completion of this offering. Purchasers of Class A common stock in this offering will experience immediate dilution of approximately $        per share at the initial public offering price of $        per share. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

If our operating and financial performance in any given period does not meet the guidance that we provide to the public, our stock price may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts or if we reduce our guidance for future periods, the market price of our Class A common stock may decline as well. Even if we do issue public guidance, there can be no assurance that we will continue to do so in the future.

If securities analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Class A common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline. Analyst reports about our competitors and industry generally may also impact the trading price of our stock.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. If there are substantial sales of our Class A common stock or the perception that these sales could occur, the price of our Class A common stock could decline.

Sales of substantial amounts of our Class A common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our Class A common stock and could impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offering, and the application of the proceeds therefrom, we will have outstanding                  shares of Class A common stock. Of these shares, the                  shares of Class A common stock sold in this offering will be freely tradable, without restriction, in the public market. After the lockup agreements pertaining to this offering expire 180 days from the date of this prospectus, an additional                  shares will be available for immediate sale, and                  shares will be available for sale in                , in the event stockholders are entitled to tack their respective holding periods of limited liability company units, subject to applicable manner of sale and other limitations under Rule 144 under the Securities Act. In the event that stockholders are not entitled to tack their respective holding periods of the limited liability company units,                 shares will be available for sale approximately one year after this offering, subject to applicable manner of sale and other limitations under Rule 144 under the Securities Act. Following the expiration of the lock up period, the Legacy Holders and other affiliates of the Sponsor will be entitled, subject to specified exceptions, to certain registration rights with respect to the registration of shares under the Securities Act. If this right is exercised, holders of all shares subject to the registration rights agreement will be entitled to participate in such registration. By exercising their registration rights, and selling a large number of shares, these holders could cause the price of our Class A common stock to decline. See “Shares Eligible for Future Sale” and “Certain Relationships and Related Party Transactions.”

Our financial results may vary significantly from period to period as a result of a number of factors many of which are outside our control, which could the market price of our Class A common stock to decline.

Our financial results may vary significantly from period to period in the future as a result of many external factors that are outside of our control. Factors that may affect our financial results include those listed in this “Risk Factors” section and others such as:

∎	any cause of reduction or delay in U.S. federal government funding (e.g., changes in presidential administrations that delay timing of procurements);

∎	fluctuations in revenue earned on existing contracts:

∎	failure to realize our backlog;

∎	commencement, completion or termination of contracts during a particular period;

∎	a potential decline in our overall profit margins if our other direct costs and subcontract revenue grow at a faster rate than labor-related revenue;

∎	strategic decisions by us or our competitors, such as changes to business strategy, strategic investments, acquisitions, divestitures, spin offs and joint ventures;

∎	a change in our contract mix to less profitable contracts;

∎	changes in policy or budgetary measures that adversely affect U.S. federal government contracts in general;

∎	variable purchasing patterns under U.S. federal government GSA schedules, blanket purchase agreements, which are agreements that fulfill repetitive needs under GSA schedules, and IDIQ contracts;

∎	changes in demand for our services and solutions;

∎	fluctuations in our staff utilization rates;

∎	seasonality associated with the U.S. federal government’s fiscal year;

∎	an inability to utilize existing or future tax benefits, including those related to our net operating losses or stock-based compensation expense, for any reason, including a change in law;

∎	alterations to contract requirements; and

∎	adverse judgments or settlements in legal disputes.

A decline in the price of our Class A common stock due to any one or more of these factors could cause the value of your investment to decline.

Payment of dividends on our Class A common stock is entirely subject to the discretion of our Board of Directors. Our debt instruments and external factors beyond our control may limit our ability to pay dividends.

We currently expect to retain all future earnings, if any, for use in the operation and expansion of our business and repayment of debt; therefore, we do not anticipate paying cash dividends on our Class A common stock in the foreseeable future. We are not legally or contractually required to pay dividends. The declaration and payment of all future dividends, if any, will be at the sole discretion of our Board of Directors, which retains the right to change our dividend policy at any time. Our Board of Directors may never declare a dividend, may decrease the level of dividends or may discontinue entirely the payment of dividends. Dividend payments are not mandatory or guaranteed. As a result, stockholders must rely on sales of their Class A common stock after price appreciate as the only way to realize any future gains on their investment.

In determining the amount of any future dividends, our Board of Directors may consider, among other factors it may deem relevant: (i) our financial condition and results of operations, (ii) our available cash and cash flows from operating activities, as well as anticipated cash requirements (including debt servicing), (iii) our capital requirements and the capital requirements of our subsidiaries, (iv) contractual, legal, tax and regulatory restrictions, including restrictions imposed by our outstanding indebtedness, if any, (v) general economic and business conditions and (vi) priority of preferred stock dividends, if any. In particular, the financial and restricted payment covenants in our New Credit Facilities effectively limit our ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Description of Indebtedness.” Our operating cash flow and ability to pay dividends in compliance with these restricted payment covenants will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. Future agreements governing our indebtedness may also limit or eliminate our ability to pay dividends.

As a result, your decision whether to purchase shares of our Class A common stock should allow for the possibility that no dividends will be paid. Any change in the level of our dividends or the suspension of the payment thereof could adversely affect the market price of our Class A common stock. There can be no assurance that shares of our Class A common stock will appreciate in value or even maintain the initial public offering price.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

We estimate that net proceeds of the sale of the Class A common stock that we are offering will be approximately $            million (or $            million if the underwriters exercise their option to purchase additional shares in full). Of these proceeds, $             million (or $             million if the underwriters fully exercise their option to purchase additional shares of Class A common stock) will be advanced to Holdings in exchange for the issue and sale by Holdings of newly issued LLC Interests. Our management will have broad discretion to use these proceeds, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds of this offering in ways that increase the value of your investment. Our management might not be able to yield any return on the investment and use of these net proceeds. You will not have the opportunity to influence our decisions on how to use the proceeds.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act and the NYSE, may strain our resources, increase our costs and divert management’s attention, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the corporate governance standards of the Sarbanes-Oxley Act and the NYSE. These requirements will place a strain on our management, systems and resources and we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company, particularly after we are no longer an “emerging growth company” as defined under the JOBS Act. The Exchange Act will require us to file annual, quarterly and current reports with respect to our business and financial condition within specified time periods and to prepare a proxy statement with respect to our annual meeting of stockholders. The Sarbanes-Oxley Act will require that we maintain effective disclosure controls and procedures and internal controls over financial reporting and that, starting in the second fiscal year in which we file an annual report, that our management report on the effectiveness of such internal control over financial reporting. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules of the NYSE will also require that we comply with various corporate governance requirements. To maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting and to comply with the requirements of the Exchange Act and the NYSE will require significant resources and management oversight. This may divert management’s attention from other business concerns and lead to significant costs associated with compliance, which could materially and adversely affect our business, financial condition and results of operations and the price of our Class A common stock.

The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as our executive officers. Advocacy efforts by stockholders and third parties may also prompt even more changes in governance and reporting requirements. We cannot predict or estimate the amount of additional costs we may incur or the timing of these costs. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Class A common stock, fines, sanctions and other regulatory action and potentially civil litigation.

Failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes Oxley Act could adversely affect our business and share price of our Class A common stock.

As a privately-held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes Oxley Act (“Section 404”). We anticipate being required to meet these standards in the course of preparing our financial statements as of and for the year ended December 31, 2019, and our management will be required to report on the effectiveness of our internal control over financial reporting for such year. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes Oxley Act for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the implementation of any requested improvements and, once we cease to be an emerging growth company, receiving a favorable attestation in connection with the attestation required to be provided by our independent registered public accounting firm. In the event we are unable to receive a favorable attestation report in a timely manner, the market price of our Class A common stock could decline and we could be subject to sanctions or investigations by the NYSE, the U.S. Securities and Exchange Commission or other regulatory agencies, which could require additional financial and management resources. Furthermore, failure to achieve and maintain an effective internal control environment could adversely affect our business and share price and could limit our ability to raise capital and to report our financial results accurately and timely.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our amended and restated certificate of incorporation will provide that, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under any provisions of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine; provided that the foregoing shall not apply to claims asserted under the U.S. Securities Act of 1933, as amended or the U.S. Securities Exchange Act of 1934, as amended, or pursuant to rules promulgated thereunder. By becoming a stockholder in our Company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. The choice of forum provision in our amended and restated certificate of incorporation may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us and may discourage lawsuits against our directors and officers. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, as well as provisions of the Delaware General Corporation Law (“DGCL”), could make it more difficult for a third-party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

∎	establishing a classified Board of Directors such that not all members of the board are elected at one time;
∎

allowing the total number of directors to be determined exclusively (subject to the rights of holders of any series of preferred stock to elect additional directors) by resolution of our Board of Directors, if the Sponsor and its affiliates cease to own, or have the right to direct the vote of, at least 40% of the voting power of our common stock;

∎

granting to our Board of Directors the sole power (subject to the rights of holders of any series of preferred stock) to fill any vacancy or newly-created directorship on the Board of Directors if the Sponsor and its affiliates cease to own, or to have the right to direct the vote of, at least 40% of the voting power of our common stock;

∎

limiting the ability of stockholders to remove directors without cause if the Sponsor and its affiliates cease to own, or to have the right to direct the vote of, at least 40% of the voting power of our common stock;

∎	authorizing the issuance of “blank check” preferred stock by our Board of Directors, without further stockholder approval, to thwart a takeover attempt;

∎

prohibiting stockholder action by written consent (and, thus, requiring that all stockholder actions be taken at a meeting of our stockholders), if the Sponsor and its affiliates cease to own, or to have the right to direct the vote of, at least 40% of the voting power of our common stock;

∎

eliminating the ability of stockholders to call a special meeting of stockholders, except for the Sponsor and its affiliates, so long as they own, or have the right to direct the vote of, at least 40% of the voting power of our common stock;

∎	establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at annual stockholder meetings; and

∎

requiring the approval of the holders of at least two-thirds of the voting power of all outstanding stock entitled to vote thereon, voting together as a single class, to amend or repeal our amended and restated certificate of incorporation or amended and restated bylaws if the Sponsor and its affiliates cease to own, or to have the right to direct the vote of, at least 40% of the voting power of our common stock.

In addition, while we have opted out of Section 203 of the DGCL, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

∎	prior to such time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

∎

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

∎

at or subsequent to that time, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction provided for or through our Company resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns 15% or more of our outstanding voting stock. For purposes of this provision, “voting stock” has the meaning given to it in Section 203 of the DGCL. Our amended and restated certificate of incorporation will provide that the Sponsor, its respective affiliates, and any of its respective direct or indirect designated transferees and any group of which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Under certain circumstances, this provision will make it more difficult for a person who qualifies as an “interested stockholder” to effect certain business combinations with the Issuer for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors in order to avoid the stockholder approval requirement if our Board of Directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests. See “Description of Capital Stock.”

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our Company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our Class A common stock may be less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We cannot predict if investors will find our Class A common stock less attractive because we will rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We could be an “emerging growth company” for up to five years, after the end of the fifth fiscal year after the date of this IPO. For additional information about the implications of qualifying as an emerging growth company, see “Summary — JOBS Act.”

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts included in this prospectus, including statements concerning our plans, objectives, goals, beliefs, business strategies, future events, business conditions, results of operations, financial position, industry, business outlook, business trends and other information referred to under “Summary,” “Risk Factors,” “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” are forward-looking statements. When used in this prospectus, the words “estimates,” “expects,” “predicts,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “will,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts, and are based upon our current expectations, beliefs, estimates, and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that our management’s expectations, beliefs, estimates, and projections will result or be achieved, and we caution you that actual results may vary materially from what is expressed in or indicated by the forward-looking statements. The statements we make regarding the following matters are forward-looking by their nature:

∎	our belief that we are well positioned to benefit from growth in our core markets and the ability to capture new contract awards;

∎	our ability to drive significant cash flow generation given our high operating leverage;

∎	the level of cost savings we expect to generate from the Consolidation and our expectation that those savings will partially offset the additional costs we will incur from being a public company;

∎	our expectation that a significant portion of our future revenue growth will continue to come from acquisitions;

∎	our belief that we will be able to pursue bid activity on large U.S. federal government contract vehicles for which we are not currently a prime contractor;

∎	our belief that the characteristics of our business will enhance our ability to win complex, large scale contracts and large IDIQ contracts;

∎	our expectation that we will be able to reduce our reduce our leverage;

∎	our ability to realize our backlog; and

∎	our ability to integrate the businesses of Sallyport, Janus, CHS and PT&C.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks provided under “Risk Factors” in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus, to conform these statements to actual results or to changes in our expectations.

OUR ORGANIZATIONAL STRUCTURE

Organizational Structure Following this Offering

Immediately following this offering, Caliburn International Corporation (the “Issuer”) will be a holding company and its sole material asset will be common membership interests (“LLC Interests”) in Caliburn Holdings LLC (“Holdings”). The Issuer has not engaged in any business or other activities, except in connection with the Reorganization described below and this offering.

The Issuer also will be the sole managing member of Holdings, and will operate and control all of the business and affairs of Holdings and, through Holdings and its subsidiaries, conduct our business. As a result, although the Issuer will hold only a minority of the LLC Interests in Holdings, it will have the sole authority to manage, and control the management of, Holdings. In addition, we will consolidate Holdings in our combined financial statements and will report a non-controlling interest related to the LLC Interests held by the Legacy Holders on our combined financial statements. The Issuer will have a Board of Directors and executive officers, but will have no employees. We expect the functions of all of our employees to reside at Holdings.

The following diagram shows our organizational structure after giving effect to the Reorganization and this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock.

(1)	The Blocker Shareholder will receive shares of Class A common stock from the Issuer in connection with the Issuer’s acquisition of Janus Blocker Corporation, which indirectly holds a portion of the membership interests in Holdings.
(2)	In the aggregate, the Class A common stock will represent 100% of the economic interests in the Issuer.

Summary of the Combination

Our business was formed from the combination in August 2018 of four companies under the control of DC

Capital:

∎	Sallyport, which was a subsidiary of Michael Baker, a DC Capital portfolio company that acquired Sallyport in 2011;

∎	Janus, which DC Capital acquired in December 2017;

∎	CHS, which DC Capital acquired in March 2018; and

∎	PT&C, which DC Capital acquired in March 2018.

In this transaction, which we refer to as the “Combination,” each of these companies became wholly-owned subsidiaries of Holdings pursuant to a reorganization of companies under common control.

Existing Structure

Prior to the consummation of this offering and the Reorganization described below, the Original Caliburn Holders were the only members of Holdings, and the equity interests of Holdings consisted of five different classes of limited liability company membership interests: Class A, Class C, Class E, Class G, and Class AA (collectively, the “Prior Membership Interests”). Holdings is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to any U.S. federal entity-level income taxes. Rather, taxable income or loss is included in the U.S. federal income tax returns of Holdings’ members. Janus Blocker Corporation (“Blocker Corporation”) holds an indirect interest in a portion of the Prior Membership Interests.

The Prior Membership Interests were issued to the Original Caliburn Holders, which consist principally of entities under the control of our Sponsor, in exchange for their contribution of Sallyport, Janus, CHS and PT&C in the Combination. The Prior Membership Interests will reclassify into a single class of LLC Interests in connection with the Reorganization described below. In addition, simultaneously with the Combination, Holdings entered into the Initial Credit Facilities and used the proceeds to retire certain existing indebtedness and make certain other payments as described in greater detail under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Description of Indebtedness.”

Incorporation of the Issuer

Caliburn International Corporation was incorporated in Delaware in August 2018. The Issuer has not engaged in any business or other activities except in connection with its incorporation and this offering. Caliburn International Corporation’s amended and restated certificate of incorporation will authorize two classes of common stock, Class A common stock and Class B common stock, each having the terms described in the section titled “Description of Capital Stock.” Holders of Class A common stock and Class B common stock vote together as a single class on all matters presented to the Issuer’s stockholders for their vote or approval, except as otherwise required by applicable law.

The Reorganization

Because U.S. tax law generally makes it impractical for a limited liability company that is taxed as a partnership to sell membership interests publicly, Holdings will undertake a series of transactions in connection with the closing of this offering (collectively, the “Reorganization”) designed to create a corporate holding company. These transactions will include the following.

∎

Holdings will amend its limited liability company agreement to, among other things, (i) provide that the equity interests in Holdings will consist of a single class of common membership interests (the “LLC Interests”), (ii) reclassify all of the Prior Membership Interests in Holdings as LLC Interests and (iii) appoint the Issuer as the sole managing member of Holdings.

∎

The Issuer will amend and restate its certificate of incorporation to, among other things, (i) provide for Class A common stock and Class B common stock and (ii) issue shares of Class B common stock to the Legacy Holders, on a one-to-one basis with the number of LLC Interests they own, for nominal consideration.

∎

The Issuer will acquire Blocker Corporation, which will hold LLC Interests upon consummation of the Reorganization. In connection with that acquisition, the Issuer will issue              shares of Class A common stock as consideration to the Blocker Shareholder (the “Blocker Merger”).

∎

The Issuer will issue                shares of our Class A common stock to the purchasers in this offering (or                shares if the underwriters fully exercise their option to purchase additional shares of Class A common stock) in exchange for net proceeds of approximately $            million (or approximately $            million if the underwriters fully exercise their option to purchase additional shares of Class A common stock), after deducting underwriting discounts and commissions but before offering expenses.

∎

The Issuer will use the net proceeds from this offering (including any net proceeds received upon exercise of the underwriters’ option to purchase additional shares of Class A common stock) to acquire LLC Interests both from the Exchanging Holders and directly from Holdings, in each case at a purchase price per LLC

Interest equal to the initial public offering price of Class A common stock, less underwriting discounts and commissions. The LLC Interests that the Issuer purchases will collectively represent    % of Holdings’ outstanding LLC Interests (or    %, if the underwriters fully exercise their option to purchase additional shares of Class A common stock). The LLC Interests that the Issuer acquires directly from Holdings, which represent     % of the LLC Interests acquired by the Issuer in the Reorganization, will not create a step-up in the basis of the assets of Holdings.

∎

The Issuer will cause Holdings to use the balance of the net proceeds from its sale of LLC Interests to the Issuer as follows: (i) $             million to repay certain indebtedness of Holdings; (ii) $12 million to pay the balance of a one-time fee to the Sponsor in relation to the Termination Agreement; (iii) $             million to pay the Issuer’s expenses incurred in relation to this offering and the other Transactions; and (iv) the balance for general corporate purposes. See “Use of Proceeds” for additional details regarding Holdings’ use of the proceeds from this offering.

∎

The Legacy Holders will continue to own the LLC Interests they received in the reclassification of their existing membership interests in Holdings and will have no economic interests in the Issuer despite their ownership of Class B common stock (where “economic interests” means the right to receive any distributions or dividends, whether cash or stock, in connection with common stock).

∎	The Issuer will enter into the following agreements.

∎

The Exchange Agreement with Holdings and the Exchange Agreement parties, including the Legacy Holders, pursuant to which each Exchange Agreement party will have the right to exchange its LLC Interests for shares of Class A common stock on a one-for-one basis, with an automatic cancellation of an equal number of such holder’s Class B common stock, provided that the Issuer may, at its option, instead make a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC Interest exchanged (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the Exchange Agreement, our amended and restated certificate of incorporation and the Holdings LLC Agreement. The Issuer’s determination to make such a cash payment would be made by the disinterested members of its Board of Directors. The Issuer’s Board of Directors will include directors who hold LLC Interests or are affiliated with holders of LLC Interests and may include such directors in the future.

∎

The Tax Receivable Agreement with the TRA Parties, which is designed to provide the TRA Parties with 85% of the cash savings, if any, in United States federal, state and local taxes that the Issuer realizes or is deemed to realize as a result of increases in tax basis resulting from the Issuer’s purchase of LLC Interests from the Exchanging Holders using a portion of the net proceeds from this offering, its acquisition of the Prior Membership Interests, any future exchanges of LLC Interests for our Class A common stock pursuant to the Exchange Agreement, and certain other benefits.

∎

The Registration Rights Agreement with the Legacy Holders and other affiliates of the Sponsor, pursuant to which such holders and their permitted transferees may require us to register for resale under the Securities Act their shares of Class A common stock, including those issuable upon the exchange of their LLC Interests.

∎

The Stockholders Agreement with the Legacy Holders and other affiliates of the Sponsor pursuant to which the Sponsor (which will hold shares of our common stock through the Legacy Holders and/or other of its affiliates) will have the right to nominate a certain number of the directors on our Board of Directors, depending on the percentage of beneficial ownership of our common stock owned by affiliates of the Sponsor.

For a more detailed description of the terms of these agreements, see “Certain Relationships and Related Party Transactions—Reorganization Transactions.”

After the Reorganization and this Offering

Immediately following the completion of the Reorganization and this offering:

∎	the Issuer will be a holding company and its principal asset will be LLC Interests of Holdings;

∎	the Issuer will be the sole managing member of Holdings and will control the business and affairs of Holdings and its subsidiaries;

∎

the Issuer’s amended and restated certificate of incorporation and the Holdings LLC Agreement will each require that (i) the Issuer at all times maintains a ratio of one LLC Interest owned by it for each share of Class A common stock it has outstanding (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), and (ii) Holdings at all times maintains (x) a one-to-one ratio between the number of shares of Class A common stock the Issuer has outstanding and the number of LLC Interests the Issuer owns subject to certain exceptions such as unvested shares of Class A common stock issued pursuant to incentive plans, treasury stock and convertible securities and (y) a one-to-one ratio between the number of shares of Class B common stock owned by the Legacy Holders and the number of LLC Interests owned by the Legacy Holders;

∎	the Issuer will own LLC Interests representing % of the economic interest in Holdings (or %, if the underwriters fully exercise their option to purchase additional shares of Class A common stock);

∎

the purchasers in this offering (i) will own                shares of Class A common stock, representing    % of the combined voting power of all of our common stock (or    %, if the underwriters fully exercise their option to purchase additional shares of Class A common stock), (ii) will own    % of the economic interest in the Issuer (or    %, if the underwriters fully exercise their option to purchase additional shares of Class A common stock) and (iii) through the Issuer’s ownership of LLC Interests, indirectly will hold approximately    % of the economic interest in Holdings (or    %, if the underwriters fully exercise their option to purchase additional shares of Class A common stock);

∎

the Blocker Shareholder (i) will own                 shares of Class A common stock, representing approximately    % of the combined voting power of all of the Issuer’s common stock (or approximately    %, if the underwriters fully exercise their option to purchase additional shares of Class A common stock), (ii) will own    % of the economic interest in the Issuer (or    %, if the underwriters fully exercise their option to purchase additional shares of Class A common stock) and (iii) through the Issuer’s ownership of LLC Interests, indirectly will hold approximately    % of the economic interest in Holdings (or    %, if the underwriters fully exercise their option to purchase additional shares of Class A common stock);

∎

the Legacy Holders will own (i)          LLC Interests, representing    % of the economic interest in Holdings (or    %, if the underwriters fully exercise their option to purchase additional shares of Class A common stock) and (ii) through their ownership of Class B common stock, approximately    % of the voting power in the Issuer (or approximately    %, if the underwriters fully exercise their option to purchase additional shares of Class A common stock); and

∎

following the offering, each Exchange Agreement party, including each Legacy Holder, may exchange the LLC Interests it holds for newly-issued shares of Class A common stock on a one-for-one basis (with a corresponding cancellation of an equal number of such holder’s Class B common stock, provided, that the Issuer may, at its option, instead make a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC Interest exchanged (subject to customary adjustments, including for stock splits, stock dividends and reclassifications)) in accordance with the terms of the Exchange Agreement, our amended and restated certificate of incorporation and the Holdings LLC Agreement. The Issuer’s determination to make such a cash payment would be made by the disinterested members of its Board of Directors. The Issuer’s Board of Directors will include directors who hold LLC Interests or are affiliated with holders of LLC Interests and may include such directors in the future.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be $             million (or $             million if the underwriters fully exercise their option to purchase additional shares of Class A common stock). We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions, but before deducting estimated offering expenses payable by us, which we refer to as “redemption proceeds” will be $             million (or $             million if the underwriters fully exercise their option to purchase additional shares of Class A common stock). We based the foregoing estimates on an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

Each $1.00 increase or decrease in the assumed initial public offering price per share would (i) increase or decrease, as applicable, both the net proceeds to us from this offering and the redemption proceeds by $            million (or $            million if the underwriters fully exercise their option to purchase additional shares), assuming the number of shares offered by us remains the same, and after deducting estimated underwriting discounts and commissions. Similarly, each increase or decrease of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds to us by $            million, assuming the initial public offering price of $            per share remains the same, after deducting estimated underwriting discounts and commissions.

The Issuer intends to use the redemption proceeds of approximately $             million as follows:

∎	$ million to purchase an aggregate of LLC Interests from the Exchanging Holders;

∎	$ million to purchase newly issued LLC Interests from Holdings.

The per share purchase price for each LLC Interest the Issuer purchases will be equal to the price per share of our Class A common stock in this offering, less underwriting discounts and commissions. See “Certain Relationships and Related Party Transactions—Purchase of LLC Interests” for the number of LLC Interests to be purchased from each of the Exchanging Holders.

If the underwriters fully exercise their option to purchase additional shares of Class A common stock, in addition to the use of proceeds described above, we intend to use additional redemption proceeds of $             million to purchase an additional                 newly issued LLC Interests from Holdings.

The Issuer intends to cause Holdings to use the net proceeds it receives for the purchase of LLC Interests as follows:

∎

$125 million to repay a portion of the borrowings outstanding under the Additional Term Loan Facility and $             million to repay a portion of the borrowings outstanding under the Revolving Credit Facility;

∎	$12 million to pay a one-time fee to the Sponsor in consideration for terminating its professional services agreements with our subsidiaries; and

∎	$ million to pay fees and expenses related to the foregoing transactions.

We intend to use the balance of any proceeds for general corporate purposes, which may include acquisitions, although we do not have any agreement or understanding with respect to any such acquisition at this time.

The debt being repaid under the Additional Term Loan Facility bears interest at a rate of             % and was incurred on October     , 2018. We entered into this facility to finance working capital requirements, including those related to new contract awards, future potential acquisitions and pending capital expenditure requirements. We used this facility to fund a distribution of $200 million to the Original Caliburn Holders that was made on October     , 2018. We made this distribution to provide the Original Caliburn Holders with a return on their investment in Holdings, including $66.8 million paid to the former shareholders of Sallyport as a return of capital in connection with their contribution of Sallyport to Caliburn. The remaining $133.2 million is being held by the Original Caliburn Holders in an account pledged to secure the Additional Term Loan Facility until the earlier of (i) the repayment of $125 million under that facility or (ii) the date we meet certain financial tests under the New Credit Facilities. We determined the amount of the distribution based in part on the foregoing factors as well as the amount of indebtedness that could be incurred on acceptable terms to fund the distribution, taking into account the other intended uses of the facility.

DIVIDEND POLICY

Except as set forth below, we have not in the past paid, and do not expect for the foreseeable future, to pay dividends on our Class A common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, and other factors that our Board of Directors may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries, including Holdings. See “Risk Factors—We are a holding company with no operations of our own and, as such, depend on our subsidiaries for cash to fund all of our operations and expenses, including future dividend payments, if any.” Our ability to pay dividends will be limited by covenants in our existing indebtedness, which limit the ability of Holdings to make distributions to the Issuer that it will need to pay dividends, and the agreements governing other indebtedness we or our subsidiaries incur in the future may include similar restrictions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

On November     , 2018, Holdings paid a distribution of $200 million to the Original Caliburn Holders. See “Use of Proceeds.”

CAPITALIZATION

The following table sets forth our combined cash and cash equivalents and capitalization as of September 30, 2018:

∎	on an actual basis;

∎	on a pro forma basis to give effect to:

∎

the Combination and our entering into (i) the Term Loan Facilities, consisting of a first tranche of $380 million on August 14, 2018 and a second tranche of $175 million on October 19, 2018, and (ii) the increase of our Revolving Credit Facility by $25 million of availability from $75 million to $100 million and the incurrence of that amount on October 19, 2018; and

∎	the distribution on November , 2018 to the Original Caliburn Holders of $200 million in the aggregate; and

∎	on a pro forma as adjusted basis to give effect to:

∎	the Reorganization;

∎

the sale by us of            shares of Class A common stock in this offering at an assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus; and

∎	the application of net proceeds from this offering as described under “Use of Proceeds;”

in each case, as if such transaction had occurred on September 30, 2018.

You should read this table in conjunction with the information contained in “Use of Proceeds,” “Selected Historical Combined Financial Data,” “The Reorganization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our audited combined financial statements included elsewhere in this prospectus and the notes thereto included elsewhere in this prospectus.

AS OF SEPTEMBER 30, 2018
	ACTUAL	PRO FORMA	PRO FORMA AS ADJUSTED (1)
(in millions, except share and per share data)
Cash and cash equivalents	$	$	$

Long-term debt, including current portion:
Term loan facilities	$	$	$
Capital lease obligations
Other
Total debt
Members’ / Stockholders’ equity:
Class A common stock, $0.01 par value, no shares authorized, issued and outstanding, actual and pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted
Class B common stock, $0.001 par value, no shares authorized, issued and outstanding, actual and pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted
Additional paid-in capital
Accumulated other comprehensive loss, net of tax benefit
Members’ interest
Accumulated deficit

Total members’ / stockholders’ equity

Non-controlling interest

Total capitalization	$	$	$

(1)	Each $1.00 increase or decrease in the assumed initial public offering price of $ per share would increase or decrease, as applicable, cash and cash equivalents, total debt, additional paid-in capital, and total shareholders’ equity by approximately $ million, assuming the number of shares offered by us remains the same as set forth on the cover page of this prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we must pay.

DILUTION

If you invest in shares of our Class A common stock in this offering, your investment will be immediately diluted to the extent of the difference between the initial public offering price per share of Class A common stock and the pro forma net tangible book value per share of Class A common stock after this offering. Dilution results from the fact that the per share offering price of the shares of Class A common stock is substantially in excess of the net tangible book value per share attributable to the existing equity holders.

Our net tangible book value as of September 30, 2018 was approximately $            million, or $            per share of Class A common stock. Net tangible book value represents the amount of total tangible assets less total liabilities of Holdings, after giving effect to the Reorganization (but not this offering or the use of proceeds therefrom), and net tangible book value per share represents net tangible book value divided by the number of shares of Class A common stock outstanding, after giving effect to the Reorganization (but not this offering or the use of proceeds therefrom) and assuming that all of the Legacy Holders exchanged their LLC Interests (with automatic cancellation of an equal number of shares of Class B common stock) for newly-issued shares of our Class A common stock on a one-for-one basis. Based on these assumptions, we would have            shares of Class A common stock outstanding.

After giving further effect to our sale of shares of Class A common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma net tangible book value as of September 30, 2018 would have been $            million, or $            per share of Class A common stock. This represents an immediate increase in net tangible book value of $            per share to our existing equity holders and an immediate and substantial dilution in net tangible book value of $            per share to investors in this offering at the assumed initial public offering price.

The following table illustrates this dilution on a per share basis assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock.

Assumed initial public offering price per share of Class A common stock		$
Net tangible book value per share of Class A common stock as of September 30, 2018	$
Increase in net tangible book value per share of common stock attributable to investors in this offering	$

Pro forma net tangible book value per share of Class A common stock, as adjusted to give effect to this offering		$

Dilution in pro forma net tangible book value per share of Class A common stock to new investors in this offering		$

A $1.00 increase in the assumed initial public offering price of $            per share would increase our pro forma net tangible book value after giving to the offering by $            million, or by $            per share, assuming the number of shares offered by us remains the same and after deducting the underwriting discount and the estimated offering expenses payable by us. A $1.00 decrease in the assumed initial public offering price per share would result in an equal decrease in our pro forma net tangible book value.

If the underwriters fully exercise their option to purchase additional shares, the pro forma net tangible book value per share of our Class A common stock after giving effect to this offering would be $            per share, and the dilution in net tangible book value per share to investors in this offering would be $            per share.

The following table summarizes, on the same pro forma basis, as of September 30, 2018, the total number of shares of Class A common stock purchased from us, the total cash consideration paid to us, and the average price per share paid by the Legacy Holders and by new investors purchasing shares in this offering, assuming that all of the Legacy Holders exchanged their LLC Interests (with automatic cancellation of an equal number of shares of Class B common stock) for shares of our Class A common stock on a one-for-one basis. As the table illustrates, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing equity holders paid. The table below assumes an initial public offering price of $            per share, the midpoint of the range set forth on the cover of this prospectus, for shares purchased in this offering and excludes underwriting discounts and commissions and estimated offering expenses payable by us.

	SHARES OF CLASS A COMMON STOCK PURCHASED		TOTAL CONSIDERATION		AVERAGE PRICE PER SHARE
	NUMBER	PERCENT	AMOUNT	PERCENT
(dollars in millions, except per share amounts)
Investors prior to this offering		%	$	%	$
Investors in this offering					$

Total		%	$	%

Each $1.00 increase in the assumed offering price of $            per share would increase or decrease total consideration paid by investors in this offering and total consideration paid by all investors by approximately $            million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following tables set forth the selected historical combined financial data for Caliburn Holdings LLC (“Holdings”) and its subsidiaries for the periods and as of the dates indicated. Holdings is the predecessor of Caliburn International Corporation (the “Issuer”) for financial reporting purposes. We do not present selected financial data for the Issuer as it is a newly incorporated entity that has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

We derived the selected statement of operations data for the years ended December 31, 2016 and 2017 and the selected balance sheet data as of December 31, 2016 and 2017 from the audited combined financial statements of Holdings included elsewhere in this prospectus. We derived the selected historical combined statement of operations data and selected historical combined statement of cash flows data for the nine months ended September 30, 2017 and 2018 and the historical selected combined balance sheet data as of September 30, 2018 from the unaudited combined financial statements of Holdings included elsewhere in this prospectus. We prepared those unaudited combined financial statements on the same basis as the audited combined financial statement and included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to fairly state the financial information set forth in those statements.

Our historical results are not necessarily indicative of the results expected for any future period. You should read the selected combined financial data below together with our audited combined financial statements included elsewhere in this prospectus including the related notes thereto appearing elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

	YEAR ENDED DECEMBER 31,		NINE MONTHS ENDED SEPTEMBER 30,
(in thousands, except per share data and percentages)	2016	2017	2017	2018
Statement of Operations Data:
Revenue	$513,143	$381,592	$268,813	$591,051
Cost of revenue	436,780	324,232	231,816	471,902

Gross profit	76,363	57,360	36,997	119,149
Operating expenses
Indirect expenses	47,956	47,137	29,655	74,005
Depreciation and amortization	3,471	4,526	2,288	25,853

Income from operations	24,936	5,697	5,054	19,291
Other expenses
Interest expense, net	(8,398)	(9,502)	(6,407)	(21,845)
Loss on extinguishment of debt	—	(725)	—	(5,182)
Other income/(expense), net	(1,355)	(9)	(162)	1,390

Income (loss) before provision for income taxes	15,184	(4,539)	(1,515)	(6,346)
Provision (benefit) for income taxes	9,734	(452)	(878)	(4,258)

Net income (loss)	$5,449	$(4,087)	$(637)	(2,088)

Less: Income (loss) attributable to non-controlling interest	103	15	(38)	(230)

Net income (loss) attributable to Caliburn Holdings LLC	$5,346	$(4,102)	$(599)	$(1,858)

	YEAR ENDED DECEMBER 31,				NINE MONTHS ENDED SEPTEMBER 30,
(in thousands, except per share data and percentages)	2016		2017		2017		2018
Per Share Data:
Net income (loss) per common share:
Basic	$		$		$		$
Diluted
Weighted average shares outstanding:
Basic
Diluted
Cash dividends declared per common share
Other Data:
Adjusted EBITDA (1)		$37,059		$40,211		$24,884		$80,781
Adjusted EBITDA margin (1)		7%		11%		9%		14%

(1)	Adjusted EBITDA and adjusted EBITDA margin are financial measures that are not calculated in accordance with U.S. GAAP. See the section titled “Summary—Summary Pro Forma and Historical Combined Financial Data—Non-GAAP Financial Measures.”

	YEAR ENDED DECEMBER 31,		NINE MONTHS ENDED SEPTEMBER 30,
(in thousands)	2016	2017	2017	2018
Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$3,964	$(53,556)	$(29,660)	$61,111
Investing activities	(2,557)	(176,637)	(2,346)	(157,050)
Financing activities	3,951	233,939	31,524	100,866

	AS OF DECEMBER 31,		AS OF SEPTEMBER 30, 2018
(in thousands)	2016	2017
Balance Sheet Data:
Cash and cash equivalents	$11,800	$15,514	$20,441
Net working capital	77,544	147,165	77,864
Total assets	317,404	534,033	619,024
Total debt	125,563	295,262	402,138
Total liabilities	292,800	448,499	536,489
Total members’ equity	24,604	85,534	82,535

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

We prepared the following unaudited pro forma combined financial statements by applying certain pro forma adjustments to the historical combined financial statements of Caliburn Holdings LLC (“Holdings”) as predecessor to Caliburn International Corporation (the “Issuer”). The Issuer is a newly incorporated entity that has had no business transactions or activities to date and had no assets or liabilities during the periods for which we present financial information in this prospectus. The pro forma adjustments give effect to the following transactions (the “Transactions”):

∎	the acquisitions (the “Acquisitions”), in unrelated transactions, of:
∎	Janus on December 15, 2017;

∎	CHS on March 22, 2018; and

∎	PT&C on March 22, 2018;

∎

the Combination on August 14, 2018, pursuant to which Sallyport, Janus, CHS, and PT&C became subsidiaries of Holdings pursuant to a reorganization of entities under common control, and Holdings issued five separate classes of membership interests: Classes A, C, E, G and AA, with the Class AA membership interests entitling their holders to a preferred yield;

∎

our entry into new senior secured credit facilities (the “Initial Credit Facilities”) on August 14, 2018, which include a $380 million Term Loan (the “Initial Term Loan Facility”) and a $75 million revolving credit facility (the “Revolving Credit Facility”), our drawdown of approximately $15 million under our Revolving Credit Facility, and our use of the proceeds from that drawdown and borrowings under our Initial Term Loan Facility to repay existing indebtedness, repay bridge equity, make certain cash distributions to equityholders and pay related fees and expenses;

∎

our first amendment of the Credit Agreement on October 19, 2018 to increase the Revolving Credit Facility by $25 million from $75 million to $100 million and add a new tranche of term loans in an aggregate principal amount equal to $175 million (the “Additional Credit Facilities”);

∎	the distribution on November , 2018 of $200 million in the aggregate to the Original Caliburn Holders;

∎	the Reorganization, which will include this offering and pursuant to which:
∎	existing membership interests in Holdings will be reclassified as common membership interests in Holdings;

∎	the Issuer will become the sole managing member of Holdings and begin to consolidate Holdings in its combined financial statements;

∎

the Issuer will amend its certificate of organization to provide for two classes of common stock, Class A common stock and Class B common stock, and issue shares of its Class B common stock to holders of LLC Interests in Holdings on a one-to-one basis for nominal consideration; and

∎

the Issuer and Holdings will enter into the Tax Receivable Agreement with the TRA Parties, pursuant to which the Issuer will agree to pay the Original Caliburn Holders and the Blocker Shareholder 85% of the cash savings, if any, in United States federal, state and local taxes that the Issuer realizes or is deemed to realize as a result of (i) having directly purchased LLC Interests from the Original Caliburn Holders in this offering, (ii) the increases in the tax basis of assets of Holdings resulting from any future redemptions or exchanges of LLC Interests from the Original Caliburn Holders as described under “Certain Relationships and Related Party Transactions—Reorganization Transactions—Common Unit Redemption Right,” (iii) any existing tax attributes associated with the Original Caliburn Holders’ LLC Interests, the benefit of which is available to us following our acquisition of LLC Interests, (iv) any tax attributes available as a result of the Blocker Merger, and (v) certain other tax benefits related to our making payments under the TRA;

∎

the Issuer will complete this offering and use of proceeds from the offering as described in “Use of Proceeds,” including to acquire LLC Interests from Holdings and from certain holders of membership interests in Holdings (the “Exchanging Members”).

The unaudited pro forma combined statements of income for the year ended December 31, 2017 and the nine months ended September 30, 2017 and 2018 give effect to the Transactions as if each of them had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 gives effect to the Transactions, other than the Acquisitions, as if each of them had occurred on September 30, 2018. The historical financial statements of the Issuer, Holdings, Janus and CHS appear elsewhere in this prospectus.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma combined financial statements. In many cases, we based these assumptions on preliminary information and estimates. The actual adjustments to our audited combined financial statements will depend upon a number of factors and additional information that will be available on or after the closing date of this offering. Accordingly, the actual adjustments that will appear in our financial statements will differ from these pro forma adjustments, and those differences may be material.

We provide these unaudited pro forma combined financial statements for informational purposes only. These unaudited pro forma combined financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the assumed dates, nor do they purport to project our results of operations or financial condition for any future period or future date. You should read these unaudited pro forma combined financial statements in conjunction with “Use of Proceeds”, “Capitalization”, “Selected Historical Financial and Operating Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the historical financial statements, including the related notes thereto, appearing elsewhere in this prospectus.

Unaudited Combined Pro Forma Income Statement

for the nine months ended September 30, 2017

	HISTORICAL				ADJUSTMENTS									COMBINED PRO FORMA OF CALIBURN
($ thousands except per share amounts)	HOLDINGS	JANUS	PTC	CHS	ACQUISITIONS			COMBINATION AND FINANCING			REORGANIZATION AND OFFERING
Revenue	268,813	141,024	21,258	169,288	(14,294)	(3a	)	—			—			586,089
Cost of revenue (exclusive of depreciation shown separately below)	231,816	99,511	13,175	111,482	(14,294)	(3a	)	—			—			441,690

Gross profit	36,997	41,513	8,083	57,806	—			—			—			144,399

Operating expenses:
Indirect expenses	29,655	27,409	5,438	27,665	—			—			—			90,167
Depreciation and amortization	2,288	6,703	326	1,633	18,690	(3c	)	—			—			29,640

Income from operations	5,054	7,401	2,319	28,508	(18,690)			—			—			24,592

Interest expense, net	(6,407)	(3,677)	(1,734)	(40)	—			(16,421)	(4a	)	4,888	(4d	)	(23,391)
Loss on extinguishment of debt	—	—	—	—	—			—			—			—
Other income / (expense), net	(162)	1,049	(72)	—	—			—			—			815

(Loss) income before provision for income taxes	(1,515)	4,773	513	28,468	(18,690)			(16,421)			4,888			2,016

(Benefit) provision for income taxes	(878)	2,553	234	—	(557)	(3d	)	617	(4c	)	—	(5a	)	1,969

Net (loss) income	637	2,220	279	28,468	(18,133)			(17,038)			4,888			47

Less: Income (loss) attributable to noncontrolling interests	(38)	(50)	—	—	—			—			—	(5b	)	(88)

Net (loss) income attributable to Caliburn	(599)	2,270	279	28,468	(18,133)			(17,038)			4,888			135

Earnings per share
Basic (Note 6)														$—
Diluted (Note 6)														$—
Weighted average shares outstanding— Basic
Weighted average shares outstanding— Diluted

Unaudited Combined Pro Forma Statement of Income

for the year ended December 31, 2017

	HISTORICAL				ADJUSTMENTS						COMBINED PRO FORMA OF CALIBURN
($ thousands except per share amounts)	HOLDINGS	JANUS (a)	PTC	CHS	ACQUISITIONS		COMBINATION AND FINANCING		REORGANIZATION AND OFFERING
Revenue	381,592	187,561	28,360	205,718	(18,481)	(3a)	—		—		784,750
Cost of revenue (exclusive of depreciation shown separately below)	324,232	135,106	17,483	136,346	(18,481)	(3a)	—		—		594,686

Gross profit	57,360	52,455	10,877	69,372	—		—		—		190,064

Operating expenses:
Indirect expenses	47,137	51,076	7,388	37,098	(9,683)	(3b)	—		—		133,016
Depreciation and amortization	4,526	7,345	441	2,487	24,275	(3c)	—		—		39,074

Income from operations	5,697	(5,966)	3,048	29,787	(14,592)		—		—		17,974

Interest expense, net	(9,502)	(5,432)	(2,173)	(46)	—		(17,265)	(4a)	4,888	(4h)	(29,530)
Loss on extinguishment of debt	(725)	—	—	—	—		—		—		(725)
Other income / (expense), net	(9)	1,584	(71)	(30)	—		—		—		1,474

(Loss) income before provision for income taxes	(4,539)	(9,814)	804	29,711	(14,592)		(17,265)		4,888		(10,807)

(Benefit) provision for income taxes	(452)	4,360	40	—	(743)	(3d)	774	(4a)	—	(5a)	3,979

Net (loss) income	(4,087)	(14,174)	764	29,711	(13,849)		(18,039)		4,888		(14,786)

Less: Income (loss) attributable to noncontrolling interests	15	(103)	—	—	—		—		—	(5b)	(88)

Net (loss) income attributable to Caliburn	(4,102)	(14,071)	764	29,711	(13,849)		(18,039)		4,888		(14,698)

Earnings per share
Basic (Note 6)											$—
Diluted (Note 6)											$—
Weighted average shares outstanding—Basic
Weighted average shares outstanding—Diluted

(a)	Includes period from January 1, 2017 until December 15, 2017, the date of the acquisition of Janus. Janus’ operations during the period from December 16, 2017 until December 31, 2017 are reflected in the historical financial statements of Holdings.

Unaudited Combined Pro Forma Statement of Income

for the nine months ended September 30, 2018

	HISTORICAL			ADJUSTMENTS						COMBINED PRO FORMA OF CALIBURN
($ thousands except per share amounts)	HOLDINGS	PTC (a)	CHS (a)	ACQUISITIONS		COMBINATION AND FINANCING		REORGANIZATION AND OFFERING
Revenue	591,051	6,464	37,874	(4,213)	(3a)	—		—		631,176
Cost of revenue (exclusive of depreciation shown separately below)	471,902	4,350	24,231	(4,213)	(3a)	—		—		496,270

Gross profit	119,149	2,114	13,643	—		—		—		134,906

Operating expenses:
Indirect expenses	74,005	1,802	9,748	(3,158)	(3b)	—		—		82,397
Depreciation and amortization	25,853	109	624	(5,434)	(3c)	—		—		21,152

Income from operations	19,291	203	3,271	8,592		—		—		31,357

Interest expense, net	(21,845)	(497)	1	—		3,716	(4a)	—		(18,625)
Loss on extinguishment of debt	(5,182)	—	—	—		5,182	(4b)	—		—
Other income / (expense), net	1,390	(2,109)	—	843	(3b)	—		—		124

(Loss) income before provision for income taxes	(6,346)	(2,403)	3,272	9,435		8,898		—		12,856

(Benefit) provision for income taxes	(4,258)	(404)	—	93	(3d)	118	(4c)	—	(5a)	(4,451)

Net (loss) income	(2,088)	(1,999)	3,272	9,342		8,780		—		17,307

Less: Loss attributable to noncontrolling interests	(230)	—	—	—		—		—	(5b)	(230)

Net (loss) income attributable to Caliburn	(1,858)	(1,999)	3,272	9,342		8,780		—		17,537

Earnings per share
Basic (Note 6)										$—
Diluted (Note 6)										$—
Weighted average shares outstanding—Basic
Weighted average shares outstanding—Diluted

(a)	Includes period from January 1, 2018 until March 22, 2018, the date of the acquisitions of PT&C and CHS. Operations of PT&C and CHS during the period from March 23, 2018 until September 30, 2018 are reflected in the historical financial statements of Holdings.

Unaudited Combined Pro Forma Balance Sheet

as of September 30, 2018

($ thousands)	Holdings Historical	Combination and Financing Adjustments		Reorganization and Offering Adjustments		Combined Pro Forma of Caliburn
ASSETS
Cash and cash equivalents	20,441	(2,500)	(4e,4g)	—	(4h,5c)	17,941
Accounts receivable, net	215,793	—		—		215,793
Other current assets	22,934	—		—	(5e)	22,934

Total current assets	259,168	(2,500)		—		256,668

Property, plant and equipment, net	13,977	—		—		13,977
Goodwill	220,004	—		—		220,004
Other intangible assets, net of accumulated amortization	108,989	—		—		108,989
Deferred tax asset	5,333	—		—		5,333
Other long-term assets	11,553	—		—		11,553

TOTAL ASSETS	619,024	(2,500)		—		616,524

LIABILITIES AND MEMBERS’ EQUITY
Current revolving credit facility	32,000	25,000	(4f)	—		57,000
Current maturities of long-term debt	16,892	172,500	(4f)	(125,000)	(4h)	64,392
Accounts payable	57,276	—		—		57,276
Accrued salaries and leave	27,765	—		—		27,765
Accrued contingent consideration	2,154	—		—		2,154
Deferred revenue	1,965	—		—		1,965
Other accrued expenses and other current liabilities	1,555	—		—		1,555
Other accrued expenses	34,885	—		—		34,885
Income taxes payable	6,812	—		—		6,812

Total current liabilities	181,304	197,500		(125,000)		253,804

Long term debt, net of debt issuance costs and discount	353,246	—		—		353,246
Deferred income taxes	—	—		—	(5h)	—
Other long-term liabilities	1,939	—		—	(5i)	1,939

Total liabilities	536,489	197,500		(125,000)		608,939

Stockholders’ equity
Member’s equity	91,434	(200,000)	(4g)	—	(5f)	(108,566)
Class A common stock, par value	—	—		—	(5f)	—
Class B common stock, par value	—	—		—	(5f)	—
Additional paid in capital	—	—		125,000	(5d,5e,5f, 5g,5h,5i)	125,000
Accumulated (deficit) / earnings	(8,799)	—		—		(8,799)
Accumulated other comprehensive income (loss)	(160)	—		—		(160)

Member’s equity / Total stockholders’ equity attributable to Caliburn	82,475	(200,000)		125,000		7,475
Non-controlling interests	60	—		—	(5g)	60

Total stockholders’ equity	82,535	(200,000)		125,000		7,535

Total liabilities and stockholders’ equity	619,024	(2,500)		—		616,524

Notes to Unaudited Pro Forma Combined Financial Statements

(dollars in thousands, except share and per share data)

1. Basis of Presentation

The unaudited pro forma combined income statements give effect to the Transactions as if the Transactions occurred on January 1, 2017 and the unaudited pro forma combined balance sheet gives effect to the Transactions as if the Transactions occurred on September 30, 2018. The unaudited pro forma combined financial statements for the year ended December 31, 2017, for the nine months ended September 30, 2018 and 2017 and as of September 30, 2018 are based on and should be read in conjunction with the historical financial statements of the Issuer, Holdings, Janus and CHS, which appear elsewhere in this prospectus. Certain reclassifications have been made to the historical presentation of Janus and CHS to conform to the financial statement presentation of the Issuer, including Holdings as its predecessor, as further discussed in Note 2.

The business owned and operated by Holdings was formed from the combination of four companies under the control of DC Capital:

∎	Sallyport, which was a subsidiary of Michael Baker International, LLC, was acquired by DC Capital in 2011;

∎	Janus, which DC Capital acquired on December 15, 2017 for total consideration of $182.2 million (excluding $10 million of possible future contingent consideration);

∎	CHS, which DC Capital acquired on March 22, 2018 for total consideration of $131.4 million; and

∎	PT&C, which DC Capital acquired on March 22, 2018 for total consideration of $27.5 million (excluding $5 million of possible future contingent consideration).

On August 14, 2018, Sallyport, PT&C, CHS and Janus became subsidiaries of Holdings. We refer to the transaction in which the four entities became subsidiaries of Holdings as the “Combination.” The Combination was accounted for as a reorganization of entities under common control. The combined historical financial statements of Holdings, as predecessor to the Issuer, reflect the combined operations of Sallyport, PT&C, CHS and Janus for the periods that they were under common control. In connection with the Combination, Holdings entered into the Initial Credit Facilities, which include a new $380 million Term Loan Facility and a $75 million Revolving Credit Facility, of which approximately $15 million was drawn at closing of the Combination. The proceeds from the refinancing were used to repay the existing indebtedness of the combining entities, make certain cash distributions to equity holders and pay related fees and expenses. We describe the pro forma adjustments associated with the Combination and the Initial Credit Facilities in Note 4. On October 19, 2018, the credit agreement governing the Initial Credit Facilities was amended to incur the Additional Credit Facilities which were used to fund a distribution of $200 million to the Original Caliburn Holders.

The historical financial statements of Holdings do not reflect the operating results of Janus, CHS or PT&C prior to their acquisitions. The acquisitions of PT&C, CHS and Janus are accounted for as business combinations, and require the application of the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of the given transaction. As of the date of this prospectus, we have not finalized the valuation studies necessary to estimate the fair values of the assets acquired and liabilities assumed and the related allocation of purchase price. Accordingly, the values of the assets and liabilities set forth in these unaudited pro forma combined financial statements are preliminary, and once we complete our final valuation processes, we may report changes to the book value of the assets we acquired and liabilities we assumed, as well as the amount of goodwill, and those changes could differ materially from what we present here. We discuss the pro forma adjustments related to the acquisitions in Note 3.

At or prior to the closing of this offering, the Issuer will become a holding company whose only material asset will be a     % economic interest in Holdings, which holds the operating entities that comprise our business. The Issuer will also become the sole managing member of Holdings and will thereby control all of the management and operations of Holdings and its subsidiaries. The Legacy Holders will continue to own the LLC Interests they received in exchange for their existing membership interests in Holdings and will have no economic interests in the Issuer despite their ownership of Class B common stock. As a result, we will consolidate Holdings in our combined financial statements and will report a non-controlling interest related to the LLC Interests held by the Legacy Holders on our combined financial statements. We refer to the transactions that will result in this organizational structure as the “Reorganization,” and we describe them in greater detail in “Our Organizational Structure” elsewhere in this prospectus.

Upon consummation of the Reorganization and the closing of this offering, the Legacy Holders will own LLC Interests representing     % of the economic interest in Holdings (or     %, if the underwriters fully exercise their option to purchase additional shares of Class A common stock). Each Legacy Holder may exchange the LLC Interests it holds for newly-issued shares of Class A common stock on a one-for-one basis, with an automatic cancellation of an equal number of such holder’s Class B common stock. In addition, the Issuer will execute a Tax Receivable Agreement, which is expected to provide the Original Caliburn Holders and the Blocker Shareholder with 85% of the cash savings, if any, in United States federal, state and local taxes that the Issuer realizes or is deemed to realize as a result of the Original Caliburn Holders and the Blocker Shareholder (i) having directly purchased LLC Interests from the Original Caliburn Holders in this offering, (ii) the increases in the tax basis of assets of Holdings resulting from any future redemptions or exchanges of LLC Interests from the Original Caliburn Holders as described under “Certain Relationships and Related Party Transactions—Reorganization Transactions—Common Unit Redemption Right,” (iii) any existing tax attributes associated with the Original Caliburn Holders’ LLC Interests, the benefit of which is available to us following our acquisition of such LLC Interests, (iv) any existing net operating losses or other tax attributes available as a result of the Blocker Merger, and (v) certain other tax benefits related to our making payments under the TRA. We discuss the pro forma adjustments related to the reorganization and offering transactions in Note 5.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the Transactions, are factually supportable and, for purposes of the pro forma statements of earnings, are expected to have a continuing impact on the combined results. As a result, the unaudited pro forma combined financial information does not give effect to non-recurring adjustments in the pro forma combined statement of earnings even through such adjustments are reflected in the pro forma combined balance sheet. The unaudited pro forma combined financial information does not reflect any synergies or integration activities of the businesses that may be realized from the Transactions because they are not factually supportable.

Following the closing of this offering, we expect to grant stock-based awards under a long-term incentive plan. However, the number and terms of these awards have not yet been determined and will not be finalized at the time of offering. Therefore, pro forma adjustments to reflect additional compensation expense or adjust the historical employee compensation expenses related to legacy stock compensation plans (including employee stock option plan expense) are not considered factually supportable or reflected within the pro forma combined income statements.

2. Reclassifications

We have made certain reclassifications directly to the pre-acquisition historical financial statements of Janus and CHS, presented elsewhere in this prospectus, to conform to the financial statement presentation of Holdings.

Janus reclassifications in the unaudited pro forma combined income statement are as follows.

	Janus Reclassification Adjustments
	January 1, 2017 – September 30, 2017					January 1, 2017 – December 15, 2017
	Before Reclassification	Reclassification	Notes		After Reclassification	Before Reclassification	Reclassification	Notes		After Reclassification
Revenues:
Contract Revenue	141,024	(141,024)	(i	)	—	187,561	(187,561)	(i	)	—
Revenue		141,024	(i	)	141,024		187,561	(i	)	187,561

Cost of revenue:
Labor	39,467	(39,467)	(ii	)	—	54,594	(54,594)	(ii	)	—
Subcontractors	4,725	(4,725)	(ii	)	—	6,382	(6,382)	(ii	)	—
Travel	4,927	(4,927)	(ii	)	—	6,320	(6,320)	(ii	)	—
Materials	6,887	(6,887)	(ii	)	—	8,620	(8,620)	(ii	)	—
Fringe benefits	918	(918)	(ii	)	—	2,513	(2,513)	(ii	)	—
Consultants	13,357	(13,357)	(ii	)	—	17,980	(17,980)	(ii	)	—
Building and equipment rental	13,009	(13,009)	(ii	)	—	17,376	(17,376)	(ii	)	—
Depreciation	516	(516)	(iii	)	—	603	(603)	(iii	)	—
Other direct costs	16,221	(16,221)	(ii	)	—	21,321	(21,321)	(ii	)	—
Cost of revenue (exclusive of depreciation shown separately below)		99,511	(ii	)	99,511		135,106	(ii	)	135,106

Gross profit	40,997	516			41,513	51,852	603			52,455

Operating expenses:
Overhead	7,605	(7,605)	(iv	)	—	9,743	(9,743)	(iv	)	—
General and administrative	18,232	(18,232)	(iv	)	—	24,898	(24,898)	(iv	)	—
Unallow able expense	1,572	(1,572)	(iv	)	—	16,435	(16,435)	(iv	)	—
Indirect expenses		27,409	(iv	)	27,409		51,076	(iv	)	51,076
Depreciation and amortization	911	5,792	(iii	)	6,703		7,345	(iii	)	7,345
Intangibles amortization	5,276	(5,276)	(iii	)	—	6,742	(6,742)	(iii	)	—

Income from operations	7,401	—			7,401	(5,966)	—			(5,966)

Other income and expense:
Interest income	1	(1)	(v	)	—	254	(254)	(v	)	—
Interest expense	(3,678)	3,678	(v	)	—	(5,686)	5,686	(v	)	—
Interest expense, net		(3,677)	(v	)	(3,677)		(5,432)	(v	)	(5,432)
Loss on extinguishment of debt					—					—
Loss on asset disposal	(355)	355	(vi	)	—	(3)	3	(vi	)	—
Foreign exchange gain	1,105	(1,105)	(vi	)	—	1,065	(1,065)	(vi	)	—
Miscellaneous income	299	(299)	(vi	)	—	522	(522)	(vi	)	—
Other income / (expense), net		1,049	(vi	)	1,049		1,584	(vi	)	1,584

(Loss) income before provision for income taxes	4,773	—			4,773	(9,814)	—			(9,814)

Income taxes:
Current expenses	2,553	(2,553)	(vii	)	—	4,360	(4,360)	(vii	)	—
Penalties and interest	—	—	(vii	)	—	—	—	(vii	)	—
(Benefit) provision for income taxes		2,553	(vii	)	2,553		4,360	(vii	)	4,360

Net (loss) income	2,220	—			2,220	(14,174)	—			(14,174)

Less: Income (loss) attributable to noncontrolling interests	(50)	—			(50)	(103)	—			(103)

Net (loss) income attributable to Caliburn	2,270	—			2,270	(14,071)	—			(14,071)

(i)	Represents the reclassification of Janus’ Contract Revenue into Revenue to conform to the Issuer’s presentation.

(ii)	Represents the reclassification of Janus’ Labor, Subcontractors, Travel, Materials, Fringe benefits, Consultants, Building and equipment rental and Other direct cost into Cost of revenue to conform to the Issuer’s presentation.

(iii)	Represents the reclassification of Janus’ Depreciation, and Intangible amortization into Depreciation and amortization to conform to the Issuer’s presentation.

(iv)	Represents the reclassification of Janus’ Overhead, General and administrative, Unallowable expense into Indirect expense to conform to the Issuer’s presentation.

(v)	Represents the reclassification of Janus’ Interest income and Interest expense into Interest expense, net to conform to the Issuer’s presentation.

(vi)	Represents the reclassification of Janus’ Gain (loss) on assets disposal, Foreign exchange gain (loss) and Miscellaneous income into Other income / (expense), net to conform to the Issuer’s presentation.

(vii)	Represents the reclassification of Janus’ Current income taxes expenses, Deferred taxes and Penalties and interest on income taxes into Provision for income taxes to conform to the Issuer’s presentation.

CHS reclassifications in the unaudited pro forma combined income statement are as follows.

	CHS Reclassification Adjustments
	Jan. 1, 2018 – March 22, 2018					Jan. 1, 2017 – Dec. 31, 2017					Jan. 1, 2017 – September 30, 2017
	Before Re- classi- fication	Re- classi- fication	Notes		After Re- classi- fication	Before Re- classi- fication	Re- classi- fication	Notes		After Re- classi- fication	Before Re- classi- fication	Re- classi- fication	Notes		After Re- classi- fication
Revenue	37,874	—			37,874	205,718	—			205,718	169,288	—			169,288
Cost of revenue:
Salaries and other compensation	12,986	(12,986)	(i	)	—	60,818	(60,818)	(i	)	—	51,156	(51,156)	(i	)	—
Subcontractor and other direct costs	5,266	(5,266)	(i	)	—	50,995	(50,995)	(i	)	—	42,700	(42,700)	(i	)	—
Professional fees	5,030	(5,030)	(i	)	—	18,932	(18,932)	(i	)	—	13,481	(13,481)	(i	)	—
Lab fees	220	(220)	(i	)	—	1,728	(1,728)	(i	)	—	1,336	(1,336)	(i	)	—
Medical supplies	729	(729)	(i	)	—	3,873	(3,873)	(i	)	—	2,809	(2,809)	(i	)	—
Cost of revenue (exclusive of depreciation shown separately below)		24,231	(i	)	24,231		136,346	(i	)	136,346		111,482	(i	)	111,482

Gross profit	13,643	—			13,643	69,372	—			69,372	57,806	—			57,806

Operating expenses:
Depreciation and amortization	624		(ii	)	624	—	2,487	(ii	)	2,487	1,633	—	(ii	)	1,633
Sales and general administrative costs	9,748	(9,748)	(ii	)	—	39,585	(39,585)	(ii	)	—	27,665	(27,665)	(ii	)	—
Indirect expenses		9,748	(ii	)	9,748		37,098	(ii	)	37,098		27,665	(ii	)	27,665

Income from operations	3,271	—			3,271	29,787	—			29,787	28,508	—			28,508

Other income and expense:
Interest expense	(3)	3	(iii	)	—	(102)	102	(iii	)	—	(84)	84	(iii	)	—
Interest income	4	(4)	(iii	)	—	56	(56)	(iii	)	—	44	(44)	(iii	)	—
Interest expense, net		1	(iii	)	1		(46)	(iii	)	(46)		(40)	(iii	)	(40)
Loss on extinguishment of debt					—					—					—
Gain (loss) on disposal of furniture and equipment	—	—	(iv	)	—	(30)	30	(iv	)	—	—	—	(iv	)	—
Other income	—	—			—	—	—			—	—	—			—
Other income / (expense), net		—	(iv	)	—		(30)	(iv	)	(30)		—	(iv	)	—
(Loss) income before provision for income taxes	3,272	—			3,272	29,711	—			29,711	28,468	—			28,468

(Benefit) provision for income taxes					—					—	—				—

Net (loss) income	3,272	—			3,272	29,711	—			29,711	28,468	—			28,468

Less: Income (loss) attributable to noncontrolling interests		—			—		—			—	—	—			—

Net (loss) income attributable to Caliburn	3,272	—			3,272	29,711	—			29,711	28,468	—			28,468

(i)	Represents the reclassification of CHS’ Salaries and other compensation, Subcontractor and other direct costs, Professional fees, Lab fees and Medical supplies into Cost of revenue to conform to the Issuer’s presentation.

(ii)	Represents the reclassification of CHS’ depreciation and amortization expenses from Sales and general administrative costs into Depreciation and amortization to conform to the Issuer’s presentation. Additionally “Sales and general administrative costs” per CHS is “Indirect expenses” per the combined pro forma income statement.

(iii)	Represents the reclassification of CHS’ Interest income and Interest expense into Interest expense, net to conform to the Issuer’s presentation.

(iv)	Represents the reclassification of CHS’ Gain (loss) on assets disposal of furniture and equipment into Other income / (expense), net to conform to the Issuer’s presentation.

3. Acquisition-related adjustments

The following adjustments to the pro forma combined income statements reflect the acquisitions of PT&C, CHS and Janus:

3a.

Reflects the elimination of revenue and cost of revenue related to pre-Acquisition transactions, primarily subcontractor arrangements, between Holdings and CHS. There was no similar pre-Acquisition transactions between Holdings and PT&C or Janus. Subsequent to the Acquisitions, transactions between these parties are eliminated within the combined historical financial statements of Holdings.

3b.

Adjustment to exclude the transaction costs directly attributable to the acquisitions of PT&C, CHS and Janus that are included in the historical income statements ($0, $9.7 million and $4 million recognized in the nine months ended September 30, 2017, the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively), as such costs are not expected to have a continuing impact on the Issuer.

3c.	Adjustment to increase amortization expense for the acquired identifiable intangible assets based on their fair values as follows.

	PTC
				AMORTIZATION EXPENSE
	FAIR VALUE	USEFUL LIFE	AMORTIZATION METHOD	NINE MONTHS ENDED SEPTEMBER 30, 2018	YEAR ENDED DECEMBER 31, 2017	NINE MONTHS ENDED SEPTEMBER 30, 2017
Customer-related	6,398	3 years	Accelerated	1,698	2,211	1,658
Marketing-related	824	3 years	Straight-line	155	206	155
Total acquired finite lived intangible assets	7,222			1,852	2,417	1,813
Less: historical intangible asset amortization expense				(1,402)	(330)	(247)

Pro forma adjustment				450	2,087	1,566

	CHS
				AMORTIZATION EXPENSE
	FAIR VALUE	USEFUL LIFE	AMORTIZATION METHOD	NINE MONTHS ENDED SEPTEMBER 30, 2018	YEAR ENDED DECEMBER 31, 2017	NINE MONTHS ENDED SEPTEMBER 30, 2017
Customer-related	21,078	10-11 years	Accelerated	1,639	2,810	2,108
Marketing-related	4,570	4 years	Straight-line	857	1,143	857
Contract-based	17,114	10 years	Straight-line	1,316	1,755	1,316
Technology-based	9,358	5 years	Straight-line	1,404	1,872	1,404
In-process research & development	80			—	—	—
Total acquired finite lived intangible assets				5,215	7,580	5,685
Less: historical intangible asset amortization expense				(3,927)	—	—

Pro forma adjustment				1,288	7,580	5,685

	JANUS
				AMORTIZATION EXPENSE
	FAIR VALUE	USEFUL LIFE	AMORTIZATION METHOD	NINE MONTHS ENDED SEPTEMBER 30, 2018	YEAR ENDED DECEMBER 31, 2017	NINE MONTHS ENDED SEPTEMBER 30, 2017
Customer-related	26,208	15-17 year	Accelerated	1,948	10,705	8,381
Marketing-related	8,278	4 years	Accelerated	1,621	2,285	1,789
Contract-based	36,505	5 years	Accelerated	5,991	8,360	6,545
Total acquired finite lived intangible assets	70,991			9,560	21,350	16,715
Less: historical intangible asset amortization expense				(16,732)	(6,742)	(5,276)

Pro forma adjustment				(7,172)	14,608	11,439

	PT&C, CHS, AND JANUS TOTAL
Pro forma adjustment				(5,434)	24,275	18,690

Estimated future amortization expenses related to intangible assets recognized in connection with the acquisitions of PT&C, CHS and Janus are as follows:

	AMORTIZATION EXPENSE
(In thousands)	JANUS	PTC	CHS	TOTAL
Fiscal year 2018	22,310	1,980	5,891	30,181
Fiscal year 2019	12,748	2,698	7,206	22,652
Fiscal year 2020	11,911	2,324	8,439	22,674
Fiscal year 2021	10,782	220	8,685	19,686
Fiscal year 2022	7,630	—	7,250	14,880
Fiscal year 2023 and thereafter	5,611	—	14,649	20,260

Total Amortization Expense	70,991	7,222	52,120	130,333

3d.

Adjustment reflects the tax effects pertaining to PT&C based on the blended statutory tax rate. All other entities reflect pass-through entities for which pro forma adjustments are contemplated in Note 5a following the reorganization and establishment of the Issuer.

Management has not identified any differences between the accounting policies of Holdings and PT&C, CHS and Janus that would have a material impact on the pro forma financial information.

4. Financing and Combination adjustments

Adjustments to the pro forma combined income statements related to the Combination and related term loan and revolver refinancing, including the Initial Credit Facilities and Additional Credit Facilities, include the following.

4a.	Adjustment to record interest expense includes the following:

∎	Revolving Credit Facility, assumed to be entered into on January 1, 2017 and outstanding for the entire year ended December 31, 2017 and nine-months ended September 30, 2018.

∎	Initial Credit Facility, assumed to be entered into on January 1, 2017 and outstanding for the entire year ended December 31, 2017 and nine-months ended September 30, 2018.

∎	Additional Credit Facility, assumed to be entered into on January 1, 2017 and outstanding until September 16, 2017.

∎	Expected repayment of $125 million of the Additional Credit Facility using offering proceeds, assumed to have occurred on January 1, 2017.

The Revolving Credit Facility, Initial Credit Facility, and Additional Credit Facility have the same interest rate. The interest rate assumed for purposes of preparing this pro forma financial information based upon current market interest rates is 5.5320%. This rate comprises the one-month LIBOR rate of 2.2820% as of October 17, 2018. The actual financing and terms of the financing will be subject to market conditions. The following adjustments have been recorded to Interest Expense.

	NINE MONTHS ENDED SEPTEMBER 30, 2018	INTEREST EXPENSE YEAR ENDED DECEMBER 31, 2017	NINE MONTHS ENDED SEPTEMBER 30, 2017
Elimination of historical interest expense	(22,345)	(17,463)	(11,903)
Interest expense related to Revolving Credit Facility	2,188	2,917	2,188
Interest expense related to Initial Term Loan Facility	14,870	20,700	15,555
Interest expense related to Additional Term Loan Facility	—	6,491	6,491
Elimination of interest expense related to expected repayment from offering proceeds	—	(4,888)	(4,888)
Amortization of deferred financing fees	1,571	4,620	4,090

Pro forma adjustment to interest expense	(3,716)	12,377	11,533

A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $0.5 million, $0.7 million and $0.4 million for the nine months ended September 30, 2017, the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively.

4b.	Adjustment represents elimination of non-recurring debt modification and exchange losses recognized in connection with the refinancing of the term loan.
4c.

Adjustment reflects the tax effects pertaining to PT&C based on the blended statutory tax rate. All other entities reflect pass-through entities for which pro forma adjustments are contemplated in Note 5a following the reorganization and establishment of Caliburn.

4d.	Reduction in interest expense related to expected repayment of the Additional Credit Facility using IPO proceeds.

Adjustments to the pro forma combined balance sheet related to the Combination and term loan and revolver financing include the following.

4e.	Adjustments to cash and cash equivalents represents the following.

AS OF SEPTEMBER 30, 2018
Amounts borrowed under the Revolving Credit Facility	25,000
Amounts borrowed under the Additional Term Loan Facility	175,000
Cash paid for fees related to the Additional Term Loan Facility	(2,500)
Cash distributions made to equityholders	(200,000)

Pro forma adjustment to cash	(2,500)

4f.	Adjustment to debt represents the following.

($ in thousands)	AS OF SEPTEMBER 30, 2018
Current portion of debt:
Record current portion of Additional Term Credit Facility	175,000
Record current portion of Revolving Credit Facility	25,000
Less: financing fees (Additional Term Loan Credit Facility)	(2,500)

Total adjustment to current portion of debt	197,500

4g.	Adjustment reflects a distribution of $200 million using the proceeds of the Additional Credit Facilities.
4h.	Relates to expected repayment of $125 million of the Additional Credit Facility using offering proceeds.

5. Reorganization and offering adjustments

Adjustments to the pro forma combined income statements related to the Reorganization and this offering include the following.

5a.

Following the Reorganization and offering transactions, we will be subject to U.S. income taxes, in addition to state, local and foreign taxes, with respect to our allocable share of any net taxable income of Holdings. As a result, the pro forma combined income statement reflects an adjustment to our provision for corporate income taxes to reflect an effective rate of 35.6% for the nine months ended September 30, 2017, 35.6% for the year ended December 31, 2017, and 23.6% for the nine months ended September 30, 2018. These rates include provisions for U.S. federal income taxes and assume the highest statutory rates apportioned to each state, local and/or foreign jurisdiction. The Tax Cuts and Jobs Act (the Act), which was enacted in the United States on December 22, 2017, reduces the U.S. federal statutory tax rate of the combined group to 21% for fiscal year 2018 and thereafter. The effective tax rate calculation reflect the statutory tax rates in place during the applicable periods and therefore the pro forma combined income statements do not reflect the income tax effects of the Act before its enactment. The actual effective tax rate of the Issuer may differ materially from the pro forma effective tax rates due to, among other factors, a final analysis of the future realizability of our deferred tax assets and determination of a valuation allowance, any changes in tax laws and the impact of permanent tax differences.

5b.

Following the Reorganization, including this offering, we will consolidate the financial results of Holdings in our financial statements, and recognize the portion of Holdings owned by the Legacy Holders as a non-controlling interest. These adjustments reflect the portion of net income attributable to those non-controlling interests, equal to $        , $         or $         of net income for the nine months ended September 30, 2017, the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively. The determination of             % non-controlling interest is further discussed in note 5g.

Adjustments to the pro forma combined balance sheet related to the Reorganization and this offering include the following.

5c.

Reflects the net effect on cash of the receipt of net proceeds of $             million, as described in “Use of Proceeds”. A reconciliation of the gross proceeds from this offering to the net cash proceeds is set forth below.

Initial public offering price per share	$
Shares of Class A common stock issued in this offering

Gross proceeds		—
Less: Redemption proceeds to purchase an aggregate amount of LLC Interests from the Legacy Holders
Less: Repayment of term loan and revolver
Less: Payment of one-time fee to our Sponsor in consideration for terminating professional services
Less: Underwriting discounts and commissions and offering expenses (including $ million previously deferred)

Net cash proceeds		$—

If the underwriters fully exercise their option to purchase additional shares of Class A common stock, in addition to the use of proceeds described above, we intend to use additional redemption proceeds of $                 million to purchase an additional                  newly issued LLC Interests from Holdings.

5d.	Represents settlement of subscription receivable from Michael Baker International, LLC received in consideration for Class AA Interests of Holdings of $12.5 million.

5e.

We are deferring certain costs associated with this offering, including certain legal, accounting and other related expenses, which have been recorded in Other Current Assets on our combined balance sheet. Upon completion of this offering, these deferred costs will be charged against the proceeds from this offering with a corresponding reduction to additional paid-in capital.

5f.

Reflects the Reorganization, including this offering, as described under “Organizational Structure”, including (i) the elimination of members’ equity of Holdings, (ii) the issuance of Class B Common Stock by the Issuer to holders of LLC Interests at a price of $                per share, and (iii) the issuance of Class A Common Stock in connection with this offering, net of offering expenses.

5g.

After the Reorganization, including this offering, we will consolidate the financial results of the Holdings in our financial statements. We will account for the ownership interest of Legacy Holders in Holdings as a non-controlling interest in our combined financial statements. Immediately following this offering, the non-controlling interest will be                 %. This amount has been determined based on an initial public offering price of $                , the mid-point of the range listed on the cover of this prospectus, and the assumption that the underwriters do not exercise their option to purchase additional shares. The computation of the non-controlling interest following the consummation of this offering is as follows.

	UNITS	PERCENTAGE
Interest in Holdings held by Caliburn
Non-controlling interest in Holdings held by Legacy Holders

100%

If the underwriters fully exercise their option to purchase additional shares of Class A common stock, in addition to the use of proceeds described above, we intend to use additional redemption proceeds of $                million to purchase an additional                 newly issued LLC Interests from Holdings.

5h.	Reflects adjustment to deferred tax liabilities for outside basis adjustments related to the purchased LLC interests in connection with the Reorganization and Offering.

5i.

Reflects adjustments to give effect to the Tax Receivable Agreement, which we will enter into in connection with the Reorganization. The TRA liability of approximately $             million was reflected as an increase to Other long-term liabilities and estimated based on 85% of the tax benefits, primarily related to goodwill and intangible asset amortization deductions, that are available to us in connection with the Blocker Merger and the purchase of LLC Interests from the Exchanging Holders.

We currently do not believe that the initial purchase of LLC Interests in connection with the Reorganization and Offering will result in an increase in the tax basis of Holdings’ assets or the recognition of deferred tax assets. However, we believe that future exchanges of LLC Interests may result in increases in the tax basis and significant payments under the Tax Receivable Agreement as described under “Certain Relationships and Related Party Transactions—Reorganization Transactions—Common Unit Redemption Right.” We are continuing to assess the tax implications of the transaction, including our assessment of uncertain tax positions and the realizability of any future tax benefits, which may result in changes in our judgments and estimates affecting the recognition of additional deferred tax assets and obligations related to the Tax Receivable Arrangement in the future.

6. Pro forma earnings per share information

The unaudited pro forma combined basic and diluted earnings per share (“EPS”) are based on pro forma net income available to the Class A common stockholders divided by the basic and diluted weighted-average number of shares of Class A common stock outstanding following consummation of the Transactions. Class A and Class B common stockholders have substantially identical voting rights for matters submitted to a vote of stockholders. However, the Class B common stockholders are not entitled to receive any dividends or distributions and therefore Class B common stock is not included in the computation of pro forma basic or diluted net income per share.

At any time at the option of the holder, LLC Interests are exchangeable (with the accompanying cancellation of a corresponding number of shares of Class B common stock) for shares of Class A common stock on a one-for-one basis or cash (based on the market price of the shares of Class A common stock), at our option (such determination to be made by the disinterested members of our Board of Directors). The dilutive impact includes the potential exchange of LLC Interests for Class A common stock and related effect on net income attributable to non-controlling interests. The following table summarizes a reconciliation of the pro forma basis and diluted EPS.

COMBINED PRO FORMA
	NINE MONTHS ENDED SEPTEMBER 30, 2017	YEAR ENDED DECEMBER 31, 2017	NINE MONTHS ENDED SEPTEMBER 30, 2018
Basic net income (loss) per share:
Numerator
Net income (loss)	47	(14,786)	17,307
Less net income (loss) attributable to non-controlling interests

Net loss attributable to Class A common stock-basic	—	—	—

Denominator
Shares of Class A common stock held by
Shares of Class A common stock issued in this offering

Weighted-average shares of Class A common stock outstanding-basic	—	—	—

Basic net income (loss) per share

Diluted net income (loss) per share:
Numerator
Net income (loss) attributable to Class A common stock-basic
Reallocation of net income (loss) assuming conversion to LLC Interests

Net income (loss) attributable to Class A common stock-diluted	—	—	—

Denominator
Weighted-average shares of Class A common stock outstanding-basic
Weighted-average effect of diluted securities

Weighted-average shares of Class A common stock outstanding-diluted	—	—	—

Diluted net income (loss) per share

(1)

On November    , 2018, the Company paid a distribution in the amount of approximately $200 million to the Original Caliburn Holders in accordance with their percentage interests in Holdings. The distribution was funded with borrowings under the Additional Credit Facilities. We expect the distribution will be tax-free to the Original Caliburn Holders. Distributions declared in the year preceding an initial public offering are deemed to be in contemplation of the offering with the intention of repayment out of offering proceeds to the extent that the distributions exceeded earnings during such period. This distribution is significant relative to our reported equity as of September 30, 2018 and our pro forma net loss attributable to Caliburn Holdings LLC of $14.7 million and $             million for the year ended December 31, 2017 and for the nine months ended September 30, 2018, respectively. The supplemental pro forma information has been computed to give effect to the numbers of Class A common shares whose proceeds would be necessary to pay the distribution to the Original Caliburn Holders, but only to the extent the aggregate amount of the distribution exceeded our earnings. However, as the Company had net losses for the year ended December 31, 2017 and the nine months ended September 30, 2018, the full amount of the distribution has been considered to compute the number of Class A common shares that would be issued. The computations of the supplemental pro forma weighted average shares outstanding and net income per common share are set forth below.

COMBINED PRO FORMA
(in thousands, except per share data and percentages)	YEAR ENDED DECEMBER 31, 2017		NINE MONTHS ENDED SEPTEMBER 30, 2018
Supplemental Pro Forma Net Income per Share:
Numerator
Net income (loss) attributable to Caliburn Holdings LLC	$		$

Denominator
Distribution made to members in November , 2018		200,000		200,000
Divided by: the initial public offering price

Number of shares whose proceeds would be necessary to pay the distribution

Net income (loss) attributable to Caliburn Holdings LLC per common share:
Basic and Diluted	$		$

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Combined Financial Data,” our pro forma financial statements, and our audited and unaudited combined financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a leading provider of professional services and solutions to U.S. federal government agencies and commercial clients. Our offerings include consulting, engineering, medical, and environmental services as well as large scale program management in support of our core markets of national defense, healthcare, international diplomacy, and homeland security client readiness. Our scale, breadth and expertise enable us to perform substantially all client requirements with only a limited need for subcontractors. As a result, we can provide our clients with a highly-differentiated value proposition as the prime contractor on approximately 91.7% of our existing contracts.

For the year ended December 31, 2017, we generated 88.1% of our pro forma revenue from contracts with the U.S. federal government, either as a prime contractor or a subcontractor to other contractors engaged in work for the U.S. federal government. We generate revenue from a comprehensive portfolio of more than 500 contracts and task orders, which are diversified across many of the underlying bureaus and departments that compose the DoD, DoS, HHS and others. Revenue under contracts with the DoD, our largest client, including subcontracts under which the DoD is the ultimate purchaser, represented 50.3% of our pro forma revenue for the year ended December 31, 2017. Of this amount, we derived $302.0 million, or 38.5% of our pro forma revenue for the year ended December 31, 2017 from our Balad Base Support Contract for the Balad Air Base in Iraq. For the year ended December 31, 2017, we generated 10.9% of our pro forma total revenue from commercial clients. The balance of our fiscal year 2017 revenue was derived from intergovernmental organizations such as NATO and the UN, non-governmental organization (“NGOs”), Canada and the UK. Our business performance is significantly impacted by the overall level of U.S. federal government spending, particularly national security, homeland security, and intelligence spending, and the alignment of our service and product offerings and capabilities with current and future budget priorities of the U.S. federal government.

On March 23, 2018, the Omnibus Appropriations bill was signed into law by the President of the United States, providing two years of funding with a commitment to defense spending. The annual defense budget of $655 billion for government fiscal year (“GFY”) ending September 30, 2018 represents a $56.0 billion, or 9.3%, increase over the GFY 2017 enacted levels. The U.S. federal government’s defense spending on a standalone basis would qualify as the world’s third largest economy, and we believe there remains significant pockets of growth within a large and fragmented bureaucracy. We believe that our business is positioned to benefit from the needs of agencies and constituencies within the federal government that are less susceptible to budgetary pressure.

We expect that a majority of the business that we seek in the foreseeable future will continue to be awarded through a competitive bidding process. We believe our scale, position as a prime contractor, and broad service offerings will allow us to pursue bid activity on large U.S. federal government contract vehicles for which we are not currently a prime contractor. Consistent with our recent activity, we will continue to pursue select acquisitions that broaden our domain expertise and service offerings and/or establish relationships with new customers and on new contract vehicles.

Our industry also remains competitive in attracting and retaining employees with the necessary skills and security clearances along with rigid governance and compliance standards to perform the services required by our contracts. Our revenue depends on our ability to attract and retain such employees, identify business opportunities, allocate our labor resources to profitable markets, secure new customer agreements, renew existing customer agreements and provide high quality services. During the year ended 2017, we achieved a greater than 90% win-rate on recompete contracts, on a dollar basis.

Basis of Presentation and Acquisitions

The Issuer and the Reorganization

Caliburn International Corporation (the “Issuer”) is the issuer in this offering. It is a newly incorporated entity that had no prior business transactions or activities and had no assets or liabilities during the periods for which we present financial information in this prospectus.

At or prior to the closing of this offering, the Issuer will become a holding company whose only material asset will be a     % economic interest in Caliburn Holdings LLC (“Holdings”), which holds the operating entities that comprise our business. The Issuer will also become the sole managing member of Holdings and will thereby control all of the management and operations of Holdings and its subsidiaries. Accordingly, the Issuer will consolidate Holdings in its financial statements. We refer to the transactions that will result in this organizational structure as the “Reorganization,” and we describe them in greater detail in “Our Organizational Structure” elsewhere in this prospectus. We provide a balance sheet for the Issuer as of August 10, 2018 elsewhere in this prospectus. We also provide in this prospectus pro forma financial statements of the Issuer, which give effect to the Reorganization, the Combination described below, and certain other transactions, including contracts among the entities that are adjusted in the pro forma financial statements and will be eliminated on a going forward basis. See “Unaudited Combined Pro Forma Financial Information.”

Holdings and the Combination

Holdings will be considered the predecessor entity to the Issuer for financial reporting purposes, and we have included in this prospectus financial information of Holdings on an historical basis.

The business owned and operated by Holdings was formed pursuant to the combination in August 2018 of four companies under the control of DC Capital:

∎	Sallyport, which was a subsidiary of Michael Baker International, LLC, was acquired by DC Capital in 2011;

∎	Janus, which DC Capital acquired on December 15, 2017 for total net consideration of $182.2 million (excluding $10 million of possible future contingent consideration);

∎	CHS, which DC Capital acquired on March 22, 2018 for total consideration of $131.4 million; and

∎	PT&C, which DC Capital acquired on March 22, 2018 for total consideration of $27.5 million (excluding $5 million of possible future contingent consideration).

We refer to the transaction in which the four entities became subsidiaries of Holdings as the “Combination.” In the Combination, each of these companies became wholly-owned subsidiaries of Holdings, and the transaction was treated for financial reporting purposes as a reorganization of companies under common control. As a result, Sallyport is considered the predecessor entity to Holdings for financial reporting purposes, and the results of operations of Janus, CHS and PT&C are reflected in the financial statements of Holdings from their respective dates of acquisition by DC Capital.

We accounted for the acquisitions of each of Janus, CHS and PT&C as a business combination using the acquisition method of accounting. This method requires, among other items, that assets acquired and liabilities assumed be recognized at their fair values as of the relevant acquisition date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Critical Accounting Policies—Goodwill and Intangible Assets”.

Our Financial Statements and Presentation

Our audited financial statements for the year ended December 31, 2017 reflect the results of operations of Sallyport through December 31, 2017 and include the results of Janus only for the period from December 16, 2017 through December 31, 2017. Our financial statements reflect the results of operations of CHS and PT&C only after March 22, 2018. As a result, we believe that our historical financial statements are of limited value in assessing our current performance and our prospects as a single combined company. Accordingly, to assist investors in evaluating our results, we are including additional comparisons, as set forth below. Holdings has no obligations to provide such supplemental information in the future as it operates in one segment. We have provided below:

∎

a comparison of our results of operations on a pro forma basis (such statements prepared in accordance with Article 11 of Regulation S-X) for the nine months ended September 30, 2018 versus the nine months ended September 30, 2017;

∎

a comparison of the results of operations of Janus for the period from January 1, 2017 through December 15, 2017 (after which date it is consolidated in our financial statements) against the year ended December 31, 2016; and

∎	a comparison of the results of operations of CHS for the year ended December 31, 2017 against the year ended December 31, 2016.

Factors Affecting our Performance

Backlog

We view contract backlog as a key indicator of the overall health of our business. Our backlog was $2,164 million as of December 31, 2017 and $2,151 million as of September 30, 2018, and is divided into the following two categories:

∎

Funded contract backlog. U.S. government agencies and many state and local government agencies operate under annual fiscal appropriations and fund various contracts only on an incremental basis. Funded backlog for contracts with the U.S. Government represents the value on contracts for which funding is appropriated less revenue previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which we are obligated to perform, less revenue previously recognized on the contracts. Parties may or may not choose to exercise their options or renewals on such funded backlog contracts.

∎

Unfunded contract backlog. Unfunded contract backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. The estimated amounts of revenue to be earned are in part based on the Company’s judgment. Negotiated unfunded backlog does not include future potential task orders expected to be awarded under IDIQ, GSA, or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenue and funding on future task orders is anticipated.

The following table sets forth our contract backlog as of December 31, 2017 and as of September 30, 2018:

	AS OF
(in thousands)	DECEMBER 31, 2017	SEPTEMBER 30, 2018
Funded	$398,041	$417,453
Unfunded	1,765,857	1,733,656

Total	$2,163,898	$2,151,109

Several inherent factors associated with backlog preclude the ability to reasonably estimate what portion of our backlog will be realized within the next year. These factors include the timing of release of anticipated Request For Proposal (“RFP”), the timing of award of previously submitted RFP bids, customers’ intent to exercise priced option periods, and customers’ discretion to terminate contracts for convenience. Our ability to realize revenue from our contract backlog depends on the previously mentioned factors as well as continued availability of funding for various federal government agencies and, therefore, no assurance can be given to what percentage of our backlog will be realized, and actual realization could differ materially from current backlog. Backlog is monitored and adjusted on a monthly basis based on new information.

Contract types

Our earnings and profitability have in the past and may in the future vary materially depending on changes in the proportionate amount of revenue derived from each type of contract. We enter into three types of federal government contracts: cost-plus, time-and-materials and fixed-price. Under cost-plus contracts, we are reimbursed for allowable costs and paid a fee, which may be fixed or performance-based. Under time-and-materials contracts, we are reimbursed for labor at negotiated hourly billing rates and for certain expenses. Under fixed-price contracts, we perform specific tasks for a fixed price. Compared to cost-plus contracts, fixed-price contracts generally offer higher margin opportunities because we receive the benefit of cost savings but involve greater financial risk because we bear the impact of cost overruns. Time-and-material contracts also involve higher financial risk than cost-plus contracts because we assume the risk to perform those contracts at negotiated hourly rates. See “Business—Contracts—Types of Contracts” for a further discussion of these different types of contracts.

The following table presents our contract mix, on a pro forma basis, for the year ended December 31, 2017 and the nine months ended September 30, 2018.

	COMBINED PRO FORMA
	YEAR ENDED DECEMBER 31, 2017	NINE MONTHS ENDED SEPTEMBER 30, 2018
Fixed-Price Contracts	32%	34%
Time-and-Material Contracts	21%	11%
Cost-Plus Contracts	47%	55%

Total	100%	100%

Revenue mix

We generate revenue under our contracts from (1) the efforts of our technical staff, which we refer to as labor-related revenue, (2) the efforts of our subcontractors and (3) the materials and other direct costs incurred on a contract. Our subcontractor-related revenue and materials-related revenue generally have lower margins than our labor-related revenue. As such, since revenue generated by efforts of our technical staff generally result in higher margins, we seek to maximize prime contracts where we are able to better drive the mix of labor. Due to our scale, breadth and expertise, we are the prime contractor on approximately 92% of our existing contracts. Our mix of prime contracts versus subcontracts typically provides us with the ability to generate higher margins.

Components of our Results of Operations

Revenue

We derive revenue from the provision of services to our customers, typically through cost-plus, fixed-price, and time-and-material contracts. We recognize revenue when a contract has been executed, the contract price is fixed and determinable, delivery of services or products has occurred and collectability of the contract price is considered probable.

We recognize revenue under cost-plus contracts as our costs are incurred and we include an estimate of applicable fees earned. We recognize revenue under time-and-materials contracts by multiplying the number of direct labor-hours expended in the performance of the contract by the contract billing rates and adding other billable direct costs. For contracts that include performance-based incentives, we recognize the incentives when they have been earned and we can reasonably demonstrate satisfaction of the performance goal or when the incentive has been awarded. We recognize revenue under fixed-price contracts using the percentage of completion method, which involves a periodic assessment of costs incurred to date in relation to the estimated total costs at completion, or upon the delivery of specific products or services. We record the cumulative effects of any revisions to our estimated total costs and revenue in the period in which the facts requiring revisions become known. If we anticipate a loss on a contract, we provide for the full amount of the anticipated loss at the time of that determination. See “Critical Accounting Policies—Revenue Recognition and Project Estimates to Complete.”

Cost of revenue and gross profit

Our cost of revenue consists primarily of direct costs incurred to provide services and solutions to customers, the most significant of which are direct labor costs, including salaries and wages plus associated fringe benefits of our employees serving customers directly. Cost of revenue also includes other direct costs, such as the costs of subcontractors and outside consultants and third-party materials, including hardware or software that we purchase and provide to our customers as part of an integrated solution.

Our gross margin is impacted primarily by contract mix. Fixed price contracts generally offer higher margin opportunities since the price is fixed and payment is not affected if the work is performed or solutions are developed more efficiently than anticipated. By comparison, under time-and-materials contracts, we are paid at a fixed hourly rate that directly correlates to the hours we expend performing the work specified in the contract. In such contracts, there is an increase in direct labor cost for each additional hour of payment, which minimizes margin opportunities compared to a fixed price contact. Cost-plus contracts generally offer lower margin opportunities since the profit margin is a negotiated fee. Under certain cost-type contracts with governmental agencies, we are not contractually permitted to earn a margin on subcontractor costs or other direct costs (“ODCs”).

Because we earn higher profits on labor services that we provide directly through our employees, we expect the ratio of cost of revenue as a percentage of revenue to decline when our labor services that we provide directly through our employees increase relative to subcontracted labor or third-party materials. Conversely, as subcontracted labor or third-party material purchases for customers increase relative to labor or services that we provide directly through our employees, we expect the ratio of cost of revenue as a percentage of revenue to increase. Changes in the mix of services under our contracts can result in variability in our contract margins.

In addition to contract mix and the amount of direct labor services, factors such as purchasing efficiencies and costs related to our supply chain also affect our gross margin. Our gross margin has fluctuated from time to time based on mix of contract type.

Indirect expenses

Our indirect expenses include the salaries and wages plus associated fringe benefits of our employees not serving customers directly, as well as costs associated with facilities, corporate business development, bid and proposal, contracts administration, finance and accounting, human resources, recruiting, information systems support and legal and corporate governance. We continue to reduce our indirect expenses through integration of our acquired businesses and expect those savings to partially offset the additional costs we will incur from being a public company.

Depreciation and amortization

Depreciation and amortization includes the depreciation of property, plant and equipment, including computers, furniture, equipment, vehicles, software and leasehold improvements and the amortization of intangible assets. Identifiable intangible assets include customer relationships and trade names with finite lives acquired in business combinations, which are amortized over their estimated useful life using the pattern of benefits as derived from a cash flow-based methodology.

Interest expense, net

Our interest expense, net primarily represents the interest charged related to borrowings as well as debt financing and other related finance charges associated with such borrowings and debt financing.

Provision for income taxes

Provision for income taxes represents federal, foreign, state and local income taxes. Our effective rate differs from statutory rates due to the effect of state and local income taxes, tax rates in foreign jurisdictions and certain nondeductible expenses. We regularly evaluate statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. Our effective tax rate will change from quarter to quarter based on recurring and non-recurring factors, including, but not limited to, the geographical mix of earnings, enacted tax legislation, state and local income taxes, tax audit settlements and the interaction of various global tax strategies. We recognize any interest and penalties associated with tax matters as part of income tax expense.

In connection with the reorganization, we will record a deferred tax asset for the estimated income tax effects of the increase in the tax basis of the purchased interests based on a statutory tax rate of     % (which includes a provision for U.S. federal, state and local income taxes). The deferred tax asset will be netted with the deferred tax liability of the Issuer.

Results of Operations of Caliburn Holdings, LLC

The following tables summarize key components of our results of operations for the periods indicated:

	HISTORICAL				COMBINED PRO FORMA
	NINE MONTHS ENDED SEPTEMBER 30,				NINE MONTHS ENDED SEPTEMBER 30,
($ in thousands)	2017		2018		2017		2018
Statement of Operations Data:
Revenue	$268,813	100.00%	$591,051	100.00%	$586,089	100.00%	$631,176	100.00%
Cost of revenue	231,816	86.24	471,902	79.84	441,690	75.36	496,270	78.63

Gross profit	36,997	13.76	119,149	20.16	144,399	24.64	134,906	21.3
Operating expenses
Indirect expenses	29,655	11.03	74,005	12.77	90,167	15.38	82,397	13.13
Depreciation and amortization	2,288	0.85	25,853	4.37	29,640	5.06	21,152	3.35

Total operating expenses	31,943	11.88	101,358	17.15	119,807	20.44	103,549	16.41
Income from operations	5,054	1.88	19,291	3.01	24,592	4.20	31,357	4.97
Other expenses
Interest expense, net	(6,407)	(2.38)	(21,845)	(3.70)	(23,391)	(3.99)	(18,625)	(2.95)
Loss on extinguishment of debt	—	—	(5,182)	(0.88)	—	—	—	—
Other income/(expense), net	(162)	(0.06)	1,390	0.24	815	0.14	124	0.02

Total other income and expenses	(6,569)	(2.44)	(25,637)	(4.34)	(22,576)	(3.85)	(18,501)	(2.93)
Income (loss) before provision for income taxes	(1,515)	(0.56)	(6,346)	(1.33)	2,016	0.34	12,856	2.03
Provision (benefit) for income taxes	(878)	(0.33)	(4,258)	(0.62)	1,969	0.34	(4,451)	(0.71)

Net income (loss)	(637)	(0.24)	(2,088)	(0.71)	47	0.01	17,307	2.74
Less: Loss attributable to noncontrolling interest	(38)	(0.01)	(230)	(0.04)	(88)	0.02	(230)	(0.04)

Net income (loss) attributable to Caliburn Holdings, LLC	$(599)	(0.22)%	$(1,858)	(0.67)%	$135	0.02%	$17,537	2.78%

Caliburn Nine Months Ended September 30, 2018 Compared to the Nine Months Ended September 30, 2017 – Historical

Revenue

In the nine months ended September 30, 2018, revenue was $591.1 million compared to $268.8 million in the nine months ended September 30, 2017, an increase of $322.2 million or 119.9%. This increase was driven by the acquisition of Janus in December 2017, which contributed $167.1 million of revenue during the nine months ended September 30, 2018, the acquisition of CHS on March 22, 2018, which drove $152.1 million of the period-over-period increase, and the acquisition of PT&C on March 22, 2018, which provided $17.7 million of revenue in the period since its acquisition. These increases were offset by a decrease of $14.7 million due to a non-recurring reduction in revenues attributable to the Balad Base Support Contract, driven by an exemption obtained in Iraq related to certain reimbursable indirect taxes.

Cost of revenue and gross profit

Cost of revenue was $471.9 million in the nine months ended September 30, 2018 compared to $231.8 million in the nine months ended September 30, 2017, an increase of $240.1 million or 103.6%. This increase was driven by the acquisition of Janus in December 2017, which contributed $123.9 million of the increase in cost of revenues during the nine months ended September 30, 2018, the acquisition of CHS on March 22, 2018, which drove $105.8 million of the period-over-period increase, and the acquisition of PT&C on March 22, 2018, which added $10.9 million of cost of revenue in the period since its acquisition.

Gross profit was $119.1 million, or 20.2% of revenue, for the nine months ended September 30, 2018 compared to $37.0 million, or 13.8% or revenue, in the nine months ended September 30, 2017. This increase was primarily due to the aforementioned increase in revenue, coupled with the more favorable gross profit margins associated with the recently acquired Janus, CHS and PT&C businesses.

Indirect expenses

Indirect expenses were $74.0 million in the nine months ended September 30, 2018 compared to $29.7 million in the nine months ended September 30, 2017, an increase of $44.3 million or 149.2%. This increase was primarily due to the aforementioned acquisitions of Janus, CHS and PT&C, which contributed $21.4 million, $29.2 million and $3.9 million, respectively, to the year-over-year increase in indirect expenses. These increases were offset by a decrease of approximately $10.5 million in Sallyport, driven by the reversal of $2.6 million in accrued indirect tax penalties during the nine months ended September 30, 2018 related to the exemption obtained for Iraqi social security taxes obtained during the period, coupled with the reversal of a reserve established for disallowed costs as part of the definitization of the prior Balad Base Support Contract. The contract was successfully definitized during the nine months ended September 30, 2018 on more favorable terms than projected, allowing for the adjustment to the reserve.

Depreciation and amortization

Depreciation and amortization was $25.9 million in the nine months ended September 30, 2018 compared to $2.3 million in the nine months ended September 30, 2017, an increase of $23.6 million. This increase was primarily due to an increase of $16.0 million, $3.9 million and $1.3 million, respectively, in amortization expense primarily related to intangibles from the acquisitions of Janus in December 2017, CHS in March 2018, and PT&C in March 2018, respectively.

Interest expense, net

Interest expense, net, was $21.8 million in the nine months ended September 30, 2018 compared to $6.4 million in the nine months ended September 30, 2017, an increase of $15.4 million or 241.0%. The increase was primarily due to the increase in outstanding debt related to the acquisitions of Janus, CHS and PT&C.

Loss on extinguishment of debt

Loss on extinguishment of debt was $5.2 million for the nine months ended September 30, 2018, while there was no loss from the extinguishment of debt in the corresponding period of 2017. The loss was driven by the write-off of a portion of the deferred financing fees related to the Company’s previous debt agreements in conjunction with the refinancing of the Company’s debt in August 2018.

Benefit from income taxes

Benefit from income taxes totaled $4.3 million in the nine months ended September 30, 2018 compared to a benefit from income taxes of $0.9 million in the nine months ended September 30, 2017, an increase of $3.4 million. The increase was primarily driven by the reversal of a valuation allowance on foreign tax credits.

Caliburn Nine Months Ended September 30, 2018 Compared to the Nine Months Ended September 30, 2017 – Pro Forma

Revenue

In the nine months ended September 30, 2018, pro forma revenue was $631.2 million compared to $586.1 million in the nine months ended September 30, 2017, an increase of $45.1 million or 7.7%. The revenue growth is due, in part, to increased demand for medical exam management services and the award of new Health and Human Services (HHS) Task Orders at Homestead Florida and in the Rio Grande Valley, Texas. Medical exam management revenue increased by $13.9 million, or 35.6%, from $39.0 million in the nine months ended September 30, 2017 to $52.9 million in the corresponding period in 2018. The change in revenue is due to increased requirements for pre-employment medical screening for new employees on several medical exam management contracts. The Task Order requirements for the HHS IDIQ contract at Homestead Florida have increased since the Task Order was awarded on February 22, 2018. A new Task Order from HHS, awarded on August 27, 2018, to provide medical and shelter care services at three facilities in the Rio Grande Valley. HHS program Task Order-related revenue increased by $13.3 million, or 20.5%, from $64.9 million in the nine months ended September 30, 2017 to $78.2 million in the corresponding period in 2018. Also contributing to the period-over-period growth in revenues was $45.6 million from new U.S. federal government contracts for risk management services, including a task order on the Department of State’s Worldwide Protective Services II IDIQ contract which began in 2018. These increases in revenues were partially offset by $24.0 million of decreased activity from the U.S. Army Corp of Engineers worldwide remediation task orders, as projects reached completion or were substantially completed.

Cost of revenue and gross profit

Pro forma cost of revenue was $496.3 million in the nine months ended September 30, 2018 compared to $441.7 million in the nine months ended September 30, 2017, an increase of $54.6 million, or 12.4%, driven primarily by increased revenue volume. Cost of revenues was unfavorably impacted by a forward loss provision recorded during the nine months ended September 30, 2018 on a Department of State project that the Company is performing in Tel Aviv.

Pro forma gross profit was $134.9 million, or 21.4% of pro forma revenue, for the nine months ended September 30, 2018 compared to $144.4 million, or 24.6% of pro forma revenue, in the nine months ended September 30, 2017. This decrease in pro forma gross profit was primarily due to the impact of the forward loss provision recorded on the Tel Aviv project.

Indirect expenses

Pro forma indirect expenses were $82.4 million in the nine months ended September 30, 2018 compared to $90.2 million in the nine months ended September 30, 2017, a decrease of $7.8 million or 8.6%. This decrease was primarily due to the reversal of $9.1 million in contingent consideration related to the Janus acquisition, based on a probability weighted assessment of Janus achieving its earn-out targets for 2018. In addition, both a $2.6 million reduction in accrued indirect tax penalties during the nine months ended September 30, 2018 related to an exemption obtained for Iraqi social security taxes during the period, and the reversal of a reserve established for disallowed costs as part of the definitization of the prior Balad Base Support Contract contributed to the period-over-period decrease in indirect expenses. The Balad Base Support Contract was successfully definitized during the nine months ended September 30, 2018, allowing for the adjustment to the reserve. These decreases were partially offset by increased salaries and wages for recruiting and human resources related to new employees in Homestead, Florida and in the Rio Grande Valley, Texas, in support of the new HHS Task Orders. The Company also incurred higher consulting expenses in support of the new business proposals for HHS and DoD clients during the nine months ended September 30, 2018.

Depreciation and amortization

Pro forma depreciation and amortization was $21.2 million in the nine months ended September 30, 2018 compared to $29.6 million in the nine months ended September 30, 2017, a decrease of $8.5 million or 28.6%. This decrease was due to the decrease in pro forma amortization expense primarily related to intangible assets acquired in the acquisitions of Janus, CHS and PT&C.

Interest expense, net

Pro forma interest expense, net, was $18.6 million in the nine months ended September 30, 2018 compared to $23.4 million in the nine months ended September 30, 2017, a decrease of $4.7 million or 20.3%. The decrease was primarily due to the decrease in pro forma outstanding debt.

Provision for income taxes

The pro forma benefit from income taxes totaled $4.4 million in the nine months ended September 30, 2018 compared to a pro forma provision for income taxes of $2.0 million in the nine months ended September 30, 2017, a decrease of $2.4 million. The period-over-period decrease in the provision primarily resulted from the release of a valuation allowance on foreign tax credits during the period ended September 30, 2018.

	YEAR ENDED DECEMBER 31,
($ in thousands)	2016		2017
Statement of Operations Data:
Revenue	$513,143	100.0%	$381,592	100.0%
Cost of revenue	436,780	85.1	324,232	85.0

Gross profit	76,363	14.9	57,360	15.0
Operating expenses
Indirect expenses	47,956	9.3	47,137	12.4
Depreciation and amortization	3,471	0.7	4,526	1.2

Total operating expenses	51,427	10.0	51,663	13.6
Income from operations	24,936	4.9	5,697	1.5
Other expenses
Interest expense, net	(8,398)	(1.6)	(9,502)	(2.5)
Loss on extinguishment of debt	—	—	(725)	(0.2)
Other income/(expense), net	(1,355)	0.3	(9)	0.0

Total other income and expenses	(9,753)	(1.9)	(10,236)	(2.7)
Income (loss) before provision for income taxes	15,183	3.0	(4,539)	(1.2)
Provision for income taxes	9,734	1.9	(452)	(0.1)

Net income (loss)	5,449	1.1	(4,087)	(1.1)
Less: Income attributable to noncontrolling interest	103	0.0	15	0.0

Net income (loss) attributable to Caliburn Holdings, LLC	$5,346	1.0%	$(4,102)	(1.1)%

Caliburn Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

Revenue

In the year ended December 31, 2017, revenue was $381.6 million compared to $513.1 million in the fiscal year ended December 31, 2016, a decrease of $131.6 million or 25.6%. This decrease was primarily due to the decrease of $89.1 million in year-over-year activity on the Balad Construction Contract for the renovation and reconstructruction of key facilities at Balad Air Base, Iraq. This decrease in revenues was expected, as the major construction, renovation and reconstruction activities were substantially completed during the fiscal year ended December 31, 2016. The Balad Construction Contract was awarded to us to bring the Balad Air Base up to the standards required to support the F-16 aircraft being delivered to Balad under the U.S. Foreign Military Sales (“FMS”) program. While the initial renovation and reconstruction of key facilities was substantially completed in 2016, an additional $9 million of funding was added to the contract for additional renovation services, which was performed from September 2017 through June 2018.

The year over year decrease in revenue also resulted from a decrease of $27.2 million in revenue at our Al Mansour life support and security facility in Baghdad, Iraq due to the loss of our anchor tenant at the facility in late 2016 when the related contract was completed. As of December 31, 2017, we had closed the Al Mansour facility because we were unable to replace the anchor tenant during 2017. This decrease was coupled with a decrease of $16.9 million in revenue in our specialized construction and technical services divisions primarily as a result of the completion of U.S. embassy projects in Oslo and Vienna partially offset by work on the U.S. embassy in Tel Aviv. These decreases in revenue in the fiscal year ended December 31, 2017 were partially offset by increased revenue of $8.5 million related to the on-going Balad Base Support Contract, which generated $298.8 million in 2017 and $290.3 million in 2016. For further information regarding the Balad Contracts, see “Certain Relationships and Related Party Transactions—Certain Material Relationships—Balad Base Support Contract.”

Cost of revenue and gross profit

Cost of revenue was $324.2 million in the fiscal year ended December 31, 2017 compared to $436.8 million in the fiscal year ended December 31, 2016, a decrease of $112.6 million or 25.8%. The decrease was primarily due to the year-over-year decrease in cost of revenue of $75.9 million related to the Balad Construction Contract attributable to the substantial completion of renovation activities in 2016, coupled with a decrease in cost of revenue of $16 million at our Al Mansour facility. In addition, the cost of revenue related to specialized construction and technical services decreased by $10 million in 2017 as compared to 2016 primarily due to the completion of the U.S. embassy projects described above.

Gross profit was $57.4 million, or 15.0% of revenue, for the fiscal year ended December 31, 2017 compared to $76.4 million, or 14.9% or revenue, in the fiscal year ended December 31, 2016. This decrease was primarily due to the aforementioned decrease in year-over-year revenue.

Indirect expenses

Indirect expenses were $47.1 million in the fiscal year ended December 31, 2017 compared to $48 million in the fiscal year ended December 31, 2016, a decrease of $0.9 million or 1.7%. This decrease was primarily due to a decrease of $1.3 million in professional fees associated with the Balad definitization process, coupled with a decrease in indirect salaries.

Depreciation and amortization

Depreciation and amortization was $4.5 million in the fiscal year ended December 31, 2017 compared to $3.5 million in the fiscal year ended December 31, 2016, an increase of $1 million or 30.4%. This increase was primarily due to an increase of $1 million in amortization expense primarily related to intangibles from the acquisition of Janus in December 2017.

Interest expense, net

Interest expense, net, was $9.5 million in the fiscal year ended December 31, 2017 compared to $8.4 million in the fiscal year ended December 31, 2016, an increase of $1.1 million or 13.1%. The increase was primarily due to the year-over-year increase in outstanding debt.

Provision for income taxes

Benefit for income taxes totaled $0.5 million in the fiscal year ended December 31, 2017 compared to a provision for income taxes of $9.7 million in the fiscal year ended December 31, 2016, a decrease of $10.2 million or 104.6%. The benefit for income taxes for the fiscal year ended December 31, 2017 included domestic taxes totaling $5.9 million that were partially offset by the net reversal of foreign taxes totaling $6.4 million. The international tax benefit for the fiscal year ended December 31, 2017 resulted from a favorable tax position taken during the fiscal year ended December 31, 2017 relative to income taxes in Iraq. The provision for income taxes for the fiscal year ended December 31, 2016 included a benefit from domestic taxes totaling $0.7 million, partially offset by the provision for foreign taxes totaling approximately $10.4 million.

Results of Operations of Comprehensive Health Services, Inc.

The following tables summarize key components of the results of operations of Comprehensive Health Services, Inc. for the periods indicated:

	YEAR ENDED DECEMBER 31,
($ in thousands)	2016		2017
Statement of Operations Data:
Revenue	$236,146	100.0%	$205,718	100.0%
Direct costs	156,282	66.2	136,347	66.3

Gross profit	79,864	33.8	69,371	33.7
Sales and general administrative costs	42,791	18.1	39,585	19.2

Operating Income	37,073	15.7	29,786	14.5
Other expenses
Interest expense	(181)	(0.1)	(102)	0.0
Other income/(expense), net	12	0.0	26	0.0

Total other expense	(170)	(0.1)	(75)	0.0

Net income	$36,903	15.6%	$29,711	14.4%

Comprehensive Health Services, Inc. Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

Revenue

In the fiscal year ended December 31, 2017, revenue was $205.7 million compared to $236.1 million in the fiscal year ended December 31, 2016, a decrease of $30.4 million or 12.9%. This decrease was primarily due to successful completion in April 2017 of a Health and Human Services (“HHS”) task order at a large overflow medical and shelter care facility at Homestead Air Force Base.

Direct costs and gross profit

Direct costs were $136.3 million in the fiscal year ended December 31, 2017 compared to $156.3 million in the fiscal year ended December 31, 2016, a decrease of $20 million or 12.8%. The decrease was primarily due to successful completion of the HHS task order described above. Following completion of this facility, CHS incurred lower salaries, wages and supplier costs on the lower revenue base.

Gross profit was $69.4 million, or 33.7% of revenue, for the fiscal year ended December 31, 2017 compared to $79.9 million, or 33.8% of revenue, in the fiscal year ended December 31, 2016. CHS’s gross profit as a percentage of revenue was relatively consistent year-over-year, while gross profit declined due to successful completion of the HHS task order at the overflow shelter in April 2017 resulting in the aforementioned decrease in revenue in 2017.

Sales and general administrative costs

Sales and general administrative costs were $39.6 million in the fiscal year ended December 31, 2017 compared to $42.8 million in the fiscal year ended December 31, 2016, a decrease of $3.2 million or 7.5%. Sales and general administrative costs decreased year-over-year due to reduced consulting and legal expenses and were partially offset by higher indirect salaries and wages for retaining bilingual staff from the completed HHS task order. CHS retained key personnel from the completed HHS overflow shelter task order to maintain the capability to perform future HHS task order requirements.

Interest expense

Interest expense was $0.1 million in the fiscal year ended December 31, 2017 compared to $0.2 million in the fiscal year ended December 31, 2016, a decrease of $0.1 million or 43.6%. CHS maintained cash balances during the year ended December 31, 2017 and experienced lower interest expense during the year because it did not borrow on its line of credit.

Results of Operations of Janus ESOP Holdings Inc.

The following tables summarize key components of our results of operations of Janus ESOP Holdings Inc. for the periods indicated:

($ in thousands)	YEAR ENDED DECEMBER 31, 2016		PERIOD ENDED JANUARY 1, 2017 THROUGH DECEMBER 15, 2017
Statement of Operations Data:
Contract revenue	$233,261	100.0%	$187,561	100.0%
Cost of contract revenue	169,490	72.7	135,709	72.4

Gross profit	63,771	27.3	51,852	27.6
Indirect expenses	40,905	17.5	51,076	27.2
Other Operating Expense
Intangibles Amortization	7,855	3.4	6,742	3.6

Income (loss) from operations	15,012	6.4	(5,965)	(3.2)
Other income (expense)
Interest expense	(4,253)	(1.8)	(5,687)	(3.0)
Other income/(expense), net	(728)	(0.3)	1,839	1.0

Total other income (expense)	(4,981)	(2.1)	(3,848)	(2.1)
Income (loss) before income taxes	10,030	4.3	(9,814)	(5.2)
Total income taxes	5,680	2.4	4,361	2.3

Net income (loss)	4,350	1.9	(14,175)	(7.6)
Allocation of (income) loss—noncontrolling interests in subsidiary	(78)	0.0	103	0.1

Net income attributable to Janus and subsidiaries	$4,272	1.8%	$(14,071)	(7.5)%

Janus Fiscal Year Ended December 31, 2016 Compared to Period From January 1, 2017 through December 15, 2017.

Contract revenue

In the period from January 1, 2017 through December 15, 2017 (the “Period Ended December 15, 2017”), contract revenue was $187.6 million compared with $233.3 million in the fiscal year ended December 31, 2016. In addition, Janus contributed $12.4 million of contract revenue to the results of Caliburn following its acquisition. The decrease in revenue of $45.7 million, or 19.6%, was primarily due to $69.4 million in decreased activity from USACE worldwide remediation task orders, as several projects were completed or substantially completed. This decreased activity was partially offset by $48.7 million in increased activity from DoS Weapons Removal and Abatement task orders, which increased as a result of demand for these services in new territories. Other projects decreased by $10.6 million, primarily due to infrastructure projects for Oil & Gas clients completed in 2016. In addition to the foregoing, the decrease in revenue in 2017 was also due to the Period Ended December 15, 2017 being two weeks shorter than the 2016 comparative period.

Cost of contract revenue and gross profit

In the Period Ended December 15, 2017, cost of contract revenue was $135.7 million compared with $169.5 million in the fiscal year ended December 31, 2016. In addition, Janus contributed $8.3 million of cost of contract revenue to the results of Caliburn following its acquisition. The decrease in cost of contract revenue of $33.8 million, or 19.9%, was primarily due to the $43.7 million, or 18.7%, decrease in revenue noted above.

In the Period Ended December 15, 2017, gross profit was $51.9 million compared with $63.8 million in the fiscal year ended December 31, 2016. In addition, Janus contributed $4.1 million of gross profit to the results of Caliburn following its acquisition. The decrease in gross profit of $11.9 million, or 18.7%, was primarily due to decreased revenue experienced from 2016 to 2017. As a percentage of contract revenue, gross profit in 2017 and 2016 was

27.6% and 27.3%, respectively. The increased percentage between 2016 and 2017 is attributable to an increase in the proportion of fee bearing tasks as opposed to cost pass-through tasks for both USACE and DoS task orders.

Indirect expenses

In the Period Ended December 15, 2017, indirect expenses were $51.1 million compared with $40.9 million in the fiscal year ended December 31, 2016. In addition, Janus contributed $5.6 million of indirect expenses to the results of Caliburn following its acquisition. The increase in indirect expenses of $10.2 million, or 24.9%, was primarily due to an increase in unallowable expenses of $15.7 million. These increased costs are primarily transaction-related costs associated with the sale of Janus to Caliburn, including the acceleration of unvested equity units and the termination of an employee stock ownership plan. Overhead and General and Administrative costs were both down $2.8 million between 2016 and 2017 as a result of a fall in the number of large proposals, which led to reduced labor expenses, fewer consultant fees, and reduced expenses for bid and proposal activity.

Intangibles amortization

In the Period Ended December 15, 2017, intangibles amortization was $6.7 million compared with $7.9 million in the fiscal year ended December 31, 2016. In addition, Janus contributed $1 million of intangibles amortization to the results of Caliburn following its acquisition. The decrease in intangibles amortization of $1.1 million, or 14.2%, was primarily due to intangible assets being amortized on an accelerated basis of future expected cash flows from intangible assets.

Interest expenses

In the Period Ended December 15, 2017, interest expenses were $5.7 million compared with $4.3 million in the fiscal year ended December 31, 2016. In addition, Janus contributed $0.4 million of interest expenses to the results of Caliburn following its acquisition. The increase in interest expenses of $1.4 million, or 33.7%, was primarily due to an April 1, 2017 debt restructuring and an increase in LIBOR rates on long term debt.

Income taxes

In the Period Ended December 15, 2017, income taxes were $4.4 million compared with $5.7 million in the fiscal year ended December 31, 2016. In addition, Janus contributed $0.9 million of income taxes to the results of Caliburn following its acquisition. The decrease in income taxes of $1.3 million, or 23.2%, was primarily due to reduced foreign taxes, an operating loss in 2017, and the Period Ended December 15, 2017 being two weeks shorter than the 2016 comparative period.

Liquidity and Capital Resources

We have historically funded our operations primarily through cash generated from operating activities and borrowings under our Refinanced Indebtedness, as described below in “Description of Indebtedness.” Going forward, our primary sources of liquidity are expected to be cash generated from operating activities and borrowings under our Revolving Credit Facility. Our primary requirements for short-term liquidity are working capital and general corporate needs, including modest capital expenditures and servicing our indebtedness. Our primary source of long-term capital is borrowings under our Term Loan Facilities.

Cash and cash equivalents totaled $20.4 million as of September 30, 2018. We believe that our current resources, anticipated cash flows from operations and borrowing capacity, will be sufficient to finance our operations, meet our current debt obligations, and fund anticipated capital expenditures for at least the next 12 months. We regularly review acquisition opportunities and other potential strategic transactions, which may require additional debt or equity financing. Additional financing for such strategic transactions may not be available when required or, if available, may not be on terms satisfactory to us.

We are a holding company with no operations of our own and, as such, we depend on our subsidiaries for cash to fund all of our operations and expenses. We will depend on the payment of distributions by our current and future subsidiaries, including Holdings, and such distributions may be restricted as a result of regulatory restrictions, state law regarding distributions by a limited liability company to its members, or contractual agreements, including agreements governing their indebtedness. For a discussion of those restrictions, see “Risk Factors—Risks Related to Our Organizational Structure—We are a holding company with no operations of our own and, as such, depend on our subsidiaries for cash to fund all of our operations and expenses, including future dividend payments, if any.”

In addition, following the consummation of this offering, we will be obligated to make payments under the Tax Receivable Agreement. Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary due to the uncertainty of various factors as described under “Certain Relationships and Related Party Transactions—Tax Receivable Agreement,” we expect that the payments that we will be required to make to the Original Caliburn Holders and the Blocker Shareholder will be significant. For our current estimate of such amounts, see “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” Any payments made by us to the Original Caliburn Holders and the Blocker Shareholders under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or to Holdings and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us.

We currently intend to retain all available funds and any future earnings for use in the operation of our business, and therefore we do not currently expect to pay any cash dividends on our Class A common stock. Any future determination to pay dividends to holders of Class A common stock will be at the discretion of our board of directors and will depend upon many factors, including our results of operations, financial condition, capital requirements, restrictions in Holdings’ debt agreements and other factors that our board of directors deems relevant. See “Dividend Policy.” Holders of Class B common stock will have the same voting rights as holders of Class A common stock but holders of Class B common stock will not be entitled to receive any distributions from or participate in any dividends declared by our Board of Directors.

Summary of Cash Flow

Our cash flows are primarily impacted from period to period by fluctuations in working capital. Factors such as the contract mix, commercial terms, days sales outstanding and delays in the start of projects may impact working capital. In line with industry practice, we accumulate costs during a given month and then bill such costs in the following month for many of our contracts. As a substantial portion of our customer base is public sector customers, such as agencies of the U.S. federal government, we have not historically experienced a large volume of write-offs related to our accounts receivable and unbilled revenue on contracts in progress. We regularly assess our accounts receivables and costs in excess of billings for collectability and provide allowances for doubtful accounts where appropriate. We believe our reserves for doubtful accounts are appropriate as of September 30, 2018, but adverse changes in the economic environment may impact certain of our customers’ ability to access capital and compensate us for our services as well as impact project activity for the foreseeable future.

A summary of our cash flows from operating, investing and financing activities is presented in the following tables.

	NINE MONTHS ENDED SEPTEMBER 30,
(in thousands)	2017	2018
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$(29,660)	$61,111
Net cash used in investing activities	(2,346)	(157,050)
Net cash provided by financing activities	31,524	100,866

	YEAR ENDED DECEMBER 31,
(in thousands)	2016	2017
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$3,964	$(53,556)
Net cash used in investing activities	(2,557)	(176,637)
Net cash provided by financing activities	3,951	233,939

Net Cash provided by (used in) Operating Activities

Net cash provided by operating activities was $61.1 million in the nine months ended September 30, 2018 as compared to $29.7 million in net cash used in operating activities in the nine months ended September 30, 2017.

The period-over-period increase in net cash provided by operating activities was primarily attributable to successful definitization of our Balad Base Support Contract during the nine months ended September 30, 2018. This process resulted in cash receipts of $88.4 million in August 2018, reflected in the reduction in accounts receivable during the nine months ended September 30, 2018.

Net cash used in operating activities was $53.6 million in the fiscal year ended December 31, 2017 as compared to $4 million of net cash provided by operating activities in the fiscal year ended December 31, 2016. The year-over-year decrease in net cash used in continuing operating activities was primarily attributable to the decrease in accounts payable, which was partially offset by the decrease in accounts receivable. The year-over-year decrease in “Accounts receivable, net” in our combined balance sheets primarily related to our successful definitization of the Balad Construction Contract, for which we received $48.3 million, was partially offset by cost and fee withholdings related to the undefinitized status of the Balad Base Support Contract during 2017. Accounts payable decreased by $43.3 million for the fiscal year ended December 31, 2017, primarily driven by the payment of subcontractor retention associated with the definitization of the Balad Construction Contract. An increase in related party receivables in 2017 of $30.5 million was also a major driver of the net cash used in operating activities for 2017. Non-cash charges for depreciation and amortization were $4.5 million for the fiscal year ended December 31, 2017, an increase from $3.5 million for the fiscal year ended December 31, 2016.

Net Cash used in Investing Activities

Net cash used in investing activities was $157.4 million in the nine months ended September 30, 2018 and was primarily driven by cash paid, net of cash acquired, of $154.7 million for the acquisitions of CHS and PT&C during the period. For the nine months ended September 30, 2017, net cash used in investing activities was $2.3 million and was primarily driven by the acquisition of a security license in Afghanistan for $1.4 million. Capital expenditures during the nine months ended September 30, 2018 and 2017 were $2.4 million and $0.9 million, respectively.

Net cash used in the fiscal year ended December 31, 2017 was primarily driven by capital expenditures, the purchase of a security license in Afghanistan for $1.4 million and the acquisition of Janus for $174.6 million net of cash acquired. For the fiscal year ended December 31, 2016, net cash used in investing activities was primarily driven by capital expenditures.

Our capital expenditures were $0.6 million for fiscal year ended December 31, 2017 and $2.6 million for the fiscal year ended December 31, 2016. These expenditures were primarily related to vehicles and computer software and hardware purchases. A portion of these capital expenditures is recoverable under our ongoing contracts.

Net Cash provided by (used in) Financing Activities

Net cash provided by financing activities totaled $100.9 million in the nine months ended September 30, 2018 primarily as a result of the issuance of a new term loan of $380.0 million, member contributions of $50.0 million, and net borrowing on the revolving credit facilities of $11.0 million. In addition, a term loan of $92.8 million was issued in conjunction with the CHS and PT&C acquisitions during the period. This term loan was refinanced with the proceeds of the $380 million term loan. The existing Janus credit facilities and Sallyport’s allocation of Michael Baker International’s debt were also repaid with the proceeds of the $380.0 million Term Loan. In addition, approximately $47.6 million was distributed to members during the period ended September 30, 2018 related to the merger transaction occurring in August 2018. Net cash provided by financing activities totaled $31.5 million in the nine months ended September 30, 2017 predominantly as a result of borrowings on the revolving credit facility.

Cash provided by financing activities totaled $233.9 million for the fiscal year ended December 31, 2017 primarily as a result of the acquisition of Janus, which drove member contributions of $76 million and proceeds from a note payable of $67.5 million and a subordinated note of $38.5 million. In addition, the refinancing of Michael Baker International, LLC’s debt in November 2017 resulted in an allocation to us of $175.2 million of the new Michael Baker International, LLC term loan, which was partially offset by the net reductions in allocated debt that was refinanced. Cash used in financing activities totaled $4 million for the fiscal year ended December 31, 2016 as a result of net draws on the Previous Credit Agreements, as defined below, for working capital needs.

Description of Indebtedness

Refinanced Indebtedness

We entered into a credit agreement with Bank of America, N.A. and certain other parties on December 15, 2017 and another credit agreement with SunTrust Robinson Humphrey, Inc. and certain other parties on March 22, 2018 (together, the “Previous Credit Agreements”). We also entered into a subordinated loan agreement on December 15, 2017 with certain noteholders (the “Subordinated Loan Agreement”). In addition, we were a party of Michael Baker International’s consolidated debt structure, which included a revolving credit facility and a term loan. We were allocated a ratable portion of such debt, as reflected in our combined financial statements (together, with the Previous Credit Agreements and the Subordinated Loan Agreement, the “Refinanced Indebtedness.”)

We repaid the Refinanced Indebtedness on August 14, 2018 with the proceeds of the Initial Credit Facilities as described in “Initial Credit Facilities” below.

Initial Credit Facilities

Overview. On August 14, 2018, we entered into senior secured credit facilities (the “Initial Credit Facilities”) pursuant to a Credit Agreement (as amended pursuant to the First Amendment as described below, the “Credit Agreement”), by and among, among others, Caliburn International LLC, as borrower, its direct parent company, Caliburn Holdings LLC (“Holdings”), as guarantor, certain subsidiaries of Caliburn International LLC, as guarantors, Bank of America, N.A., as administrative agent (the “Administrative Agent”), and the lenders from time to time party thereto. Obligations under the Initial Credit Facilities are secured by a first lien on substantially all of the assets of the borrower and the guarantors.

The Initial Credit Facilities comprised of a $380 million term loan facility (the “Initial Term Loan Facility”) and a $75 million revolving credit facility (the “Revolving Credit Facility”). We used the proceeds from borrowings under the Initial Term Loan Facility, and a $15 million borrowing under the Revolving Credit Facility, to finance certain transactions in connection with the Combination, including (i) repaying $382.3 million of outstanding indebtedness, preferred stock and bridge equity of Holdings and certain of its subsidiaries, (ii) making a $15 million cash distribution and a $12.5 million non-cash distribution to certain equity holders of Holdings and certain of its subsidiaries, and (iii) paying fees and expenses in connection with the foregoing. We also use borrowings under the Revolving Credit Facility to finance working capital and other general corporate purposes.

As of August 24, 2018, we had $19.5 million outstanding under the Revolving Credit Facility, and $0.2 million outstanding under letters of credit, and we had availability of $55.3 million under the Revolving Credit Facility. As of August 24, 2018, we had $380 million outstanding under the Initial Term Loan Facility.

On October 19, 2018, we entered into a first amendment to the Credit Agreement, which among other items, (i) increased the size of the Revolving Credit Facility by $25 million from $75 million to $100 million (the “Revolver Increase”) and (ii) added a new tranche of term loans in an aggregate principal amount equal to $175 million (the “Additional Term Loan Facility”, and together with the Revolver Increase, the “Additional Credit Facilities”). We will use the proceeds of the Additional Credit Facilities for general corporate purposes and to finance working capital requirements, including those related to new contract awards, future potential acquisitions and pending capital expenditure requirements. We also used the Additional Credit Facilities to fund a distribution of $200 million to the Original Caliburn Holders that was made on October     , 2018, $133.2 million of which is pledged to the Company prior to the closing of this offering in order to service the collateral under the Additional Credit Facilities.

The interest rates for the Term Loan Facilities and the Revolving Credit Facility are variable. Based on LIBOR rates in effect at                 , 2018, we would be subject to interest payments on the Term Loan Facilities and the Revolving Credit Facility at a blended effective rate of     %. The loans under the Initial Term Loan Facility are repayable in quarterly installments equal to (i) from December 31, 2018 to September 30, 2020, approximately $4.8 million, (ii) from December 31, 2020 to September 30, 2021, approximately $7.1 million and (iii) from December 31, 2021 to March 31, 2023, approximately $9.5 million, with the remaining principal and interest due thereon due on the maturity date. The loans under the Additional Term Loan Facility are required to be repaid as follows: (i) $125 million shall be payable on December 20, 2018, (ii) $25 million shall be payable on March 31, 2019 and (iii) the remaining $25 million shall be payable on June 30, 2019. The revolving loans under the Revolving Credit Facility do not require periodic principal payments.

Interest. We have the option of paying interest on the Term Loan Facilities and borrowings under the Revolving Credit Facility at a rate per annum equal to either, at our option (a) LIBOR plus the applicable rate or (b) a base rate (determined by reference to the highest of (i) the prime rate published by Bank of America, N.A., (ii) the federal funds effective rate plus 0.5% and (iii) LIBOR plus 1%) plus the applicable rate. In the case of LIBOR borrowings, we have the option of choosing a 1-month, 2-month, 3-month or 6-month interest period, or, with the consent of all relevant lenders, a longer interest period, provided that such interest period can be no longer than 12 months. The applicable rates under the Credit Facilities are subject to step-ups and step-downs based on consolidated total net leverage ratio levels in accordance with the following table.

LEVEL	CONSOLIDATED TOTAL NET LEVERAGE RATIO	EURODOLLAR RATE LOANS	BASE RATE LOANS
1	≥3.50:1.00	3.25%	2.25%
2	< 3.50:1.00 but ≥3.00:1.00	3.00%	2.00%
3	< 3.00:1.00 but ≥2.50:1.00	2.75%	1.75%
4	< 2.50:1.00	2.50%	1.50%

Incremental Loans. The New Credit Facilities permit us to add one or more incremental term loans under the Term Loan Facilities and/or increase the aggregate revolving commitments under the Revolving Credit Facility, in each case, in an unlimited amount subject to our compliance with a consolidated total net leverage ratio test and other customary conditions.

Covenants. The New Credit Facilities contain a number of covenants that, among other things, restrict the ability of Holdings and its subsidiaries to, subject to specified exceptions, incur additional debt, incur additional liens and contingent liabilities, sell or dispose of assets, merge with or acquire other companies, liquidate or dissolve, engage in businesses that are not in a related line of business, make loans, advances or guarantees, pay dividends, engage in transactions with affiliates and make investments. In addition, the New Credit Facilities contain certain cross-default provisions.

The New Credit Facilities restrict the ability of Holdings to make dividends and other distributions, with exceptions that include, but are not limited to: certain tax distributions, distributions not in excess of the greater of $15 million and 15% of consolidated EBITDA for the most recent four fiscal quarters, distributions that would not cause Holdings to fall below certain liquidity thresholds or exceed certain financial ratios, distributions not exceeding in any year 6% of the proceeds from a qualifying IPO, limited distributions to repurchase equity interests of employees, officers and directors, and dividends on preferred equity of up to $4.1 million per year.

The New Credit Facilities require that we maintain a consolidated total net leverage ratio in accordance with the following table.

TESTING PERIOD	MAXIMUM CONSOLIDATED TOTAL NET LEVERAGE RATIO
September 30, 2018 through and including March 31, 2019	4:25:1.00
From June 30, 2019 through and including March 31, 2020	4:00:1.00
From June 30, 2020 through and including March 31, 2021	3:75:1.00
From June 30, 2021 through and including March 31, 2022	3:50:1.00
From June 30, 2022 and thereafter	3.25:1.00

We are also required to maintain a consolidated fixed charge coverage ratio of no more than 1.25 to 1.0. As of                 , 2018, we were in compliance with all covenants under the New Credit Facilities.

Prepayment. At our option, we may prepay the Term Loan Facilities and borrowings under the Revolving Credit Facility at any time, in whole or in part, without premium or penalty, with notice to the Administrative Agent. We may also terminate and/or permanently reduce the unused commitments under the Revolving Credit Facility, with notice to the Administrative Agent.

The Credit Agreement requires us to prepay the loans with a portion of our consolidated excess cash flow for a given fiscal year within 125 days of the end of that fiscal year, commencing with the fiscal year ending December 31, 2019. The portion of consolidated excess cash flow we must use to prepay the loans depends on the consolidated total net leverage ratio as of the last day of the relevant fiscal year as set out in the following table, and such prepayment may be net of any voluntary prepayments or the proceeds of any issuance of equity interests of Holdings.

CONSOLIDATED TOTAL NET LEVERAGE RATIO FOR RELEVANT FISCAL YEAR	PERCENTAGE OF EXCESS CASH FLOW REQUIRED TO PREPAY LOANS
> 3.00:1.00	50%
≤ 3.00:1.00 and > 2.00:1.00	25%
≤ 2.00:1.00	0%

Off-Balance Sheet Arrangements

We have certain guarantees and indemnifications outstanding, which could result in future payment to third parties. Such guarantees generally result from the conduct of our business in the normal course.

Our banks issue standby letters of credit on our behalf under the Credit Agreement. As of September 30, 2018, there were letters of credit in the amount of $2.8 million issued and outstanding. The majority of our outstanding letters of credit were issued to serve as collateral for performance on certain contracts and leases. These letters of credit may be drawn upon in the event that we do not comply with the terms of our contracts, as applicable. Such letters of credit renew automatically on an annual basis unless either the letter of credit is returned to the bank by the beneficiaries or the bank elects not to renew such letters of credit.

Bonds are provided on our behalf by certain insurance carriers. As of September 30, 2018, we had $112.9 million of outstanding performance and payment bonds. The beneficiaries under these performance and payment bonds may request payment from our insurance carriers in the event that we do not perform under the project or if subcontractors are not paid. We do not expect any amounts to be paid under our outstanding bonds as of September 30, 2018. In addition, we believe that our bonding lines will be sufficient to meet our bid and performance bonding needs for at least the next year.

Contractual Obligations

The following table summarizes, as of December 31, 2017, our obligations to make future payments pursuant to certain contracts or arrangements and provides an estimate of the periods in which these obligations are expected to be satisfied. The following table does not give effect to acquisitions after December 31, 2017, the Combination, the New Credit Facilities or the Reorganization. As such, the following table differs materially from our current contractual obligations.

	PAYMENTS DUE BY PERIOD
(in thousands)	TOTAL	LESS THAN 1 YEAR	1 TO 3 YEARS	3 TO 5 YEARS	MORE THAN 5 YEARS
Long-Term Debt (1)	$301,878	$6,811	$20,373	$236,194	$38,500
Short-Term Debt (1)	6,811	6,811	—	—	—
Operating lease obligations (2)	6,298	1,961	3,131	1,206	—
Capital lease obligations (3)	1,636	357	714	565	—
Other liabilities (4)	10,000	—	10,000	—	—

Total contractual obligations	$326,623	$15,940	$34,218	$237,965	$38,500

(1)	We entered into the Initial Credit Facilities in August 2018. The amounts shown in the table relate to our previous credit facility.

(2)	We utilize operating leases to provide for the use of certain assets in our daily business activities. This balance consists primarily of office space leases, with the remaining balance primarily relating to leases for computers, computer-related equipment and motor vehicles. The lease payments for use of these assets are recorded as expenses, but do not appear as liabilities in the combined balance sheets.

(3)	One of our office leases is classified as a capital lease for financial reporting purposes. The building under the capital lease is included in property and equipment and amortization expense related to such lease is included in depreciation expense and was immaterial in 2017.

(4)	Other liabilities relate to contingent considerations associated with the December 2017 business acquisition of Janus ESOP Holdings Inc. (“JEH”). The contingent consideration is based on achieving certain financial measurements for calendar 2018.

The following table presents the same information as the table set forth above, but provides such information as of September 30, 2018 and also gives pro forma effect to the Refinancing, the amendment to the Initial Credit Facilities and incurrence of the Additional Credit Facilities and the intended use of proceeds of this offering. The information regarding each line item is the same as set forth in the table above unless otherwise stated:

	PAYMENTS DUE BY PERIOD
	TOTAL	LESS THAN 1 YEAR	1 TO 3 YEARS	3 TO 5 YEARS	MORE THAN 5 YEARS
(in thousands)
As of September 30, 2018
Long-Term Debt (1)	$380,000	$19,000	$85,500	$275,500	$—
Short-Term Debt (1)	175,000	175,000	—	—	—
Operating lease obligations	40,198	7,899	15,078	6,612	10,610
Capital lease obligations	1,636	357	714	565	—
Other liabilities	5,000	2,500	2,500	—	—

Total contractual obligations	$601,834	$204,756	$103,792	$282,677	$10,610

(1)	We entered into the Term Loan Facility and Revolving Credit Facility in August 2018 and subsequently amended them in October 2018 to increase the Revolving Credit Facility by $25 million, from $75 million to $100 million and to provide an additional $175 million tranche under the Term Loan Facility.

(2)	We utilize operating leases to provide for the use of certain assets in our daily business activities. This balance consists primarily of office space leases, with the remaining balance primarily relating to leases for computers, computer-related equipment and motor vehicles. The lease payments for use of these assets are recorded as expenses, but do not appear as liabilities in the combined balance sheets.

(3)	One of our office leases is classified as a capital lease for financial reporting purposes. The building under the capital lease is included in property and equipment and amortization expense related to such lease is included in depreciation expense and was immaterial in 2017.

(4)	Other liabilities relate to contingent considerations associated with the March 2018 business acquisition of PT&C. The contingent consideration is based on achieving certain financial measurements for calendar 2018 and 2019.

The payments that we may be required to make under the Tax Receivable Agreement to the Original Caliburn Holders and the Blocker Shareholder may be significant and are not reflected in the contractual obligations tables set forth above as they are dependent upon future taxable income. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Quantitative and Qualitative Disclosures About Market Risk

In addition to the risks inherent in our operations, we are exposed to market risks from interest rate fluctuations. We have not entered into any derivative financial instrument transactions to manage or reduce market risk or for speculative purposes, nor do we currently have in place any hedging arrangements.

Interest Rate Risk

Changes in interest rates may result in changes in the fair market value of our financial instruments as well as changes in our interest income and interest expense.

Our primary debt obligations will be the Term Loan Facilities and the Revolving Loan Facility. Interest on these borrowings will be payable at a variable rate. We will be exposed to the risk of fluctuations in interest rates on these borrowings. Based on the initial borrowings under the Term Loan Facilities and the Revolving Loan Facility of approximately $395 million upon the entry into the Initial Credit Facilities, a change of 1.0% in the applicable base interest rate under the Initial Credit Facilities would result in a change in interest expense of approximately $4 million on an annual basis.

Foreign Currency Risk

Our results of operations and cash flows are affected by fluctuations due to changes in foreign currency exchange rates. Although a majority of our revenue is denominated in U.S. dollars, some of our revenue is denominated in other currencies. The currencies giving rise to the risk in foreign currency exchange fluctuations are primarily the South African Rand, the Nigerian Naira, and the Libyan Dinar. In the fiscal year ended December 31, 2017, we generated less than 1% of our revenue in currencies other than the U.S. dollar. We expect this percentage to increase modestly in the future periods due to the impact of our acquisition of Janus, which generates a slightly higher amount of its revenues in currencies other than the U.S. dollar.

Substantially all of our financial assets are denominated in U.S. dollars. A small amount of our cash and cash equivalents are denominated in currencies other than the U.S. dollar, but we do not recognize any meaningful gain or loss in foreign currency exchange for currency fluctuations related to such assets given their small size relative to our U.S. denominated assets.

Seasonality

The U.S. Government’s fiscal year ends on September 30 of each year. While not certain, it is not uncommon for U.S. Government agencies to award extra tasks or complete other contract actions in the timeframe leading up to the end of its fiscal year in order to avoid the loss of unexpended fiscal year funds, which may favorably impact our third fiscal quarter. In addition, our quarterly results may be impacted by the number of working days in a given quarter. We tend to generate less revenue from our labor services during the fourth quarter as a result of the holiday season. The weather can also influence the demand for our services.

Critical Accounting Policies

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these combined financial statements requires us to make estimates and assumptions about future events that affect amounts reported in our combined financial statements and related notes, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. We evaluate our accounting policies, estimates, and judgments on an on-going basis. We base our estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

We evaluated the development and selection of our critical accounting policies and estimates and believe that the following involve a higher degree of judgment or complexity and are most significant to reporting our results of operations and financial position, and are therefore discussed as critical. The following critical accounting policies reflect the significant estimates and judgments used in the preparation of our combined financial statements. With respect to critical accounting policies, even a relatively minor variance between actual and expected experience can potentially have a materially favorable or unfavorable impact on subsequent results of operations. More information on all of our significant accounting policies can be found in the notes to our audited combined financial statements included elsewhere in this prospectus. The most critical accounting policies are as follows:

Revenue Recognition and Project Cost Estimates to Complete

We recognize revenue when a contract has been executed, the contract price is fixed and determinable, delivery of services or products has occurred and collectability of the contract price is considered probable and can be reasonably estimated. We earn revenue by providing services, typically through fixed-price, time-and-material, and cost-plus contracts. In providing these services, we typically incur direct labor costs, subcontractor costs and certain ODCs, which include “out-of-pocket” expenses. Under certain cost-type contracts with governmental agencies, we are not contractually permitted to earn a margin on subcontractor costs and ODCs.

The majority of our contracts have stated or not-to-exceed contract values and fall under the following types:

∎	Fixed-Price. Under fixed-price contracts, our clients are billed periodically or at defined milestones for an agreed upon amount negotiated in advance for a specified scope of work.

∎

Time-and-Materials. Under our time-and-materials contracts, we negotiate fixed hourly billing rates and charge the customer based on the actual time that is expended. Labor costs, overhead, general and administrative costs and profit are included in the fixed hourly rate. Materials, subcontractors, travel and other direct costs are reimbursed at actual costs plus an amount for administration and materials handling.

∎

Cost-Plus. Tasks under these contracts can have various cost-plus features. There are three basic types of cost-plus contracts: (i) cost-plus incentive fee contracts; (ii) cost-plus award fee contracts; and (iii) cost-plus fixed fee contracts. Under cost-plus incentive fee contracts, clients are billed for an initially negotiated fee that is adjusted based on a formula that provides, within certain limits, for increases or decreases based on the relationship of total allowable costs to target costs. Under cost-plus award fee contracts, clients are billed for a fee consisting of a base amount fixed at inception and an award amount which varies based on the U.S. federal government’s evaluation of contractor performance. Under cost-plus fixed fee contracts, clients are billed for a negotiated fee that is fixed at inception and does not vary with actual costs.

Revenue on fixed-price contracts is recognized ratably over the service period or on the percentage-of-completion method depending on the nature of the contract. On time and material contracts, revenue is recognized based on the level of hours incurred at the appropriate contract billing rates, plus other reimbursable contract costs incurred. Revenue on cost reimbursable contracts is recognized as costs are incurred plus a pro rata portion of the associated fee. Under the percentage-of-completion method, individual contract revenue earned is measured by the percentage relationship that contract costs incurred to date bear to management’s estimate of total contract costs.

Contract accounting requires significant judgment relative to assessing risks and estimating contract revenue and costs. Due to the size and nature of our contracts, the estimation of total revenue and cost at completion requires the use of estimates. Contract costs include material, labor and subcontracting costs, as well as an allocation of allowable indirect costs. Assumptions have to be made regarding the length of time to complete the contract because costs also include expected increases in wages and prices for materials. As work is performed under contracts, estimates of the costs to complete are regularly reviewed and updated. As changes in estimates of total costs at completion on projects are identified, appropriate earnings adjustments are recorded using the cumulative catch-up method. Provisions for estimated losses on uncompleted contracts are recorded during the period in which such losses become evident. Profit incentives and/or award fees are recorded as revenue when the amounts are both earned and reasonably estimable.

Changes in estimates on contracts for the periods presented were as follows:

	YEAR ENDED DECEMBER 31,
	2016	2017
Net favorable impact to income before taxes (in millions)	$	$
Impact on diluted EPS attributable to common stockholders

The impact on diluted EPS from continuing operations attributable to common stockholders is calculated using our statutory tax rate.

Change orders are modifications of an original contract that effectively change the provisions of the contract without adding new provisions. Either our customer or we may initiate change orders, which may include changes in specifications or design, manner of performance, facilities, equipment, materials, sites and/or the period of completion of the work. Claims are amounts in excess of agreed contract price that we seek to collect from our clients or others for customer-caused delays, errors in specifications and designs, contract terminations, change orders that are either in dispute or are unapproved as to both scope and price, or other causes of unanticipated additional contract costs. For contract change orders, claims or similar items, we apply significant judgment in estimating the amounts and assessing the potential for realization. These amounts are only included in the contract value when the change order is executed or acknowledged by the customer, or can be reliably estimated and realization is considered probable.

In certain circumstances, we may agree to provide new or additional services to a client without a fully executed contract or change order. In these instances, although the costs of providing these services are expensed as incurred, the recognition of related contract revenue is delayed until the contracts and/or change orders have been fully executed by the clients, other suitable written project approvals are received from the clients, or until management determines that revenue recognition is appropriate based on the probability of client acceptance. The probability of client acceptance is assessed based on such factors as our historical relationship with the client, the nature and scope of the services to be provided, and management’s ability to accurately estimate the realizable value of the services to be provided.

We assess the terms of our contracts and determine whether we will report the revenue and related costs on a gross or net basis. For at-risk relationships, where we act as the principal to the transaction, the revenue and the costs of materials, services, payroll, benefits, and other costs are recognized at gross amounts. For agency relationships, where we act as an agent for our clients, only the fee revenue is recognized, meaning that direct project costs and the related reimbursement from the client are netted. Revenue from agency contracts and collaborative arrangements were not material for all periods presented.

Accounts Receivable and Unbilled Revenue/Deferred Revenue

Accounts receivable are generated from prime and subcontracting arrangements with our various customers which are primarily U.S. federal government departments and agencies. Billed amounts represent invoices that have been prepared and sent to the customer. Billed accounts receivable are considered past due if the invoice has been outstanding more than 30 days. We do not charge interest on accounts receivable; however, U.S. government agencies may pay interest on invoices outstanding for more than 30 days. We record interest income from U.S. government agencies when received.

A portion of the trade receivable balances totaling $18.8 million and $52.4 million as of December 31, 2017 and 2016, respectively, relates to retainage and withhold provisions under long-term contracts which will be due upon completion or definitization of the contract. Based on management’s estimates, these retention balances were expected to be collected within one year of the balance sheet dates, and were therefore included in the “Accounts Receivable, net” balances.

We reduce our accounts receivable by estimating an allowance for amounts that are expected to become uncollectible in the future. Management determines the estimated allowance for doubtful accounts based on its evaluation of collection efforts, the financial condition of our clients, which may be dependent on the type of client and current economic conditions to which the client may be subject, and other considerations. Receivables are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Although we have a diversified client base, a substantial portion of our receivables and unbilled revenue on contracts in progress reflected in its Combined Balance Sheets are due from U.S. federal government departments and agencies. Contracts and subcontracts with the U.S. federal and state governments usually contain standard provisions for permitting the government to modify, curtail or terminate the contract for convenience of the government due to budgetary constraints or if program requirements change. Upon such a termination, we are generally entitled to recover costs incurred, settlement expenses and profit on work completed prior to termination, which significantly reduces our credit risk with these types of clients.

Unbilled revenue on contracts in progress, which are included in the “Accounts receivable, net” balances in the accompanying Combined Balance Sheets, represent unbilled amounts earned and reimbursable under contracts in progress. These amounts become billable according to the contract terms, which consider the passage of time, achievement of certain milestones or completion of the project. The majority of contracts contain provisions that permit these unbilled amounts to be invoiced in the month after the related costs are incurred. Generally, unbilled amounts will be billed and collected within one year.

Deferred revenue in our combined balance sheets represents accumulated billings to clients in excess of the related revenue recognized to date. We anticipate that the majority of such amounts will be earned as revenue within one year.

Business Combinations

We account for business combinations under the acquisition method of accounting. The cost of an acquired company is assigned to the tangible and intangible assets purchased and the liabilities assumed on the basis of their fair values at the date of acquisition. The determination of fair values of assets and liabilities acquired requires us to make estimates and use valuation techniques when market values are not readily available. Any excess of purchase price over the fair value of net tangible and intangible assets acquired is allocated to goodwill. The transaction costs associated with business combinations are expensed as they are incurred.

The following table summarizes the allocation of estimated fair value of assets acquired (via the Janus acquisition) during the year ended December 31, 2017:

(in thousands)	YEAR ENDED DECEMBER 31, 2017
Tangible Assets Acquired
Cash	$10,050
Accounts Receivable	49,322
Prepaid and Other Assets	6,705
Fixed Assets	5,740
Tangible Assets Acquired
Cash	26,208
Interest expense	8,278
Tax	36,505
Less
Liabilities Assumed
Accounts payable	(24,086)
Deferred revenue	(2,469)
Other accrued liabilities	(6,994)

Net Assets Acquired	109,259
Non-controlling Interest in Acquired Subsidiary	(218)
Goodwill	86,296

Total Purchase Consideration	$195,337

Goodwill and Intangible Assets

We may record goodwill and other intangible assets in connection with business combinations. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of acquired companies, is not amortized. Goodwill typically represents the value paid for the assembled workforce and enhancement of our service offerings. We test our recorded goodwill for impairment on an annual basis, or more often if indicators of potential impairment exist, by determining if the carrying value of a reporting unit exceeds its estimated fair value. We have elected to perform our annual analysis during the fourth quarter of each fiscal year.

Other intangible assets consist primarily of identifiable intangible assets of acquired companies including existing customer contracts and relationships, trademarks and trade names, and technology-related intangible assets. Other intangible assets are stated at fair value as of the date acquired in a business combination. The fair value of the acquired intangible assets are determined as of the date of acquisition by using a valuation methodology based on a discounted cash flow model and the relief from royalty method for the trademark and trade names. Finite-lived other intangible assets are amortized using either a straight-line or an accelerated, cash flow-based methodology, over their respective estimated lives which range from one to 10 years. No indicators of impairment were identified related to other intangible assets during the nine months ended September 30, 2018 and fiscal years ended December 31, 2017 and 2016.

Valuation of Long-lived Assets and Certain Intangible Assets

Long-lived assets and certain intangible assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset group may not be fully recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the group carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less costs to sell.

Accrued Insurance

We self-insure certain risks, including certain employee health benefits. The accrual for self-insured liabilities includes estimates of the costs of reported and unreported claims and is based on estimates of loss using assumptions made by management, including the consideration of actuarial projections. These estimates of loss are derived from computations which combine loss history and actuarial methods in the determination of the liability. Actual losses may vary from the amounts estimated management’s projections. Any increases or decreases in loss amounts estimated are recognized in the period in which the estimate is revised or when the actual loss is determined.

Income Taxes

Deferred taxes are calculated using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the statute of limitations has expired or the appropriate taxing authority has completed their examination even though the statute of limitations remains open. Our policy is to record interest and penalties related to unrecognized tax benefits in income tax expense.

Tax Receivable Agreement

The Issuer’s purchase of LLC Interests from the Legacy Holders using a portion of the net proceeds from this offering, which represent     % of the LLC Interests we will acquire using proceeds from this offering, and any future exchanges of LLC Interests for the Issuer’s Class A common stock pursuant to the Exchange Agreement are expected to result in increases in our allocable tax basis in the assets of Holdings. These increases in tax basis are expected to increase (for tax purposes) depreciation and amortization deductions allocable to the Issuer and, therefore, reduce the amount of tax that the Issuer otherwise would be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain assets to the extent tax basis is allocated to those assets. In addition, the Issuer is expected to acquire all existing tax attributes of Blocker Corporation, including any existing tax attributes, as a result of the Blocker Merger. The Issuer and Holdings will enter into the Tax Receivable Agreement (the “TRA”) with the Original Caliburn Holders and the Blocker Shareholder, whereby the Issuer will agree to pay to those parties 85% of the amount of cash tax savings, if any, in United States federal, state, local and foreign taxes that the Issuer realizes or is deemed to realize as a result of (i) having directly purchased LLC Interests from the Original Caliburn Holders in this offering, (ii) the increases in the tax basis of assets of Holdings resulting from any future redemptions or exchanges of LLC Interests from the Original Caliburn Holders as described under “Certain Relationships and Related Party Transactions—Reorganization Transactions—Common Unit Redemption Right,” (iii) any existing tax attributes associated with the Original Caliburn Holders’ LLC Interests, the benefit of which is available to us following our acquisition of LLC Interests, and (iv) certain other tax benefits related to our making payments under the TRA. Due to the uncertainty of various factors, we cannot estimate with any precision the likely tax benefits the Issuer will realize as a result of its purchase of LLC Interests from the Legacy Holders and any future exchanges of LLC Interests for Class A common stock pursuant to the Exchange Agreement, and the resulting amounts we are likely to pay out to the Original Caliburn Holders and the Blocker Shareholder pursuant to the TRA, although we expect that such payments will be substantial.

Because the Issuer is the managing member of Holdings, it has the ability to determine when distributions (other than tax distributions) will be made to Holdings and the amount of any such distributions, subject to limitations imposed by applicable law and contractual restrictions (including pursuant to our New Credit Facilities or other debt instruments). Any such distributions will then be distributed to all holders of LLC Interests, including the Issuer, pro rata based on holdings of LLC Interests. The cash received from such distributions will first be used by the Issuer to satisfy any tax liability and then to make any payments required under the TRA. We expect that such distributions will be sufficient to fund both our tax liability and the required payments under the TRA.

JOBS Act

We qualify as an emerging growth company pursuant to the provisions of the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to use this extended transition period. As a result of this election, our timeline to comply will in many cases be delayed as compared to other public companies that are not eligible to take advantage of this election or have not made this election. Therefore, our financial statements may not be comparable to those of companies that comply with the public company effective dates for these standards.

Recently Adopted and Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updates (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) with amendments in 2015 (ASU 2015-14) and 2016 (ASU 2016-10, ASU 2016-08, ASU 2016-12). The updated standard is a new comprehensive revenue recognition model that requires revenue to be recognized in a manner that depicts the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. The guidance also requires disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. In July 2015, the FASB voted to approve the deferral of the effective date of ASU 2014-09 by one year. Therefore, ASU 2014-09 will become effective for annual reporting periods beginning after December 31, 2018, using either of two methods: (a) retrospective to each prior reporting period presented with the option to elect certain practical expedients as defined within ASU 2014-09; or (b) retrospective with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application and providing certain additional disclosures as defined in ASU 2014-09. We are currently evaluating the impact the adoption of this guidance will have on our combined financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (FASB Topic 842). ASU 2016-02 amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The new guidance will be effective for private entities for annual periods beginning after December 15, 2019 and interim periods therein. Early adoption of ASU 2016-02 as of its issuance is permitted. The new leases standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. We are currently evaluating the methods and impact of adopting the new leases standard on our combined financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance on how certain cash receipts and cash payments should be presented and classified in the statement of cash flows with the objective of reducing existing diversity in practice with respect to these items. ASU 2016-15 is effective for annual periods, and interim periods within those years, beginning after December 15, 2018. ASU 2016-15 will be effective for the Company on January 1, 2019 and early adoption is permitted. ASU 2016-15 requires a retrospective transition method. However, if it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. This standard will not have a material impact on the Company’s combined results of operations or financial position. We are currently evaluating the impact the adoption of this guidance will have on our statement of cash flows.

In January 2017, the FASB has issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the manner in which an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. In computing the implied fair value of goodwill under Step 2, an entity, prior to the amendments in ASU 2017-04, had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities, including unrecognized assets and liabilities, in accordance with the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. However, under the amendments in this ASU, an entity should (1) perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and (2) recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, with the understanding that the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, ASU 2017-04 removes the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails such qualitative test, to perform Step 2 of the goodwill impairment test. ASU 2017-04 will be effective for us on January 1, 2022 and early adoption is permitted. We are currently evaluating the impact the adoption of this guidance will have on its goodwill impairment tests.

In January 2017, the FASB has issued ASU 2017-01, Business Combinations (Topic 805)—Clarifying the Definition of a Business. ASU 2017-01 clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the current implementation guidance in Topic 805, there are three elements of a business: inputs, processes and outputs. While an integrated set of assets and activities (collectively, a “set”) that is a business usually has outputs, outputs are not required to be present. Additionally, all of the inputs and processes that a seller uses in operating a set are not required if market participants can acquire the set and continue to produce outputs. The amendments in ASU 2017-01 provide a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If, however, the screen is not met, then the amendments in this ASU (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. Finally, the amendments in this ASU narrow the definition of the term “output” so that the term is consistent with the manner in which outputs are described in Topic 606. ASU 2017-01 will be effective for us on January 1, 2019. We do not expect ASU 2017-01 to have a material effect on its combined financial statements.

OUR INDUSTRY

Our Industry

U.S. Federal Government Spending

The government services market remains one of the largest, most stable and highly visible spending environments. The U.S. federal government is the single largest consumer in the world, with a $3.8 trillion budget, and is poised for continued increases under the current administration.

U.S. federal government spending is broken down into two major categories: mandatory spending and discretionary spending. Discretionary spending is the primary focus of government contractors. Discretionary spending is broken into two major categories: DoD and Civilian Agencies. The DoD is the most significant consumer of discretionary funds and currently represents over 50% of total outlays. It is responsible for deterring war and protecting U.S. security interests domestically and abroad. Select DoD departments include the Army, Navy, Marine Corps, Air Force, National Guard, and the 16 intelligence agencies (e.g. Central Intelligence Agency, National Security Agency, National Reconnaissance Office, National Geospatial-Intelligence Agency, and others).

The Civilian Agencies portion of the budget consists of numerous agencies bureaus and departments with various leadership structures, contracting officers and missions. As an example, the DHS, which sits within the Civilian Agencies budget, represents the amalgamation of 22 previously separate departments, bureaus and agencies, such as TSA, CBP and ICE, each with their own leadership, contracting officers and staff. The bureaucratic nature of each of these agencies provides natural barriers to entry for contractors with each agency forming its own cultural, hierarchical and contractual idiosyncrasies. As a whole, U.S. federal government discretionary spending provides a large, highly visible addressable market and is poised for significant growth under the current administration.

On March 23, 2018, President Trump signed the Omnibus Appropriations bill, authorizing $1.3 trillion in discretionary spending. Furthermore, the GFY2019 DoD Presidential budget request of $686 billion was signed into law by President Trump on August 13, 2018 under the National Defense Authorization Act of 2019, representing a $31 billion, or 5% increase over the prior year.

(1)	Breakdown represents mandatory and discretionary GFY2018 DoD budget.

(2)	Including, but not limited to Department of Transportation, Department of Justice, Department of Interior, NASA, and over 30 other agencies.

Large Addressable Market Supported by Robust Discretionary Spending

The government services market is a broad term used to describe companies that provide services to the U.S. federal government. This market encompasses a wide range of services such as information technology (“IT”), military modernization, intelligence operations, healthcare, infrastructure, international development, and other engineering services, all of which draw from discretionary spending and are in constant need of private contractors. Importantly, often due to security or other requirements, government services are managed predominantly by U.S.-based companies and then performed exclusively by U.S. national employees, thereby, acting as a form of U.S. economic fiscal stimulus. Key sub-sectors within the government services market include, but are not limited to:

Of the $1.3 trillion in GFY2018 discretionary spending, we estimate that over $500 billion will be directed towards private contractors. We believe there will be ongoing demand for private contractors to provide services to the U.S. federal government.

Focus on Improved, Cost-Effective Solutions through Continued Outsourcing of Services

Criticism of inefficiencies has led the U.S. federal government to focus on identifying opportunities to achieve “more with less.” Competing budgetary requirements and growing operational commitments have resulted in the need to seek cost savings through the increased outsourcing of ancillary services to private contractors. Outsourcing these services often provides the U.S. federal government with substantial cost savings as well as a reduction in ongoing and future financial obligations. This allows U.S. federal government agencies to focus on their core missions, rather than peripheral activities.

We believe the DoD’s current bureaucratic approach, centered on exacting thoroughness and minimizing risk above all else, is proving to be increasingly unresponsive, inefficient and ineffective. The 2018 Summary of the National Defense Strategy (“Defense Strategy Summary”) sets forth a plan to transition the DoD to a culture of performance where results and accountability matter, in addition to gaining full value from taxpayer dollars spent on defense. A primary focus of the Defense Strategy Summary is to increase the DoD’s performance and affordability through a reduction in management overhead and the size of headquarters staff. As part of this approach, the DoD plans to rely on public-private relationships with the civilian workforce to emphasize and introduce complementary skills and services.

Within the Civilian Agencies budget, departments such as the DHS, HHS, Department of Commerce (“DoC”) and Department of Veteran Affairs (“VA”) have all cited the ability to operate with improved efficiency as critical in executing their objectives moving forward. Further, underlying budget requests within the broader Civilian Agencies budget call for investments in public-private relationships in support of both ancillary and support services. As a wide range of Civilian Agencies continue to emphasize cost efficiency, a significant portion of non-defense discretionary spending will be passed through to private contractors.

More broadly, the continued erosion of the talent pool within the civil service employee base and a growing budgetary environment has increased the need for outsourcing services to private contractors. Since 1988, the annual level of U.S. federal government discretionary spending has grown 183% to $1.3 trillion in 2018. Despite a significant rise in spending, the civilian workforce has declined by 11% over the same time period to approximately 2.8 million employees in 2018. Given the divergence between spending levels and civil employees over the past 30 years, we believe the U.S federal government’s reliance on government contractors will continue to increase in order to accomplish its most critical requirements and objectives.

Further establish and maintain the U.S.’s competitive military advantage

A diverse set of threats and ongoing global instability have driven a dramatic increase in national security challenges and created a consistent demand for the U.S. federal government to maintain strategic positioning globally. As part of its initiative to achieve and maintain peace, the DoD has outlined a consistent multi-year investment in restoring warfighting readiness and fielding a lethal force. Key elements of this plan include modernizing key capabilities, weapons and equipment; developing a global operating model; utilizing civilian workforce talent and expertise; and strengthening global alliances. We expect that as the U.S. federal government seeks to fortify and strengthen the U.S.’s status as a global military power, the DoD will continue to see robust funding levels.

Continued emphasis on ongoing domestic initiatives

In recent years, the U.S. federal government has prioritized domestic initiatives such as homeland security, border protection and control, infrastructure upgrades, intelligence and humanitarian efforts. As a result, Civilian Agencies have received strong funding as non-defense discretionary spending has increased annually since GFY2013. The current administration has continued to support these programs as the GFY2018 and GFY2019 funding levels of $658 billion and $693 billion represent 8% and 14% increases, respectively, over GFY2017 Civilian Agency outlays. Non-defense discretionary spending funds a wide range of agencies, bureaus, and departments including, but not limited to, HHS, VA, DHS, DoS, DOE, DoC, Department of Interior, Department of Transportation, Department of Justice and NASA. While specific agency funding can change with shifts in U.S. federal government priorities, aggregate non-defense discretionary spending is likely to remain robust given the wide range of initiatives that the broader Civilian Agencies budget supports. As a result, the agencies, bureaus and departments that execute these objectives will likely benefit from continued budget increases.

The U.S. federal government’s passing of the $1.3 trillion Omnibus Appropriations bill provides significant visibility into both its defense and domestic priorities. Further, the authorization of GFY2018 discretionary funding levels without a continuing resolution represents the current administration’s commitment to providing U.S federal government agencies such as the DoD, DHS, HHS, and DOE with the appropriations needed to execute their ongoing objectives. As these agencies prioritize enhanced performance through operational and cost efficiencies, private contractors will continue to benefit from robust discretionary spending levels.

BUSINESS

Our Company

We are a leading provider of professional services and solutions to U.S. federal government agencies and commercial clients. We provide consulting, engineering, medical, and environmental services as well as large scale program management in support of our core markets of national defense, healthcare, international diplomacy, and homeland security client readiness. We leverage our technical capabilities, our intimate knowledge of clients’ requirements, and our experience providing a wide array of services and solutions to help our clients meet some of their greatest challenges and succeed in their most important endeavors. We provide services that support programs of national significance such as domestic and international infrastructure development, medical services, environmental and munitions remediation, humanitarian assistance, border protection, and domestic and international military operational support. Our corporate culture is built on a relentless focus on client service, maintaining the highest standards of safety and personal conduct and fostering an entrepreneurial mindset.

We believe our services and solutions cover the spectrum of our clients’ most critical requirements. From consulting and engineering to operations and maintenance, our comprehensive service offerings have provided us with long-standing, entrenched relationships with our clients and a platform for sustained, profitable growth. Our scale, breadth and expertise enable us to perform substantially all client requirements with only a limited need for subcontractors. As a result, we are the prime contractor on approximately 92% of our existing contracts on a dollar value basis. Our position as an end-to-end service provider allows us to understand our clients’ requirements, develop and maintain client intimacy, provide client-centric technology innovations, focus our resources in high growth areas and generate industry leading margins. Since January 1, 2017, our win-rate on recompete contracts, which are contracts for which we are the incumbent service provider, has exceeded 90% on a dollar value basis. We believe we are well positioned to benefit from growth in our core markets, driven by approved U.S. federal government budgets through fiscal year end 2019.

We operate and manage our business as an integrated, capabilities-focused service provider and offer the following types of services to our clients.

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Engineering, Environmental & Technical Solutions (pro forma revenue of $219 million for 2017): Our engineering, environmental, and technical solutions provide project and construction management services to the U.S. federal government and commercial clients. We provide cost and schedule management and technology solutions for large, complex capital projects, as well as environmental and munitions remediation. Additionally, we provide engineering, technical and professional services at U.S. federal government facilities and classified sites globally. Key clients include the Department of Defense (“DoD”), Department of State (“DoS”), U.S. Army Corps of Engineers (“USACE”), Department of Energy (“DOE”), and National Nuclear Security Administration (“NNSA”).

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Medical & Humanitarian Services (pro forma revenue of $187 million for 2017): Our medical and humanitarian services provide tailored solutions via our core medical exam management, global medical services, and medical readiness and response services. We provide a broad range of service delivery options including locally through the Company’s nationwide provider network, on-site at specific client-designated locations or on the ground internationally on a long-term or rapid, as-needed basis. Key clients include the DoD, DoS, Department of Homeland Security (“DHS”), Department of Health and Human Services (“HHS”), and many of the largest U.S. railway companies.

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Logistics & Support Services (pro forma revenue of $302 million for 2017): Our logistics and support services enable key agencies at the DoD, DoS, and other U.S. federal government and commercial clients to effectively execute their complex requirements. These services facilitate client operations in challenging, remote, and austere environments during times of conflict, unrest, natural disasters and stability. Our services include, but are not limited to, initial and on-going sourcing, procurement and logistics, base operations, global rapid response / expeditionary facility construction services, operations, maintenance and repair, and fire and emergency services.

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Risk Management Solutions (pro forma revenue of $77 million for 2017): Our risk management solutions include technical and physical assessments, vulnerability and infrastructure evaluation, diplomatic protection services, threat identification and risk mitigation analysis, static and mobile support, integrated technology and electronic surveillance, preventative training and specialized emergency services. Key clients include the DoD, DoS, and commercial clients.

On a pro forma basis, we generated revenue of $785 million in 2017 and $631 million for the nine months ended September 30, 2018, net loss attributable to Caliburn Holdings LLC of $(14.7) million in 2017 and $17.5 million for the nine months ended September 30, 2018, and Adjusted EBITDA of $100 million in 2017 and $85 million for the nine months ended September 30, 2018. As of September 30, 2018, we had a total backlog of $2.2 billion. We use the non-GAAP measure Adjusted EBITDA as a measure of our performance. For a reconciliation of this non- GAAP financial measure to the most directly comparable U.S. GAAP measure, see “—Summary Combined Pro Forma and Historical Combined Financial Data—Non- GAAP Financial Measures.” The charts below demonstrate our revenue and gross profit for the year ended December 31, 2017 by service offering.

Our History

We were founded by DC Capital Partners, LLC (“DC Capital”), a private investment firm with a strategic vision to create an end-to-end services platform with the ability and scale to support national defense, international diplomacy, and homeland security client readiness. The foundation of our current operations began with DC Capital’s acquisition of Kaseman LLC (“Kaseman”) in 2008, which established our capabilities in engineering, professional services, and training applications, and fostering a strong foundation of long-term relationships with the DoS and the DHS, dating back to Kaseman’s founding in 1996.

Over the last decade, we have grown and diversified our business through organic growth and four strategic acquisitions. We targeted these acquisitions to increase our addressable market by expanding our service offerings, our geographic reach and our client relationships. In 2011, our acquisition of Sallyport Global Holdings, Inc. (“Sallyport”) augmented our existing capabilities in logistics support and technical services to expand our addressable market with our existing clients. Kaseman is now consolidated into Sallyport. In 2017, we acquired Janus Global Operations LLC (“Janus”), a company established in 1987, for complementary environmental and munitions remediation and risk management services and an introduction to new U.S. federal government and commercial clients. In 2018, we acquired Comprehensive Health Services, Inc. (“CHS”), a company established in 1975, which provided us with a new set of capabilities in global medical services and exam management and Project Time & Cost LLC (“PT&C”), a company established in 1982, which further expanded our capabilities in consulting, engineering, cost estimating, and project and construction management. Each of these acquisitions has also brought decades of deep client relationships and past performance that combined with our expanded service offerings has improved our competitive position and allowed us to drive organic growth.

Our Strengths

The following core strengths have resulted in a long history of successful performance on programs of national importance and favorably position us as a leading provider of value-add services across the full continuum of our clients’ requirements.

Well-aligned with U.S. federal government budget priorities

Current growth trends in U.S. federal government funding levels and priorities have resulted in favorable conditions in our core markets. Competing budgetary requirements and growing operational commitments have resulted in an effort by the U.S. federal government to seek efficiencies and cost savings through increased outsourcing of ancillary services. The DoD, which represented 50% of our pro forma revenue for 2017, has an approved top-line budget of $655 billion in GFY2018 and $686 billion in GFY2019, which is an increase of 13% and 18%, respectively, over GFY2016 funding levels. The Operations and Maintenance (“O&M”) portion of the defense budget funds engineering and construction services and healthcare programs as well as maintenance and protection of key facilities, vehicles and personnel. It is the funding source for most of our DoD revenue and will increase from $245 billion in GFY2016 to $285 billion in GFY2019, representing a 16% increase.

We believe we are well positioned to benefit from a wide range of national priorities as the aggregate addressable market for engineering, healthcare and risk management services exceeds $57 billion. This addressable market consists of over $19 billion of USACE spending capacity, over $9 billion in healthcare opportunities and over $7 billion in risk management opportunities. We believe we are favorably positioned to capitalize on these opportunities due to our defensible position in a limited provider universe, as well as our demonstrated track record of providing services essential to the continued operation and success of U.S. federal government programs domestically and abroad.

Scalable global platform with highly differentiated capabilities in diverse and growing end markets

Our capabilities as a comprehensive, end-to-end services provider allow us to offer our clients a highly-differentiated value proposition, which we believe allows us to “protect and grow the core”—retain and grow our business with existing clients and win additional business in our existing geographies, markets, and service offerings. We are diversified across our $2.2 billion of backlog, which comprises over 175 contracts and task orders from a wide range of U.S. federal government and commercial clients. Our current operations span over 30 countries, and we are diversified across many of the underlying bureaus and departments that comprise the DoD and DoS including, but not limited to USACE, U.S. Army, U.S. Air Force, Bureau of Overseas Building Operations and the Bureau of Diplomatic Security, among many others. The charts below demonstrate our existing client and contract breakdown by revenue on a pro forma basis for the year ended December 31, 2017.

We are diversified across our “x, y, and z axes”—geographies, markets and capabilities—which we believe provides us with “pistons on the engine” or multiple avenues for growth. There are positive demand drivers in each of our value-added service offerings. As a result, we believe that we will continue to capture new contract awards to drive earnings and cash flow growth to create value for our shareholders.

Significant contract backlog enhances revenue, earnings and cash flow visibility

As of September 30, 2018, our total contract backlog was $2.2 billion, representing 2.6x our pro forma revenue for the last twelve months ended September 30, 2018, which we believe compares favorably to our Peer Group’s median backlog multiple of 2.4x. Our ability to provide tailored, end-to-end services has led to our win-rate on recompete contracts exceeding 90% on a dollar value basis since January 1, 2017 and has positioned us to execute on our robust pipeline of new business opportunities. We believe our contract backlog, proven ability to procure multi-year contracts, and record of recompete wins, combined with a growing addressable market of new business opportunities provide us with significant revenue, earnings, and cash flow visibility.

Attractive financial profile with industry leading margins and significant cash flow generation

Our diversified platform provides a wide array of global, end-to-end services and has enabled us to achieve superior profitability when compared with our Peer Group, as our pro forma Adjusted EBITDA margin of 13.5% for the nine months ended September 30, 2018 exceeds our Peer Group’s Adjusted EBITDA margin of 9.4% for the same period. Our Peer Group may calculate their Adjusted EBITDA in a manner that differs from our calculation. When we compare our Adjusted EBITDA to our Peer Group, we have calculated their Adjusted EBITDA to make adjustments for what we believe to be most comparable to our adjustments based on publicly available information. Please see “Summary—Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net loss.

Our full continuum of capabilities reduces our need to subcontract to potential competitors, thereby creating a compelling solution for our clients and barriers to entry for our competitors (e.g., 8.7% of our revenue for the nine months ended September 30, 2018 was sub-contracted on a dollar basis), while enhancing our profitability. As we continue to scale our business, we believe we can continue to generate superior profitability as our business model features a disciplined cost structure and favorable mix of contract types. We believe our cost structure is scalable, requiring limited incremental investment in corporate overhead costs to support new business efforts. This provides us with a high degree of operating leverage that has driven, and we expect will continue to drive, significant cash flow generation.

(1)	Adjusted EBITDA margin is Adjusted EBITDA as a percentage of revenue.

(2)	Adjusted EBITDA less CapEx Conversion is Adjusted EBITDA less CapEx as a percentage of Adjusted EBITDA.

(3)	Represents year to date financials as of last 3 reported fiscal quarters, as not all peers have fiscal year ends on December 31.

The professional services nature of our work and the fact that our employees typically work at our client facilities results in an asset-light business model with low capital expenditure requirements, averaging less than 1% of pro forma revenue over the last three years. Additionally, the terms and scheduled payments in our contracts with our U.S. federal government clients generally reduce our working capital requirements. Our allowance for doubtful accounts is less than 1% of total accounts receivable. As a result, we have historically demonstrated a higher Adjusted EBITDA less CapEx Conversion rate as compared to our Peer Group.

Long standing client relationships driven by focus on integrity and performance

One of the primary drivers of our success has been our deep industry experience and ability to understand and apply direct knowledge of our clients’ requirements to create a comprehensive solution tailored to each client’s specific objectives. Through this approach we have built long-standing, entrenched client relationships. Our average tenure with our ten longest-standing clients is over 17 years, which we believe is a strong testament to our focus on client satisfaction. We have a track record of converting initial engagements into long-term, contracted relationships, as demonstrated by our recompete win rate of over 90% on a dollar value basis since January 1, 2017. Decades-long relationships with our key clients, including the DoD, DoS, DHS and USACE have established defensible positions on multi-year contracts with significant revenue visibility. The longevity and depth of these client relationships generate significant recurring revenue, in addition to important sole-source opportunities and unique insights into client requirements, which are key drivers of future growth.

We monitor key performance indicators and safety and regulatory standards, favorably positioning us to deliver best-in-class service tailored specifically to our clients’ requirements. We have consistently been recognized by a variety of industry trade groups and publications as an industry leader in the quality and scope of our projects. Key recognitions and awards include numerous awards from The National Safety Council (“NSC”), and the National Defense Industrial Association’s 2016 Dwight D. Eisenhower Award for contributions to national security. We have repeatedly been ranked by Engineering News-Record (“ENR”) among the top program management and construction management firms, and we are recognized as a leading commercial environmental and munitions remediation provider.

Experienced leadership team with deep industry experience

Our leadership team is an important competitive asset. The members of our Board of Directors and management team have distinguished backgrounds in the U.S. federal government and the private sector, as well as extensive experience, access, market insight, and financial discipline. Our leadership team has a demonstrated ability of executing on key growth strategies in our core markets, both organically and through acquisitions. Our management team has a clear vision to leverage our capabilities and client relationships to grow in our core markets and a track record of solving some of the most difficult challenges for our clients. Additionally, many of these executives have successfully executed similar strategies in the U.S. federal government services sector in their prior work with our majority owner, DC Capital.

Demonstrated mergers & acquisitions and integration capabilities

Our leadership team has a track record of acquiring platform companies in the U.S. federal government services sector and systematically developing them via organic growth into diversified strategic assets with scale. Further, our leadership team has proven capable at integrating acquisitions to leverage cross-selling opportunities and to realize cost synergies. We have identified potential acquisition targets in areas such as information technology, the U.S. intelligence community, and healthcare IT services that we anticipate will increase our addressable market and complement our capabilities-focused platform. Additionally, our majority shareholder, DC Capital, alongside members of our management team, has previous experience building U.S. federal government services companies including National Interest Security Company, Michael Baker International, LLC (“Michael Baker”) and SC3, LLC. Our leadership team has successfully integrated numerous acquisitions at these companies, generating synergies in areas including, but not limited to (i) rationalization of duplicative positions, back-office functions and systems, (ii) office consolidation and real estate rationalization, (iii) rationalization of third party consulting expenses, and (iv) consolidation of benefits and insurance plans with limited impact to our employees given that most provide services at the client site. Our leadership team’s strong track record of executing operational efficiency enhancements across an extensive portfolio of acquisition investments in the U.S. federal government services sector favorably positions us to deliver value to our clients and shareholders moving forward.

Our Market Opportunity

Robust funding levels under the current administration have resulted in favorable market conditions in our core markets. On March 23, 2018 the Omnibus Appropriations bill was signed, providing two years of funding and strong support for defense spending. GFY2018 defense funding of $655 billion represents a $56 billion, or 9% increase over the GFY2017 enacted levels, which includes budgetary increases in the government services sectors in which we operate. As a best-in-class U.S. federal government services provider, we believe we are positioned favorably to win future business under the current funding levels described above.

Our growth opportunities are well-aligned with U.S. federal government priorities

The O&M portion of the defense budget funds construction services, engineering and healthcare programs as well as maintenance and protection of key facilities, vehicles and personnel. It is the funding source for most of our DoD revenue and will increase from $245 billion in GFY2016 to $285 billion in GFY2019, representing a 16% increase. The aggregate market for engineering, healthcare and risk management services exceeds $57 billion. This addressable market consists of over $19 billion of USACE spending capacity, over $9 billion in healthcare opportunities and over $7 billion in risk management opportunities.

Our engineering and technical services operate in a limited provider universe and offer critically important solutions to well-funded U.S. federal government clients who are willing to pay for high quality and reliability. In GFY2017 the USACE-Civil Works (“CW”), our primary source of engineering and technical services revenue, received $27.8 billion of funding, of which only $8 billion was expended. This represents over $19 billion of near-term market opportunities. Additionally, the DOE received $32 billion of funding, of which approximately $28.8 billion was contracted out. Robust funding levels and a continued emphasis on outsourcing engineering and technical services favorably positions us to win business moving forward.

Healthcare funding is a priority within the DoD O&M and other U.S. federal government budgets. Programs such as the Defense Health Agency Medical Q-Coded Services (“DHA MQS”), Reserve Health Readiness Program (“RHRP-3”), U.S. Central Command Logistics Civil Augmentation Program V (“LOGCAP”), and Tri-CARE Overseas Program represent a near-term market opportunity of over $9 billion. These programs reflect long-term government objectives that require significant deployments of medical support. Another area of increasing focus is border enforcement and immigration policy, which is driving significant growth with the DHS, U.S. Customs and Border Protection (“CBP”), Transportation Security Administration (“TSA”), U.S. Immigration and Customs Enforcement (“ICE”), and HHS. We believe our medical exam management and medical services are essential to the continued operation and success of many government programs in the U.S. and abroad.

Within the DoS budget, the Embassy Security, Construction, and Maintenance (“ESCM”) and the Worldwide Security Protection (“WSP”) budgets are most relevant to our business and have received strong funding due to the increased focus on protecting personnel, embassy and consulate security. For GFY2018, the combined ESCM and WSP budgets of $7.6 billion represent a 36% increase over the enacted 2016 budget of $5.6 billion. Additionally, we play an active role in the DoS Bureau of Overseas Building Operations’ (“OBO”) $17.5 billion Capital Security Cost Sharing program that directly responds to the significant near-term growth in demand for modern, safe and secure

Embassy and Consulate Compounds, of which there are 267 facilities globally. We are well positioned to benefit from these national priorities, which represent growth areas within U.S. federal government spending.

Growing budgets have resulted in an increase in large procurements and industry consolidation

After years of sequestration threats, budget uncertainty, and a Lowest Price Technically Acceptable (“LPTA”) environment, the market has improved under the current administration. U.S. federal government agencies have clear visibility on robust future spending levels. In conjunction with these positive budget developments, the U.S. federal government has been consolidating smaller contract opportunities into larger contract vehicles. As a result of this shift in the contracting environment, the U.S. federal government services sector has seen a wave of consolidation as companies look to build scale and pursue these larger opportunities. We believe that our position as a large-scale, end-to-end provider of consulting, engineering, medical and environmental services provides us with a competitive advantage in this positive procurement environment.

Our business model sits at the center of a complex geopolitical environment

A diverse set of threats and ongoing global instability have driven a dramatic increase in national security challenges and created a consistent demand for the U.S. federal government to maintain strategic positioning globally. Strategic priorities for the U.S. federal government include fostering stability in Iraq and Afghanistan, addressing the refugee crisis in the Middle East, maintaining border security to reduce illegal immigration, preventing the spread of drugs and gang violence in the U.S., and other challenges. Our services support many of these strategic priorities and we continue to consult with our U.S. federal government clients to help solve other strategic challenges. The current administration has reinforced the DoD’s enduring objective to provide combat ready military forces to deter war and protect the security of the U.S. in order to reinforce America’s traditional tools of diplomacy. These operations represent long-term U.S. federal government objectives that require significant deployments of personnel and international support, which will continue to drive demand for our services.

Our Strategy

We believe we are well positioned to leverage our comprehensive capabilities, long-standing client relationships, deep industry expertise, and scale of operations to expand our market position and drive earnings and cash flow to create value for shareholders through the following initiatives.

Protect the core, grow the core, new markets, new capabilities and select add-on acquisitions

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Protect the core: Our backlog of $2.2 billion comprises contracts with well-funded U.S. federal government agencies and commercial clients. Our contracts provide us with visibility into forward revenue, earnings, and cash flow generation, with the vast majority of our projected revenue derived from existing and follow-on contracts. We have a meaningful opportunity to drive earnings and cash flow through a continued focus on cost efficiencies and disciplined cash management.

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Lean management practices drive continued efficiencies: We have integrated our shared services functions and will continue to execute on incremental savings—reinvesting the savings into strategic hires, client intimacy, technological innovations, training, and continuous improvement programs. We remain focused on our indirect infrastructure and have instilled a culture of continuous improvement to drive industry best-practices and efficiencies.

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Focus on cash generation: We continue to focus on cash flow generation as a key driver of shareholder value. We maintain modest capital expenditure requirements (less than 1% of our 2017 pro forma revenue) and have limited working capital requirements, allowing us to convert a high percentage of EBITDA to cash flow. We believe that our strong cash flow profile will provide the financial flexibility needed to pay down debt, pursue strategic acquisitions and drive equity value appreciation to shareholders.

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Grow the core: We have a focused, strategic plan to deliver growth into the future, driven by a combination of core contract growth, scope increases on existing contracts, and the full year-effect of new contracts recently awarded.

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Disciplined bid strategy focused on high margin opportunities: Given our strong contract backlog of $2.2 billion as of September 30, 2018, which is 2.6x our pro forma revenue for the last twelve months ended September 30, 2018, we are selective in our new business pursuits, focusing on higher margin opportunities in the areas of consulting, engineering, medical and environmental services. We do not intend to pursue lower margin logistics support and risk management opportunities that lack strategic importance, but we will bid these contracts selectively where there is an opportunity to realize higher margins by self-performing or providing as a component of a larger, comprehensive solution to our clients.

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Pursue large indefinite delivery / indefinite quantity (“IDIQ”) contracts: We have the scale and resources to effectively bid on large U.S. federal government IDIQ contract vehicles on which we do not currently have a position as a prime contractor. We believe our full continuum of complementary capabilities, past performance, qualifications and scale will enhance our ability to win large IDIQ contracts. Furthermore, our end-to-end services reduce our need to subcontract to potential competitors, thereby furthering barriers to entry and enhancing our profitability.

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New markets: We have focused along the “x, y, and z axes” and have identified opportunities to expand into adjacent new markets by utilizing the strong past performance of our existing service portfolio. Our full continuum of capabilities provides numerous avenues to target critically important, higher margin opportunities in new markets and in adjacent geographies.

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Expand medical exam management and global medical services client base: Our medical exam management and global medical services offer highly scalable business models that are supported by proprietary technology and provide us with a significant growth opportunity. We intend to strategically pursue medical exam management opportunities with additional U.S. federal government clients and large commercial clients in industries including, but not limited to, aviation, logistics, construction, and manufacturing. We plan to develop additional technological innovations such as data analytics and electronic health records (“EHRs”) solutions to aid existing and new clients. Within our global medical services offering, we intend to expand our relationship with the DoS by pursuing other clinical support opportunities at additional U.S. embassies and consulates. Additionally, we are investing in targeted growth pursuits with the DoD (e.g., LOGCAP V and U.S. Foreign Military Sales (“FMS”) participants). We believe we are well positioned to win significant new business in the form of complex, large scale contracts due to our past performance and demonstrated track record.

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Develop intelligence unit: We intend to bring our existing capabilities to clients in the U.S. intelligence community. We established an intelligence unit in January 2017 comprised of former officials with experience in this sector and have recently won several small contracts to perform training services for a difficult to penetrate classified client. Our leadership team has a track record of building businesses that serve intelligence clients, and we see a significant opportunity to organically grow our intelligence unit while also cross selling our broader capabilities and the geographic reach of our platform.

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New capabilities: As part of our strategy, we seek to identify core capabilities that can be improved through new hires or intellectual property development. Our growth strategy focuses on pursuing new contract awards, but is defensive in nature as market share on existing contracts can be insulated by offering existing clients a wider range of capabilities.

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Engineering & environmental services growth strategy: We have a successful track record of providing engineering and environmental consulting services globally in support of the DoS, USACE, DOE, and other U.S. federal government agencies. We are focused on growing our high margin engineering and environmental service offering with existing clients through our cross-selling efforts into adjacent geographies and by further penetrating the environmental consulting market via organic growth and acquisitions.

∎	Select add-on acquisitions: We intend to pursue select strategic acquisitions to expand our geographic coverage, market opportunity and service offering.

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Increase our addressable market: We are targeting acquisitions in areas such as information technology, the U.S. intelligence community, and healthcare IT services to augment our core, high-margin consulting, engineering, medical, environmental and program management services. We focus on expanding our addressable market by targeting acquisitions that will grow our geographic footprint, provide entry to new markets and expand our service offerings. We believe there are significant opportunities to target growing markets with significant fragmentation. Acquisition targets in these markets trade at a discounted valuation compared to our Peer Group.

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Cost rationalization opportunity: We have made strategic acquisitions in the past and intend to pursue additional disciplined acquisitions as a means of driving shareholder value. We have a demonstrated ability in executing operational enhancements to deliver cost savings and increased profitability. We have targeted and realized savings in the areas of reductions in workforce related to redundant back-office positions, office consolidation, consolidation of benefits and insurance plans, and applying best practices across our contract portfolio.

Our Services and Solutions

We provide an integrated, capabilities-focused platform with the scale, breadth and expertise to deliver services and solutions that support programs of national significance such as domestic and international infrastructure development, medical services, environmental and munitions remediation, humanitarian assistance, border protection, and domestic and international military operational support. We actively leverage our broad range of services to deliver a customized solution that is tailored to each client’s and program’s specific requirements. Our core services consist of the following:

Engineering, Environmental & Technical Solutions

Our highly skilled engineers, consultants, and technical personnel provide services including, but not limited to (i) program and construction management and technology solutions for large, complex capital projects, (ii) environmental and munitions remediation and demining, (iii) technical and professional services such as engineering, planning and support, system engineering and fire and emergency services and (iv) engineering and technical services at classified U.S. federal government facilities. Key clients include the Department of Defense (“DoD”), Department of State (“DoS”), U.S. Army Corps of Engineers (“USACE”), Department of Energy (“DOE”), and National Nuclear Security Administration (“NNSA”).

Engineering and consulting. We provide program and construction management through a continuum of capabilities that enable clients to more effectively manage projects’ scope, cost, schedule, risk, and quality. We have managed projects for major U.S. federal government agencies, including environmental management projects, nuclear facility decommissioning, large-scale technology-heavy buildings, civil infrastructure projects and technology-development related projects. Our cost and schedule management technology solutions professionals have developed a proprietary cloud-based software utilized by all major DoD agencies. The software, Tri-Service Automated Cost Engineering System (“TRACES”), enables efficient asset utilization, cross product communication and best-in-class cost estimating through proprietary cloud-based program management. We have held multiple continuous IDIQ program and construction management contracts with USACE since 1989, and we are considered a leader in this service area as we are consistently named one of Engineering News-Record’s (“ENR”) Top 50 Program Management Firms.

Environmental services. Our environmental and munitions remediation capabilities include munitions disposal and clearance related to critical infrastructure, military ranges and facilities, and land and buildings. On a recent contract with the Department of State, we cleared over 200 sites, 500 buildings, three million square meters and 35,000 explosive hazards in some of the most challenging environments, including in the city of Ramadi and Anbar province in Iraq. We have entrenched client relationships and prime positions on critical U.S. federal government contracts with the USACE and DoS’s Bureau of Political-Military Affairs (“PMA”). We have provided environmental and munitions remediation support to the USACE since 1992.

Technical and professional services. We provide engineers and certified professionals to perform systems, civil, and mechanical engineering including information technology and mechanical systems, fire and emergency services, and other professional services. Our skilled engineers perform civil and mechanical engineering services globally at military, diplomatic and commercial facilities. We design, engineer, install and provide ongoing operations and maintenance, logistics, information technology, and quality assurance of information technology and mechanical systems and physical infrastructure.

Specialized engineering and construction services. We provide security cleared engineering services including design, architecture, value engineering, and Leadership in Energy and Environmental Design (“LEED”) consulting services for U.S. federal government facilities. In addition, we design, engineer, and maintain classified areas for new embassies, embassy renovations, and other classified structures located throughout the world. The DoS has over 300 embassy and consulate compounds globally and the DoD has over 5,000 different facilities.

The listing below summarizes services comprising our Engineering, Environmental & Technical Solutions.

Engineering, Environmental & Technical Solutions
ENGINEERING AND CONSULTING	ENVIRONMENTAL SERVICES	TECHNICAL AND PROFESSIONAL SERVICES	SPECIALIZED ENGINEERING AND CONSTRUCTION SERVICES

∎   Program and Construction Management

∎   Management Systems Consulting

∎   Earned Value Management Systems

∎   Performance Baseline Development and Verification

∎   Project Controls

∎   Claims and Litigation Support

∎   Estimating and Analysis

∎   Operations and Decommissioning Analysis

∎   Value Analysis

∎   Ecological and Human Risk Assessments

∎   Environmental Impact Assessments

∎   Humanitarian Mine Action Battle Area Clearance

∎   Conventional Weapons Destruction and Demilitarization

∎   Counter Improvised Explosive Device/Explosive Ordinance Disposal Response

∎   Military Munitions Response and Environmental Remediation

∎   Geographic Information System/Geophysics

∎   Critical Infrastructure Reestablishment

∎   Munition Stockpile Reduction Activities

∎ Engineering, Planning and Support ∎ Systems Engineering ∎ Civil and Mechanical Engineering ∎ Fire and Emergency Services ∎ Environmental Services ∎ Power Production Service

∎   Engineering, Design and Installation of Classified Facilities

∎   Construction Surveillance

∎   Engineering, Planning and Support

∎   Technical Engineering Services

∎   Cleared Workforce Management

∎   Logistics and Procurement support

∎   Operation and Maintenance Expertise for Embassy Compounds

Medical & Humanitarian Services

Our medical and humanitarian services provide tailored solutions via our core medical exam management, global medical services, and medical readiness and response services. We provide a broad range of service delivery options including domestically through the Company’s nationwide provider network, on-site at specific client-designated locations or on the ground internationally on a long-term or rapid, as-needed basis. Key clients include the DoD, DoS, Department of Homeland Security (“DHS”), Department of Health and Human Services (“HHS”), and many of the largest U.S. railway companies.

Medical exam management. Our services include pre-employment and pre-deployment exams, fitness-for-duty exams, disability examinations and ongoing medical surveillance. In addition to managing the exam process, we also process examinations, offer independent medical examinations, ensure regulatory compliance, manage medical clearance certifications and coordinate related medical services across our provider network. Clients include domestic U.S. federal government agencies and commercial corporations. We meet our clients’ workforce health and safety goals by leveraging sophisticated Customer Relationship Management tools, proprietary technology and our extensive network of contracted providers. Additionally, we maintain cleared and credentialed staff, enabling us to work on sensitive contracts, such as workforce examinations for the Transportation, Security Administration (“TSA”), an agency we have served since its inception in 2002. We are a large provider of medical exam management services with annual exam volume of approximately 934,000 in 2017 and over one million exams completed through the nine months ended September 30, 2018.

Global medical services. Our global medical services operate and equip healthcare units and provide end-to-end operational medical services both in the U.S. and internationally. Domestically, we offer occupational health programs and provide the skilled and trained staff to implement them. In the U.S., capabilities include primary care, health screenings, occupational health exams, emergency and non-emergency services, workplace safety and environmental medical surveillance, regulatory compliance monitoring, health and medical training, and the establishment of guidelines and policies related to occupational health. Internationally, we manage the logistics, equipment, procurement and delivery of medical care in austere locations such as the Middle East, Africa and South America. We also provide surgical care and telemedicine internationally. International clients include U.S. federal government agencies (primarily the DoS), as well as private contractors. We currently provide primary health care, as well as resuscitative surgical care, in accordance with the U.S. or equivalent medical standards to approximately 9,000 U.S. federal government personnel overseas.

Medical readiness and response. Our medical readiness and response service offering combines our expertise in exam management and global medical services to offer medical care, health screening, emergency response and a range of other services on a rapid or as-needed basis. Our unique ability to identify and mobilize the appropriate resources required to address unexpected medical needs serves as a key differentiator. Medical response can be provided via deployed medical teams, shelters, aid stations, mobile clinics and many other forms. We provide fully customized medical services in response to emergencies, natural disasters, surges in health screening volumes and other critical situations within a few days, and in some cases within hours. Current medical rapid response programs include medical and social work services for shelters providing care for unaccompanied alien children for HHS, health screening units for border and airport control and health screening, immunizations and vaccinations for commercial clients. In a recent shift, the U.S. federal government has started to transition to utilizing private contractors for medical and shelter maintenance, and we believe that as a result of our past performance and long standing relationship with HHS we are positioned to be a leading provider of these services for HHS, and other similar U.S. federal government clients.

The listing below summarizes services comprising our Medical & Humanitarian Services.

Medical & Humanitarian Services
MEDICAL EXAM MANAGEMENT	GLOBAL MEDICAL SERVICES	MEDICAL READINESS AND RESPONSE

∎   Scheduling and Coordination Significant Volumes of Examinations

∎   Eligibility Determinations

∎   Ongoing Health and Safety Surveillance Programs

∎   Upcoming Requirements or Deficiency Notifications

∎   Medical Clearance Certifications

∎   Acute, Urgent and Initial Emergency Care

∎   General Medical, Surgical, Cardiac, Orthopedic, Gynecologic and Mental Health Support

∎   Triage, Stabilization and Evacuation Care

∎   Post-Operative/Intensive-Care

∎   Basic X-Ray, Lab and EKG

∎ Health Unit Stand-Up and Operations ∎ Turnkey Medical Program Management ∎ Mobile Immunizations ∎ Mental Health Services ∎ Medical Exams/Care ∎ Special Needs Services ∎ Triage

Logistics & Support Services

Our logistics and support services enable key U.S. federal government agencies and commercial clients to effectively execute their complex requirements. These services facilitate client operations in challenging, remote, and austere environments during times of conflict, unrest, natural disasters and stability. Our services include, but are not limited to initial and on-going sourcing, procurement and logistics, base operations, global rapid response/expeditionary facility construction services, operations, maintenance and repair, and fire and emergency services. Key clients include the DoD, DoS, and other U.S. federal government and commercial clients.

We have established business entities and operations with international compliance and operational experience including, but not limited to the licenses, visa, tax compliance, employee hiring, and legal requirements necessary to operate in key markets in the Middle East, Central Asia, Africa, and the United States. We have the successful past performance and technical expertise to bid and win large, prime contracts, having executed more than 700 projects across over 65 countries.

Our primary client is the USAF. Through the U.S. Foreign Military Sales (“FMS”) program, we provide a myriad of services to rebuild and support the ongoing operations of the Iraqi Air Force F-16 fleet at Balad Air Base in Balad, Iraq. We have supported this contract since 2014, beginning with the redesign and construction of the base.

Our successful design and rebuilding of the base’s facilities included the network operating center, aircraft runways, generator farm, and aircraft hangers. Additionally, we performed front-end planning, design and architecture, engineering assessments, program and construction management, engineering for water, wastewater, and power production, flight tower and flight line operations, key safety and training, communications engineering, design-build renovation and rehabilitation projects, electronic systems installation, maintenance, and management. This work was substantially completed in late 2016 and we continue to assist the USAF with ongoing engineering and construction services in support of the USAF’s 10-year construction plan for the base.

Originally awarded in the first quarter of 2014 as a three-year, $623 million contract, the BBS (“Balad Base Support”) contract with the USAF supports the Iraqi Air Force F-16 fleet at Balad Air Base through the U.S. FMS program. To date, we have performed over $1 billion in work on the Balad Base Support Contract (original award plus incremental option year funding). Through this contract, we perform air traffic control management, engineering services, facilities management, fire and emergency services, health and medical services, information technology and network operations center management, intelligence and surveillance services, logistics and procurement, runway design and management and risk management services.

As a marquee program, the Balad Air Base is the largest base in Iraq, with over 3,100 USAF, U.S. contractors and Caliburn employees currently stationed at the base. Balad is a primary base for the Iraqi Air Force and the home of Iraq’s fleet of Lockheed Martin F-16 aircraft, currently comprised of 21 F-16 jets. After four years of successful base operations, we have developed a strong working relationship with the USAF client as demonstrated by our “Exceptional” or “Very Good” CPARs. With 13 new F-16s being delivered to the base during calendar year 2018, we are in discussions with the USAF regarding a new two-year follow-on contract that will be performed through January 2021.

The listing below summarizes the services comprising our Logistics & Support Services.

Logistics & Support Services
∎ Expeditionary Facility Construction ∎ Base Operations ∎ Procurement and Logistics Support ∎ Turnkey Life Support Services	∎ Health and Medical Services ∎ Information Technology and Network Operations Centers ∎ Fire and Emergency Services ∎ Hospitality Services	∎ Air Traffic Control Management ∎ Runway Design ∎ Intelligence and Surveillance ∎ Risk Management Services

Risk Management Solutions

Our risk management solutions include technical and physical assessments, vulnerability and infrastructure evaluation, diplomatic protection services, threat identification and risk mitigation analysis, static and mobile support, integrated technology and electronic surveillance, preventative training and specialized emergency services. Key clients include the DoD, DoS and commercial clients.

As part of the Worldwide Protective Services (“WPS”) II IDIQ, we provide the DoS’s Bureau for Diplomatic Security with protective services, static guard supervision, a tactical operations center, and administrative and logistics support in Erbil, Iraq. We are the only non-incumbent to win a task order on this large $10.2 billion IDIQ program. We are well-positioned on future task orders given that we hold valid licenses in all WPS II countries (Iraq,

Afghanistan, Central African Republic, and Israel), which provides for a near term pipeline of over $200 million in contract value.

As part of a classified contract, we provide program management, risk management, logistics, civil engineering, airfield operations, environmental, bio-environmental engineering and helicopter support services on a classified site for the U.S. federal government. This facility represents the largest contiguous air and ground space available for peacetime military operations. The range occupies 2.9 million acres of land and 12,000 square miles of airspace. The range provides a realistic arena for operational testing of aerial gunnery and bombing, as well as the training of aircrews to improve combat readiness. This contract was awarded in 2017, has a total contract ceiling of $421 million, and a period of performance through 2034.

The listing below summarizes the services comprising our Risk Management Services.

Risk Management Solutions
∎ Vulnerability and Infrastructure Assessments ∎ Mobile and Static Protection Services ∎ Technical and Physical Systems Assessments	∎ Integrated Technology and Electronic Surveillance ∎ Intelligence Monitoring and Reporting ∎ Mobile and Personnel Services	∎ Threat Identification and Risk Mitigation Analysis ∎ Preventative Training ∎ Logistics Services in Austere Environments

Contracts

Types of Contracts

We generally enter into three different types of U.S. federal government contracts: fixed-price contracts, time-and-materials contracts and cost-plus contracts. We also enter into fixed-price and time-and-materials contracts with our commercial clients. Each of these involves a different payment methodology and a different degree of risk associated with the cost of performance. Contracts and subcontracts may include one or a combination of fixed price, time-and-materials or cost-plus elements. We describe these three basic contract types below.

The following table presents our contract mix, on a pro forma basis, for the year ended December 31, 2017 and the nine months ended September 30, 2018.

	COMBINED PRO FORMA
	YEAR ENDED DECEMBER 31, 2017	NINE MONTHS ENDED SEPTEMBER 30, 2018
Fixed-Price Contracts	32%	34%
Time-and-Materials Contracts	21%	11%
Cost-Plus Contracts	47%	55%

Fixed-Price Contracts

In a fixed-price contract, we must complete the work in either periodic or milestone-based increments to receive payment, the price of which is fixed and is not affected by the cost of performance. Thus, if our costs are greater than the price, we will suffer a loss and, if our price is greater than the costs, we will realize a profit. Because we agree to accept the cost risk for the contract, there is greater financial risk involved with performing such fixed-price contracts, but there is also the possibility of receiving higher profit margins than those recognized on cost-plus and time-and-materials contracts, if work is performed or solutions are developed more efficiently than anticipated.

Time-and-Materials Contracts

In a time-and-materials contract, our compensation is based on a fixed hourly rate established for specified labor or skill categories. We are paid at the fixed hourly rates for the hours we expend performing the work specified in the contract. Labor costs, overhead, general and administrative costs and profit are included in the fixed hourly rate.

Materials, subcontractors, travel and other direct costs are reimbursed at actual costs plus an amount for administration and materials handling. We make critical pricing assumptions and decisions when developing and proposing time-and-materials hourly rates. We risk incurring a loss of profitability if our actual costs exceed the costs incorporated into the fixed hourly rate.

Cost-Plus Contracts

Cost-plus contracts provide for reimbursement of costs to the extent that such costs are reasonable, allowable and allocable to the contract and for the payment of a “fee,” which essentially represents the profit margin negotiated between the contractor and the contracting agency. There are three basic types of cost-plus contracts: (i) cost-plus incentive fee contracts; (ii) cost-plus award fee contracts; and (iii) cost-plus fixed fee contracts. Cost-plus incentive fee contracts provide for an initially negotiated fee that is adjusted based on a formula that provides, within certain limits, for increases or decreases based on the relationship of total allowable costs to target costs. Cost-plus award fee contracts provide for a fee consisting of a base amount fixed at inception and an award amount which varies based on the U.S. federal government’s evaluation of contractor performance. Cost-plus fixed fee contracts provide for a negotiated fee that is fixed at inception and does not vary with actual costs.

Contract Procurement

There are three predominant contracting methods through which U.S. federal government agencies procure technology services: traditional single award contracts, GSA Schedule contracts, and single and multiple award IDIQ contracts. Each of these is described below:

Single Award Contracts

Traditionally, U.S. federal government agencies have procured services and solutions through single award contracts which specify the scope of services that will be delivered and identify the contractor that will provide the specified services. When an agency has a requirement, interested contractors are solicited, qualified and then provided with a request for a proposal. The process of qualification, request for proposals and evaluation of bids requires the agency to maintain a large, professional procurement staff and can take a year or more to complete.

GSA Schedule Contracts

GSA Schedule contracts are listings of services, products and prices of contractors maintained by the GSA for use throughout the U.S. federal government. In order for a company to provide services under a GSA Schedule contract, the company must be pre-qualified and awarded a contract by GSA. When an agency uses a GSA Schedule contract to meet its requirements, the agency, or the GSA on behalf of the agency, conducts the procurement. The user agency, or the GSA on its behalf, evaluates the user agency’s services requirements and initiates a competition limited to GSA Schedule qualified contractors. GSA Schedule contracts are designed to provide the user agency with reduced procurement time and lower procurement costs.

IDIQ Contracts

Single and multiple award IDIQ contracts are contract forms used to obtain commitments from contractors to provide certain products or services on pre-established terms and conditions. Under IDIQ contracts, the U.S. federal government issues task orders for specific services or products it requires and the contractor supplies products or services in accordance with the previously agreed terms. The competitive process to obtain task orders is limited to the pre-selected contractor(s). If the IDIQ contract has a single prime contractor, the award of task orders is limited to that party. If the contract has multiple prime contractors, the award of the task order is competitively determined.

Multiple-contractor IDIQ contracts that are open for any government agency to use for the procurement of services are commonly referred to as government-wide acquisition contracts, or GWACs. Due to the lower cost, reduced procurement time, and increased flexibility of GWACs, there has been greater use of GWACs among many agencies for large-scale procurements of technology services. IDIQ contracts often have multi-year terms and unfunded ceiling amounts, therefore enabling but not committing the U.S. federal government to purchase substantial amounts of products and services from one or more contractors.

Contract Backlog

We believe backlog is a critical indicator of the overall health of our business. Our backlog was $2.2 billion as of September 30, 2018 and is divided into the following two categories:

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Funded contract backlog. U.S. government agencies and many state and local government agencies operate under annual fiscal appropriations and fund various contracts only on an incremental basis. Funded backlog for contracts with the U.S. Government represents the value on contracts for which funding is appropriated less revenue previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which we are obligated to perform, less revenue previously recognized on the contracts.

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Unfunded contract backlog. Unfunded contract backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include future potential task orders expected to be awarded under IDIQ, GSA, or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenue and funding on future task orders is anticipated.

The following table sets forth the breakdown of our contract backlog as of December 31, 2017 and September 30, 2018:

	AS OF
(in thousands)	DECEMBER 31, 2017	SEPTEMBER 30, 2018
Funded	$398,041	$417,453
Unfunded	1,765,857	1,733,656

Total	$2,163,898	$2,151,109

Due to the nature of our backlog, which includes options that have not yet been exercised and task orders that have not yet been approved, we are unable to reasonably estimate what, if any, portion of our backlog will be realized within the next year. In addition, our customers may terminate contracts at will or not exercise option years. Our ability to realize revenue from our contract backlog depends on the availability of funding for various federal government agencies and, therefore, no assurance can be given to what percentage of our backlog will be realized, and actual realization could differ materially from current backlog.

Recompete

Our performance on contracted business and tenured relationships with key clients has helped us succeed in winning recompete business, which is business where we are the incumbent service provider. Since January 1, 2017, we have had a win rate of over 90%, or $1.1 billion, of the aggregate dollar value of recompete business. As a result, a significant percentage of our revenue consists of either firm or follow-on contracted revenue or recompetes, which provides us with revenue visibility and stability beyond current contract terms.

Key Clients

The table below presents a summary of our pro forma 2017 revenue by end client and the percent contributed by each to our pro forma revenue for 2017.

	COMBINED PRO FORMA 2017 REVENUE	% OF TOTAL COMBINED PRO FORMA REVENUE
	(in millions)
U.S. Department of Defense
Air Force	$321.9	41.0%
Army Corps of Engineers	65.3	8.3
Other Defense	7.3	1.0

Total DoD	394.5	50.3
U.S. Department of State
Bureau of Political-Military Affairs	83.8	9.8
Bureau of Near East Affairs	67.6	8.6
Bureau of Overseas Building Operations Affairs	24.7	3.1
Other State	6.0	1.7

Total DoS	182.1	23.2
U.S. Department of Homeland Security
Customs and Border Protection	15.0	1.9
Transportation Security Administration	12.5	1.6
Other DHS	1.5	0.2

Total DHS	29.0	3.7
Other U.S. Federal Government
Department of Health & Human Services	64.6	8.2
Department of Energy	11.8	1.5
Department of Interior	4.0	0.5
Classified	4.5	0.6
Other U.S. federal government agencies	0.7	0.1

Total other U.S. federal government	85.6	10.9

Total U.S. federal government	691.2	88.1
Commercial	85.2	10.9
International (NATO, UN, Other)	8.4	1.1

Total revenue	$784.8	100.0%

We have a comprehensive portfolio of more than 500 contracts and task orders. Our largest client is the U.S. federal government, which in the aggregate accounted for 88.1% of our pro forma revenue for the year ended December 31, 2017. Our U.S. federal government client base is comprised of over 25 federal government agency clients. We are diversified across many of the underlying bureaus and departments that compose the DoD and DoS including, but not limited to USACE, U.S. Army, U.S. Air Force, Bureau of Overseas Building Operations and the Bureau of Diplomatic Security. Within the U.S. federal government, DoD, DoS, and HHS are our largest clients, accounting for 50.3%, 23.2% and 8.2%, respectively, of our pro forma revenue for the year ended December 31, 2017 and 40.9%, 24.6% and 12.2%, respectively, for the period ended September 30, 2018.

The following table sets forth a list of our key clients.

CLIENT	RELATIONSHIP TENURE
(in years)
U.S. Army Corps of Engineers	33+
U.S. Department of Energy	29+
U.S. Customs and Border Protection	27+
Transportation Security Administration	15+
National Park Service	14+
Department of State	11+
U.S. Air Force	10+

Competition

Our success in the government services industry depends upon our ability to develop and market our services, as well as our ability to provide the people, planning and resource management, technologies and financial capacity required to deliver those services with maximum efficiency. The competitive conditions in our business relate to the nature of the contracts being pursued. Public-sector contracts, consisting of contracts with U.S. federal government agencies, are generally awarded through a competitive process, subject to the contractors’ qualifications and experience. We employ cost estimating, scheduling and other techniques for the preparation of these competitive bids. Private sector contractors compete primarily on the basis of qualifications, quality of performance and price of services. Most public and private-sector contracts for professional services are awarded on a negotiated basis.

We compete against many companies across a diverse section of the government services industry, including large, multi-segmented companies and divisions of such companies, in addition to other large and small entities with expertise in various specialized areas. Competition and long operating cycles are both key characteristics of our business and the government services industry. Because of the diverse requirements of U.S. federal government clients and the competitive nature of large procurements, companies frequently form contractor teams to pursue specific contract opportunities. The same companies listed as competitors will, at times, collaborate with us as subcontractors or teaming partners in the pursuit of new business.

Our principal competitors are the following companies: Aecom, Accenture plc, CACI International Inc., Engility Holdings, Inc., General Dynamics, Leidos, ManTech International Corporation, Optum, SAIC, and Tetra Tech.

We believe that the principal competitive factors in the areas of services that we offer are distinctive technical competencies, successful past performance, cost of services, reputation for quality and personnel with certifications and/or domain expertise. We believe that we are well positioned to compete effectively by emphasizing the quality of the services we offer and our reputation for providing consulting, engineering, medical and environmental services as well as large scale program management services. We are also dependent upon the availability of staff and our ability to recruit qualified employees.

Software, Patents, Trademarks and other Intellectual Property

We frequently develop software applications to support our U.S. federal government and commercial clients. In our global medical services and medical exam management service offerings, we employ a suite of scalable proprietary software tools that we have developed and that integrate our processes with our clients’ requirements. We maintain all ownership rights in such software and its associated intellectual property. In our engineering and consulting service offering, we have developed the Tri-Service Automated Cost Engineering System (“TRACES”), a cloud-based software solution for the management of project costs in the performance of U.S. federal government-funded contracts and subcontracts. In accordance with the terms of such government contracts, we have assigned to USACE all ownership rights (including copyrights) in or to TRACES and related materials and have secured a license to TRACES to fulfill government contracts.

We rely primarily on trade secret protection, and on patent protection to a lesser extent, to secure intellectual property rights. We have obtained patents covering the environmental and munitions remediation and risk management business. Our technical and professional services are not generally dependent upon patent protection. We have also registered U.S. and foreign trademarks for certain marks used in our business and domain names for certain websites. Our proprietary information is also registered as copyrights.

Seasonality

The U.S. federal government’s fiscal year ends on September 30 of each year. It is not uncommon for U.S. federal government agencies to award extra tasks or complete other additional contract actions in the weeks before the end of its fiscal year in order to avoid the loss of unexpended fiscal year funds. As a result of this cyclicality in the U.S. federal government budget process, we have from time to time experienced higher revenues in our third fiscal quarter, ending October 31, and lower revenues in our fourth fiscal quarter, ending January 31.

Regulatory Matters

We provide services and solutions on a diverse array of programs in support of our U.S. federal government clients, such as the DoD and the DoS, and as a result are subject to the extensive regulations and requirements of U.S. federal government agencies and entities. When working with U.S. federal government agencies and entities, we must comply with laws and regulations relating to, among other items, the award, administration and performance of contracts.

U.S. federal government contracts are generally subject to the Federal Acquisition Regulation (“FAR”), which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. federal government, agency-specific regulations that implement or supplement the FAR, such as the DoD’s Defense Federal Acquisition Regulation Supplement (“DFARS”) and other applicable laws and regulations. These regulations impose a broad range of requirements, many of which are unique to government contracting, including various procurement, import and export, security, contract pricing and cost, contract termination and adjustment, and audit requirements. Among other things, these laws and regulations:

∎	require certification and disclosure of all cost and pricing data in connection with certain contract negotiations;

∎	define allowable and unallowable costs and otherwise govern our right to reimbursement under various cost-based U.S. federal government contracts;

∎	require compliance with U.S. federal government Cost Accounting Standards (“CAS”);

∎

require reviews by the Defense Contract Audit Agency (“DCAA”), Defense Contract Management Agency (“DCMA”) and other U.S. federal government agencies of compliance with government standards for accounting and management internal control systems;

∎	restrict the use and dissemination of information classified for national security purposes and the export of certain products and technical data; and

∎

require us not to compete for or to divest work if an organizational conflict of interest, as defined by these laws and regulations, related to such work exists and/or cannot be appropriately mitigated.

Our operations, and particularly our bidding processes, are subject to the Truth in Negotiations Act, which, when applicable, requires certification and disclosure of cost and pricing data in connection with proposals for contracts and contract modifications. Contracts subject to the Cost Accounting Standards and U.S. federal government contracting cost principals involve accounting requirements that govern our right to reimbursement under certain cost-based U.S. federal government contracts and the pricing of certain proposals.

The U.S. federal government may revise its procurement practices or adopt new contract rules and regulations at any time. In order to help ensure compliance with these complex laws and regulations.

Internationally, we are subject to special U.S. federal government laws and regulations, local government laws and regulations and procurement policies and practices (including laws and regulations relating to gifts and gratuities for U.S. federal government employees, bribery of foreign government officials, import-export control, investments, exchange controls and repatriation of earnings).

Some of our operations and service offerings involve access to and use by us of personally identifiable information and/or protected health information, which activities are regulated by extensive federal and state privacy and data security laws requiring organizations to provide certain privacy protections and security safeguards for such information.

We are also involved in certain U.S. federal government programs where information pertaining to program activities is protected as classified under U.S. law. The regulatory considerations associated with these classified programs generally do not differ materially from those of our other U.S. federal government programs and products, and are subject to the same oversight and internal controls as other U.S. federal government programs.

Environmental Matters

Our operations, including the services we provide to clients and our use of real property, are subject to environmental laws, regulations and permitting requirements. The environmental services industry, into which certain of our operations fall, is the subject of extensive and evolving regulation by both domestic and foreign government authorities. Services we provide internationally are subject to the national, state, provincial and local environmental laws, regulations and permitting requirements of the territory in which the services are being provided. These laws, regulations and permitting requirements govern, among other matters: air, ground and water emissions and discharges; the use, treatment, transportation, handling, manufacture, storage and disposal of hazardous substances; and soil and groundwater contamination. We are sometimes required to obtain domestic or foreign government permits or approvals for activities we perform on behalf of our clients, including, for example, the transportation of limited amounts of hazardous waste. We believe that we have all of the material operating permits and approvals needed for the current operation of our business. Certain examples of services we have provided which were subject to environmental regulation include renovation of a client’s warehouse in Asia where we abated asbestos on behalf of the client, running incinerators to dispose of small arms ammunition, and the use of jet fuel, gasoline and petroleum products at our client sites in Northern Africa and the Middle East.

In certain instances, we conduct environmental baseline surveys before beginning a project in order to determine what environmental conditions exist at a client site prior to commencing work at that site. When evidence of pre-existing or historical contamination is noted, we request indemnification from the client, develop a remediation proposal, or work with the client on alternative solutions. We have, in the past, self-performed mitigation or remediation activities related to an environmental condition, in accordance with domestic and foreign government environmental laws and regulations.

We generally incur routine costs to comply with these laws, regulations and permitting requirements. However, environmental laws, regulations and permitting requirements have become more stringent over time, and changes in these laws, regulations and permitting requirements could require us to make significant additional expenditures. We have also obtained insurance related to our environmental services to address identified exposures and to comply with contract requirements. Thorough risk assessments are developed for all contracts with identified hazards, and controls, equipment and training requirements are outlined based on the scale of exposure.

We could be liable for environmental damage or contamination at our facilities or a client’s facilities, including for historical contamination caused by former owners and operators of such facilities. We may also be held liable at third-party sites where we have disposed, or arranged for disposal, of hazardous materials. Although we have not incurred any material costs related to environmental matters to date, any violations of, or liabilities pursuant to these laws, regulations and permitting requirements could adversely affect our financial condition and operating results.

Employees

As of September 30, 2018, we employed approximately 7,500 individuals across our global platform. The success of our business is, to a large extent, dependent upon the knowledge of our employees and on the management, contracting, engineering and technical skills of our employees. We believe that relations with our employees are positive.

Properties

We lease our facilities and we do not own any facilities or real estate. Our facilities are leased in close proximity to our clients. As of September 30, 2018, we leased four offices throughout the metropolitan Washington, D.C. area and nine offices in other parts of the U.S. In addition, in the U.S., we have three properties leased in support of client contracts and two warehouses for medical equipment in support of client contracts. Our leases expire between 2018 and 2031.

We also have employees working at client sites throughout the U.S. and in other countries. To support our contracts domestically and overseas, we have various short-term leases that we enter into on a contract-by-contract basis.

We believe our current facilities are more than adequate to meet our current needs. In the near-term, we plan to consolidate our Washington, D.C. lease footprint. We do not anticipate any significant difficulty in renewing our leases or finding alternative space to lease upon the expiration of our leases and to support our future growth.

Compliance & Controls

We believe a significant contributor to our reputation in the government services industry is our focus on the development, implementation, and execution of governance, compliance, and ethical business practices. Each of Sallyport, Janus, CHS and PT&C maintains a compliance program designed to assist those companies in complying with laws and regulations applicable to their business, including anti-corruption, sanctions, export controls and government contracting rules. We also operate hotlines to facilitate anonymous reporting of any concerns regarding compliance. In the coming year, we intend to unify these compliance functions under a single set of standards, with a single oversight function.

Legal Proceedings

Afaq Matter

In February 2013, Sallyport Global Services Ltd. (“SGS”), on the one hand, and Afaq, a Kuwaiti company owned by Iraqi nationals operating as a subcontractor for Sallyport, on the other hand, signed a memorandum of understanding (the “Afaq MOU”). The Afaq MOU outlined the terms of future joint cooperation, work sharing, and net-profit sharing in connection with seeking USAF contract awards for reconstruction and base operation services at certain Iraqi military air bases under the U.S. Foreign Military Sales (“FMS”) program.

Voluntary Disclosure to DDTC

On June 6, 2016, Sallyport Global Holdings, Inc. (“SGH”) submitted to the U.S. Directorate of Defense Trade Controls (the “DDTC”) a voluntary disclosure of potential violations relating to SGH’s failure to timely report the payment, offer or agreement to pay to Afaq fees for the solicitation or promotion or otherwise to secure the sale of defense articles or defense services to the government of Iraq, as required by Part 130 of the International Traffic in Arms Regulations (“ITAR”) related to the Afaq MOU. The voluntary disclosure also reported a failure by SGH’s former parent company, Michael Baker, to include SGH in its 2014, 2015 and 2016 renewal ITAR registration statement.

On May 17, 2017, SGH submitted to DDTC a supplement to its June 6, 2016 voluntary disclosure regarding potential inadvertent dealings with an unauthorized broker at least once while Afaq was engaged as its agent between 2013 and 2016. The potential violations occurred when a representative of Afaq was physically present in the United States and performing or offering certain services that appear to meet the definition of “brokering” in ITAR Section 129.2(b). The voluntary disclosure is still pending with DDTC.

Afaq Civil Claims under the MOU

Afaq has filed two separate civil actions against SGS in the Iraqi Court of First Instance for Commercial Claims in which it claimed that it was owed money under the Afaq MOU. The first action was filed in August 2016 seeking approximately $70 million in alleged damages, which the Iraqi Court of First Instance for Commercial Claims dismissed in October 2016 on formalities. Afaq filed a second action in January 2017 seeking approximately $90 million in alleged damages. On February 16, 2017, the Iraqi Court of First Instance for Commercial Claims issued a judgment dismissing Afaq’s second claim on formalities. On February 20, 2017, Afaq filed an appeal of the dismissal. On August 21, 2017, the Appeals Court of Baghdad issued an order reversing the dismissal by the Iraqi Court of First Instance for Commercial Claims of Afaq’s claim and holding that Afaq is owed approximately $56.1 million under the terms of the Afaq MOU. SGS timely filed an appeal of that order. On September 27, 2017, the Federal Cassation Court issued a decision vacating the Appeals Court of Baghdad’s decision and remitted the file back to the Appeals Court of Baghdad. On July 4, 2018, the Iraq Appeals Court of Baghdad issued a decision reinstating the holding of the Iraqi Court of First Instance for Commercial Claims, although for different reasons. The Iraq Appeals Court of Baghdad’s decision to dismiss the case was due to Afaq’s failure to present legal documentary evidence to support its performance under the Afaq MOU. To date, Afaq has not filed any additional motion or taken other action in the litigation.

In September 2018, the Extended Cassation Commission confirmed the decision of the Federal Cassation Court in favor of Sallyport. By this confirmation, the decision of the Federal Cassation Court became final and not appealable.

DoJ Matter

In October 2016, an individual purporting to work in the Iraqi Ministry of Defense alleged in an unsolicited telephone call to Sallyport that Afaq, using its share of net profits, promised to pay Iraqi government officials in exchange for those officials naming Sallyport as a provider of services at the Balad Air Base under the Balad Construction Contract and the Balad Base Support Contract awarded in 2014.

In November 2016, Sallyport voluntarily disclosed to the DoJ a potential violation of the FCPA and potentially other U.S. laws related to Sallyport’s relationship with Afaq. The USAF awarded Sallyport two such FMS contracts in early 2014 for work at Balad Air Base, Iraq. Afaq was also a subcontractor to the Company in separate subcontracts in Iraq unrelated to Balad.

Sallyport has engaged outside counsel and has cooperated, and continues to cooperate, with the DoJ’s investigation, which also considers whether Sallyport’s former management knew, or should have known, of the alleged promise of payments by Afaq to Iraqi government officials. The former management that negotiated and reviewed the Afaq MOU denies any such knowledge. At this point, we are unable to determine the likely outcome of the investigation.

Qui Tam Claims

We are subject to two “qui tam” claims. These are claims filed by members of the public under the False Claims Act in the name of the government. The claimants are permitted to receive a share of any recovery by the government. Once filed, the Department of Justice has the option to intervene in the suit. If the government does intervene, it will notify the company or person being sued that a claim has been filed.

RLB Qui Tam Claim. Employees of MAKS, Inc. filed a qui tam action in the U.S. District Court for the District of Columbia against Janus (formerly Sterling Operations) and 18 current and former employees of Janus alleging False Claims Act violations. The basis of the claim is that Janus allegedly “stole” certain container units when it repossessed them from MAKS to complete the work. Therefore, the complaint alleged that Janus’ invoices to the government were fraudulent because Janus did not own the containers. We believe that this is a civil matter that was fully litigated in USDC and that there is no false claim. We have provided the government with documents pursuant to its subpoena. We cannot predict whether the government will intervene or the outcome of the proceeding whether or not the government intervenes.

Griffis Qui Tam Claim. A former employee of Janus filed a qui tam action in May 2010 in the U.S. District Court for the Eastern District of Tennessee against Janus (formerly EODT) alleging numerous False Claims Act allegations including improper payment and invoicing of per diem to employees, FCPA violations and ITAR violations. In October 2017, the plaintiff filed an amended complaint after the government declined to intervene in connection with the original complaint. We have received a subpoena to provide the government with documents so that it can determine whether it wishes to intervene in connection with the amended complaint. The categories of documents that we have been requested to provide relate to the allegations in the original complaint although we cannot predict whether the outcome of our production will this time also result in a decision by the government to decline to intervene or the outcome of the proceeding whether or not the government intervenes.

PGI Arbitration

In January 2017, Patriot Group International, Inc. (“PGI”) initiated an arbitration proceeding against Janus after having terminated Janus as a subcontractor on an undisclosed U.S. federal government contract. PGI alleges that Janus breached the terms of a Master Subcontract Agreement (“MSA”) between the parties by communicating directly with the U.S. federal government customer and allegedly positioning itself to receive the follow-on prime contract. PGI seeks $74.2 million in damages, most of which are anticipatory damages based on PGI’s expectation that it would not be awarded the follow-on contract because of the alleged actions of Janus while it was a PGI subcontractor. The lawsuit was dismissed on Janus’ motion and was referred to arbitration, as required by the subcontract. Janus has also filed a counterclaim with the arbitrator for unpaid invoices totaling $3.2 million plus ancillary damages. The arbitration panel has directed Janus to turn over documents related to the MSA, which will require the approval of the U.S. federal government customer as the majority of the documents are sensitive in nature. The U.S. federal government has reiterated its position that a government classification review is required before Janus produces any documents, and has provided that direction directly to PGI, through their contracting officer. PGI relayed that to the Panel, and the Panel has requested that the government provide their ruling and its justification directly to the Panel. The government has now done so, in a June 14, 2018 letter which has been provided to the Panel. Discovery requests related to the substantive dispute have been exchanged, and the Panel has issued a schedule that places the trial date in late April 2019.

Coburn Matter

Stuart Coburn, a Janus employee working in Ramadi, Iraq, was killed when an improvised explosive device he was attempting to defuse exploded. Because the death was “terrorist related” and therefore unnatural, the responsible coroner in England and Wales has initiated an investigation into his death, which will conclude with an inquest. Janus is cooperating with the investigation. Mr. Coburn’s widow is entitled to receive approximately $2 million in Defense Base Act payments which AIG will accelerate if she signs a full release for Janus. Counsel for Mr. Coburn’s widow is reviewing the release documentation.

Voluntary Disclosures and Related Claims

Air Force OSI 2016

The Air Force Office of Special Investigations (“OSI”), acting on behalf of the DOD’s Inspector General, issued a subpoena, dated May 17, 2016, to Sallyport Global Holdings, Inc. (“SGH”), requesting documents relating to labor charged by SGH under a U.S. Foreign Military Sales contract awarded to SGH by the U.S. Air Force in January 2014 for base support services at the Balad Air Base in Iraq. SGH is cooperating with the investigation, which SGH understands is focused on an allegation of labor mischarging by certain security personnel performing work at the Balad Air Base. SGH produced documents as part of the investigation, with the last production occurring in October 2016. The last communication that was received on this matter was on April 6, 2017 informing SGH that the matter was being transferred to a new Air Force Special Agent.

Air Force OSI 2017

The Air Force Office of Special Investigations (“OSI”), acting on behalf of the DOD’s Inspector General, issued a subpoena dated December 4, 2017 to SGH, requesting documents relating to SGH, BMI, and Velox Visa & Passport Services, LLC (“Velox”). SGH has cooperated and continues to cooperate with the investigation, which SGH understands is focused on visa processing fees. OSI is consulting with DoJ on the matter. DoJ called Counsel for SGH on August 16, 2018, and indicated that SGH may suspend document production, pending further guidance.

DDTC Disclosure 2018

On May 6, 2017 and July 1, 2017, Sallyport Global Holdings (“SGH”) entered into two agreements to provide personal protective services and related training in Iraq to Petronas Carigali Iraq Holding Company (“Petronas”). On April 24, 2018, SGH submitted an initial notification of intent to file a voluntary disclosure of potential violations regarding the personal protective services and related training in Iraq under contract with Petronas. Iraq is identified as a restricted country in Part 126.1 of the International Traffic in Arms Regulations. Although the training and services were conducted by non-U.S. personnel employed by a foreign subsidiary of SGH, there is uncertainty whether the specific training provided constituted defense services. SGH submitted this initial notification to DDTC out of an abundance of caution pending review of this matter. SGH submitted its final report disclosure on the matter in August 2018, concluding after internal investigation that its activities in connection with the Petronas contracts did not constitute the unauthorized provision of defense or brokering services. At this time, DDTC has not yet provided any response.

In connection with its determination to submit the notification described, SGH terminated the agreements with Petronas due to concerns regarding the manner in which services were provided. Petronas has drawn down $1.2 million under letters of credit that Sallyport provided as performance guarantees in respect of damages that they claim they have suffered. SGH and Petronas are conducting settlement negotiations with respect to the amount of damages. Any claim that Petronas has would be subject to arbitration pursuant to the terms of the agreements if a settlement is not reached.

Based upon the current information available to us, we do not believe that the outcome of these inquiries will have a material adverse effect on our results of operations or financial position.

Other Proceedings

We are and, from time to time, we may become, involved in other legal proceedings or be subject to other claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that in the opinion of our management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations and financial condition.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions of our directors and executive officers as of the date of this prospectus.

NAME	AGE	POSITION
Thomas J. Campbell	59	Chairman
Douglas T. Lake Jr.	39	Vice Chairman
Kara L. Bue	53	Director
Jerome B. Chernock	33	Director
T. Gail Dady	66	Director
Paul J. Huston	58	Director
Rear Admiral Kathleen L. Martin	67	Director
Vice Admiral Frank C. Pandolfe	60	Director
Admiral James G. Stavridis	63	Director
General Anthony C. Zinni	75	Director
James D. Van Dusen	58	Chief Executive Officer, President and Director
James M. Kempton	43	Chief Financial Officer
Gary G. Palmer	68	Chief Operating Officer
William O. King III	54	General Counsel & Chief Administrative Officer
M. Victor Esposito Jr.	53	Executive Vice President
Annette M. Peterson	55	Senior Vice President of Business Strategy

Directors

Thomas J. Campbell joined the Board of Directors of the Company as its Chairman in July 2018. Mr. Campbell presently serves as the Chairman and Director of Michael Baker, which he joined in October 2013. Mr. Campbell is the Founder and Managing Partner of DC Capital, established in 2007. Mr. Campbell is also Chairman of Acuity Technologies Holding Company, LLC and The Spectrum Group LLC. From 1992 until founding DC Capital in 2007, Mr. Campbell was a Partner of Veritas Capital Management, LLC. Between 1988 and 1992, Mr. Campbell was a Senior and Founding Member of the Merchant Banking Group of Wasserstein & Perella Co., Inc. Mr. Campbell holds a Bachelor of Science degree in Business and Economics with a double major in Finance and Accounting from Lehigh University.

Douglas T. Lake Jr. joined the Board of Directors of the Company as its Vice Chairman in July 2018. Mr. Lake presently serves as the Executive Vice President, Treasurer and Director of Michael Baker, which he joined in October 2013. Mr. Lake has been a Partner at DC Capital since its formation in 2007. From 2004 to 2006, Mr. Lake was an Associate at Veritas Capital Management, LLC. Mr. Lake began his professional career in corporate finance at J.P. Morgan. Mr. Lake currently also serves on the boards of directors of Acuity Technologies Holding Company, LLC and The Spectrum Group, LLC. Mr. Lake is a Member of the Young President’s Organization and is a Term Member of the Council on Foreign Relations. Mr. Lake holds a Bachelor of Science degree in Economics from Trinity College and a Master of Business Administration degree from Columbia Business School.

Kara L. Bue joined the Board of Directors of the Company in October 2018. Ms. Bue presently serves on the Board of Directors of Michael Baker, which she joined in October 2013. Ms. Bue also has been a partner at Armitage International, L.C., an international business consulting firm, since its formation in March 2005. From 2003 to 2005, Ms. Bue served as Deputy Assistant Secretary of State for Regional Stability within the Bureau of Political-Military Affairs. Between 2001 and 2003, Ms. Bue served as Special Assistant for South Asia to then-Deputy Secretary of State Richard L. Armitage. From 1993 to 2001, Ms. Bue was in private practice as a corporate lawyer specializing in financial services law. Ms. Bue holds a Bachelor of Arts degree in Political Science from Brown University and a Juris Doctor degree from Loyola Law School, Los Angeles.

Jerome B. Chernock joined the Board of Directors of the Company in October 2018. Mr. Chernock presently serves as a Partner at DC Capital, which he joined in August 2012. Mr. Chernock also currently serves as a Board Observer at Michael Baker and Acuity Technologies Holding Company, LLC, both of which are DC Capital portfolio companies.

Prior to joining DC Capital, Mr. Chernock served as an investment banker with Jefferies & Company, Inc. from 2007 to 2012. Mr. Chernock holds a Bachelor of Science degree in Finance and Accounting from the University of Maryland, College Park.

T. Gail Dady has served on the Board of Directors of the Company since October 2018. Ms. Dady is presently the Executive Vice President, Secretary and Director of Michael Baker, which she joined in October 2013. Ms. Dady has also been a Partner at DC Capital since its formation in 2007. From 2000 until 2007, Ms. Dady was a Principal of Veritas Capital Management, LLC. From 1993 to 2000, Ms. Dady served as Chief Operating Officer and Managing Director of Quarterdeck Investment Partners, Inc. Before that, Ms. Dady served for 20 years in the United States Navy where she served in a number of assignments including the staff of the Chairman of the Joint Chiefs of Staff, the Commander of Allied Forces Southern Europe, and the Department of State’s Bureau of Political/Military Affairs. Ms. Dady also currently serves on the boards of directors of Acuity Technologies Holding Company, LLC and The Spectrum Group, LLC. Ms. Dady holds a Bachelor of Arts degree in Political Science from the East Tennessee State University and a Master of Arts degree in International Relations from the Fletcher School of Law and Diplomacy at Tufts University.

Paul J. Huston joined the Board of Directors of the Company in October 2018. Mr. Huston is the co-founder of Hudson Ferry Capital Management, established in 2006, where he presently serves as a Partner and Chairman. Mr. Huston also currently serves on the boards of directors of Laguna Tools, Ground/Water Treatment & Technology, Tri-W Global and Soft-Tex International. From 1992 until founding Hudson Ferry Capital in 2006, Mr. Huston was a Managing Director and founding member at Liberty Capital Partners. From 1989 to 1992, Mr. Huston was an investment banker at Merrill Lynch Interfunding, a private equity subsidiary of Merrill Lynch & Co. Mr. Huston began his professional career in 1982 as a staff accountant with Coopers & Lybrand, where he later advanced to the position of audit manager. Mr. Huston previously served on the Board of Trustees of Fairfield University for 18 years, where he was Chairman from 2002-2012. Mr. Huston holds a Bachelor’s of Science in Accounting from Fairfield University and a MBA from Columbia University’s Executive MBA Program.

Rear Admiral Kathleen L. Martin USN (retired) joined the Board of Directors of the Company in October 2018. Rear Admiral Martin recently retired as the Executive Director of the Navy Marine Coast Guard Residence Foundation (NMCGRF) and CEO of Vinson Hall LLC, both of which she joined in 2005. Rear Admiral Martin served in the U.S. Navy for 32 years, retiring in 2005. She currently serves on the Defense Health Board and the Army Distaff Foundation Board. From 2002 to 2005, Rear Admiral Martin was the Deputy Surgeon General of the Navy and Vice Chief, Bureau of Medicine and Surgery. Between 1999 and 2002, she served as the Commander of the National Naval Medical Center in Bethesda, MD. Rear Admiral Martin was the 19th Director of the Navy Nurse Corps from 1998 to 2001, and served as the Navy Medical Inspector from 1998 to 1999. She is a member of Sigma Theta Tau. Rear Admiral Martin holds a Bachelor Degree in Nursing from Boston University and a Master Degree in Nursing Administration and Family Health Clinical Nurse Specialist from the University of San Diego.

Vice Admiral Frank C. Pandolfe USN (retired) has served on the Board of Directors of the Company since October 2018. Vice Admiral Pandolfe presently serves on the Board of Directors of Michael Baker, which he joined in February 2017. He has been President and Chief Executive Officer of Pan Global Strategies LLC since October 2017. He has also served on the Board of Directors of Michael Baker and the Army Distaff Foundation at Knollwood since February 2018. Vice Admiral Pandolfe was a commissioned officer in the United States Navy for 37 years, retiring in August 2017. At sea, he commanded a destroyer, destroyer squadron, aircraft carrier strike group, Naval Striking and Support Forces NATO, and the United States Sixth Fleet. Ashore, he served in the White House, United Nations, Joint Staff and Navy Staff. Vice Admiral Pandolfe was the director for Strategic Plans and Policy (J-5) for the Joint Staff from November 2013 to December 2015. Vice Admiral Pandolfe’s final assignment was as an Assistant to the Chairman of the Joint Chiefs of Staff, where he served as military representative to the Secretary of State from December 2015 to August 2017. Vice Admiral Pandolfe holds a Bachelor of Science degree from the United States Naval Academy and M.A.L.D. and Ph.D. degrees from The Fletcher School of Diplomacy at Tufts University.

Admiral James G. Stavridis joined the Board of Directors of the Company in October 2018. Admiral Stavridis presently serves on the Board of Directors of Michael Baker, which he joined in 2013. Admiral Stavridis has served as the Dean of The Fletcher School of Law and Diplomacy at Tufts University since 2013. Admiral Stavridis served as a commissioned officer in the United States Navy for 37 years before retiring in 2013. While in the Navy, Stavridis served as the commander, U.S. Southern Command from 2006 to 2009, and commander, U.S. European Command and NATO Supreme Allied Commander Europe from 2009 to 2013. Admiral Stavridis is a graduate of the U.S. Naval Academy, the Naval War College and the National War College. He holds a Ph.D. in International Relations and a Master of Arts degree in Law and Diplomacy from The Fletcher School of Law and Diplomacy at Tufts University.

General Anthony C. Zinni joined the Board of Directors of the Company in October 2018. General Zinni served for 35 years in the U.S. Marine Corps retiring in 2000 as a four-star Marine Corps General. During his time in the Marine Corps, he held numerous key Command and Staff roles, including serving as Commander-In-Chief of U.S. Central Command (“USCENTCOM”) from 1997 to 2000. From 2010 to 2012, General Zinni served as CEO, President, and Chairman of BAE Systems, Inc. Before that, from 2006 to 2008, he served as President of International Operations for M.I.C. Industries, Inc. General Zinni holds a Bachelor of Science degree in Economics from Villanova University, a Master of Arts degree in International Relations from Salve Regina College, a Master of Business Administration degree in Business from Central Michigan University and Honorary Doctorates from Villanova University, the College of William and Mary and the Maine Maritime Academy.

Executive Officers

James D. Van Dusen joined Holdings as its President and Chief Executive Officer in July 2018 after Holdings’ acquisition of Comprehensive Health Services (“CHS”). From July 2013 to July 2018, Mr. Van Dusen served as the Chief Financial Officer at CHS. From March 2010 to July 2013, Mr. Van Dusen was a member of the Public Sector Consulting Team at IBM following IBM’s acquisition of National Interest Security Company LLC, a provider of information technology (“IT”) solutions to the U.S. federal government, where Mr. Van Dusen served as Chief Operating Officer and Chief Financial Officer from 2007 to March 2010. From 1989 to 2007, Mr. Van Dusen served in various senior roles at L-3 Vertex, Raytheon, General Dynamics and Lockheed Martin. Mr. Van Dusen holds a Bachelor of Arts in Business Administration from Michigan State University Honors College.

James M. Kempton joined Holdings as its Chief Financial Officer in August 2018. Prior to joining Holdings, Mr. Kempton was Executive Vice President and Chief Financial Officer of Michael Baker. Mr. Kempton served in several roles at Michael Baker since January 2007, including as the Chief Financial Officer of Michael Baker from July 2016 to August 2018, as senior vice president and corporate controller from October 2013 to July 2016, and as vice president, corporate controller and treasurer of Michael Baker International Holdco Corporation since April 2009. Mr. Kempton is a C.P.A. and holds a Bachelor of Arts degree in Accounting and Business Administration from Thiel College.

Gary G. Palmer joined Holdings in August 2018 as Chief Operating Officer. Between 1997 and 2018, Mr. Palmer served as the President and CEO of CHS. Mr. Palmer served in a series of executive roles at CHS, including Director, Senior Vice President, and Executive Vice President. From 1996 to 1997, Mr. Palmer served as a Government Marketing Consultant for G-2 Resources and was the Director of New Business Development, International for Lockheed Martin Information Systems. Mr. Palmer was the Vice President of Middle East Region for Martin Marietta International from 1993 to 1996. Between 1993 and 1989, Mr. Palmer as the Vice President of Australia/New Zealand/Philippine Region for Martin Marietta International. Between 1982 and 1989, Mr. Palmer served as Director/Manager for Martin Marietta Data Systems.

William O. King III has been the General Counsel and Chief Administrative Officer of Holdings since July 2018. Before joining us, he served as General Counsel and Chief Administrative Officer of Applied Insight LLC, a provider of IT solutions to the U.S. federal government from October 2017 until July 2018. From 2010 to 2017, he worked in IBM’s legal department, ultimately serving as a Senior Counsel and Trust & Compliance Officer. From 2008 to 2010, he was General Counsel and Chief Administrative Officer at National Interest Security Company, a provider of IT solutions to the U.S. federal government, and from 2003 to 2008, he was at Athena Innovative Solutions, a provider of products and services for the national security industry. At Athena Innovative Solutions, Mr. King first served as a consultant to the Office of the Secretary of Defense and the Office of the Director of National Intelligence, and ultimately as Deputy General Counsel. From 2001 to 2003, Mr. King was an Intelligence Analyst at the Pentagon. Mr. King served as an Officer in the United States Air Force Reserves from 1987 to 2008. Mr. King holds a Bachelor of Arts degree in English literature from Virginia Polytechnic Institute and State University and a Juris Doctor from Seattle University School of Law.

M. Victor Esposito Jr. has been an Executive Vice President of Holdings since July 2018. Mr. Esposito was previously President and Chief Executive Officer of Sallyport Logistics & Security LLC from January 2016 to June 2018. From 2005 to 2008, Mr. Esposito served as a Security Consultant and Special Advisor for Three Trees, LLC, from 2011 to 2015. From 2010 to 2011, Mr. Esposito served as the Executive Vice President and Chief Operating Officer of Xe Service, LLC. From 2009 to 2010, Mr. Esposito served as the President and General Manager of XPG, LLC. Mr. Esposito served as President and Chief Operating Officer for Total Intelligence Solutions from 2008 to 2009. In addition, Mr. Esposito served with the Central Intelligence Agency and with the Department of Army for 16 years from 1989 to 2005. Mr. Esposito holds a Bachelor of Science degree in Education from the University of Middle Tennessee State.

Annette M. Peterson joined Holdings as Senior Vice President of Business Strategy in August 2018. Before assuming her current role, from 2015 to 2018, Ms. Peterson was a Client Executive at SAS Federal LLC, leading the Federal Financials Group. From 2010 to 2015, Ms. Peterson was a Business Development Executive at IBM, Watson Group. From 2008 to 2010, she was Director of Business Strategy and Marketing at National Interest Security Company, prior to IBM’s acquisition of the company. Previously, she held various positions supporting the U.S. federal government at Edge Consulting LLC, Northrop Grumman Corporation and Systems Planning and Analysis Inc. She holds a Master of Business Administration degree from George Washington University, and a Master of Science degree in Operations Research from George Mason University.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Composition of the Board of Directors After This Offering

Our business and affairs are managed under the direction of our Board of Directors. Following the completion of this offering, we expect our Board of Directors to initially consist of 11 directors, six of whom will be independent. In connection with this offering, we will be amending and restating our certificate of incorporation to provide for a classified Board of Directors, with four directors in Class I (expected to be Admiral Stavridis, Mr. Huston, Vice Admiral Pandolfe and Ms. Bue), four directors in Class II (expected to be Messrs. Campbell and Van Dusen, Rear Admiral Martin and Ms. Dady) and three directors in Class III (expected to be General Zinni and Messrs. Lake and Chernock). See “Description of Capital Stock—Anti-Takeover Effects of Provisions our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law—Classified Board of Directors, Removal of Directors and Vacancies on the Board of Directors.”

In addition, we intend to enter into a stockholders agreement with the Legacy Holders and/or other affiliates of the Sponsor in connection with this offering. The agreement will grant the Sponsor, which will own shares of our common stock through the Legacy Holders and other of its affiliates, the right to designate nominees to our Board of Directors subject to the maintenance of certain ownership requirements in us. See “Certain Relationships and Related Party Transactions—Other Transactions with Related Parties—Stockholders Agreement.”

Background and Experience of Directors

When considering whether directors and nominees possess the appropriate qualifications, attributes or skills for service, taken as a whole, our Board of Directors focused primarily on each person’s background and experience, as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate diversity of experience and skills relevant to the size and nature of our business. Once appointed, directors serve until they resign or are removed by the stockholders. In satisfying its oversight responsibilities effectively in light of our business and structure, our Board of Directors considered the following important characteristics, among others:

∎

Mr. Campbell—our Board of Directors believes that Mr. Campbell’s significant experience successfully acquiring and building government services businesses, including Caliburn, as Founder and Managing Partner of the Sponsor and Chairman and Director of Michael Baker, will provide significant strategic, acquisition, financial, investment and operational experience.

∎

Mr. Lake—our Board of Directors believes that Mr. Lake’s significant experience successfully acquiring and building government services businesses, including Caliburn, his role as Partner at the Sponsor and as a

Director of Michael Baker will provide significant strategic, acquisition, financial, investment and operational experience.

∎

Ms. Bue—our Board of Directors believes that we will benefit from Ms. Bue’s public and private sector experience, particularly as the Deputy Assistant Secretary of State for Regional Stability within the Bureau of Political-Military Affairs, and her legal acumen developed while practicing financial services law.

∎

Mr. Chernock—our Board of Directors believes that Mr. Chernock’s experience with corporate finance transactions and private equity investments, notably in the government services market, will provide us with substantial financial and operational oversight.

∎

Ms. Dady—our Board of Directors believes that Ms. Dady’s 20-year career in the U.S. Navy serving around the world and current roles as a Partner at the Sponsor and as a Director of Michael Baker will help guide the Company’s ongoing executive management and operations, as well as bring key management insight from the Sponsor’s involvement in numerous portfolio companies.

∎

Mr. Huston—our Board of Directors believes that we will benefit from Mr. Huston’s experience in the private equity industry and his deep understanding of accounting, finance and taxation, particularly for financial oversight.

∎

Rear Admiral Martin—our Board of Directors believes that Rear Admiral Martin’s leadership during her 32 years in the Navy and her expertise in providing healthcare will guide the board in its business dealings in healthcare and provide insight into the Company’s client base.

∎

Vice Admiral C. Pandolfe—our Board of Directors believes that Vice Admiral Pandolfe’s distinguished 37-year career in the U.S. Navy and experience serving in the Pentagon and White House will provide particular insight into our potential for growth both domestically and abroad and a key understanding of our customer base.

∎

Admiral Stavridis—our Board of Directors believes that Admiral Stavridis’s 37 years of U.S. Navy service and role in higher education administration will provide us with deep insight into our customer base and important management oversight skills.

∎

General Zinni—our Board of Directors believes that General Zinni, who retired in 2000 as a four-star Marine Corps General after serving 35 years, will provide us with deep insight into our customer base and important management oversight skills.

∎

Mr. Van Dusen—our Board of Directors believes that Mr. Van Dusen’s experience as Chief Financial Officer at CHS and in other senior accounting, management and finance roles will facilitate continuity in our ongoing business operations and provide us with knowledge relevant to our functioning as a public company.

Director Independence and Controlled Company Exemption

Our Board of Directors has affirmatively determined that each of Ms. Bue, Mr. Huston, Rear Admiral Martin, Vice Admiral Pandolfe, Admiral Stavridis and General Zinni is an independent director under the rules of the NYSE.

In connection with this offering, we intend to enter into a stockholders agreement with the Legacy Holders and other affiliates of the Sponsor, pursuant to which the Sponsor (which will own shares of our common stock through the Legacy Holders and/or other of its affiliates) will have the right to nominate directors to our Board of Directors based on its ownership in us. See “Certain Relationships and Related Party Transactions—Other Transactions with Related Parties—Stockholders Agreement.” Both prior to and immediately after the consummation of this offering, the Sponsor will beneficially own Class A common stock and Class B common stock collectively representing more than 50% of the combined voting power of our total common stock outstanding. See “Principal Stockholders.” Following this offering, we will thus be a “controlled company” within the meaning of NYSE rules. Under these rules, a “controlled company” may elect not to comply with certain corporate governance standards, including the requirements, among others, that:

∎	a majority of our Board of Directors consist of independent directors;

∎

our Board of Directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

∎	our Board of Directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

∎	each of our nominating and corporate governance committee and compensation committee undergoes an annual performance self-evaluation.

Following this offering, we intend to maintain a majority independent Board of Directors and a nominating and corporate governance committee and a compensation committee, each operating pursuant to a written committee charter addressing such committee’s respective purpose and responsibilities. Although we intend for the compensation committee to be fully independent, in partial reliance on the exemption for controlled companies, we plan to have a nominating and corporate governance committee that is not fully independent. At any point following this offering, for so long as we are a “controlled company” under the NYSE rules, we may choose to rely on any or all of the exemptions available to “controlled companies.” To the extent that we elect to avail ourselves of any of these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. See “Risk Factors—Risks Relating to the Offering—We are a ‘controlled company’ within the meaning of the NYSE rules and, as a result, will qualify for, and may choose to rely on, exemptions from certain corporate governance requirements.” Additionally, in the event that we cease to be a “controlled company” and our shares of Class A common stock continue to be listed on the NYSE, we will no longer have the option to rely on these exemptions and will be required to comply with the rules applicable to non-controlled companies within the applicable transaction periods, to the extent we do not already comply with such rules at that time.

Leadership Structure of the Board of Directors

Our amended and restated bylaws and our corporate governance guidelines will provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board of Directors and Chief Executive Officer, in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company.

Our Board of Directors will separate the roles of Chief Executive Officer and Chairman of the Board of Directors, in recognition of the differences between the two roles. The Chief Executive Officer will be responsible for the day-to-day leadership and performance of our Company, while the Chairman of the Board of Directors (in collaboration with other members of the Board of Directors, including the Vice Chairman) will be tasked with setting the strategic direction of the Company, providing guidance to the management, setting the agenda for the Board of Directors meetings (in collaboration with the other members of the Board of Directors) and presiding over meetings of the Board of Directors. We believe that separating these positions allows the Chairman of the Board of Directors to lead the Board of Directors in its fundamental role of providing oversight and guidance to management, while allowing our Chief Executive Officer to focus on our day-to-day operations. In addition, we believe that the current separation provides a more effective monitoring and objective evaluation of the performance of the Chief Executive Officer.

Our Board of Directors has concluded that our current leadership structure is appropriate at this time. However, our Board of Directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Committees of the Board of Directors

Upon consummation of this offering, our Board of Directors will have the following committees: an audit committee, a compensation committee, a nominating and corporate governance committee and an ethics and corporate responsibility committee. From time to time, our Board of Directors may also establish any other committees that it deems necessary or desirable.

Audit Committee. Upon consummation of this offering, we expect to have an audit committee consisting of Mr. Huston, as Chair, General Zinni and Vice Admiral Pandolfe. Each of the audit committee members is “financially literate” under NYSE governance standards, and qualifies as an independent director under NYSE governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Each of Mr. Huston and General Zinni possesses the requisite accounting or financial management expertise under NYSE governance standards and each qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in our filings as publicly traded company and to assist our Board of Directors in overseeing and monitoring the following: (1) the quality and integrity of our financial statements and our financial reporting process; (2) our accounting principles, accounting policies, and financial and accounting controls; (3) our compliance with legal and regulatory requirements; (4) our policies regarding risk assessment and risk management; (5) our independent registered public accounting firm’s qualifications and independence; (6) the design, implementation and performance of our internal audit function (once we are required to maintain such function under NYSE rules); and (7) the performance of our independent registered public accounting firm, including with respect to audit and permissible non-audit and tax services. The charter will also provide that our audit committee must conduct an annual self-evaluation of its performance.

Our Board of Directors will adopt a written charter for the audit committee, which will be available on our website upon the consummation of this offering. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

Compensation Committee. Upon consummation of this offering, we expect to have a compensation committee consisting of General Zinni, as Chair, Admiral Stavridis and Mr. Huston, each of whom is an independent director under the NYSE governance standards, including the additional independence requirements for compensation committee members, and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. The purpose of the compensation committee is to assist our Board of Directors in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans; and (3) appointing and overseeing any compensation consultants. Additionally, to the extent that we cease to be an emerging growth company, the compensation committee will be responsible for the preparation of the compensation committee report required by the SEC to be included in our filings.

Our Board of Directors will adopt a written charter for the compensation committee, which will be available on our website upon the consummation of this offering. The charter will provide that our compensation committee must conduct an annual self-evaluation of its performance, unless we elect to rely on the exemption from such requirement for “controlled companies.”

Nominating and Corporate Governance Committee. Upon consummation of this offering, we expect to have a nominating and corporate governance committee consisting of Mr. Campbell, as Chair, Mr. Lake, Ms. Dady and Ms. Bue. The purpose of the nominating and corporate governance committee is to assist our Board of Directors in carrying out its responsibilities relating to the following: (1) identifying and selecting candidates for election to the Board of Directors; (2) overseeing the evaluation process relating to the Board of Directors and management; (3) assessing structure, composition and practices of the Board of Directors; and (4) developing and reviewing a set of corporate governance principles (as further discussed below under “—Corporate Governance Guidelines”). Subject to applicable law and NYSE rules, the nominating and corporate governance committee will also act appropriately to nominate individuals to and fill vacancies on the Board of Directors in accordance with the stockholders agreement, which will entitle our Sponsor to designate nominees to our Board of Directors, provided the Sponsor and its affiliates maintain certain ownership thresholds in us. See “Certain Relationships and Related Party Transactions—Other Transactions with Related Parties—Stockholders Agreement.”

Our Board of Directors will adopt a written charter for the nominating and corporate governance committee, which will be available on our website upon consummation of this offering. The charter will provide that our nominating and corporate governance committee must conduct an annual self-evaluation of its performance, unless we elect to rely on the exemption from such requirement for “controlled companies.”

Ethics and Corporate Responsibility Committee. Upon consummation of this offering, we expect to have an ethics and corporate responsibility committee consisting of Ms. Bue, as Chair, Ms. Dady and General Zinni. The purpose of the ethics and corporate responsibility committee is to assist the Board in overseeing policy, government relations and corporate responsibility by (1) reviewing political, social and legal trends that may affect our business, operations, financial performance or public image; (2) reviewing and monitoring our policies and practices relating to public policy and legal, regulatory, ethical and social responsibility; (3) reviewing our public relations, community relations and advertising strategy; and (4) reviewing our policies and procedures applicable to sensitive business activities.

Our Board of Directors will adopt a written charter for the ethics and corporate responsibility committee, which will be available on our website upon consummation of this offering.

Risk Oversight

Our Board of Directors has extensive involvement in overseeing risk management related to us and our business. The Board of Directors accomplishes this oversight through its committees. The audit committee will broadly oversee our policies and guidelines on risk evaluation and management, including financial risk exposures. Our audit committee is expected to meet periodically with our Chief Financial Officer and our independent auditors to receive updates regarding our management’s assessment and monitoring of risks affecting our financial performance, such as liquidity, credit and operational and cybersecurity risks. The audit committee will also review our results of operations, financial reporting and, as required, the adequacy of our internal controls over financial reporting. Once designed and implemented, our internal audit department will report functionally and administratively to our Chief Financial Officer and directly to the audit committee. Our compensation committee will be expected to consider whether risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our business and to discuss the relationship between risk management and compensation. Our ethics and corporate responsibility committee will monitor risk assessment and management of certain non-financial risks. To that end, our ethics and corporate responsibility committee will be expected to receive periodic updates from management on our evaluation and management of political, social, ethical and legal trends that could affect our business and public image.

The Board of Directors’ role in our risk oversight process will include receiving reports from time to time from members of management on areas of material risk to the Company, including operational, financial, legal/regulatory, political, social, ethical and strategic risks. The full Board of Directors will receive these reports in order to enable it to understand our risk identification, risk management and risk mitigation strategies. While the audit committee, compensation committee and ethics and corporate responsibility committee will be responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors will be informed of such risks at certain Board of Directors meetings, following a given committee meeting. We believe that this enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Corporate Governance Guidelines

Prior to our listing on the NYSE, we intend to adopt a set of corporate governance guidelines to provide the framework for the governance of our Board of Directors and to assist our Board of Directors in the exercise of its responsibilities. These guidelines will reflect the Board of Directors’ commitment to monitoring the effectiveness of policy and decision-making both at the board and management levels, with a view to enhancing stockholder value over the long term. Following the completion of this offering, the corporate governance guidelines will be available on our website. We expect that any amendments to the guidelines will be disclosed on our website.

Code of Ethics

Prior to our listing on the NYSE, we intend to adopt a code of business conduct and ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer and anyone performing similar functions) and employees. Our code of business conduct and ethics will be available on our website. This code will be a “code of ethics” as defined in Item 406(b) of Regulation S-K. In the event that we amend or waive certain provisions of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions that require disclosure under applicable SEC rules, we intend to disclose the nature of such amendment or waiver on our website within four business days to the extent required by the rules and regulations of the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past year has served, as a member of the Board of Directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or compensation committee. No interlocking relationship exists between any member of our compensation committee (or other committee performing equivalent functions) and any executive, member of the Board of Directors or member of the compensation committee (or other committee performing equivalent functions) of any other company. We are party to certain transactions with the Sponsor and affiliates thereof as described in “Certain Relationships and Related Party Transactions.”

EXECUTIVE AND DIRECTOR COMPENSATION

We are an “emerging growth company” within the meaning of Rule 405 under the Securities Act. As a result, we are eligible to provide scaled disclosures regarding executive compensation for our last completed fiscal year. Further, pursuant to SEC rules, our reporting obligations extend only to the individuals who served as our principal executive officer and our two other most highly compensated officers who served as executive officers during the last completed fiscal year. We refer to these individuals as our “named executive officers,” or NEOs.

Our Company was formed in August 2018 from the combination in August 2018 of four companies under the control of DC Capital: Sallyport, Janus, CHS and PT&C. These companies are now our wholly-owned subsidiaries. As a result, we are presenting executive compensation information for our NEOs, including our Chief Executive Officer and the two other executive officers of our Company, who were employed by these wholly-owned subsidiaries during the 2017 fiscal year, based on the historical compensation such subsidiaries paid to these individuals prior to our formation. Because we are newly formed, the compensation paid by these subsidiaries in the 2017 fiscal year may not be indicative of compensation that we will pay to our executive officers going forward. Therefore, in fiscal years following 2017, we expect that our list of “named executive officers” may include, in addition to our Chief Executive Officer, executive officers other than Mr. Palmer and Mr. Esposito based on the compensation we expect to pay our other executive officers who we hired as a newly-formed company and who were not historically employed by our wholly-owned subsidiaries.

Our NEOs for the 2017 fiscal year were:

∎	James Van Dusen, our Chief Executive Officer, who was employed by CHS as its chief financial officer;

∎	Gary G. Palmer, our Chief Operating Officer, who was employed by CHS as its chief executive officer; and

∎	M. Victor Esposito, Jr., our Executive Vice President, who was employed by Sallyport as its chief executive officer.

Following the consummation of this offering, we expect that the following individuals, who are our executive officers, may qualify as our NEOs for the year ending December 31, 2018:

NAME	PRINCIPAL POSITION
James D. Van Dusen	Chief Executive Officer, President and Director
James M. Kempton	Chief Financial Officer
Gary G. Palmer	Chief Operating Officer
William O. King III	General Counsel & Chief Administrative Officer
M. Victor Esposito Jr.	Executive Vice President
Annette M. Peterson	Senior Vice President of Business Strategy

The actual determination of our NEOs for the year ending December 31, 2018 will depend on who qualifies as our two most highly compensated executive officers serving at the end of 2018 in addition to our principal executive officer, or, if we cease to be an emerging growth company, our three most highly compensated executive officers serving at the end of 2018, in addition to our principal executive officer and principal financial officer.

Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for the 2017 fiscal year.

NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY ($)	BONUS ($) (4)	STOCK AWARDS ($)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($) (5)	TOTAL ($)
James Van Dusen Chief Executive Officer and Director (1)	2017	321,747	125,000	—	—	—	—	—	446,747
Gary G. Palmer Chief Operating Officer (2)	2017	530,608	350,000	—	—	—	—	25,800	906,408
M. Victor Esposito Jr. Executive Vice President (3)	2017	400,005	275,000	—	—	—	—	12,150	687,155

(1)	Amounts reported for the 2017 fiscal year represent amounts paid to Mr. Van Dusen by our wholly-owned subsidiary CHS, as its chief financial officer.

(2)	Amounts reported for the 2017 fiscal year represent amounts paid to Mr. Palmer by our wholly-owned subsidiary CHS, as its chief executive officer.

(3)	Amounts reported for the 2017 fiscal year represent amounts paid to Mr. Esposito by our wholly-owned subsidiary Sallyport, as its chief executive officer.

(4)	The amounts reported as earned in this column represent the following bonuses earned with respect to 2017 for each NEO:

∎	James Van Dusen: a one-time discretionary bonus, as determined by the board of directors of CHS based on its evaluation of Mr. Van Dusen’s performance in 2017.

∎	Gary G. Palmer: a one-time discretionary bonus, as determined by the board of directors of CHS based on its evaluation of Mr. Palmer’s performance in 2017.

∎	M. Victor Esposito Jr.: a one-time discretionary bonus, as determined by the board of managers of Sallyport based on its evaluation of Mr. Esposito’s performance in 2017.

(5)	Mr. Van Dusen did not receive any perquisites and other personal benefits, the aggregate value of which exceeded $10,000. The following table details the components of this column for Messrs. Palmer and Esposito.

NAME	FISCAL YEAR	401(K) MATCH ($) (1)	DIRECTOR FEES ($) (2)	TOTAL ($)
Gary G. Palmer	2017	10,800	15,000	25,800
M. Victor Esposito Jr.	2017	12,150	—	12,150

(1)	Represents the value of matching contributions in 2017 for the 401(k) plan accounts of Mr. Palmer as maintained by CHS and of Mr. Esposito as maintained by Sallyport.

(2)	Represents an annual retainer fee for Mr. Palmer’s service on the board of directors of CHS in 2017.

Employment Agreements of Our NEOs

Because our Company is newly formed, we historically have not maintained any employment agreements with our NEOs. Additionally, following the consummation of this offering, we do not intend to enter into employment agreements with any of our executive officers.

Mr. Van Dusen has an employment agreement with our wholly-owned subsidiary CHS, where he served as chief financial officer until July 2018, before becoming our Chief Executive Officer. This agreement is described below to facilitate an understanding of Mr. Van Dusen’s 2017 fiscal year compensation set forth in the Summary Compensation Table above. We intend to terminate this employment agreement in connection with this offering, as Mr. Van Dusen is no longer employed by CHS.

Mr. Van Dusen’s Employment Agreement with CHS

Mr. Van Dusen has an employment agreement with CHS, our wholly-owned subsidiary, dated October 7, 2013, as amended on November 12, 2015 (the “Employment Agreement”); however, the amendment terminated without effect since a Change of Control (as defined below) did not occur within six months of the amendment. Pursuant to the Employment Agreement, its term continues until Mr. Van Dusen’s employment terminates for any reason. Mr. Van Dusen served as the chief financial officer of CHS until July 2018.

The Employment Agreement provides for an annual base salary, an annual performance-based discretionary bonus, severance and a “success bonus” if a Change of Control of CHS occurs while Mr. Van Dusen is employed by CHS. Mr. Van Dusen is also entitled to reimbursement for all reasonable business expenses, including travel expenses, living expenses while traveling, reasonable entertainment expenses and reasonable continuing education costs required to maintain any certifications or licenses.

Upon a termination of his employment for any reason other than a termination for “Cause” (as defined below) or Mr. Van Dusen’s resignation, CHS agrees to pay Mr. Van Dusen severance equal to his base salary continuation for six months, payable in equal installments. In addition, upon a termination for any reason other than for Cause, Mr. Van Dusen is entitled to receive the lesser of (i) one year of medical insurance benefits equivalent to the employer cost at the time of termination, or (ii) the purchase of such coverage. “Cause” means (i) a good faith finding by the CHS board of directors that the executive has committed (a) a felony, (b) to the extent it could reasonably be considered to compromise the best interests of CHS or any of its subsidiaries or render the executive unfit or unable to perform his services and duties, a misdemeanor (excluding traffic violations), or (c) any other act or omission involving dishonesty, disloyalty or fraud with respect to CHS or any of its subsidiaries or any of their customers or suppliers, (ii) Mr. Van Dusen’s continued failure to perform his duties in all material respects for CHS or any of its subsidiaries continuing for a period of 45 days, following a demand for such performance by the CHS board of directors, or a material breach of his obligations by Mr. Van Dusen under the Employment Agreement continuing uncured (if curable) for a period of 45 days following notice from the CHS board of directors, or (iii) a good faith finding by the CHS board of directors that the executive engaged in (a) misconduct materially injurious to CHS or any of its subsidiaries or their reputation or (b) gross negligence or willful misconduct, which has a material adverse effect with respect to CHS or any of its subsidiaries.

Mr. Van Dusen was entitled to receive a $150,000 success bonus upon a Change of Control, contingent upon his good faith commitment at or about the time of transaction negotiations to remain employed in the same or similar position for a period of up to two years following the closing of such Change in Control. In connection with the acquisition of CHS by DC Capital in March 2018, Mr. Van Dusen received a success bonus in the amount of $500,000, as determined by the board of directors of CHS. Pursuant to the terms of the Employment Agreement, if Mr. Van Dusen is terminated by CHS other than for Cause within two years following a Change in Control, CHS agreed to pay him an additional $100,000. These payments must also be made if Mr. Van Dusen terminates his employment for “good reason,” which includes a material breach of the employment agreement not cured within 30 days after written notice or within five days in the case of a monetary default. A “Change of Control” includes: (i) any consolidation or merger of CHS, in which CHS is not the continuing or surviving corporation or pursuant to which shares of CHS’s common stock would be converted into cash, securities or other property, other than a merger of CHS in which the holders of CHS’s common stock immediately prior to the merger hold more than 50 percent of the voting power of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of CHS; or (iii) the approval by the stockholders of CHS approve of a plan or proposal for the liquidation or dissolution of CHS.

The Employment Agreement also contains customary non-solicitation and non-compete provisions.

Elements of Compensation

Because we are newly formed, our Company has not paid any compensation to our executive officers, including our NEOs. We expect to develop our compensation plans going forward by using a combination of data regarding historical pay, publicly available compensation data for similarly-situated companies in our industry and in related industries, or that possess size or other characteristics which are similar to ours, and data which may be obtained by a compensation consultant for us on public and private companies.

Following this offering, we expect to employ an executive compensation philosophy that is designed to attract and retain individuals with qualifications to manage and lead our Company, as well as to motivate them to contribute to the achievement of our financial goals and ultimately create and grow value for our stockholders. We expect our compensation program to contain elements that are fixed to provide income stability and predictability and elements that are variable, which reflect our philosophy of focusing on increasing profitability and long-term value of the Company and supporting strategic imperatives. We also expect that our compensation philosophy will emphasize long-term incentives in order to align the interests of our executives with those of our stockholders. Our compensation program may have the following elements:

Total Compensation	∎ Base Salary
∎ Long-Term Equity Incentive Awards
∎ Annual Cash Compensation

Other Benefits	∎ Limited Perquisites and Other Personal Benefits
∎ Severance Benefits

Base Salary

Base salary compensates our executive officers for performing the required duties associated with their respective positions and provides them with a level of cash income predictability and stability with respect to a portion of their total compensation. For the base salaries paid by our subsidiaries to our NEOs in 2017, see “Summary Compensation Table.”

In our role as a combined company, we expect to pay our executive officers base salaries that reflect market competitive levels of pay, as well as factors that are unique to each executive officer, such as experience and breadth of responsibilities, performance, individual skillset, time in the role, pay relative to peers within the Company and base pay in previous roles outside of the Company. We expect to review each executive officer’s base salary annually and consider discretionary annual merit increases at that time. Base salaries may also be adjusted at other times to deal with competitive pressures or changes in job responsibilities.

Equity Incentive Plans and Equity Awards

Historically, our wholly-owned subsidiaries CHS and Sallyport have not maintained equity incentive plans in which our NEOs have participated or made equity grants to our NEOs.

As a newly-formed company, we have not granted any equity awards to our NEOs. We believe that equity incentives motivate executive officers to achieve exemplary results, reward performance, incentivize retention and align the interests of our executive officers with those of our stockholders. Therefore, in connection with the consummation of this offering, as described below, we plan to establish a new equity incentive plan, which we expect our stockholders to approve.

Caliburn International Corporation 2018 Omnibus Equity Incentive Plan

In connection with the completion of this offering, our Board of Directors approved, and we expect our stockholders to approve, the Caliburn International Corporation 2018 Omnibus Equity Incentive Plan (the “2018 Equity Plan”), which authorizes the grant to participants of stock options, restricted stock awards, restricted stock units, stock appreciation rights, or SARs, performance stock awards and other awards that may be settled in or based upon our common stock.

The material terms of the 2018 Equity Plan are summarized below. This summary is qualified in its entirety by reference to the 2018 Equity Plan.

Shares Subject to the 2018 Equity Plan. Subject to adjustment for certain changes in our capital structure (described below under “Adjustments”),             shares of our common stock may be delivered pursuant to awards granted under the 2018 Equity Plan. All shares reserved for issuance under the 2018 Equity Plan may be used for incentive stock options. The sum of equity-based awards granted to non-employee directors during any calendar year shall not exceed $500,000; provided, that the foregoing limitation will not apply in respect of any awards issued to a non-employee director in respect of any one-time initial equity grant upon a non-employee director’s appointment to the Board of Directors.

Any shares subject to an option that expires or is terminated without having been fully exercised, or subject to a restricted stock or other award that is forfeited, prior to termination of the 2018 Equity Plan, will again become available for the grant of awards under the 2018 Equity Plan. Any shares used to pay the exercise price of an option or withheld to satisfy tax withholding obligations will not become available for the grant of awards under the 2018 Equity Plan. All shares that were subject to a stock-settled stock appreciation right that were not issued upon the exercise of such stock appreciation right will also not become available for the grant of awards under the 2018 Equity Plan. If (i) an award under the 2018 Equity Plan is settled in cash in lieu of shares of common stock, or (ii) an award is exchanged with the compensation committee’s permission, prior to the issuance of shares of common stock, for an award pursuant to which shares of common stock may not be issued, then, in either such case, such shares will become available for the grant of awards under the 2018 Equity Plan. Any shares of common stock that are subject to awards that may only be settled in cash will not reduce the aggregate number of shares of common stock for which awards may be granted under the 2018 Equity Plan.

Eligibility. Awards may be granted under the 2018 Equity Plan to such executives, employees, consultants and non-employee directors of the Company and its affiliates as may be determined by the compensation committee, as well as those reasonably expected to become employees or consultants following the grant date. Only our employees or employees of our parent or subsidiaries are eligible to receive incentive stock options.

Administration. The 2018 Equity Plan generally will be administered by our compensation committee unless our Board of Directors determines otherwise. The compensation committee will make all determinations in respect of the 2018 Equity Plan, and will have no liability for any action taken in good faith. Our Board of Directors, in its sole discretion, also may grant awards or administer the 2018 Equity Plan. The 2018 Equity Plan will be administered by our Board of Directors with respect to awards to non-employee directors.

Types of Awards. The 2018 Equity Plan provides for grants of the following specific types of awards, and also permits other equity-based or equity-related awards. Each award will be evidenced by an award agreement which will govern that award’s terms and conditions.

Incentive Stock Options and Nonstatutory Options. Options granted under the 2018 Equity Plan provide grantees with the right to purchase shares of common stock at a predetermined exercise price. The compensation committee may grant options that are intended to qualify as incentive stock options or options that are not intended to so qualify, which we refer to as “nonstatutory options.” The expiration date of an option is no later than the tenth anniversary of the date of grant (or the fifth anniversary in the case of incentive stock options granted to employees who, at the time of grant, own more than 10% of the Company’s outstanding shares of common stock).

Stock Appreciation Rights. A SAR generally permits a grantee who receives it to receive, upon exercise, cash and/or shares of common stock equal in value to an amount determined by multiplying (i) the excess of the fair market value, on the date of exercise, of a share of common stock over the exercise price of such SAR by (ii) the number of shares with respect to which the SAR is being exercised. The compensation committee may grant SARs in conjunction with options or independently of them. The expiration date of a SAR granted independently of an option is no later than the tenth anniversary of the date of grant.

Exercise Price for Options and Stock Appreciation Rights. The exercise price for incentive stock options, nonstatutory options, and stock appreciation rights will not be less than the fair market value of a share of common stock on the date of grant, unless the option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

Exercise of Options and Stock Appreciation Rights. The compensation committee determines the time or times at which an option or SAR may be exercised in whole or in part, the methods by which the exercise price of options may be paid or deemed to be paid, the form of such payment, and the methods by which shares are delivered or deemed to be delivered to participants, and all other conditions of options and SARs. In general, and except as provided in an individual agreement with a grantee, upon termination of a grantee’s employment or service with us, all unvested options or SARs held by such grantee will immediately terminate, and the grantee may exercise all vested options or SARs during the ninety (90) day period after such termination. In the event that a grantee’s employment or service with us or an affiliate terminates due to death or disability (or a grantee dies during the ninety

(90) day period following termination as described in the preceding sentence), the grantee’s vested options or SARs may be exercised until the earlier of one (1) year after the date of such termination or the expiration of the original term of the option. In no case, however, may an option or SAR be exercised later than the termination date of the option or SAR. In the event a grantee’s employment or service is terminated for cause, then all options or SARs, whether vested or unvested, will immediately terminate.

Transferability of Options. An incentive stock option may not be transferred except by will or the laws of descent and distribution and is exercisable during the lifetime of the grantee only by him or her. A nonstatutory option may, in the sole discretion of the compensation committee be transferable, upon written approval by the compensation committee and to the extent provided in the award agreement, to an immediate family member or related trust or similar entity or another transferee. The holder of any option may designate in writing a third party who will, in the event of the holder’s death, be entitled to exercise such option.

Restricted Stock and Restricted Stock Units. The compensation committee may grant restricted stock that is forfeitable unless certain vesting requirements are met, and may grant restricted stock units, which represent the right to receive shares of common stock after certain vesting requirements are met. The 2018 Equity Plan provides the compensation committee with discretion to determine the terms and conditions under which a grantee vests in his or her restricted stock or restricted stock unit award. The grantee of a restricted stock award will generally have the rights and privileges of a stockholder as to such restricted stock, including the right to vote such restricted stock, but such restricted stock will be subject to restrictions set forth in the award agreement, including forfeiture conditions and any restrictions on transfer of such restricted stock. At the compensation committee’s discretion, any cash and stock dividends with respect to restricted stock may be withheld by us (and credited with interest, if determined by the compensation committee) until such time as the restrictions on the related restricted stock lapse (and will be forfeited if such restricted stock is forfeited). Each restricted stock unit may, in the compensation committee’s discretion, be credited with any cash and stock dividends paid with respect to one share of common stock. Such dividend equivalents may be withheld by us (and credited with interest, if determined by the compensation committee) until settlement of the restricted stock unit (and will be forfeited if the restricted stock unit is forfeited). Dividends or dividend equivalents withheld by us may be paid in cash or common stock having an equivalent fair market value. Except as provided by the compensation committee (in an award agreement or otherwise), at such time as a grantee ceases to be our executive, employee or consultant of the Company and its affiliates for any reason, all shares of restricted stock or restricted stock units granted to such grantee on which the restrictions relating thereto have not lapsed are immediately forfeited to us.

Other Stock-based Awards. The compensation committee may grant other stock-based awards, consisting of rights or other interests granted under the 2018 Equity Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock (including, for example, dividend equivalents), each of which may be subject to performance goals, a period of continued employment and/or other terms or conditions, each as determined by the compensation committee. The compensation committee determines the terms and conditions of other stock-based awards, consistent with the terms of the 2018 Equity Plan, at the date of grant or thereafter.

Adjustments. In the event of a change in the number or class of the outstanding shares of common stock due to split-ups, combinations, mergers, consolidations or recapitalizations, or by reason of stock dividends, the number or class of shares which thereafter may be issued pursuant to awards granted under the 2018 Equity Plan, both in the aggregate and as to any grantee, and the number and class of shares then subject to outstanding awards and the exercise price per share of outstanding options or stock appreciation rights, will be adjusted to reflect such change, all as determined by the compensation committee. In the event of any other change in the number or kind of outstanding shares of common stock, or of any stock or other securities or property into which such common stock will have been changed, or for which it will have been exchanged, if the compensation committee determines that such change equitably requires an adjustment in any award that has been or may be granted under the 2018 Equity Plan, such adjustment will be made in accordance with such determination subject to certain limitations set out in the 2018 Equity Plan. In addition, in the event that (i) we merge or are consolidated with another entity and in connection therewith consideration other than equity is provided to our stockholders or outstanding awards are not to be assumed by the resulting entity, (ii) all or substantially all of our assets are acquired by another person, (iii) we are reorganized or liquidated or (iv) we enter into a written agreement to undergo a transaction specified in (i), (ii) or (iii) above, the compensation committee may, in its discretion and upon advance notice to the affected persons, cancel any outstanding awards and cause the holders thereof to be paid in cash, stock or other property (or any combination thereof) the value of the awards based on the price per share of common stock received or to be received by other stockholders of the Company in such event.

Change in Control. In the event of a change in control, notwithstanding any provision in the 2018 Equity Plan to the contrary, the compensation committee may, in its sole discretion, take any action with respect to all or any portion of a particular outstanding award or awards, including, but not limited to, the following: (i) make any outstanding Option, SAR or other award (as applicable), that is not then exercisable, exercisable as to all or any portion of the shares of common stock covered thereby as of a time prior to the change in control or make all or any portion of the restrictions applicable to any outstanding award (including the restricted period applicable to any outstanding shares of common stock underlying restricted stock or RSUs) lapse as of a time prior to the change in control (including a waiver of any applicable performance goals); provided, if the exercisability or vesting of any award would otherwise be subject to the achievement of performance conditions, the portion of the award that shall become fully vested and immediately exercisable, as applicable, shall be based on the achievement of an assumed level of performance (which may be actual, target or maximum performance) as determined by the compensation committee or as otherwise provided in an applicable award agreement and, unless otherwise determined by the compensation committee or as otherwise provided in an applicable award agreement, prorated for the number of days elapsed from the grant date of the award through the date of termination; (ii) settle awards previously deferred; (iii) adjust, substitute, convert, settle and/or terminate outstanding awards as the compensation committee, in its sole discretion, deems appropriate and consistent with the plan’s purposes; and (iv) in the case of any award with an exercise price that equals or exceeds the price paid for a share of common stock in connection with the change in control, the compensation committee may cancel the award without the payment of consideration therefor. To the extent practicable, any actions taken by the compensation committee may occur in a manner and at a time which allows affected participants the ability to participate in the change in control transactions with respect to the shares of common stock subject to their awards. In addition, in the event of a change in control, the compensation committee may, in its sole discretion and upon at least ten days’ advance notice to the affected persons, cancel any outstanding awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of the awards based upon the price per share of common stock received or to be received by other stockholders of the Company in such change in control.

Amendment or Termination of the 2018 Equity Plan and Awards. In general, the Board of Directors can modify, alter, amend or terminate the 2018 Equity Plan (at any time and with or without retroactive effect) in whole or in part in its discretion without approval of the stockholders or any other person, except that no amendment will become effective unless approved by our stockholders to the extent stockholder approval is necessary to satisfy any applicable law or securities exchange listing requirements. However, no amendment to or termination of the 2018 Equity Plan may adversely affect any rights of any grantee without his or her written consent. The Board of Directors may, at any time, amend the terms of an outstanding award, except that no such amendment may impair the rights under any award without the written consent of the affected grantee. Additionally, the Board of Directors may unilaterally amend from time to time the provisions of the 2018 Equity Plan and the provisions of any outstanding award in such respects as the Board of Directors will, in its sole discretion, deem advisable to incorporate in the 2018 Equity Plan or any award any new provision or change designed to comply with or take advantage of requirements or provisions of the Code or any other statute, or rules or regulations of the Internal Revenue Service or any other governmental agency enacted or promulgated after the adoption of the 2018 Equity Plan.

Duration of the 2018 Equity Plan. The 2018 Equity Plan will become effective upon approval by our stockholders of the Company and, if not previously terminated by the Board of Directors, the 2018 Equity Plan will terminate on the close of business on the ten-year anniversary of the plan’s effective date.

Tax Withholding Obligations. To the extent provided by the terms of an award agreement and subject to the discretion of the compensation committee, a grantee may satisfy any tax withholding obligation relating to an award by any, or a combination, of the following means, in addition to our right to withhold from any compensation paid to the grantee by us: (i) payment in cash, (ii) authorizing us to withhold shares of common stock from the shares otherwise issuable to the grantee upon exercise or acquisition of common stock under the award or (iii) delivering to us previously owned and unencumbered shares of common stock.

Right of Offset. We have the right to offset against our obligation to deliver shares of common stock (or other property or cash) under the 2018 Equity Plan or any award agreement any outstanding amounts the recipient then owes to us and any amounts the compensation committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Our right to offset is subject to the constraints of Section 409A of the Code.

Clawback. The compensation committee may, in its discretion, specify in an award agreement or a policy that will be deemed incorporated into an award agreement by reference (regardless of whether such policy is established before or after the date of the award agreement), that a grantee’s rights, payments, and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, rescission or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting, restrictions or performance conditions of an award. Such events may include, but will not be limited to, termination of employment or service with or without cause (as defined in the 2018 Equity Plan), breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the grantee, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct.

No Stockholder Rights; Dividend Equivalents. Grantees will not be deemed for any purpose to be, or to have any of the rights of, a stockholder of the Company with respect to any shares of common stock represented by any award (other than as provided with respect to awards of restricted stock) unless and until such time as shares of common stock represented by such vested awards have been delivered to the grantee. Grantees will have no right to receive, or otherwise, with respect to, any dividend equivalents until such time, if ever, any award to which such dividend equivalents relate vests.

IPO Equity Grants to our NEOs

Additionally, following the consummation of this offering, we plan to grant our management employees, including our NEOs, restricted stock units. These are long-term incentive awards designed to promote our interests by providing our management employees with the opportunity to participate in our equity, thereby linking their compensation to the long-term interests of our stockholders. Restricted stock units granted following the consummation of this offering will be governed by the terms of awards under the 2018 Equity Plan and will vest annually over four years, starting one year from the date of grant subject to the grantee’s continued employment on such vesting date. We plan to award, in the aggregate, approximately                 restricted stock units within             months of the closing of this offering. We have not yet determined the size of the restricted stock unit awards that will be granted to specific individuals pursuant to the 2018 Equity Plan, and intend to disclose such amounts, to the extent such disclosure is required, in subsequent filings.

Non-Equity Incentive Plans and Non-Equity Incentive Awards

As a newly-formed company, we have not maintained any non-equity incentive compensation plans and have not made any non-equity incentive awards to our NEOs. We believe that annual cash incentives provide an effective link between pay and our corporate financial performance on a short-term basis. Therefore, following the closing of this offering, we plan to establish a non-equity incentive plan, designed to link payouts to participants to certain pre-established corporate performance goals and metrics. We will provide a more detailed description of any non-equity incentive plan in subsequent filings.

Retirement Plans

The employees of our subsidiaries CHS and Sallyport, including our NEOs, have historically participated in certain retirement plans, as described below.

As a newly-formed company, we have not maintained any retirement plans. In connection with this offering, we intend to adopt certain retirement plans in which our employees, including our NEOs, will be eligible to participate.

Existing Retirement Plans of CHS and Sallyport

CHS and Sallyport employees, including our NEOs, have historically received benefits in plans established pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. Pursuant to such plans, which we refer to as

“401(k) savings plans,” employees are allowed to contribute a portion of their base compensation on a pre-tax basis to a tax-qualified retirement account. See “All Other Compensation” column of the “Summary Compensation Table.”

Retirement Plans of the Company

We believe that providing a vehicle for tax-deferred retirement savings though a 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies. Thus, in connection with this offering, we expect to establish a 401(k) savings plan in which Company employees, including executive officers, will be eligible to participate. Under our 401(k) savings plan, we may determine to match a portion of the funds set aside by the employee. Currently, we do not intend to maintain a defined benefit pension plan or a nonqualified deferred compensation plan following the consummation of this offering.

Other Benefits and Perquisites

We plan to provide to all of our employees, including our NEOs, certain broad-based benefits that are intended to attract and retain employees while providing them with health and welfare security. Other than the retirement plans discussed above, broad-based employee benefits are expected to include medical, dental, vision, life and accident insurance, disability coverage, dependent care and healthcare flexible spending accounts.

We also expect to provide limited perquisites and personal benefits in order to further our goal of attracting and retaining our executive officers. In accordance with SEC rules, the benefits and perquisites previously provided to our NEOs by our subsidiaries CHS and Sallyport in 2017 are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnote.

Potential Payments upon Termination or Change in Control

Because we are newly formed, we historically have not maintained any severance or change in control agreements with our NEOs, and do not intend to adopt any such plans. For the terms of our Chief Executive Officer’s employment agreement with CHS, our wholly-owned subsidiary, see “—Employment Agreements of Our NEOs—Mr. Van Dusen’s Employment Agreement with CHS.”

Transaction Bonus Agreement with Mr. Palmer

Mr. Palmer has a transaction bonus agreement (the “Bonus Agreement”) with CHS, dated as of October 17, 2017. Pursuant to the Bonus Agreement, in the event of a sale of CHS, Mr. Palmer is entitled to a bonus in the amount of $1 million plus (i) 5% of (a) the Net Sale Proceeds (as defined in the Bonus Agreement), if the Net Sale Proceeds are less than $100 million or (b) the first $100 million of Net Sale Proceeds if the Net Sale Proceeds exceed $100 million, plus (ii) 7.5% of any amount of Net Sale Proceeds in excess of $100 million. In connection with the acquisition of CHS by DC Capital in March 2018, Mr. Palmer received a success bonus in the amount of $7,849,346. The Bonus Agreement contains certain customary non-solicitation and non-compete restrictions applicable for the period during Mr. Palmer’s employment with CHS and for an additional period of the longer of 12 months following termination of such employment for any reason from CHS or two years following the closing date. Pursuant to the Bonus Agreement, Net Sale Proceeds are defined as net pre-tax proceeds paid or payable to equity holders of CHS or CHS in connection with a sale transaction calculated and determined based on the following: (a) such proceeds shall include any cash, notes, debt or equity securities, payments to be made in installments, tax gross-ups, contingent or deferred payments, payments from escrows or holdbacks, payments resulting from working capital adjustments but not the distribution of cash or other property to equity holders of CHS, whether or not in anticipation of a sale transaction; (b) the following items shall be subtracted from the gross proceeds: transaction expenses (including investment banking, legal and accounting expenses), payoffs of indebtedness out of proceeds, other deductions from the purchase price required by a purchaser, any transaction, retention bonuses or payments to other employees, severance or similar payments by CHS and negative working capital adjustments.

Outstanding Equity Awards at 2017 Fiscal Year-End

As our Company was formed in 2018, there was no outstanding equity in our Company as of December 31, 2017. Additionally, our NEOs did not hold any outstanding equity awards of CHS or Sallyport, as applicable, as of December 31, 2017.

Director Compensation

As our Company was formed in 2018, we did not compensate any of the current members of our Board of Directors in fiscal year 2017. For compensation paid historically by CHS to Mr. Van Dusen as its chief financial officer, see the Summary Compensation Table.

The following table sets forth information concerning compensation for fiscal year 2017 to our non-employee directors for their service on the boards of directors or managers of our now-wholly-owned subsidiaries, as paid by those subsidiaries prior to our formation.

NAME	FEES EARNED OR PAID IN CASH ($) (1)	STOCK AWARDS ($)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Thomas J. Campbell	—	—	—	—	—	—	—
Douglas T. Lake Jr.	—	—	—	—	—	—	—
Kara L. Bue	50,000	—	—	—	—	—	50,000
Jerome B. Chernock	—	—	—	—	—	—	—
T. Gail Dady	—	—	—	—	—	—	—
Paul J. Huston	—	—	—	—	—	—	—
Rear Admiral Kathleen L. Martin	—	—	—	—	—	—	—
Vice Admiral Frank C. Pandolfe	50,000	—	—	—	—	—	50,000
Admiral James G. Stavridis	50,000	—	—	—	—	—	50,000
General Anthony C. Zinni	50,000	—	—	—	—	—	50,000

(1)	Amounts reported consist of annual retainer fees paid to such directors for their service on the board of directors of Michael Baker, a DC Capital portfolio company of which Sallyport was a subsidiary prior to being acquired by DC Capital.

We intend to establish a director compensation program pursuant to which directors who are not employed by us or the Sponsor will receive fees and equity awards for their service on our Board of Directors and its committees, including (i) an annual cash retainer of $100,000, (ii) a $1,000 meeting fee for attending each meeting of the Board of Directors, (iii) for each member of the audit committee, compensation committee, nominating and corporate governance committee, and ethics and corporate responsibility committee (other than the chairpersons of such committees), a $1,500 meeting fee for attending each meeting of the committee on which he or she sits, and (iv) for the chairperson of each of the audit committee, compensation committee, nominating and corporate governance committee, and ethics and corporate responsibility committee, a $2,500 meeting fee for attending each meeting of the committee that he or she chairs. In addition, following the closing of this offering, we intend to grant to each director not employed by us or the Sponsor equity awards in an amount equal to $200,000. Directors who are employed by us or the Sponsor will not receive additional compensation for their service on our Board of Directors.

We will also reimburse all of our directors for reasonable out-of-pocket expenses incurred in connection with attending meetings of our Board of Directors and committees of the Board of Directors. We intend to review the compensation agreements for directors on an annual basis to ensure that the directors are being compensated at levels which are in line with industry practices.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following are summaries of certain provisions of certain material relationships of ours as well as of our related party agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore urge you to review the agreements in their entirety.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the related party transactions described in this section were comparable to terms available or amounts that would be paid or received, as applicable, in arms’-length transactions with parties unrelated to us.

Reorganization Transactions

Prior to and in connection with the consummation of this offering, we will consummate the Reorganization which will include entering into the following agreements, which have been filed as exhibits to the registration statement of which this prospectus forms a part. See “Our Organizational Structure.”

Third Amended and Restated LLC Agreement of Holdings

As a result of the Reorganization, the Issuer will hold a significant equity interest in Holdings and will be the managing member of Holdings. Accordingly, the Issuer will operate and control all of the business and affairs of Holdings and, through Holdings and its operating entity subsidiaries, conduct our business.

Prior to the completion of this offering, the LLC agreement of Holdings, which we refer to as the Holdings LLC Agreement, will be amended and restated to, among other things, modify its capital structure by replacing the different classes of membership interests and profits interests with a single new class of common membership interests of Holdings, which we refer to as LLC Interests. Each of the Original Caliburn Holders and the Issuer will enter into the Holdings LLC Agreement.

Under the Holdings LLC Agreement, the Issuer, as the managing member of Holdings, has the right to determine when distributions (other than tax distributions) will be made to holders of LLC Interests in Holdings and the amount of any such distributions, subject to limitations imposed by applicable law and contractual restrictions. If a distribution with respect to LLC Interests is authorized, such distribution will be made to the holders of LLC Interests pro rata based on their holdings of LLC Interests.

Under the terms of the Holdings LLC Agreement, all of the LLC Interests received by the Legacy Holders in the Reorganization will be subject to restrictions on disposition.

The holders of LLC Interests, including the Issuer, will incur United States federal, state and local income taxes on their respective share of any taxable income of Holdings. Net profits and net losses of Holdings generally will be allocated to the holders of LLC Interests (including the Issuer) pro rata in accordance with their respective share of the net profits and net losses of Holdings. The Holdings LLC Agreement will provide for cash distributions, which we refer to as “tax distributions,” based on certain assumptions, to the holders of LLC Interests (including the Issuer) pro rata based on their LLC Interests. Generally, these tax distributions to holders of LLC Interests will be an amount equal to our estimate of the taxable income of Holdings, net of taxable losses, allocable per Holdco Unit in Holdings multiplied by an assumed tax rate set forth in the Holdings LLC Agreement. Because tax distributions will be determined based on an assumed tax rate, Holdings may be required to make tax distributions that, in the aggregate, may exceed the amount of taxes that Holdings would have paid if it were taxed on its net income at the assumed rate. Tax distributions will be made only to the extent all distributions from Holdings for the relevant year were insufficient to cover such tax liabilities. Any distributions will be subject to available cash and applicable law and contractual restrictions.

Exchange Agreement

In connection with the Reorganization, the Exchange Agreement parties including the Legacy Holders, Holdings and the Issuer will enter into the Exchange Agreement under which the Legacy Holders (or certain permitted transferees thereof), and any other Exchange Agreement parties will have the right, subject to the terms of the Exchange Agreement, to exchange their LLC Interests (with automatic cancellation of an equal number of shares of Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends, reclassifications and other similar transactions; provided, that the Issuer has the option to exchange cash for such LLC Interests, with the amount of such cash based on the market price of the shares of Class A common stock (the determination to elect to exchange cash to be made by the disinterested members of our Board of Directors). The Exchange Agreement will provide that as a general matter, an Exchange Agreement party will not have the right to exchange LLC Interests if we determine that such exchange would be prohibited by law. We may impose additional restrictions on exchange that we determine to be necessary or advisable so that Holdings is not treated as a “publicly traded partnership” for United States federal income tax purposes. As an Exchange Agreement party exchanges LLC Interests for shares of our Class A common stock or, at the Issuer’s option, cash, the number of LLC Interests held by the Issuer is correspondingly increased as it acquires the exchanged LLC Interests, and a corresponding number of shares of Class B common stock are cancelled. The Issuer has reserved for issuance shares of Class A common stock in respect of the aggregate number of shares of Class A common stock that may be issued upon exchange of LLC Interests (with automatic cancellation of an equal number of shares of Class B common stock) for shares of Class A common stock on a one-for-one basis, or, at the Issuer’s option, for cash (such determination to be made by the disinterested members of our Board of Directors). The cash amount will be based on the market price of the Class A common stock.

An Exchange Agreement party will not be permitted to exchange LLC Interests pursuant to the Exchange Agreement during the 180-day period after the date of the prospectus, except in accordance with the terms of the lock-up agreement. See “Underwriting (Conflicts of Interest)—No Sales of Similar Securities.”

Purchase of LLC Interests

“Redemption proceeds” refers to gross proceeds from this offering, after deducting underwriting discounts and commissions, but not other offering expenses. We intend to use the redemption proceeds of approximately $                million that we receive from this offering to purchase an aggregate of                LLC Interests from the Exchanging Holders and to purchase                newly issued LLC Interests from Holdings. The per share purchase price for each LLC Interest the Issuer purchases will be equal to the price per share of our Class A common stock in this offering, less underwriting discounts and commissions.

The table below sets forth the number of LLC Interests to be purchased by the Issuer from the following members, who we refer to as the “Exchanging Holders.” See “Use of Proceeds” and “Principal Stockholders.”

	NUMBER OF LLC INTERESTS PURCHASED BY THE ISSUER	AGGREGATE PURCHASE PRICE ($)
Name of Exchanging Holder
Michael Baker Class I Holdings, LLC (1)
Thomas J. Campbell
Douglas T. Lake Jr.
T. Gail Dady
Andrew Campbell
Total

(1)	Michael Baker Class I Holdings, LLC is 96.6% owned by DC Capital Global LLC. Thomas Campbell owns a majority of the interests in and is the managing member of DC Capital Global LLC and accordingly holds voting and investment power in respect of these shares.

Registration Rights Agreement

Effective upon consummation of this offering, we will enter into a registration rights agreement whereby, following the expiration of the 180-day lock-up period related to this offering, we may be required to register under the Securities Act the sale of shares of our Class A common stock owned by our Legacy Holders, other affiliates of the Sponsor and their permitted transferees, including shares issuable to such holders upon exchange of LLC Interests (and automatic cancellation of shares of Class B common stock). The registration rights agreement will also require us to make available and keep effective shelf registration statements permitting sales of these shares into the market from time to time over an extended period. In addition, the holders party to the registration rights agreement will have the ability to exercise certain demand registration rights and/or piggyback registration rights in connection with registered offerings requested by any of such holders or initiated by us.

Tax Receivable Agreement

The Legacy Holders may from time to time (subject to the terms of the Exchange Agreement regarding exchange rights) exchange LLC Interests (with automatic cancellation of an equal number of shares of Class B common stock) for shares of Class A common stock of the Issuer on a one-for-one basis or, at the option of the Issuer, for cash, based on the market price of the shares of our Class A common stock, with the determination to exchange for cash to be made by the disinterested members of our Board of Directors. Holdings (and each of its subsidiaries classified as a partnership for federal income tax purposes) intends to make an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), that will be effective for the taxable year in which this offering is completed and each subsequent taxable year in which an exchange of LLC Interests (and cancellation of shares of Class B common stock) for shares of Class A common stock occurs. Our purchase of LLC Interests from the Exchanging Holders in connection with this offering, our acquisition of the equity of the Original Caliburn Holders, and the exchanges of LLC Interests (and cancellation of shares of Class B common stock) for shares of Class A common stock in the future are expected to result, with respect to the Issuer, in increases in the tax basis of the assets of Holdings that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that the Issuer would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

We will acquire Blocker Corporation, for which the Issuer will issue              shares of Class A common stock as consideration to the Blocker Shareholder (the “Blocker Merger”). Through the Blocker Merger, we expect to inherit any tax attributes that Blocker Corporation was entitled to prior to the Blocker Merger.

We will enter into a Tax Receivable Agreement with the TRA Parties that will provide for the payment from time to time by the Issuer to those parties of 85% of the amount of the benefits, if any, that the Issuer realizes or, under certain circumstances (such as a change of control), is deemed to realize as a result of (i) having directly purchased LLC Interests from the Original Caliburn Holders in this Offering, (ii) the increases in the tax basis of assets of Holdings resulting from any future redemptions or exchanges of LLC Interests from the Original Caliburn Holders as described under “Certain Relationships and Related Party Transactions—Reorganization Transactions—Common Unit Redemption Right,” (iii) any existing tax attributes associated with the Original Caliburn Holders’ LLC Interests, the benefit of which is available to us following our acquisition of LLC Interests, and (iv) certain other tax benefits related to our making payments under the TRA. These payment obligations are obligations of the Issuer and not of Holdings. We expect to benefit from the remaining 15% of the tax benefits, if any, that we may actually realize. For purposes of the Tax Receivable Agreement, subject to certain exceptions noted below, the benefit deemed realized by the Issuer generally will be computed by comparing the actual income tax liability of the Issuer (calculated with certain assumptions) to the amount of such taxes that the Issuer would have been required to pay had there been no increase to the tax basis of the assets of Holdings as a result of our purchase of LLC Interests from the Exchanging Holders in connection with this offering and the exchanges of LLC Interests, had there been no existing net operating losses or other tax attributes of (or associated with) the Blocker Corporation that is available to us as a result of the Blocker Merger, had there been no existing tax attributes associated with the Original Caliburn Holders’ LLC Interests available to us following our acquisition of LLC Interests, and had the Issuer not derived any tax benefits in respect of payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless we materially breach any of our material obligations under the agreement, elect an early termination of the agreement or upon certain changes of control of the Company. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

∎

the timing of any subsequent exchanges of LLC Interests—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of Holdings at the time of each exchange;

∎

the price of shares of our Class A common stock at or around the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of Holdings is affected by the price of shares of our Class A common stock at the time of the exchange;

∎	the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available;

∎	the amount and timing of our income—the Issuer generally will be required to pay 85% of the deemed benefits as and when deemed realized;

∎	the allocation of basis increases among the assets of Holdings and certain tax elections affecting depreciation; and

∎	our ability to utilize tax attributes inherited as a result of the Blocker Merger, including any limitations against such net operating loss.

If Holdings does not have taxable income, the Issuer generally is not required to make payments under the Tax Receivable Agreement for that taxable year because no benefit actually will have been realized. Nevertheless, any tax benefits that do not result in realized benefits in a given tax year likely will generate tax attributes that may be utilized to generate benefits in future tax years and the utilization of such tax attributes will result in payments under the Tax Receivable Agreement. We expect that the payments that we may make under the Tax Receivable Agreement will be substantial. For example, assuming (i) that the TRA Parties redeemed or exchanged all of their LLC Interests immediately after the completion of this offering at the assumed initial public offering price of $            per share of our Class A common stock, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, (ii) no material changes in relevant tax law, (iii) a constant corporate tax rate, and (iv) that we earn sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the TRA, we expect that the tax savings we would be deemed to realize would be approximately $            in the aggregate over the term of the TRA, and over such period we would be required to pay the TRA Parties 85% of such amount, or approximately $            . The actual amounts we may be required to pay under the TRA may materially differ from these hypothetical amounts, as potential future tax savings we will be deemed to realize, and TRA payments by us, will be calculated based in part on the market value of our Class A common stock at the time of redemption or exchange and the prevailing actual tax rates applicable to us over the life of the TRA, and will generally be dependent on us generating sufficient future taxable income to realize all of these tax savings. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, (a) the payments under the Tax Receivable Agreement exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement and/or (b) distributions to the Issuer by Holdings are not sufficient to permit the Issuer to make payments under the Tax Receivable Agreement after it has paid its taxes and other obligations. Further, it is possible that there could be tax legislation in later years that would change the relevant tax law, and therefore alter this analysis in material ways. We are not able to predict with certainty the specific effect of such future tax legislation on these estimates. The Issuer’s obligations pursuant to the Tax Receivable Agreement will rank pari passu with its other general trade credit obligations. The payments under the Tax Receivable Agreement are not conditioned upon any recipient’s continued ownership of us or Holdings, and the right to receive payments can be assigned.

The effects of the Tax Receivable Agreement on our balance sheet upon each purchase or exchange of LLC Interests generally are as follows.

∎

We will record an increase in deferred tax assets for the estimated income tax effects of the increase in the tax basis of the assets owned by the Issuer based on enacted federal, state and local income tax rates at the date of the exchange or purchase and other existing tax attributes acquired. To the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis of expected future earnings, we will reduce the deferred tax asset with a valuation allowance.

∎

We will record an increase in liabilities for 85% of the estimated realizable tax benefit resulting from (i) the increase in the tax basis of the purchased or exchanged interests as noted above and (ii) certain other tax benefits subject to the Tax Receivable Agreement.

∎

We will record an increase to paid-in capital in an amount equal to the difference between the increase in deferred tax assets and the increase in liability due to the TRA Parties under the Tax Receivable Agreement. The amounts to be recorded for both the deferred tax assets and the liability for our obligations under the Tax Receivable Agreement have been estimated. All of the effects of changes in any of our estimates after the date of the exchange or purchase will be included in our net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine in accordance with the Tax Receivable Agreement. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement that are significantly in excess of the benefits that we actually realize in respect of (a) the increases in tax basis resulting from our purchases or exchanges of LLC Interests, (b) any incremental tax basis adjustments attributable to payments made pursuant to the Tax Receivable Agreement, (c) any actual or deemed interest deductions arising from our payments under the Tax Receivable Agreement, and (d) certain existing attributes that we inherit from the Original Caliburn Holders or the Blocker Corporation. Decisions made by the Issuer in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that we are required to make under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction generally will accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability without giving rise to any obligations to make payments under the Tax Receivable Agreement. Payments generally are due under the Tax Receivable Agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at the one-year LIBOR rate plus 100 basis points from the due date (without extensions) of such tax return.

Additionally, the Tax Receivable Agreement will provide that (1) in the event that we materially breach any of our material obligations under the Tax Receivable Agreement, whether as a result of failure to make any payment, failure to honor any other material obligation required thereunder or by operation of law as a result of the rejection of the agreements in a bankruptcy or otherwise, (2) if, at any time, we elect an early termination of the agreement or (3) upon certain changes of control of the Company our (or our successor’s) obligations under the agreements (with respect to all LLC Interests, whether or not such units have been exchanged or acquired before or after such transaction) would accelerate and become payable in accordance with the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity. There is no assurance that we will be able to fund or finance our obligations under the Tax Receivable Agreement. Additionally, the obligation to make a lump-sum payment upon a change of control may deter potential acquirors, which could negatively affect our stockholders’ potential returns. If we were to elect to terminate the Tax Receivable Agreement immediately after this offering and the use of proceeds to us therefrom, based on an initial public offering price of $         per share of our Class A common stock, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, we estimate that we would be required to pay approximately $         million in the aggregate under the Tax Receivable Agreement.

Other Transactions with Related Parties

DC Capital Fees

In connection with acquisitions and financing transactions that the Company undertakes, DC Capital has previously been paid a fee and reimbursed for related expenses. Fees and expenses paid to DC Capital for acquisition and financing transactions were $8.4 million during the nine months ended September 30, 2018 and $2.0 million in 2017.

Management Agreement

Michael Baker International, LLC (“MBI”), the parent of Sallyport prior to the Combination, and a holder of membership interests in Holdings after the Combination, is party to a management agreement with DC Capital. Under that management agreement, MBI paid DC Capital certain fees for general management, transactional, financial and other corporate advisory services for MBI and its subsidiaries. The aggregate annual management fee is $4 million, payable on a quarterly basis. In addition, MBI has agreed to reimburse DC Capital, promptly upon request, for all reasonable out-of-pocket fees and expenses incurred in the ordinary course of business by DC Capital, in connection with DC Capital’s obligations under the management agreement. For financial reporting purposes, Sallyport was allocated $1 million, $1 million and $0.65 million, respectively, of these payments in 2016, 2017 and the six months ended June 30, 2018 pursuant to this management agreement.

In connection with the Reorganization, on August 14, 2018, each of Janus, Sallyport, CHS and PT&C have entered into similar professional services agreements with DC Capital pursuant to which they pay an aggregate annual management fee of $4 million, payable on a quarterly basis. Each entity has also agreed to similar reimbursement as described in the above-referenced agreement. Upon consummation of this offering, such agreements will terminate and the Company will pay a termination fee of $12 million to the sponsor.

Lease Agreements

On July 27, 2007, we entered into a lease for one of our offices with Williams Ferry Properties LLC, a real estate group in which Matthew Kaye, one of our former officers, has a minority interest. The total annual rent related to the office lease is $357,000 per year through July 2022, and we paid $357,000, $357,000 and $179,000, respectively, in 2016, 2017 and the nine months ended September 30, 2018 under this lease. Subsequent to year end, the officer is no longer employed by the Company.

Transition Services Agreements

Sallyport and Michael Baker International (“MBI”) entered into Master Restructuring Agreement (“MRA”) in August 2018 in order to facilitate the orderly consummation of MBI’s divestiture of Sallyport. Pursuant to the MRA, for a period of up to six months following the closing date, MBI agreed to provide travel, payroll, benefits and human resources and accounts payable services, and other miscellaneous back office functions. Sallyport agreed to pay MBI $50,000 per month in consideration for such services. MBI is owned indirectly by DC Capital.

Stockholders Agreement

In connection with this offering, we expect to enter into a stockholders agreement with the Legacy Holders and other affiliates of the Sponsor, giving certain rights to the Sponsor that will own shares of our common stock through such Legacy Holders and/or other of its affiliates). This agreement (which grants the Sponsor the right to nominate to our Board of Directors a number of designees equal to: (i) at least 40% of the total number of directors comprising our Board of Directors as long as affiliates of the Sponsor beneficially own at least 40% but less than 50% of the shares of our common stock entitled to vote generally in the election of our directors; (ii) at least 30% of the total number of directors comprising our Board of Directors as long as affiliates of the Sponsor beneficially own at least 30% but less than 40% of the shares of our common stock entitled to vote generally in the election of our directors; (iii) at least 20% of the total number of directors comprising our Board of Directors as long as affiliates of the Sponsor beneficially own at least 20% but less 30% of the shares of our common stock entitled to vote generally in the election of our directors; and (iv) at least 10% of the total number of directors comprising our Board of Directors as long as affiliates of the Sponsor beneficially own at least 5% but less than 20% of the shares of our common stock entitled to vote generally in the election of our directors.

For purposes of calculating the number of directors that the Sponsor is entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of our Board of Directors. For example, one and one quarter (1 1⁄4) directors shall equate to two directors. In addition, in the event a vacancy on the Board of Directors is created by the death, disability, retirement or resignation of a Sponsor director designee, affiliates of the Sponsor will, to the fullest extent permitted by applicable law and NYSE rules, be entitled to have the vacancy filled by a new Sponsor designee. If the number of directors that the Sponsor has the right to designate for nomination to the Board of Directors decreases, the remaining directors designated by the Sponsor will be evenly distributed among all classes of directors, with Sponsor designees first being assigned to classes with the longest remaining terms.

The stockholders agreement will also provide the Sponsor and its affiliates certain information and indemnification rights with respect to their investment in the Company.

Indemnification Agreements

Our amended and restated bylaws, as will be in effect prior to the closing of this offering, provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions contained therein. In addition, our amended and restated certificate of incorporation, as will be in effect prior to the closing of this offering, will provide that our directors will not be liable for monetary damages for breach of fiduciary duty.

Prior to the closing of this offering, we will enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers for which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

Loan Forgiveness

In August 2018, in connection with the Combination, Holdings issued Class AA interests in Holdings to Michael Baker Class I Holdings, LLC (the “MB Investor”). Although Holdings provided these interests to the MB Investor in recognition of its contribution of Sallyport to Holdings in the Combination, the interests were initially issued in exchange for a $12.5 million loan payable from the MB Investor to Holdings; Holdings intends to forgive this loan prior to the closing of this offering.

Our Policy Regarding Related Party Transactions

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests or improper valuation (or the perception thereof). In connection with this offering, our Board of Directors intends to adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on the NYSE. Under such policy any related person transaction, which is a transaction between us and a related person in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by the audit committee or by the disinterested members of the Board of Directors. In addition to certain other exceptions, any employment relationship or transaction involving an executive officer and any related compensation will be deemed pre-approved or ratified even if the aggregate amount involved exceeds $120,000 if it is approved by the compensation committee of the Board of Directors or recommended by the compensation committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

∎

management must disclose to the audit committee or disinterested directors, as applicable, the name of the related person and relationship to the Company, the related person’s interest in the transaction (including the approximate dollar value), the material terms of the related person transaction, including the proposed aggregate value of the amount involved in the transaction (or, in the case of indebtedness, the amount of principal that would be involved), the benefits to the Company of the proposed transaction and any other information regarding the transaction or the related person in the context of the transaction that is material to investors in light of the circumstances of the particular transaction;

∎

management must advise the audit committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in the Company’s applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such regulations; and

∎

management must advise the audit committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transaction policy will provide that the audit committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction shall consider all of the relevant factors, including, among other things, whether the transaction is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, any actual or apparent conflict of interest of the related person, and, in the event the related person is a director, a director nominee, an immediate family member of a director or director nominee or an entity in which a director or director nominee is a partner, shareholder or employee, or in which any director’s or director nominee’s immediate family member is an executive officer, the impact on such director’s or director nominee’s independence (as defined under the listing standards of the NYSE) or “non-employee director” status (as defined in Rule 16b-3 under the Exchange Act).

Certain Material Relationships

Balad Base Support Contract

We provide support services at the Balad Air Base in Iraq under a one-year contract with the U.S. Air Force (the “USAF”), the Balad Base Support Contract, pursuant to which we support the Iraqi government’s operation of F-16 aircraft at the Balad Air Base by providing an end-to-end solution, from air traffic control management, engineering services, facilities management, fire and emergency services, health and medical services, information technology and network operations centers, intelligence and surveillance, logistics and procurement, runway design and management and risk management services. The Balad Base Support Contract is separate from the Balad Construction Contract, which was awarded to us in 2014 to renovate and reconstruct the facilities at the Balad Air Base. The Balad Base Support Contract has a not-to-exceed value of $400 million, which is paid by the U.S. Air Force (“USAF”) and ends in January 2019.

We are currently preparing proposal documentation for a two-year follow-on contract that would replace the Balad Base Support Contract. The new contract would initially run for one year through January 2020, with two six-month options extending performance through January 2021, and have an estimated contract value of $800 million over two years. This estimate is based on discussions with the client, the increase in F-16 planes on the Balad Air Base from 21 in 2018 to the planned 34 in 2019 and the annual contract value of our current Balad Base Support Contract.

We have been providing services at the Balad Air Base since early 2014, when the USAF awarded us two contracts, the Balad Construction Contract and the 2014 Balad Base Support Contract, which were originally valued at $838 million over a three-year period of performance. The 2014 Balad Base Support Contract was extended twice: in January 2017 for seven months at an incremental amount not to exceed $200 million and in July 2017 for five additional months and an additional amount not to exceed $133.8 million. The 2014 Balad Base Support Contract expired in January 2018 and was replaced by the $400 million Balad Base Support Contract.

The Balad Base Support Contract was awarded to us as an “undefinitized contract action,” which requires us to “definitize” the contract after we begin to provide services under the contract. This means that we have not agreed with the USAF on certain contract terms, including the fee associated with our services. Prior to the definitization of the Balad Base Support Contract, we are required to perform the contract work, make deliveries and receive payments reimbursing us for the costs associated with executing the contract, less applicable withholding, from the USAF before the final contract fee percentage has been established. For this reason, we are currently only invoicing the USAF for the direct and indirect costs of servicing this contract, less applicable cost withholdings, until such time that we reach an agreement on certain terms of the contract, including the applicable fee. We anticipate that the Balad Base Support Contract will be definitized in the fourth quarter of 2018. Both the Balad Construction Contract and the 2014 Balad Base Support Contract were originally issued as undefinitized contract actions, and we were able to successfully definitize both of those contracts.

The Balad Base Support Contract represents a substantial portion of our current and expected future revenue. We received 38% and 34% of our pro forma revenues during fiscal year 2017 and the nine months ended September 30, 2018, respectively, for services we perform at Balad Air Base. As of September 30, 2018, the Balad Base Support Contract accounted for $171 million, or 8%, of our total backlog.

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock, as of                , 2018, after giving effect to the Reorganization for:

∎	each person or entity known by us to own beneficially more than 5% of our voting securities;

∎	each of our directors and named executive officers; and

∎	all of our directors and executive officers as a group.

The number of shares of Class A common stock and shares of Class B common stock beneficially owned and percentages of beneficial ownership before this offering that are set forth below are based on the number of shares and LLC Interests to be issued and outstanding prior to this offering and after giving effect to the Reorganization (other than the issuance of Class A common stock in this offering and the use of the proceeds therefrom to purchase LLC Interests). For more information, see “Our Organizational Structure” and “Certain Relationships and Related Party Transactions.”

The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.

Percentage of beneficial ownership prior to this offering is based on                 shares of Class A common stock outstanding and                 shares of Class B common stock outstanding prior to this offering and after giving effect to the Reorganization (other than the issuance of Class A common stock in this offering and the use of the proceeds therefrom to purchase LLC Interests). Percentage of beneficial ownership after this offering is based on                 shares of Class A common stock outstanding (assuming the underwriters do not exercise their option to purchase additional shares), or                 shares of Class A common stock outstanding (assuming the underwriters fully exercise their option to purchase additional shares), in each case, after giving effect to the sale by us of the shares of Class A common stock offered hereby, and on                 shares of Class B common stock outstanding.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Caliburn International Corporation, 10701 Parkridge Boulevard, Suite 200, Reston, Virginia 20191.

	CLASS A COMMON STOCK									CLASS B COMMON STOCK
	BENEFICIAL OWNERSHIP IMMEDIATELY BEFORE THIS OFFERING			BENEFICIAL OWNERSHIP IMMEDIATELY AFTER THIS OFFERING (1)(2)			BENEFICIAL OWNERSHIP IMMEDIATELY AFTER THIS OFFERING, ASSUMING UNDERWRITERS FULLY EXERCISE OPTION (1)(2)			BENEFICIAL OWNERSHIP BEFORE AND AFTER THIS OFFERING
NAME OF BENEFICIAL OWNER	NUMBER OF SHARES	%	% VOTING RIGHTS(3)	NUMBER OF SHARES	%	% VOTING RIGHTS(3)	NUMBER OF SHARES	%	% VOTING RIGHTS(3)	NUMBER OF SHARES %
Thomas J. Campbell(4)
Douglas T. Lake Jr.
Kara L. Bue
Jerome B. Chernock
T. Gail Dady
Paul J. Huston
Rear Admiral Kathleen L. Martin
Vice Admiral Frank C. Pandolfe
Admiral James G. Stavridis
General Anthony C. Zinni
James D. Van Dusen
Gary G. Palmer
M. Victor Esposito Jr.
All executive officers and directors as a group (16 persons)(5)

*	Represents beneficial ownership of less than 1% of our Class A common stock.

(1)	Subject to the terms of the Exchange Agreement, each LLC Interest is exchangeable (with automatic cancellation of an equal number of shares of Class B common stock) for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions—Reorganization Transactions—Exchange Agreement.” Beneficial ownership of Class A common stock reflected in the table above reflects beneficial ownership of LLC Interests and shares of Class B common stock exchangeable for shares of Class A common stock.

(2)	Following the Transactions, the Legacy Holders will own LLC Interests and a corresponding number of shares of our Class B common stock, and will be entitled to one vote for each share of Class B common stock held by them.

(3)	Includes voting rights for Class B Common Stock held by the beneficial owner.

(4)	Voting and investment power with respect to these shares of our common stock is held through five different vehicles, each of which is ultimately controlled by Thomas J. Campbell and will hold shares of our Class A common stock immediately after this offering. DC Capital Partners Fund II, L.P. holds shares of our class B common stock. The general partner of each of DC Capital Partners Fund II (Cayman), L.P. and DC Capital Partners Fund II, L.P. is DC Capital Partners Fund II GP, LLC. DC Capital Partners Fund II GP, LLC itself holds shares of our Class B common stock. Thomas J. Campbell is the managing member of DC Capital Partners Fund II GP, LLC and accordingly holds voting and investment power in respect of these shares. Michael Baker International, LLC holds shares of our Class B common stock. Michael Baker International, LLC is indirectly owned and controlled by DC Capital Global LLC. Thomas Campbell owns a majority of the interests in and is the managing member of DC Capital Global LLC and accordingly holds voting and investment power in respect of these shares. Gladiator OpCo, LLC holds Class B common shares. Gladiator OpCo, LLC is wholly owned by Gladiator Acquisition Holdco, LLC, which is majority owned by Thomas J. Campbell, who accordingly holds voting and investment power in respect of these shares.

(5)	Includes all shares beneficially owned by directors and named executive officers, as well as shares owned by executive officers James M. Kempton, William O. King III and Annette Peterson.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and provisions of our amended and restated certificate of incorporation, and our amended and restated bylaws, each of which will be in effect prior to the completion of this offering, are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

As of the consummation of this offering, our authorized capital stock will consist of 400,000,000 shares of Class A common stock, par value $0.01 per share, 100,000,000 shares of Class B common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock.

Common Stock

Upon consummation of this offering, there will be                shares of our Class A common` stock issued and outstanding and                shares of our Class B common stock issued and outstanding.

Class A Common Stock

Voting Rights

Holders of our Class A common stock will be entitled to cast one vote per share. Holders of our Class A common stock will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes cast by all stockholders present in person or represented by proxy and entitled to vote thereon, voting together as a single class.

Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority or, in some cases, a supermajority, of the combined voting power of all shares entitled to vote thereon, voting together as a single class. For information regarding voting on amendments to our amended and restated certificate of incorporation and our amended and restated bylaws, see “Anti-takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law—Amendment of Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws.”

Dividend Rights

Holders of Class A common stock will share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the Board of Directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Liquidation Rights

On our liquidation, dissolution or winding up, each holder of Class A common stock will be entitled to a pro rata distribution of any assets available for distribution to common stockholders.

Other Matters

No shares of Class A common stock will be subject to redemption or have preemptive rights to purchase additional shares of Class A common stock. Holders of shares of our Class A common stock do not have subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock. Upon consummation of this offering, all the outstanding shares of Class A common stock will be validly issued, fully paid and non-assessable.

Class B Common Stock

Issuance of Class B Common Stock with LLC Interests

Shares of Class B common stock will only be issued in the future to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by Legacy Holders and the number of shares of Class B common stock issued to Legacy Holders. Shares of Class B common stock are transferable only together with an equal number of LLC Interests. Shares of Class B common stock will be cancelled on a one-for-one basis if we, at the election of a Legacy Holder, redeem or exchange LLC Interests of such Legacy Holders pursuant to the terms of the Holdings LLC Agreement.

Voting Rights

Holders of Class B common stock will be entitled to cast one vote per share, with the number of shares of Class B common stock held by each Legacy Holder being equivalent to the number of LLC Interests held by such Legacy Holder. Holders of our Class B common stock will not be entitled to cumulate their votes in the election of directors.

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes cast by all stockholders present in person or represented by proxy and entitled to vote thereon, voting together as a single class. For information regarding voting on amendments to our amended and restated certificate of incorporation and our amended and restated bylaws, see “Anti-takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law—Amendment of Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws.”

Dividend Rights

Holders of our Class B common stock will not participate in any dividend declared by the Board of Directors.

Liquidation Rights

On our liquidation, dissolution or winding up, holders of Class B common stock will not be entitled to receive any dividends or distribution of our assets.

Transfers

Pursuant to our amended and restated certificate of incorporation and the Holdings LLC Agreement, each holder of Class B common stock agrees that:

∎	the holder will not transfer any shares of Class B common stock to any person unless the holder transfers an equal number of LLC Interests to the same person; and

∎	in the event the holder transfers any LLC Interests to any person, the holder will transfer an equal number of shares of Class B common stock to the same person.

Other Matters

No shares of Class B common stock will be subject to redemption rights or have preemptive rights to purchase additional shares of Class B common stock. Holders of shares of our Class B common stock do not have subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B common stock. Upon consummation of this offering, all outstanding shares of Class B common stock will be validly issued, fully paid and non-assessable.

Preferred Stock

Our amended and restated certificate of incorporation will provide that our Board of Directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences, and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately after this offering.

The purpose of authorizing our Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Exclusive Venue

Our amended and restated certificate of incorporation, as it will be in effect upon the closing of this offering, will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought in the Court of Chancery in the State of Delaware; provided that the foregoing shall not apply to claims asserted under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended, or pursuant to rules promulgated thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Anti-takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Our amended and restated certificate of incorporation and our amended and restated bylaws, as they will be in effect upon completion of this offering, also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions that some stockholders may favor. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Classified Board of Directors, Removal of Directors and Vacancies on the Board of Directors

Our amended and restated certificate of incorporation will provide that our Board of Directors will be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. For more information, see “Management—Corporate Governance—Composition of the Board of Directors After This Offering.”

Pursuant to our amended and restated certificate of incorporation, the number of directors in office may be determined by the affirmative vote of the holders of at least a majority in voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon. However, at any time when the Sponsor and its affiliates beneficially own, in the aggregate, at least 40% of the voting power of our common stock, the size of our Board of Directors may be determined exclusively by resolution of the Board of Directors (subject to the rights of holders of any series of preferred stock to elect additional directors).

Under our amended and restated certificate of incorporation, directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class. However, at any time when the Sponsor and its affiliates beneficially own, in the aggregate, less than 40% of the voting power of our common stock, directors may only be removed for cause, and only by the affirmative vote of holders of at least two-thirds in voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class.

In addition, our amended and restated certificate of incorporation will provide that, subject to the rights granted to one or more series of preferred stock then outstanding or under the stockholders agreement with the Legacy Holders and other affiliates of the Sponsor, any vacancies on our Board of Directors are to be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or; if there are no remaining directors, by the stockholders. However, at any time when the Sponsor and its affiliates beneficially own, in the aggregate, less than 40% of the voting power of our common stock, any newly-created directorship on the Board of Directors resulting from an increase in the number of directors and any vacancy occurring in the Board of Directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders).

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock will be made available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meetings of Stockholders

Our amended and restated certificate of incorporation will provide that, except as otherwise required by law, special meetings of the stockholders may only be called (i) by or at the direction of a majority of the Board of Directors, or, (ii) as long as the Sponsor and its affiliates beneficially own, in the aggregate, at least 40% of the voting power of our common stock, by our corporate secretary or any person performing the equivalent function at the request of the Sponsor and its affiliates. Once the Sponsor and its affiliates cease to beneficially own, in the aggregate, at least 40% of the voting power of our common stock, special meetings of the stockholders may be called only by or at the direction of a majority of the Board of Directors, not by our stockholders.

Our amended and restated bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Any stockholder who wishes to bring business before, or nominate directors to be voted on at, an annual meeting of stockholders will be required to comply with the advance notice requirements set forth in our amended and restated bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management. Pursuant to our amended and restated bylaws, the Sponsor and its affiliates will not be required to comply with these advance notice provisions, (i) with respect to business brought before an annual meeting, as long as they may take stockholder action by written consent, and (ii) with respect to director nominations, for any nominations that they make in accordance with the stockholders agreement.

Stockholder Action by Written Consent

Pursuant to Delaware law, unless our amended and restated certificate of incorporation provides otherwise, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent/consents in writing, setting forth the action so taken, is/are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted. Our amended and restated certificate of incorporation prohibits stockholder action by written consent (and, thus, requires that all stockholder actions be taken at a meeting of our stockholders), if the Sponsor ceases to beneficially own at least 40% of the voting power of our common stock.

Amendment of Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws

Under our amended and restated certificate of incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock, voting as a single class, will be required to amend certain provisions of the certificate of incorporation, including provisions relating to the size of the Board of Directors, removal of directors, special meetings of stockholders, stockholder actions by written consent and cumulative voting, once the Sponsor and its affiliates cease to beneficially own at least 40% of the voting power of our common stock. Additionally, to amend or repeal our amended and restated bylaws, the affirmative vote of holders of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock, voting as a single class, will be required, once the Sponsor and its affiliates cease to beneficially own, in the aggregate, at least 40% of the voting power of our common stock.

As long as the Sponsor and its affiliates beneficially own, in the aggregate, at least 40% of the voting power of our common stock, our amended and restated certificate of incorporation and our amended and restated bylaws may be amended by the holders of a majority of the voting power of our outstanding shares of capital stock entitled to vote, in addition to any other vote otherwise required by law.

At any point, our amended and restated bylaws may also be amended by a simple majority of our Board of Directors.

Business Combinations

We have opted out of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly-held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner.

Our amended and restated certificate of incorporation, however, will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

∎	prior to such time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

∎

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

∎

at or subsequent to that time, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

Our amended and restated certificate of incorporation will provide that the Sponsor and its affiliates, and any of their respective direct or indirect designated transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision. Generally, a “business combination” includes a merger, asset, or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the Delaware General Corporation Law, or the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors were to approve either the business combination or the transaction that results in the stockholder becoming an “interested stockholder.” These provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation will include provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

∎	any breach of his duty of loyalty to us or our stockholders;
∎	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

∎	any transaction from which the director derived an improper personal benefit; or

∎	improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors or Sponsor or their respective affiliates, to the extent that they are not our or our subsidiaries employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of the Sponsor, affiliates of the Sponsor, any non-employee director (including any non-employee director who serves as one of our officers in both his director and officer capacities) or any affiliate of a non-employee director will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates.

In addition, to the fullest extent permitted by law, in the event that the Sponsor, affiliates of the Sponsor, any non-employee director or any affiliate of a non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person or entity will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates, and may take any such opportunity or offer it to another person or entity. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, any contracts applicable to us and any applicable law, we have sufficient financial resources to undertake the opportunity, the opportunity would be in line with our business and we have an interest or reasonable expectancy in the opportunity.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the Delaware General Corporation Law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in the Court of Chancery in the State of Delaware, subject to limited exceptions. See “—Exclusive Venue” above.

Stockholders Agreement

In connection with this offering, the Company will enter into the stockholders agreement with the Legacy Holders and other affiliates of the Sponsor pursuant to which the Sponsor (which will hold shares of our common stock through the Legacy Holders and/or other of its affiliates) will have specified board nomination rights, information rights and other rights. See “Certain Relationships and Related Party Transactions—Other Transactions with Related Parties—Stockholders Agreement.”

Registration Rights Agreement

Following this offering, the Legacy Holders, other affiliates of the Sponsor and their permitted transferees will, under some circumstances, have the right to require us to register their shares for future sale. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See “Certain Relationships and Related Party Transactions—Other Transactions with Related Parties—Registration Rights Agreement.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be                 .

Stock Exchange Listing

We intend to apply to list our Class A common stock on the NYSE under the symbol “CLBR.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Class A common stock. No prediction is made as to the effect, if any, future sales of shares, or the availability for future sales of shares, will have on the market price of our Class A common stock prevailing from time to time. The sale of a substantial amount of our Class A common stock in the public market after this offering could adversely affect the prevailing market price of our Class A common stock. The shares of our Class A common stock outstanding prior to the consummation of this offering are subject to the legal restrictions on resale described below and substantially all of these shares are subject to the restrictions contained in lock-up agreements described below. The sale of a substantial amount of common stock in the public market after these restrictions lapse, or the expectation that such a sale may occur, could adversely affect the prevailing market price of our Class A common stock and our ability to raise equity capital in the future.

Upon consummation of this offering, we expect to have outstanding an aggregate of                shares of our Class A common stock, assuming no exercise of outstanding options and assuming that the underwriters have not exercised their option to purchase additional shares. All of the shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates,” as that term is defined in Rule 144 under the Securities Act. Generally, the remaining                outstanding shares of our Class A common stock (which includes shares of Class A common stock issuable upon redemption or exchange of LLC Interests) are “restricted securities” within the meaning of Rule 144 under the Securities Act, and the sale of those shares will be subject to the limitations and restrictions that are described below. Shares of our Class A common stock that are not restricted securities and are purchased by our affiliates will be “control securities” under Rule 144. Restricted securities may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below. Control securities may be sold in the public market subject to the restrictions set forth in Rule 144, other than the holding period requirement.

All of the current holders of our common stock (collectively holding                shares of our Class A common stock and                shares of our Class B common stock), are parties to the lock-up agreements described below. Upon the expiration of the applicable lock-up period 180 days after the date of this prospectus, and subject to the provisions of Rule 144, these shares will be available for sale in the public market. The sale of these restricted securities is subject, in the case of shares held by affiliates, to the volume restrictions contained in Rule 144.

Lock-up Agreements

In connection with this offering, we, our directors and officers and holders of all of our outstanding shares of our capital stock and other securities have agreed with the underwriters to enter into lock-up agreements described in “Underwriting (Conflicts of Interest),” pursuant to which shares of our Class A common stock and Class B common stock outstanding after this offering, any securities exchangeable or exercisable for shares of our Class A common stock and LLC Interests will be restricted from immediate resale in accordance with the terms of such lock-up agreements without the prior written consent of two of Jefferies LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc. Under these agreements, subject to limited exceptions, neither we nor any of our directors or officers or these holders may directly or indirectly sell, dispose of, hedge or otherwise transfer the economic consequences of ownership of any shares of Class A and Class B common stock or securities convertible into or exchangeable or exercisable for shares of our Class A common stock and LLC Interests, except with the prior consent of two of Jefferies LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc. These restrictions will be in effect for a period of 180 days after the date of this prospectus. Certain transfers or dispositions can be made sooner, provided the transferee becomes bound to the terms of the lock-up.

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after the consummation of this offering, a person (or persons whose common stock is required to be aggregated), who is an affiliate of ours, and who has beneficially owned our Class A common stock for at least six months, is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

∎	1% of the number of shares of our Class A common stock then outstanding, which will equal approximately million shares immediately after consummation of this offering; or

∎	the average weekly trading volume in our Class A common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least twelve months, would be entitled to sell an unlimited number of shares without restriction. To the extent that our affiliates sell their common stock, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares 90 days after the effective date of this offering in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above. However, substantially all Rule 701 shares are subject to lock-up agreements as described above and will become eligible for sale in compliance with Rule 144 only upon the expiration of the restrictions set forth in those agreements.

Stock Plans

We intend to file a registration statement or statements on Form S-8 under the Securities Act covering shares of Class A common stock reserved for issuance under our 2018 Equity Plan and/or any other equity plan we adopt. These registration statements are expected to be filed as soon as practicable after the closing date of this offering. Shares issued upon the vesting of restricted stock units or the vesting or exercise of other equity awards after the effective date of the applicable Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates, the terms of the awards and the lock-up agreements described above.

Registration Rights

Following this offering, the Legacy Holders, other affiliates of the Sponsor and their permitted transferees will, under some circumstances, have the right to require us to register their shares for future sale. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

∎	U.S. expatriates and former citizens or long-term residents of the United States;

∎	persons subject to the alternative minimum tax;

∎	persons holding our Class A common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

∎	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an applicable financial statement;

∎	banks, insurance companies and other financial institutions;

∎	brokers, dealers, or traders in securities;

∎	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

∎	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

∎	tax-exempt organizations or governmental organizations;

∎	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

∎	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

∎	persons that own, or are deemed to own, more than 5% of our Class A common stock (except to the extent specifically set forth below);

∎	tax-qualified retirement plans; and

∎	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity (or arrangement) treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner or beneficial owner of the entity will depend on the status of the partner or beneficial owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Accordingly, entities treated as partnerships for U.S. federal income tax purposes holding our Class A common stock and the partners or beneficial owners in such entities should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX

LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity (or arrangement) treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

∎	an individual who is a citizen or resident of the United States;

∎	an entity created or organized under the laws of the United States, any state thereof, or the District of Columbia that is classified as a corporation for U.S. federal income tax purposes;

∎	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

∎

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section of this prospectus entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Class A common stock in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will first constitute a return of capital and be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Except as described below with respect to effectively connected dividends and subject to the discussions below of backup withholding and Sections 1471 to 1474 of the Code (such Sections and related Treasury Regulations commonly referred to as the Foreign Account Tax Compliance Act, or FATCA), dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a Non-U.S. Holder holds the stock through a financial institution or other intermediary, the Non-U.S. Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide appropriate documentation to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax generally in the same manner as if the Non-U.S. Holder were a U.S. person and be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules or rates.

Sale or Other Taxable Disposition

Subject to the discussions below regarding FATCA and backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

∎

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

∎	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

∎	our Class A common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax generally in the same manner as if the Non-U.S. Holder were a U.S. person and be taxed on the net gain derived from the sale or other taxable disposition under regular graduated U.S. federal income tax rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or that will not become a USRPHC in the future. Even if we are or were to become a USRPHC, our Class A common stock will not be treated as a USRPI if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually or constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition of, or the Non-U.S. Holder’s holding period for, our Class A common stock.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8EXP, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established or organized.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under FATCA on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” (as defined by the Code to include, in addition to banks and traditional financial institutions, entities such as investment funds and certain holding companies) or a “non-financial foreign entity” (as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our Class A common stock is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and related guidance published by the IRS, withholding under FATCA generally applies currently to payments of dividends on our Class A common stock and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in the underwriting agreement, dated      , 2018, among us, Jefferies LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc., as the representatives (the “Representatives”) of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of Class A common stock shown opposite its name below:

UNDERWRITER	NUMBER OF SHARES
Jefferies LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
SunTrust Robinson Humphrey, Inc.
Cowen and Company, LLC
Raymond James & Associates, Inc.

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of Class A common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities. We have agreed to pay for the FINRA-related fees and expenses of the underwriters’ legal counsel, in an amount not to exceed $            .

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the Class A common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the Class A common stock, that you will be able to sell any of the Class A common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares of Class A common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not expect sales to accounts over which they have discretionary authority to exceed 5% of the Class A common stock being offered.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of Class A common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $                per share of Class A common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $                per share of Class A common stock to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $                .

Determination of Offering Price

Prior to this offering, there has not been a public market for our Class A common stock. Consequently, the initial public offering price for our Class A common stock will be determined by negotiations between us and the representatives. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which the Class A common stock will trade in the public market subsequent to the offering or that an active trading market for the Class A common stock will develop and continue after the offering.

Listing

We intend to apply to have our Class A common stock listed on the New York Stock Exchange under the trading symbol “CLBR”.

Stamp Taxes

If you purchase shares of Class A common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of                shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.    This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

We, our officers, directors and holders of all or substantially all our outstanding capital stock and other securities have agreed, subject to specified exceptions, not to directly or indirectly:

∎

sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or

∎

otherwise dispose of any shares of Class A common stock and Class B common stock, options or warrants to acquire shares of Class A common stock, securities exchangeable or exercisable for or convertible into shares of Class A common stock and LLC Interests currently or hereafter owned either of record or beneficially, or

∎	publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of two of the Representatives.

This restriction terminates after the close of trading of the Class A common stock on and including the 180th day after the date of this prospectus.

Two of the Representatives may, in their sole discretion and at any time or from time to time before the termination of the 180-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the Class A common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our Class A common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our Class A common stock or purchasing shares of our Class A common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our Class A common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of Class A common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the Class A common stock. A syndicate covering transaction is the bid for or the purchase of shares of Class A common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Class A common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

None of we or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of Class A common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Directed Share Program

At our request, the underwriters have reserved for sale at the initial public offering price up to              shares of Class A common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing shares in the offering. The number of shares of Class A common stock available for sale to the general public in the offering will be reduced to the extent these persons purchase the directed shares in the program. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares. Except for certain participants who have entered into lock-up agreements as contemplated above, each person buying shares through the directed share program has agreed that, for a period of 180 days from and including the date of this prospectus, he or she will not, without the prior written consent of two of the Representatives, dispose of or hedge any shares of Class A common stock or any securities convertible into or exchangeable for shares of Class A common stock with respect to shares purchased in the program. For those participants who have entered into lock-up agreements as contemplated above, the lock-up agreements contemplated therein shall govern with respect to their purchases of shares of Class A common stock in the program. Two of the Representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the directed shares.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Class A common stock offered hereby. Any such short positions could adversely affect future trading prices of the Class A common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In particular, certain affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc. are lenders under our New Credit Facilities.

Conflicts of Interest

Affiliates of certain of the underwriters will each receive 5% or more of the net proceeds of this offering in connection with the repayment of our indebtedness. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. This rule requires, among other things, that a “qualified independent underwriter” has participated in the preparation of, and has exercised the usual standards of “due diligence” with respect to, the registration statement. Jefferies LLC has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act. Jefferies LLC will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Jefferies LLC against liabilities incurred in connection with acting as qualified independent underwriter, including liabilities under the Securities Act. Pursuant to FINRA Rule 5121, any underwriter with a conflict of interest will not confirm sales of the Class A common stock to any account over which it exercises discretionary authority without the prior written approval of the customer.

Disclaimers About Non-U.S. Jurisdictions

Canada

(A)	Resale Restrictions

The distribution of our Class A common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the Class A common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

(B)	Representations of Canadian Purchasers

By purchasing our Class A common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us, and the dealer from whom the purchase confirmation is received that:

∎

the purchaser is entitled under applicable provincial securities laws to purchase the Class A common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions,

∎	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

∎	where required by law, the purchaser is purchasing as principal and not as agent, and

∎	the purchaser has reviewed the text above under Resale Restrictions.

(C)	Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

(D)	Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

(E)	Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

(F)	Taxation and Eligibility for Investment

Canadian purchasers of our Class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Class A common stock in their particular circumstances and about the eligibility of the Class A common stock for investment by the purchaser under relevant Canadian legislation.

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

1.	You confirm and warrant that you are either:

∎	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

∎

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

∎	a person associated with the Company under Section 708(12) of the Corporations Act; or

∎	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

2.

You warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any Class A common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

∎	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

∎

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

∎	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Class A common stock shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer common shares to the public” in relation to the Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe to the Class A common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the Class A common stock is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by White & Case LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The balance sheet of Caliburn International Corporation as of August 10, 2018, combined financial statements of Caliburn Holdings LLC and subsidiaries as of and for the years ended December 31, 2016 and 2017, and consolidated financial statements of Janus ESOP Holdings, Inc. and subsidiaries for the period from January 1, 2017 through December 15, 2017 included in this prospectus have been audited by RSM US LLP, an independent registered public accounting firm, as set forth in their report appearing herein. The consolidated financial statements of Janus Holdco LLC and certain subsidiaries as of and for the year ended December 31, 2016 included in this prospectus has been audited by Pugh & Company, P.C., an independent registered public accounting firm, as set forth in their report appearing herein. The consolidated financial statements of Comprehensive Health Services, Inc. and certain subsidiaries as of and for the years ended December 31, 2016 and 2017 included in this prospectus have been audited by Dixon Hughes Goodman LLP, an independent registered public accounting firm, as set forth in their report appearing herein. Such combined and consolidated financial statements have been so included in reliance upon the report of each such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, you should refer to the registration statement and its exhibits and schedules.

Upon closing of this offering, we will be required to file annual, quarterly, and special reports and other information with the SEC. Our filings with the SEC will be available to the public on the SEC’s website at http://www.sec.gov. Those filings will also be available to the public on, or accessible through, our website under the heading “Investor Relations” at www.caliburnintl.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

We intend to make available to our Class A common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Caliburn International Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Caliburn International Corporation (the Company) as of August 10, 2018, and the related notes to the financial statement. In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of August 10, 2018 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s balance sheet based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the balance sheet. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2018.

McLean, Virginia

August 23, 2018

CALIBURN INTERNATIONAL CORPORATION

Balance Sheet

AS OF AUGUST 10, 2018
Assets	$—

Commitments and Contingencies
Stockholder’s Equity
Common Stock, $0.01 par value per share, 1,000 shares authorized, none issued or outstanding	$—

Total Stockholder’s Equity	$—

The accompanying notes are an integral part of this balance sheet.

CALIBURN INTERNATIONAL CORPORATION

Notes to Balance Sheet

Note 1. Description of Business

Caliburn International Corporation (the “Company”) was formed as a Delaware corporation on August 10, 2018. The Company was formed for the purpose of completing a public offering and related transactions in order to carry on the business of Caliburn Holdings, LLC and its subsidiaries. As the manager of Caliburn Holdings, LLC, the Company is expected to operate and control all of the business and affairs of Caliburn Holdings, LLC, and through Caliburn Holdings, LLC and its subsidiaries, continue to conduct the business now conducted by these subsidiaries.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Accounting

The balance sheet is presented in accordance with accounting principles generally accepted in the United States of America. Separate statements of income, comprehensive income, changes in stockholder’s equity, and cash flows have not been presented because there have been no activities in this entity.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Note 3. Stockholder’s Equity

The Company is authorized to issue 1,000 shares of common stock, par value $0.01 per share, none of which have been issued or are outstanding.

Note 4. Subsequent Events

Subsequent events through August 23, 2018, the date on which the balance sheet was available to be issued, were evaluated by the Company to determine the need, if any, for recognition or disclosure in its balance sheet.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Caliburn Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Caliburn Holdings, LLC and its subsidiaries (the Company) as of December 31, 2017 and 2016, and the related combined statements of operations, members’ equity and cash flows for the years then ended, and the related notes to the combined financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2010.

McLean, Virginia

August 24, 2018

CALIBURN HOLDINGS, LLC AND SUBSIDIARIES

Combined Balance Sheets

(In thousands)

	AS OF DECEMBER 31,
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$15,514	$11,800
Accounts receivable, net	270,556	229,515
Related party receivable	2,174	—
Other current assets	10,048	2,533

Total current assets	298,292	243,848

Property, plant and equipment, net	9,270	5,082
Goodwill	151,351	65,055
Other intangible assets, net of accumulated amortization	71,156	—
Deferred income tax assets, net	—	3,335
Other long-term assets	3,964	84

Total assets	$534,033	$317,404

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Current revolving credit facility	$10,000	$—
Current maturities of long-term debt	5,383	—
Accounts payable	61,647	85,310
Accrued salaries and leave	51,820	38,602
Deferred revenue	2,869	2,267
Other accrued expenses and other current liabilities	11,342	3,269
Income taxes payable	8,066	11,055
Related party payable	—	25,801

Total current liabilities	151,127	166,304

Long-Term Liabilities
Revolving credit facility	11,000	68,220
Long term debt, net of debt issuance costs and discount	268,879	57,343
Deferred income taxes	2,661	—
Other long-term liabilities	14,832	933

Total liabilities	448,499	292,800

Members’ Equity
Members’ equity	89,715	15,058
Accumulated (deficit) / earnings	(4,338)	9,291
Accumulated other comprehensive (loss) income	(133)	—

Total Caliburn Holdings, LLC members’ equity	85,244	24,349
Noncontrolling interests	290	255

Total members’ equity	85,534	24,604

Total liabilities and members’ equity	$534,033	$317,404

See the notes to the Combined Financial Statements.

CALIBURN HOLDINGS, LLC AND SUBSIDIARIES

Combined Statements of Operations

(In thousands)

	FOR THE YEAR ENDED
	2017	2016
Revenue	$381,592	$513,143
Cost of revenue (exclusive of depreciation shown separately below)	324,232	436,780

Gross profit	57,360	76,363
Operating expenses:
Indirect expenses	47,137	47,956
Depreciation and amortization	4,526	3,471

Income from Operations	5,697	24,936
Interest expense, net	(9,502)	(8,398)
Loss on extinguishment of debt	(725)	—
Other income/(expense), net	(9)	(1,355)

(Loss) income before provision for income taxes	(4,539)	15,183
(Benefit) provision for income taxes	(452)	9,734

Net (loss) income	(4,087)	5,449
Less: Income attributable to noncontrolling interest	15	103

Net (loss) income attributable to Caliburn Holdings, LLC	$(4,102)	$5,346

See the notes to the Combined Financial Statements.

CALIBURN HOLDINGS, LLC AND SUBSIDIARIES

Combined Statements of Comprehensive Income (Loss)

(In thousands)

	FOR THE YEAR ENDED
	2017	2016
Net Income (Loss)	$(4,087)	$5,449

Other Comprehensive Income (Loss), Net of Taxes
Foreign currency translation adjustment	(164)	—
Change in interest rate swap	31	—

Total Other Comprehensive Loss, Net of Taxes	(133)	—

Comprehensive (loss) income	(4,220)	5,449
Less: Comprehensive income attributable to noncontrolling interests	15	103

Comprehensive (loss) income attributable to Caliburn Holdings, LLC	$(4,235)	$5,346

See the notes to the Combined Financial Statements.

CALIBURN HOLDINGS, LLC AND SUBSIDIARIES

Combined Statements of Members’ Equity

(In thousands)

	MEMBERS’ EQUITY	ACCUMULATED (DEFICIT) / EARNINGS	ACCUMULATED OTHER COMPREHENSIVE LOSS	NONCONTROLLING INTEREST	TOTAL MEMBERS’ EQUITY
Balance, December 31, 2015	$15,058	$3,945	$—	$152	$19,155

Distributions	—	—	—	—	—
Net income	—	5,346	—	103	5,449

Balance, December 31, 2016	$15,058	$9,291	$—	$255	$24,604

Distributions	(2,843)	(9,527)	—	—	(12,370)
Member Contributions	77,500	—	—	20	77,520
Net income/(loss)	—	(4,102)	—	15	(4,087)
Other Comprehensive Loss	—	—	(133)	—	(133)

Balance, December 31, 2017	$89,715	$(4,338)	$(133)	$290	$85,534

See the notes to the Combined Financial Statements.

CALIBURN HOLDINGS, LLC AND SUBSIDIARIES

Combined Statements of Cash Flows

(In thousands)

	FOR THE YEAR ENDED
	2017	2016
Cash Flows from Operating Activities
Net (loss) income before noncontrolling interests	$(4,087)	$5,449
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,526	3,471
Amortization of deferred financing costs and debt discount	588	576
Deferred income tax expense (benefit)	6,153	(744)
Changes in assets and liabilities, net of acquisitions:
Decrease/(increase) in accounts receivable	8,981	(74,552)
(Increase)/decrease in other net assets	(1,875)	7,890
(Decrease)/increase in accounts payable	(43,318)	22,055
Increase in accrued expenses	6,006	3,004
Increase in related party (receivable) payable	(30,530)	36,815

Net cash used in operating activities	(53,556)	3,964

Cash Flows from Investing Activities
Cash paid for acquisition, net of cash acquired	(174,639)	—
Additions to property, plant and equipment	(588)	(2,557)
Purchase of intangible asset	(1,410)	—

Net cash used in investing activities	(176,637)	(2,557)

Cash Flows from Financing Activities
Proceeds from issuance of Note Payable	106,000	—
Proceeds from issuance of Term Loan	175,213	—
(Repayments)/borrowings on Revolving Credit Facilities, net	(46,563)	3,951
Debt issuance costs and discount	(6,656)	—
Repayments of Senior Notes	(57,676)	—
Distributions	(12,370)	—
Member Contributions	75,991	—

Net cash provided by financing activities	233,939	3,951

Effects of Foreign Exchange Rates, Net	(32)	—
Net increase in cash	3,714	5,358
Cash and cash equivalents, beginning of year	11,800	6,442

Cash and cash equivalents, end of year	$15,514	$11,800

See the notes to the Combined Financial Statements.

CALIBURN HOLDINGS, LLC AND SUBSIDIARIES

Notes to Combined Financial Statements

Note 1. Description of Business

Caliburn Holdings, LLC, (“Company”) offers a comprehensive range of innovative services and solutions in support of the United States (“U.S.”) federal government, foreign allied governments, and commercial clients. The Company provides logistics and full life-cycle support solutions with capabilities that include rapid response and expeditionary facilities, operations, maintenance and repair, life support, classified engineering, fire and emergency services, risk management and environmental services. It has successfully provided services in more than 25 locations across the Middle East, Central Asia and North Africa and has successfully completed more than 100 programs in the past decade for a wide range of customers, including U.S. government agencies and Fortune 500 commercial customers.

The Company was formed in October 2017 by DC Capital Partners (DC Capital). The Companies that currently comprise Sallyport Logistics and Securities, LLC and its wholly owned subsidiaries (Sallyport) were acquired by DC Capital in 2008 and 2011. As discussed more fully in Note 3, on December 15, 2017, DC Capital acquired Janus ESOP Holdings, LLC and its wholly owned subsidiaries (Janus). As discussed more fully in Note 3, on March 22, 2018, DC Capital acquired Comprehensive Health Services, Inc. (CHS) and Project Time & Cost, LLC (PT&C) from two separate, unaffiliated sellers. On August 14, 2018, as discussed more fully in Note 11, Sallyport, Janus, CHS and PT&C were merged into the Company. As Sallyport, Janus, CHS and PT&C were majority owned by the same party prior to the merger transaction, the merger resulted in a merger of entities under common control. The results of operations of Sallyport, Janus, CHS and PT&C are included in the combined financials from the respective dates on which they came under common control, applied retrospectively.

Sallyport is a wholly-owned subsidiary of Michael Baker International, LLC (MBI). Separate financial statements have not historically been prepared for Sallyport. The financial information of Sallyport has been derived from MBI’s historical accounting records and were prepared on a stand-alone basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These combined financial statements included the financial position, results of operations and cash flows from Sallyport services. The historical financial position, results of operations and cash flows of Sallyport presented in these combined financial statements may not reflect what they would have been had Sallyport actually been an independent stand-alone entity during the years presented, nor are they necessarily indicative of Sallyport’s future results of operations, financial position or cash flows. The combined financial statements include all revenues and costs directly attributable to Sallyport and an allocation of expenses related to certain MBI corporate functions. These expenses have been allocated to Sallyport based on direct usage or benefit where identifiable, with the remainder charged pro rata based on applicable measure of revenues, cost of revenues, headcount, fixed assets, square footage or other relevant measures.

The combined financial statements include assets and liabilities specifically attributable to Sallyport and certain assets or liabilities that are held by MBI that are specifically identifiable and otherwise attributable to Sallyport. Transactions between Sallyport and MBI have been included in these combined financial statements.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The combined financial statements include the accounts of the Sallyport and Janus as described above and their wholly-owned subsidiaries and joint ventures over which it exercises control. Noncontrolling interest amounts relating to the Company’s less-than-wholly-owned combined subsidiaries are included within the “Income attributable to noncontrolling interests” caption in its Combined Statements of Operations and within the “Noncontrolling interests” caption in its Combined Balance Sheets. Investments in unconsolidated affiliates, including joint ventures, over which the Company exercises significant influence, are accounted for under the equity method. The Company may render services to certain of its joint ventures. The Company records revenue in the period in which such services are provided. Investments in unconsolidated affiliates in which the Company owns less than 20% are accounted for under the cost method. All intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition and Accounting for Contracts

The Company recognizes revenue when a contract has been executed, the contract price is fixed and determinable, delivery of services or products has occurred and collectability of the contract price is considered probable and can

Note 2. Summary of Significant Accounting Policies (Continued)

be reasonably estimated. The Company earns revenue by providing services, typically through Cost-Plus, Fixed-Price, and Time-and-Materials contracts. In providing these services, the Company typically incurs direct labor costs, subcontractor costs and certain other direct costs (“ODCs”) which include “out-of-pocket” expenses. Under certain cost-type contracts with governmental agencies, the Company is not contractually permitted to earn a margin on subcontractor costs and ODCs.

The majority of the Company’s contracts have stated or not-to-exceed contract values and fall under the following types:

∎

Cost-Plus. Tasks under these contracts can have various cost-plus features. Under cost-plus fixed fee contracts, clients are billed for the Company’s costs, including both direct and indirect costs, plus a fixed negotiated fee. Under cost-plus fixed rate contracts, clients are billed for the Company’s costs plus negotiated fees or rates based on its indirect costs. Some cost-plus contracts provide for award fees or penalties based on performance criteria in lieu of a fixed fee or fixed rate. Contracts may also include performance-based award fees or incentive fees.

∎	Fixed-Price. Under fixed-price contracts, the Company’s clients are billed at defined milestones for an agreed upon amount negotiated in advance for a specified scope of work.

∎

Time-and-Materials. Under the Company’s time-and-materials contracts, the Company negotiates hourly billing rates and charges the customer based on the actual time that is expended, in addition to other direct costs incurred in connection with the contract.

On time and material contracts, revenue is recognized based on the level of hours incurred at the appropriate contract billing rates, plus other reimbursable contract costs incurred. Revenue on cost reimbursable contracts is recognized as costs are incurred plus a pro rata portion of the associated fee. Revenue on fixed-price contracts is recognized ratably over the service period or on the percentage-of-completion method depending on the nature of the contract. Under the percentage-of-completion method, individual contract revenue earned is measured by the percentage relationship that contract costs incurred to date bear to management’s estimate of total contract costs.

Contract accounting requires significant judgment relative to assessing risks and estimating contract revenue and costs. Due to the size and nature of the Company’s contracts, the estimation of total revenue and cost at completion requires the use of estimates. Contract costs include material, labor and subcontracting costs, as well as an allocation of allowable indirect costs. Assumptions have to be made regarding the length of time to complete the contract because costs also include expected increases in wages and prices for materials. As work is performed under contracts, estimates of the costs to complete are regularly reviewed and updated. As changes in estimates of total costs at completion on projects are identified, appropriate earnings adjustments are recorded using the cumulative catch-up method. Provisions for estimated losses on uncompleted contracts are recorded during the period in which such losses become evident. Profit incentives and/or award fees are recorded as revenues when the amounts are both earned and reasonably estimable.

Change orders are modifications of an original contract that effectively change the provisions of the contract without adding new provisions. Either the Company or its customer may initiate change orders, which may include changes in specifications or design, manner of performance, facilities, equipment, materials, sites and/or the period of completion of the work. Claims are amounts in excess of agreed contract price that the Company seeks to collect from its clients or others for customer-caused delays, errors in specifications and designs, contract terminations, change orders that are either in dispute or are unapproved as to both scope and price, or other causes of unanticipated additional contract costs. For contract change orders, claims or similar items, the Company applies judgment in estimating the amounts and assessing the potential for realization. These amounts are only included in the contract value when the change order is executed or acknowledged by the customer, or can be reliably estimated and realization is considered probable.

In certain circumstances, the Company may agree to provide new or additional services to a client without a fully executed contract or change order. In these instances, although the costs of providing these services are expensed as incurred, the recognition of related contract revenues is delayed until the contracts and/or change orders have been

Note 2. Summary of Significant Accounting Policies (Continued)

fully executed by the clients, other suitable written project approvals are received from the clients, or until management determines that revenue recognition is appropriate based on the probability of client acceptance. The probability of client acceptance is assessed based on such factors as the Company’s historical relationship with the client, the nature and scope of the services to be provided, and management’s ability to accurately estimate the realizable value of the services to be provided.

The Company assesses the terms of its contracts and determines whether it will report its revenues and related costs on a gross or net basis. For at-risk relationships, where the Company acts as the principal to the transaction, the revenue and the costs of materials, services, payroll, benefits, and other costs are recognized at gross amounts. For agency relationships, where the Company acts as an agent for its clients, only the fee revenue is recognized, meaning that direct project costs and the related reimbursement from the client are netted. Revenues from agency contracts and collaborative arrangements were not material for all periods presented.

Cash and cash equivalents

For purposes of reporting cash flows, cash includes cash on hand and highly liquid debt instruments with an original maturity of three months or less. Cash resides in banks and other locations throughout the world.

Contract Performance Deposits

Non-U.S. Government customers overseas may require the Company to purchase and hold bid or performance bonds. These bonds are typically for a percentage of the contract value and are for the period of the contract plus subsequent inspection periods if required. Depending on how these bonds are issued, they may utilize a Letter of Credit facility to guarantee payment or the bond may require cash collateral (at up to 100% of the bond amount) for certain foreign banks. When cash collateral is required, these amounts are treated as restricted deposits at the bank. The period of the bond is typically less than one year, but may occasionally exceed one year. The cash collateral for the bond is recorded as a current asset for the portion that will expire in less than one year, and as a long-term asset for any amount with a maturity date in excess of one year from the balance sheet date.

Accounts Receivable and Unbilled Revenues/Deferred Revenues

Accounts receivable are generated from prime and subcontracting arrangements with the Company’s various customers which are primarily U.S. federal government departments and agencies. Billed amounts represent invoices that have been prepared and sent to the customer. Billed accounts receivable are considered past due if the invoice has been outstanding more than 30 days. The Company does not charge interest on accounts receivable; however, U.S. government agencies may pay interest on invoices outstanding more than 30 days. The Company records interest income from U.S. government agencies when received.

A portion of the trade receivable balances totaling $18.8 million and $52.4 million as of December 31, 2017 and 2016, respectively, relates to retainage and withhold provisions under long-term contracts which will be due upon completion or definitization of the contract. Based on management’s estimates, these retention balances were expected to be collected within one year of the balance sheet dates, and were therefore included in the “Accounts Receivable, net” balances.

The Company reduces its accounts receivable by estimating an allowance for amounts that are expected to become uncollectible in the future. Management determines the estimated allowance for doubtful accounts based on its evaluation of collection efforts, the financial condition of the Company’s clients, which may be dependent on the type of client and current economic conditions to which the client may be subject, and other considerations. Receivables are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Although the Company has a diversified client base, a substantial portion of the Company’s receivables and unbilled revenues on contracts in progress reflected in its Combined Balance Sheets are due from U.S. federal government departments and agencies. Contracts and subcontracts with the U.S. federal and state governments usually contain standard provisions for permitting the government to modify, curtail or terminate the contract for convenience of the government due to budgetary constraints or if program requirements change. Upon such a termination, the Company is generally entitled to recover costs incurred, settlement expenses and profit on work completed prior to termination, which significantly reduces the Company’s credit risk with these types of clients.

Note 2. Summary of Significant Accounting Policies (Continued)

Unbilled revenues on contracts in progress, which are included in the “Accounts receivable, net” balances in the accompanying Combined Balance Sheets, represent unbilled amounts earned and reimbursable under contracts in progress. These amounts become billable according to the contract terms, which consider the passage of time, achievement of certain milestones or completion of the project. The majority of contracts contain provisions that permit these unbilled amounts to be invoiced in the month after the related costs are incurred. Generally, unbilled amounts will be billed and collected within one year.

Deferred revenue in the accompanying Combined Balance Sheets represents accumulated billings to clients in excess of the related revenue recognized to date. The Company anticipates that the majority of such amounts will be earned as revenue within one year.

Property, Plant, and Equipment

All additions to property, plant and equipment, including improvements to existing facilities, are recorded at cost unless acquired via a business combination, in which case the assets are reflected at fair value as of the acquisition date. Maintenance and repairs are charged to expense as incurred. Depreciation on property, plant and equipment is principally recorded using the straight-line method over the estimated useful lives of the assets. The estimated useful lives typically are 3 to 10 years on furniture, fixtures and office equipment and 3 to 7 years on field equipment, vehicles and computer hardware and software. Assets held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Upon the disposal of property, the asset and related accumulated depreciation accounts are relieved of the amounts recorded therein for such items, and any resulting gain or loss is reflected in the Company’s Combined Statements of Operations in the year of disposition.

Valuation of Long-lived Assets

Long-lived assets and certain intangible assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset group may not be fully recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the group carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less costs to sell.

Business Combinations

The Company accounts for business combinations under the acquisition method of accounting. The cost of an acquired company is assigned to the tangible and intangible assets purchased and the liabilities assumed on the basis of their fair values at the date of acquisition. The determination of fair values of assets and liabilities acquired requires the Company to make estimates and use valuation techniques when market values are not readily available. Any excess of purchase price over the fair value of net tangible and intangible assets acquired is allocated to goodwill. The transaction costs associated with business combinations are expensed as they are incurred.

Goodwill and Intangible Assets

The Company may record goodwill and other intangible assets in connection with business combinations. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of acquired companies, is not amortized. Goodwill typically represents the value paid for the assembled workforce and enhancement of the Company’s service offerings. The Company tests its recorded goodwill for impairment on an annual basis, or more often if indicators of potential impairment exist, by determining if the carrying value of a reporting unit exceeds its estimated fair value. The Company has elected to perform its annual analysis during the fourth quarter of each fiscal year.

Other intangible assets consist primarily of identifiable intangible assets of acquired companies including existing customer contracts and relationships, trademarks and trade names, and technology-related intangible assets. Other intangible assets are stated at fair value as of the date acquired in a business combination. The fair value of the acquired intangible assets are determined as of the date of acquisition by using a valuation methodology based on a discounted cash flow model and the relief from royalty method for the trademark and trade names. Finite-lived other intangible assets are amortized using either a straight-line or an accelerated, cash flow based methodology, over their

Note 2. Summary of Significant Accounting Policies (Continued)

respective estimated lives which range from 1 to 10 years. No indicators of impairment were identified related to other intangible assets during the years ended December 31, 2017 and 2016.

Leases

The Company enters into office lease agreements that typically contain tenant improvement allowances and rent holidays. In instances where one or more of these items are included in a lease agreement, the Company records allowances as a deferred rent liability in its Combined Balance Sheets. These amounts are amortized on a straight-line basis over the term of the lease as a reduction to rent expense. Lease agreements sometimes contain rent escalation clauses, which are recognized on a straight-line basis over the life of the lease. For leases with renewal options, the Company records rent expense and amortizes the leasehold improvements on a straight-line basis over the shorter of the useful life or original lease term, exclusive of the renewal period, unless the renewal period is reasonably assured. When a renewal occurs, the Company records rent expense over the new term. The Company expenses any rent costs incurred during the period of time it performs construction activities on newly leased property.

The Company enters into lease agreements for certain computer hardware and software, office equipment and vehicles. Before entering into a lease, an analysis is performed to determine whether a lease should be classified as a capital or an operating lease.

Accrued Insurance

The Company self-insures certain risks, including certain employee health benefits. The accrual for self-insured liabilities includes estimates of the costs of reported and unreported claims and is based on estimates of loss using assumptions made by management, including the consideration of actuarial projections. These estimates of loss are derived from computations which combine loss history and actuarial methods in the determination of the liability. Actual losses may vary from the amounts estimated management’s projections. Any increases or decreases in loss amounts estimated are recognized in the period in which the estimate is revised or when the actual loss is determined.

Foreign Currency Translation

Management determines the functional currency of its foreign operations based upon several financial indicators and their judgment. The United States dollar is the designated functional and reporting currency for the Company. The subsidiaries in United Kingdom, Nigeria, and South Africa use the local currency as their functional and reporting currency. For consolidation, the balance sheet accounts are translated at exchange rates in effect at the end of the year and income statement accounts are translated at average exchange rates for the year. Translation gains and losses are included in the combined balance sheets in “Accumulated Other Comprehensive Income (Loss)” (“AOCI”). Where the U.S. dollar is used as the functional currency, foreign currency gains and losses are reflected in the Combined Statements of Operations.

Debt Issuance Costs

Debt issuance costs arising from the Company’s debt agreements are amortized using the interest method over the term of the related debt financing. Debt issuance cost related to the revolving credit facility are amortized using the straight-line method over the term of the revolver. These costs are reflected as a reduction to debt on the Combined Balance Sheet.

Fair Value Measurements

The Company records certain assets and liabilities at their respective fair values. The fair value of financial instruments classified as cash, accounts receivable, accounts payable, long-term debt related to the Company’s Term Debt (“Term Loan”), asset-based credit facility (“Credit Agreement”) and other liabilities approximates carrying value due to the short-term or variable rate nature of the instruments or the relative liquidity of the instruments. The fair values of the Company’s Senior Secured Notes (“Notes”) were based on dealer quotes.

Fair value is defined under U.S GAAP as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. U.S. GAAP also provides a fair value hierarchy for valuation inputs to prioritize the inputs into three levels based on the extent to which inputs used in measuring fair value are observable

Note 2. Summary of Significant Accounting Policies (Continued)

in the market. Each fair value measurement is reported in one of the three levels, which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3: Unobservable inputs for the asset or liability.

For those financial instruments with no quoted prices available, fair value is estimated using present value calculations of other valuation methods. Determining the fair value incorporates management’s best judgment with respect to current economic conditions, discount rates and estimates of future cash flows.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S.”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the combined financial statements, and also affect the amounts of revenues and expenses reported for each period. Actual results could differ from those which result from using such estimates. The use of estimates is an integral part of determining cost estimates to complete under the percentage-of-completion method of accounting for contracts. Management also utilizes various other estimates, including, but not limited to, recording profit incentives and/or award fee revenues under its contracts, assessing intangible asset values, assessment of its exposure to insurance claims that fall within policy deductibles, determination of its liabilities for incurred-but-not-reported insurance claims, incentive compensation and income tax expense, and to assess its litigation, other legal claims and contingencies. The results of any changes in accounting estimates are reflected in the combined financial statements in the period in which the changes become evident.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, trade receivables and related unbilled revenues. A substantial portion of the Company’s accounts receivables are derived from prime contracts and subcontracts with U.S. Federal, state and local government agencies. All accounts receivables are on an unsecured basis. The Company’s cash is deposited in various high-credit-quality financial institutions. The majority of such deposits are not covered by or are in excess of the Federal Deposit Insurance Corporation limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Income Taxes

The Company is a limited liability company (“LLC”) taxed as a partnership for federal income tax purposes. Consequently, the Company is not liable for federal and state income taxes, except to the extent that the Company operates in states that tax partnerships. The income, deductions, credits, and other tax attributes of the Company flow to the members of the Company. Distributions are made to each member equal to the amount of taxable income allocated to such member for the taxable year multiplied by 45%. Several of the Company’s subsidiaries are C corporations that are subject to federal and state income taxes. In addition, the Company is subject to income tax in several foreign jurisdictions.

Deferred taxes are calculated using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Note 2. Summary of Significant Accounting Policies (Continued)

Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the statute of limitations has expired, or the appropriate taxing authority has completed their examination even though the statute of limitations remains open. The Company’s policy is to record interest and penalties related to unrecognized tax benefits in income tax expense.

Reclassifications

Certain reclassifications have been made to the 2016 Combined Financial Statements in order to conform to the current year presentation.

Note 3. Business Acquisition

In December 2017, DC Capital completed the acquisition of Janus to add complimentary and synergistic lines of business to the Company’s other business holdings. The purchase price of Janus was $186.2 million, consisting of $184.7 million of cash consideration and $1.5 million of equity in Janus, plus contingent consideration of $10 million. Of the purchase price, $4.0 million of the cash consideration has been retained as a holdback provision to settle indemnity obligations of Janus. In addition, the $10.0 million of contingent consideration is based on the business achieving a targeted amount of gross margin for the calendar year 2018. If the contingent consideration is earned, it is payable in 2019 once the independent audit report for 2018 is complete. The contingent consideration was recorded at fair value using a probability-weighted scenario based on the likelihood of achievement.

The following table summarizes the components of the purchase consideration transferred for Janus as of the acquisition date:

Cash	$180,689
Fair Value of Equity in Janus	1,529
Escrow, Payable to Seller	4,000

Total Purchase Consideration, Excluding Contingent Consideration	186,218
Fair value of Contingent Consideration	9,119

Total Purchase Consideration	$195,337

The Company has accounted for this acquisition as a business combination. This method requires, among other items, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The estimated fair values were based on management’s judgment after evaluating several factors, using facts and information that existed at the acquisition date.

Note 3. Business Acquisition (Continued)

The following table summarizes the allocation of estimated fair values of net assets acquired during the year ended December 31, 2017:

Tangible Assets Acquired
Cash	$10,050
Accounts Receivable	49,322
Prepaid and Other Assets	6,705
Fixed Assets	5,740

Intangible Assets Acquired
Customer Related	26,208
Marketing Related	8,278
Technology Related	36,505

Less:
Liabilities Assumed
Accounts payable	(24,086)
Deferred revenue	(2,469)
Other accrued liabilities	(6,994)

Net Assets Acquired	109,259

Non-controlling Interest in Acquired Subsidiary	(218)
Goodwill	86,296

Total Purchase Consideration	$195,337

Transaction costs associated with this acquisition of approximately $3.3 million were expensed as incurred. These costs were recorded in the Combined Statements of Operations in “Indirect expenses”.

Separately identifiable intangibles were valued by a third-party valuation specialist. Customer relationships and private security licenses were valued using cash flow-based methodologies. Tradenames and patents were valued utilizing the relief-from-royalty method. Goodwill of approximately $75.0 million is deductible for income tax purposes. Goodwill generated from this acquisition is primarily attributable to expected synergies from future growth, strategic advantages, and expansion of the services the Company provides.

The results of operations for Janus are included in the Company’s Combined Statement of Operations for the period December 16, 2017 through December 31, 2017, with Janus contributing revenues of $12.4 million and a net loss of $3.6 million (including $1.0 million in acquisition related amortization of intangible assets and $3.3 million in transaction costs). The unaudited pro forma financial information summarized in the following table gives effect to the Janus acquisition and assumes that it occurred on January 1st of each period presented:

	AS OF DECEMBER 31,
(In thousands)	2017	2016
Revenues	$569,153	$747,548
Operating (loss) income	5,193	27,382

The pro forma financial information does not include any costs related to the acquisitions. In addition, the pro forma financial information does not assume any impacts from revenue, cost or other operating synergies that are expected as a result of the acquisitions. Pro forma adjustments have been made to reflect amortization of the identifiable intangible assets for the related periods. Identifiable intangible assets are being amortized on a basis approximating the economic value derived from those assets. The unaudited pro forma financial information is not necessarily indicative of what the Company’s results would have been had the acquisitions been consummated on such dates or project results of operations for any future period.

Note 4. Accounts Receivable

Accounts receivable at December 31, 2017 and 2016 consist of the following:

	AS OF DECEMBER 31,
(In thousands)	2017	2016
Billed accounts receivable	$85,497	$94,999
Unbilled accounts receivable	187,706	136,563

Gross accounts receivable	273,203	231,562
Less – Allowance for doubtful accounts	(2,647)	(2,047)

Net accounts receivable	$270,556	$229,515

Note 5. Property, Plant and Equipment

Property, plant and equipment consists of the following:

	AS OF DECEMBER 31,
(In thousands)	2017	2016
Furniture, fixtures, and office equipment	$2,019	$2,145
Equipment and vehicles	10,950	7,311
Computer hardware and software	4,286	1,623
Leasehold improvements	1,936	2,300
Building under capital lease	904	—

Total, at cost	20,095	13,379
Less – Accumulated depreciation	(10,825)	(8,297)

Net property, plant and equipment	$9,270	$5,082

Depreciation expense from property, plant and equipment was $3.3 million and $3.5 million for the years ended December 31, 2017 and 2016, respectively.

Note 6. Fair Value Measurement

The following tables present the Company’s carrying value and fair value for its financial debt instruments as of December 31, 2017 and 2016:

	DECEMBER 31, 2017		DECEMBER 31, 2016
(In thousands)	CARRYING VALUE	FAIR VALUE	CARRYING VALUE	FAIR VALUE
Revolving credit facilities	$21,000	$21,000	$68,220	$68,220
Term Loan	174,877	174,877	—	—
Janus Note Payable	67,500	67,500
Janus Subordinated Debt	38,500	38,500	—	—
Senior Notes	—	—	57,343	56,483

The carrying amount of the Revolving Credit Facilities as of December 31, 2017 and 2016, and the carrying amount of the Term Loan, the Janus Note Payable and the Janus Subordinated Debt as of December 31, 2017 approximate fair value due to the applicable interest rates being comparable to those available in the marketplace. The fair values of the Company’s Notes were based on dealer quotes as of December 31, 2016.

Note 7. Goodwill and Intangible Assets

Goodwill and other intangible assets consist of the following:

(In thousands)
GOODWILL	TOTAL
Balance, December 31, 2016 and 2015	$65,055

Acquisition of Janus	86,296

Balance, December 31, 2017	$151,351

The Company’s goodwill balance is not being amortized and goodwill impairment evaluations are being performed at least annually. No goodwill impairment charges were required in connection with these evaluations as of December 31, 2017 and 2016.

(In thousands)
OTHER INTANGIBLE ASSETS, NET	TOTAL
Balance, December 31, 2016 & 2015	$—
Plus: Additions	1,410
Plus: Janus Acquisition	70,991
Less: Amortization	(1,245)

Balance, December 31, 2017	$71,156

During the year ended December 31, 2017, the Company acquired a security license to allow it to conduct operations in Afghanistan for $1.4 million.

The following table summarizes the Company’s other intangible assets balance as of December 31, 2017 and 2016:

(In thousands)	ACQUISITION DATE FAIR VALUE	ACCUMULATED AMORTIZATION	CARRYING VALUE
December 31, 2017
Customer Related	$26,208	$(490)	$25,718
Marketing Related	8,278	(105)	8,173
Contract Related	36,505	(383)	36,122
License	1,410	(267)	1,143

Total	$72,401	$(1,245)	$71,156

The identifiable intangible assets with finite lives are being amortized on a basis approximating the economic value derived from these assets and will be fully amortized as disclosed in the following amortization table.

Estimated future amortization expense for other intangible assets as of December 31, 2017 is as follows:

(In thousands)
Fiscal year 2018	$21,802
Fiscal year 2019	13,218
Fiscal year 2020	12,114
Fiscal year 2021	10,782
Fiscal year 2022	7,630
Fiscal year 2023 and thereafter	5,610

Other Intangible Assets, net of Accumulated Amortization	$71,156

Note 8. Long-Term Debt and Borrowing Agreements

The following is a summary of outstanding debt and borrowing agreements as of December 31, 2017 and 2016:

	AS OF
(In thousands)	DECEMBER 31, 2017	DECEMBER 31, 2016
Long-term debt:
Revolving credit facility	$11,000	$68,220
Janus revolving credit facility	10,000	—
Term loan	174,877	—
Janus note payable	67,500	—
Janus subordinated debt	38,500
Senior notes due 2018	—	57,343

Total debt	301,877	125,563
Unamortized debt issuance cost	(6,615)	—

Total debt, net	$295,262	$125,563

In connection with the Michael Baker International (MBI) debt refinancing that occurred on November 21, 2017, MBI, Sallyport’s parent, entered into a Term Loan and a Credit Agreement. The Combined balance sheets of Caliburn reflect the allocable portion of that debt attributable to the Company.

The term loan, entered into with Jefferies Finance LLC, acting as agent, provides MBI with senior secured financing of $250.0 million of term loans through November 21, 2022. Borrowings bear interest at a rate equal to either (a) LIBOR plus 4.50% or (b) Base Rate plus 3.50%. As of December 31, 2017, a three-month $250.0 million LIBOR loan was outstanding at an interest rate of 5.9%, of which, $174.9 million was allocated to the Company.

The Term Loan is repayable in equal consecutive quarterly installments of 0.25% of the aggregate principal amount of the initial term loans on the first business day following the end of each fiscal quarter of MBI, commencing with the first full fiscal quarter beginning after the closing date, and for each fiscal quarter of MBI thereafter, with the remaining balance payable in full at maturity. Such quarterly payments may be reduced from time to time as a result of mandatory prepayments.

The Credit Agreement, entered into with a consortium of financial institutions, provides MBI and its subsidiaries with up to $110.0 million of an asset-based revolving credit facility through May 21, 2022, subject to a borrowing base of eligible billed and unbilled receivables as defined by the Credit Agreement. The Credit Agreement includes a $10.0 million swing line facility and a $30.0 million sublimit for the issuance of letters of credit (“LOC”). The Credit Agreement is secured by substantially all of MBI’s assets, including the assets of Sallyport. As of December 31, 2017, the outstanding balance on the Credit Agreement was $11.0 million, and the interest rate was 3.54%.

The Credit Agreement provides pricing options for MBI and its subsidiaries to borrow at (i) the higher of the bank’s prime interest rate, the Federal Funds Rate plus 0.50% and LIBOR plus 1.0%, or (ii) LIBOR in each case plus an applicable margin determined by MBI’s quarterly average undrawn availability under the Credit Agreement as a ratio of the total availability under the Credit Agreement. The Credit Agreement also contains usual and customary covenants for a credit facility. The Credit Agreement requires MBI to meet minimum fixed charge coverage ratio covenants in periods where the Company has less than $10 million of availability as defined under the ABL Credit Agreement on any given day or less than 12.5% of total availability for a period of five consecutive business days, and until availability has been equal to or greater than $15.0 million for a period of 30 consecutive days. The Credit Agreement also contains usual and customary provisions regarding acceleration. In the event of certain defaults by MBI and its subsidiaries under the Credit Agreement, the lenders will have no further obligation to extend credit and, in some cases, any amounts owed by MBI and its subsidiaries under the Credit Agreement will automatically become immediately due and payable.

Note 8. Long-Term Debt and Borrowing Agreements (Continued)

On December 15, 2017, the Company entered into a multi-bank revolving line of credit facility (“Janus Revolving Credit Facility”) with Bank of America (the “Bank”), as Administrative Agent and Collateral Agent. The credit facility provides up to a $25.0 million line of credit, subject to adjusted EBITDA (earnings before interest, taxes, depreciation and amortization); leverage caps; fixed charge ratios; and includes a sub-limit for Letters of Credit in the maximum amount of $5.0 million. This credit facility is a five-year revolving facility, with a maturity date of December 15, 2022, and has a variable interest rate based on Janus’ leverage ratio of EBITDA to Funded Debt (as defined in the agreement). The interest rate when borrowing is LIBOR plus 275 to 375 basis points and the rate on the unused portion of the facility is 25 to 50 basis points. The interest rate at December 31, 2017 when borrowing was 4.73% and 0.375% for the unused portion. The credit facility is secured by the assets of Janus. The outstanding balance on the line of credit was $10.0 million and letters of credit issued were $0.2 million at December 31, 2017.

On December 15, 2017, the Company entered into a multi-bank promissory note agreement (“Janus Note Payable”) with Bank of America as the administrative agent for $67.5 million. The Janus Note Payable matures on December 15, 2022, with scheduled principal payments due quarterly with amounts ranging from approximately $1.3 million to $2.5 million, with a balloon payment of approximately $27.8 million due on December 15, 2022. The variable interest rate is LIBOR plus 275 to 375 basis points based on the Company’s leverage ratio of EBITDA to Funded Debt (as defined in the agreement). Interest payments are due monthly. This note is also secured by the assets of Janus and subject to financial covenants. The outstanding principal balance of the note is $67.5 million at December 31, 2017. The proceeds to this debt, along with the subordinated debt, were used for the purchase of Janus.

The Company is accounting for loan origination fees totaling approximately $4.3 million as an offset to the debt liability on the Combined Balance Sheets and are amortized as interest expense over the life of the loan. The interest rate at December 31, 2017 was 4.73%.

On December 15, 2017, the Company also entered into a subordinated note agreement (Janus Subordinated Debt) with RGA Reinsurance Company, and United Insurance Company of America, to provide $38.5 million of debt. The terms of the note are interest only payments at a fixed rate of 11% during the life of the note. The maturity date for the subordinated debt is June 15, 2023.

Prior to the MBI refinancing in 2017, the MBI had Senior Secured Notes (“Notes”) and a Revolving Credit Agreement (“Prior Credit Agreement”) outstanding. The combined balance sheet of Caliburn for 2016 represents the allocable portion of that debt attributable to the Company, which approximated $57.3 million of Notes and $68.2 million on the Prior Credit Agreement. The Notes aggregated $350 million and were issued at par. The Notes bore a fixed rate of interest of 8.25%, requiring semi-annual interest payments in April and October of each year. The Notes were scheduled to mature on October 15, 2018, subject to optional redemptions at defined premiums. The Notes were secured by substantially all of the MBI’s assets, but were subordinated with regard to the assets that secured indebtedness under the then-existing Prior Credit Agreement. The Prior Credit Agreement, entered into with a consortium of financial institutions, provided the Company with up to $140.0 million of asset-based revolving credit borrowings, subject to a borrowing base of eligible billed and unbilled receivables as defined by that credit agreement and limited to 16% of the total assets of the Company.

The Prior Credit Agreement included a $5.0 million swing line facility and a $30.0 million sub-facility for the issuance of letters of credit (“LOC”). The Prior Credit Agreement was secured by substantially all of the Company’s assets. The interest rate on the Prior Credit Agreement as of December 31, 2016 was 3.36%.

Note 8. Long-Term Debt and Borrowing Agreements (Continued)

Maturities of long-term debt as of December 31, 2017 are as follows:

(in thousands)	TERM LOAN	JANUS NOTE PAYABLE	JANUS SUBORDINATED DEBT	DEBT ISSUANCE COSTS	TOTAL
2018	$1,749	$5,062	$—	$(1,428)	$5,383
2019	1,749	6,750	—	(1,375)	7,124
2020	1,749	10,125	—	(1,300)	10,574
2021	1,749	10,125	—	(1,205)	10,669
2022	167,882	35,438	—	(1,141)	202,179
Thereafter	—	—	38,500	(166)	38,334

	174,877	67,500	38,500	(6,615)	274,262
Less Current Maturities	(1,749)	(5,062)	—	1,428	(5,383)

	$173,128	$62,438	$38,500	$(5,187)	$268,879

Debt issuance costs are being amortized to interest expense until the maturity date of the respective debt. Net interest cost incurred and charged to expense related to debt and amortization of debt issuance costs was $9.5 million and $8.4 million for the years ended December 31, 2017 and 2016, respectively. No interest expense was capitalized during the years ended December 31, 2017 and 2016.

Note 9. Business Segment and Geographic Area Information

The Company has one reportable segment. The Company delivers a broad array of innovative services and technical services solutions under contracts primarily with the U.S. government. The Company’s U.S. government customers typically exercise independent contracting authority, and even offices or divisions within an agency or department may directly, or through a prime contractor, use the Company’s services as a separate customer so long as that customer has independent decision-making and contracting authority within its organization. The Company treats sales to U.S. government customers as sales within the U.S. regardless of where the services are performed. U.S. revenues were approximately 97% and 98% of our total revenues for the years ended December 31, 2017 and 2016, respectively. International revenues were approximately 3% and 2% of our total revenues for the years ended December 31, 2017 and 2016.

Note 10. Defined Contribution Plans

The Company sponsors a retirement savings plan (the “ Sallyport 401(k) Plan”) provided under Section 401(k) of the Internal Revenue Code, which covers all employees who meet the eligibility requirements. Under the Sallyport 401(k) Plan, employees are eligible to participate 90 days after employment commences and all matching contributions are at the discretion of the Board. Expenses recorded related to matching contributions to the plan for the years ended December 31, 2017 and 2016 were $1.5 million and $1.4 million, respectively.

Janus also sponsors a retirement savings plan (the “Janus 401(k) Plan”) that allows employees to defer portions of their eligible compensation through voluntary contributions. Under the Janus 401(k) Plan, the Company may make contributions to the plan at the discretion of the Board of Directors.

Note 11. Leasing Arrangements

The Company’s non-cancelable leases relate to office space, office equipment and vehicles with lease terms ranging from month-to-month to 4 years, with certain leases providing for renewal options. Rent expense under non-cancelable operating leases was $2.9 million and $1.2 million for the years ended December 31, 2017 and 2016, respectively.

Note 11. Leasing Arrangements (Continued)

Future annual minimum lease payments under non-cancelable operating leases as of December 31, 2017 were as follows:

(In thousands)	OPERATING LEASE OBLIGATIONS
For the year ending December 31,
2018	$1,961
2019	1,565
2020	1,566
2021	1,206

Total	$6,298

As part of the Janus acquisition, the Company has a lease for one of its offices which has been classified as a capital lease for financial reporting purposes. This lease expires July 2022. The building under capital lease is included in property and equipment (see Note 5). Amortization expense related to the capital lease is included in depreciation expense and was immaterial in 2017. The net book value of the building and equipment under capital leases was $0.9 million at December 31, 2017. The lease is with a real estate company in which one of the Company’s officers holds an equity interest.

Future minimum rental payments and the present value thereof under the capital lease agreements at December 31, 2017 are as follows:

(In thousands)	CAPITAL LEASE OBLIGATIONS
For the year ending December 31,
2018	$357
2019	357
2020	357
2021	357
2022	208

1,636
Less Amount Representing Interest at 9.0%	(300)

Present Value of Minimum Lease Payments Under Capital Lease	1,336
Less Current Maturities	(247)

Long Term Portion of Capital Lease Obligation	$1,089

Note 12. Income Taxes

The Company consists of a C Corporation and two limited liability companies (LLC’s) taxed as partnerships for federal income tax purposes. Consequently, not all of the Company’s operations are liable for federal and state income taxes, except to the extent that those LLC’s operate in states that tax partnerships. For the LLC’s, the income, deductions, credits, and other tax attributes of the Company flow to the members of the Company. However, the largest subsidiary of the Company is a C Corporation, which is subject to federal and state income taxes. In addition, the Company is subject to income tax in several foreign jurisdictions.

Note 12. Income Taxes (Continued)

The provision for income taxes during the years ended December 31, 2017 and 2016 includes the following:

	FOR THE YEAR ENDED DECEMBER 31,
(In thousands)	2017	2016
Current income tax provision:
U.S. federal	$—	$28
State	(247)	73
Foreign	(6,358)	10,377

Total current income tax (benefit) provision	(6,605)	10,478

Deferred income tax (benefit)/provision:
U.S. federal	5,965	(936)
State	188	113
Foreign	—	79

Total deferred income tax provision (benefit)	6,153	(744)

Total income tax (benefit)/provision	$(452)	$9,734

For the subsidiary that is classified as a C Corporation, the differences between the tax provisions at the statutory federal income tax rate and the effective tax rate is primarily due to state income taxes, changes in valuation allowances, interest and penalties on unrecognized tax benefits, tax credits and non-deductible items. In 2017, the Company benefitted from the reversal of certain foreign income taxes, partially offset by the reversal of foreign tax credits. In 2016, the Company placed a $4.0 million valuation allowance against certain of its deferred tax assets related to foreign tax credits. As of December 31, 2017 and 2016, the Company’s reconciliation from the U.S. Federal Income Tax Rate to its effective tax rate is as follows:

	AS OF DECEMBER 31,
	2017	2016
Statutory U.S. Federal tax rate	35.0%	35.0%

Increase (decrease) in tax rate resulting from:
State taxes—net of Federal benefit, including effect of rate change	(1.3)	1.4
Foreign Tax Provisions	(131.0)	118.2
Penalties	1.6	(1.6)
Foreign Tax Credits Utilized	(49.8)	(70.0)
Section 965 Dividend	169.8	—
Section 78 FTC Gross-up	21.0	—
Use of Prior Year U.S. NOL Carryover	(41.5)	—
Prior Year Subpart F Adjustment	—	(18.2)
Effect of Permanent Reinvestment of Controlled Foreign Corporation Earnings	—	(43.5)
TCJA Adjustments	(14.0)	—
Valuation Allowance	—	45.2
All Others, net	0.3	(2.0)

Effective tax rate	(9.9)%	64.5%

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was enacted. The TCJA revises the U.S. corporate income tax by, among other things, lowering the rate from 35% to 21% effective January 1, 2018, implementing a quasi-territorial tax system, and imposing a one-time tax on deemed repatriated earnings of non-U.S. subsidiaries. On

Note 12. Income Taxes (Continued)

January 12, 2018, the Financial Accounting Standards Board (FASB) acknowledged that private companies could apply the U.S. Securities and Exchange Commission’s (SEC) guidance in its Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118). SAB 118 describes three buckets in which items can be placed in accounting for the enactment of the TCJA. Items can be accounted for in one of three ways: (1) as if their accounting is complete, (2) as if the accounting for income tax effects is incomplete, but the company has a reasonable estimate, or (3) the accounting for the income tax effects is incomplete and the company does not have a reasonable estimate. For items in which the accounting is incomplete, but a reasonable estimate can be made, the accounting is provisional. For items in which a reasonable estimate cannot be made, then the accounting will be based on the tax law that existed immediately prior to the enactment of the TCJA.

In 2017, the Company recorded provisional tax benefits of $3.4 million related to the remeasurement of its net U.S. deferred tax liabilities to reflect the reduction in the corporate tax rate. The Company also recorded a provisional tax expense of $5.9 million related to tax on non-U.S. activities resulting from the TCJA, which was offset by foreign tax credits. The TCJA one-time repatriation tax liability effectively taxed the undistributed earnings previously deferred from U.S. income taxes. A reasonable estimate for the effects of the TCJA on what additional valuation allowance may need to be recognized or released for the Company’s $4.0 million valuation allowance for foreign tax credit carryforwards has not yet been determined for the reporting period and hence the tax laws in effect immediately prior to the TCJA will continue to be applied with respect to this item.

In accordance with SAB 118, the amounts recorded in 2017 related to the TCJA represent reasonable estimates based on the Company’s analysis to date and are considered to be provisional and subject to revision during 2018. Provisional amounts were recorded for the repatriation tax, the remeasurement of the Company’s 2017 U.S. net deferred tax liabilities and ancillary state tax effects. These amounts are considered to be provisional, as the Company continues to assess available tax methods and elections and refine its computations. In addition, further interpretive regulatory guidance related to the TCJA is expected to be issued in 2018 which may result in changes to the Company’s current estimates. As additional information on the ability to utilize the foreign tax credit carryforward is obtained, prepared, and analyzed appropriate adjustments will be made to record the impact of the TCJA to the valuation allowance. Any revisions to the estimated impacts of TCJA will be recorded when the computations are complete which is expected to be in 2018.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s deferred tax assets/(liabilities) at December 31, 2017 and 2016 are as follows:

	AS OF DECEMBER 31,
(In thousands)	2017	2016
Accruals not currently deductible for tax purposes	$176	$179
Tax loss carryforwards	65	—
Foreign Tax Credits	6,586	7,456
Valuation allowance for deferred tax assets	(4,000)	(4,000)
Fixed and intangible assets	166	58
Change in method of accounting	11	—
Prepaid expenses	(1,046)	—
Retention	(4,065)	—
All other items	(554)	(358)

Net deferred tax (liabilities) assets	$(2,661)	$3,335

As of December 31, 2017 and 2016 the Company did not have any gross federal net operating loss (“NOL”) carryforwards. As of December 31, 2017 and 2016, the Company had gross state NOL carryforwards totaling $1.3 million and $2.1 million, respectively; resulting in immaterial net state tax effected NOLs. State NOLs expire through 2036.

Note 12. Income Taxes (Continued)

The Company has $6.6 million in foreign tax credits that are set up as deferred tax assets as of December 31, 2017. The Company has placed a valuation allowance totaling $4.0 million on those deferred tax assets based on the Company’s best estimate of the realizability of those assets in future periods. The Company had $7.5 million in foreign tax credits with a $4.0 million valuation allowance as of December 31, 2016.

The Company is subject to accounting guidance related to certain tax positions which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. Under the guidance, a tax benefit from an uncertain tax position may be recognized only if it is “more-likely-than-not” that the position is sustainable based on technical merits.

	AS OF DECEMBER 31,
(In thousands)	2017	2016
Beginning of the year	$—	$—
Additions for tax positions of acquired entities	652	—

Unrecognized tax benefits	$652	$—

As of December 31, 2017, the Company’s reserves for uncertain tax positions totaled approximately $0.7 million, which are included as other long term obligations on the balance sheet as of December 31, 2017. The Company had no reserves for uncertain tax positions as of December 31, 2016. Significant judgment is required in determining the Company’s provision for income taxes and recording the related assets and liabilities. In the ordinary course of the Company’s business, there are transactions and calculations where the ultimate tax determination is uncertain.

The Company’s policy is to record interest and penalties related to unrecognized tax benefits in income tax expense. During 2017 and 2016, the Company did not recognize any interest and penalty adjustments relating to uncertain tax positions. The Company does not expect its reserve for unrecognized tax benefits to change significantly within the next twelve months. The Company is subject to federal and state income tax audits for the periods 2014 through 2017. The IRS is currently auditing Sallyport Global Holding Inc.’s 2015 tax return. No changes have been proposed to date. The Company is also subject to audit in various foreign jurisdictions. The Afghan tax office is currently examining the 2012-2015 tax returns for the branch office of Janus Global Operations LLC and Sallyport Global Services, Ltd., related to past security work in Afghanistan. There are no other significant state or foreign tax examinations that are currently on-going.

The Company has U.S. government contracts and commercial contracts in Iraq, Afghanistan, South Africa, and other countries. Contracts with the Department of Defense performed in Afghanistan are not taxable under Afghan tax law. Foreign governments may impose Alternative Minimum Taxes, which can create high tax rates relative to the earnings in those countries.

Foreign tax jurisdictions, particularly Afghanistan, have on-going examinations and re-examinations of previously filed and examined tax returns. Management relies on advisors in foreign jurisdictions and believes that the Company has complied with all documented tax laws of these jurisdictions. In situations where the local tax authorities have a difference of opinion on tax liability, the Company will record a provision based on the expected outcome, based on past experience and the input of local advisors. The combined financial statements include tax liability for foreign taxes. The provision is consistent with an expected outcome based on past experience, but past experience may not be a good predictor of future tax audit opinions. Therefore, while the Company has recorded the provision as accurately as possible, the actual amount due could be different. Management believes that adequate provisions have been made for income taxes as of December 31, 2017.

Note 13. Related Party Transactions

D.C. Capital Management Agreements

MBI, Sallyport’s parent, has entered into a management agreement with DC Capital whereby DC Capital is paid certain fees for general management, transactional, financial and other corporate advisory services for MBI and its subsidiaries. The aggregate annual management fee is $4.0 million, paid on a quarterly basis. In addition, each Company has agreed to reimburse DC Capital, promptly upon request, for all reasonable out-of-pocket fees and expenses incurred in the ordinary course of business by DC Capital in connection with DC Capital’s obligations under the management agreements. The Company was allocated approximately $1.0 million in both 2017 and 2016 pursuant to the DC Capital management agreement.

One of the Company’s offices is owned by a real estate group, with one of the Company’s officers having a minority interest in the real estate group. The total annual rent related to the office lease is $357,000 per year through July 2022. The lease is classified as a capital lease (See Note 11). Subsequent to year end, the officer is no longer employed by the Company.

Sallyport was a subsidiary of MBI during the years ended December 31, 2017 and 2016. MBI would allocate shared costs of consolidated MBI to Sallyport, including bank and debt related costs, legal and accounting professional fees, certain functional shared services and a portion of corporate management related costs, as well as transactions related to working capital. The related amounts due to or from Sallyport as of December 31, 2017 and 2016 related to such transactions are reflected on the balance sheet in the captions in “Related party receivable” and “Related party payable”.

Note 14. Commitments & Contingencies

Commitments

The Company has certain guarantees and indemnifications outstanding which could result in future payments to third parties. These guarantees generally result from the conduct of the Company’s business in the normal course.

The Company’s outstanding guarantees as of December 31, 2017 were as follows:

MAXIMUM UNDISCOUNTED FUTURE PAYMENTS
Performance and payment bonds*	$44.5
Standby letters of credit*:
Performance related	2.0
Leases and other related	0.1

*	These instruments require no associated liability on the Company’s Combined Balance Sheet.

The Company’s banks issue standby letters of credit (“LOCs”) on the Company’s behalf under the Credit Agreement as discussed more fully in the “Long-Term Debt and Borrowing Agreements” note. As of December 31, 2017, the majority of the balance of the Company’s outstanding LOCs was issued to serve as collateral for the Company’s insurance deductibles, performance on certain contracts, and leases. The insurance-related LOCs may be drawn upon in the event that the Company does not reimburse the insurance companies for the Company’s deductibles. These LOCs renew automatically on an annual basis unless either the LOCs are returned to the bank by the beneficiaries or the banks elect not to renew them.

Bonds are provided on the Company’s behalf by certain insurance carriers. The beneficiaries under these performance and payment bonds may request payment from the Company’s insurance carriers in the event that the Company does not perform under the project or if subcontractors are not paid. The Company does not expect any amounts to be paid under its outstanding bonds as of December 31, 2017. In addition, the Company believes that its bonding lines will be sufficient to meet its bid and performance bonding needs for at least the next year.

Note 14. Commitments & Contingencies (Continued)

Contingencies

The Company’s federal and state government contracts are subject to the U.S. Federal Acquisition Regulations (“FAR”). All contracts with federal, state and local public agencies are subject to periodic routine audits, which generally are performed by the DCAA or applicable state or local agencies. These agencies’ audits typically apply to the Company’s overhead rates, cost proposals, incurred government contract costs and internal control systems. During the course of its audits, the auditors may question incurred costs if they believe the Company has accounted for such costs in a manner inconsistent with the requirements of the FAR or the U.S. Cost Accounting Standards, and may recommend that certain costs be disallowed. Historically, the Company has not experienced significant disallowed costs as a result of these audits; however, management cannot provide assurance that future audits will not result in material disallowances of incurred costs. For certain cost-plus type contracts, the Company will invoice based on preliminary overhead rates; such rates are then adjusted to actual overhead rates through the audit process.

The Company provides reserves for contracts for which it believes its preliminary overhead rates are in excess of its actual overhead rates. In cases where the actual overhead rates are in excess of its preliminary overhead rates, the Company does not record any amounts associated with this incremental reimbursable amount until realized, as these types of contracts frequently have clauses that cast some doubt upon ultimate realization, such as funding limitations.

The Company’s cognizant audit agencies have not issued final audits for many of the preceding years. The Company does not expect the remaining audits to have a material effect on the combined financial statements.

Insurance coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract. The Company requires its insurers to meet certain minimum financial ratings at the time the coverages are placed; however, insurance recoveries remain subject to the risk that the insurer will be financially able to pay the claims as they arise. The Company is insured with respect to its workers’ compensation and general liability exposures subject to certain deductibles or self-insured retentions. Loss provisions for these exposures are recorded based upon the Company’s estimates of the total liability for claims incurred. Such estimates utilize certain actuarial assumptions followed in the insurance industry.

The Company is self-insured with respect to its primary medical benefits program subject to individual retention limits. As part of the medical benefits program, the Company contracts with national service providers to provide benefits to its employees for medical and prescription drug services. The Company reimburses these service providers as claims related to the Company’s employees are paid by the service providers.

The Company establishes reserves for insurance-related claims that are known and have been asserted against the Company, as well as for insurance-related claims that are believed to have been incurred but have not yet been reported to the Company’s claims administrators as of the respective balance sheet dates. The Company includes any adjustments to such insurance reserves in the Company’s combined results of operations.

Afaq Matter

In February 2013, Sallyport Global Services Ltd. (“SGS”), on the one hand, and Afaq, a Kuwaiti company owned by Iraqi nationals operating as a subcontractor for Sallyport, on the other hand, signed a memorandum of understanding (the “Afaq MOU”). The Afaq MOU outlined the terms of future joint cooperation, work sharing, and net-profit sharing in connection with seeking U.S. Air Force (“USAF”) contract awards for reconstruction and base operation services at certain Iraqi military air bases under the U.S. Foreign Military Sales (“FMS”) program.

Voluntary Disclosure to DDTC

On June 6, 2016, Sallyport Global Holdings, Inc. (“SGH”) submitted to the U.S. Directorate of Defense Trade Controls (the “DDTC”) a voluntary disclosure of potential violations relating to SGH’s failure to timely report the payment, offer or agreement to pay to Afaq fees for the solicitation or promotion or otherwise to secure the sale of defense articles or defense services to the government of Iraq, as required by Part 130 of the International Traffic in Arms Regulations (“ITAR”) related to the Afaq MOU. The voluntary disclosure also reported a failure by SGH’s former parent company, MBI, to include SGH in its 2014, 2015 and 2016 renewal ITAR registration statement.

Note 14. Commitments & Contingencies (Continued)

On May 17, 2017, SGH submitted to DDTC a supplement to its June 6, 2016 voluntary disclosure regarding potential inadvertent dealings with an unauthorized broker at least once while Afaq was engaged as its agent between 2013 and 2016. The potential violations occurred when a representative of Afaq was physically present in the United States and performing or offering certain services that appear to meet the definition of “brokering” in ITAR Section 129.2(b). The voluntary disclosure is still pending with DDTC.

Afaq Civil Claims under the MOU

Afaq has filed two separate civil actions against SGS in the Iraqi Court of First Instance for Commercial Claims in which it claimed that it was owed money under the Afaq MOU. The first action was filed in August 2016 seeking approximately $70 million in alleged damages, which the Iraqi Court of First Instance for Commercial Claims dismissed in October 2016 on formalities. Afaq filed a second action in January 2017 seeking approximately $90 million in alleged damages. On February 16, 2017, the Iraqi Court of First Instance for Commercial Claims issued a judgment dismissing Afaq’s second claim on formalities. On February 20, 2017, Afaq filed an appeal of the dismissal. On August 21, 2017, the Appeals Court of Baghdad issued an order reversing the dismissal by the Iraqi Court of First Instance for Commercial Claims of Afaq’s claim and holding that Afaq is owed approximately $56.1 million under the terms of the Afaq MOU. SGS timely filed an appeal of that order. On September 27, 2017, the Federal Cassation Court issued a decision vacating the Appeals Court of Baghdad’s decision and remitted the file back to the Appeals Court of Baghdad. On July 4, 2018, the Iraq Appeals Court of Baghdad issued a decision reinstating the holding of the Iraqi Court of First Instance for Commercial Claims, although for different reasons. The Iraq Appeals Court of Baghdad’s decision to dismiss the case was due to Afaq’s failure to present legal documentary evidence to support its performance under the MOU. To date, Afaq has not filed any additional motion or taken other action in the litigation.

In September 2018 the Extended Cassation Commission confirmed the decision of the Federal Cassation Court in favor of Sallyport. By this, the decision of the Federal Cassation court became final and not appealable.

DOJ Matter

In October 2016, an individual purporting to work in the Iraqi Ministry of Defense alleged in an unsolicited telephone call to Sallyport that Afaq, using its share of net profits, promised to pay Iraqi government officials in exchange for those officials naming Sallyport as a provider of services at the Balad Air Base under the Balad Construction Contract and the Balad Base Support Contract awarded in 2014.

In November 2016, Sallyport voluntarily disclosed to the US Department of Justice (“DOJ”) a potential violation of the Foreign Corrupt Practices Act (“FCPA”) and potentially other U.S. laws related to Sallyport’s relationship with Afaq. The USAF awarded Sallyport two such FMS contracts in early 2014 for work at Balad Air Base, Iraq. Afaq was also a subcontractor to the Company in separate subcontracts in Iraq unrelated to Balad.

Sallyport has engaged outside counsel and has cooperated, and continues to cooperate, with the DOJ’s investigation, which also considers whether Sallyport’s former management knew, or should have known, of the alleged promise of payments by Afaq to Iraqi government officials. The former management that negotiated and reviewed the Afaq MOU denies any such knowledge. At this point, we are unable to determine the likely outcome of the investigation.

Qui Tam Claims

The Company is subject to two “qui tam” claims. These are claims filed by members of the public under the False Claims Act in the name of the government. The claimants are permitted to receive a share of any recovery by the government. Once filed, the Department of Justice has the option to intervene in the suit. If the government does intervene, it will notify the company or person being sued that a claim has been filed.

RLB Qui Tam Claim.

Employees of MAKS, Inc. filed a qui tam action in the U.S. District Court for the District of Columbia against Janus (formerly Sterling Operations) and 18 current and former employees of Janus alleging False Claims Act violations. The basis of the claim is that Janus allegedly “stole” certain container units when it repossessed them from MAKS to complete the work. Therefore, the complaint alleged that Janus’ invoices to the government were fraudulent because Janus did not own the containers. The Company believes that this is a civil matter that was fully litigated in USDC and that there is no false claim. The Company has provided the government with documents pursuant to its subpoena. The Company cannot predict whether the government will intervene or the outcome of the proceeding whether or not the government intervenes.

Note 14. Commitments & Contingencies (Continued)

Griffis Qui Tam Claim

A former employee of Janus filed a qui tam action in May 2010 in the U.S. District Court for the Eastern District of Tennessee against Janus (formerly EODT) alleging numerous False Claims Act allegations including improper payment and invoicing of per diem to employees, FCPA violations and ITAR violations. In October 2017, the plaintiff filed an amended complaint after the government declined to intervene in connection with the original complaint. The Company has received a subpoena to provide the government with documents so that it can determine whether it wishes to intervene in connection with the amended complaint. The categories of documents that the Company has been requested to provide relate to the allegations in the original complaint although the Company cannot predict whether the outcome of its production will this time also result in a decision by the government to decline to intervene or the outcome of the proceeding whether or not the government intervenes.

PGI Arbitration

In January 2017, Patriot Group International, Inc. (“PGI”) initiated an arbitration proceeding against Janus after having terminated Janus as a subcontractor on an undisclosed U.S. Government contract. PGI alleges that Janus breached the terms of a Master Subcontract Agreement (“MSA”) between the parties by communicating directly with the U.S. federal government customer and allegedly positioning itself to receive the follow-on prime contract. PGI seeks $74.2 million in damages, most of which are anticipatory damages based on PGI’s expectation that it would not be awarded the follow-on contract because of the alleged actions of Janus while it was a PGI subcontractor. The lawsuit was dismissed on Janus’ motion and was referred to arbitration, as required by the subcontract. Janus has also filed a counterclaim with the arbitrator for unpaid invoices totaling $3.2 million plus ancillary damages. The arbitration panel has directed Janus to turn over documents related to the MSA, which will require the approval of the U.S. federal government customer as the majority of the documents are sensitive in nature. The U.S. federal government has reiterated its position that a government classification review is required before Janus produces any documents, and has provided that direction directly to PGI, through their contracting officer. PGI relayed that to the Panel, and the Panel has requested that the government provide their ruling and its justification directly to the Panel. The government has now done so, in a June 14, 2018 letter which has been provided to the Panel. The Panel has issued a schedule that places the trial date in late April 2019.

Coburn Matter

Stuart Coburn, a Janus employee working in Ramadi, Iraq, was killed when an improvised explosive device he was attempting to defuse exploded. Because the death was “terrorist related” and therefore unnatural, the responsible coroner in England and Wales has initiated an investigation into his death, which will conclude with an inquest. Janus is cooperating with the investigation. Mr. Coburn’s widow is entitled to receive approximately $2 million in Defense Base Act payments which AIG will accelerate if she signs a full release for Janus. Counsel for Mr. Coburn’s widow is reviewing the release documentation.

Voluntary Disclosures and Related Claims

Air Force OSI 2016

The Air Force Office of Special Investigations (“OSI”), acting on behalf of the DOD’s Inspector General, issued a subpoena, dated May 17, 2016, to SGH, requesting documents relating to labor charged by SGH under a U.S. Foreign Military Sales contract awarded to SGH by the U.S. Air Force in January 2014 for base support services at the Balad Air Base in Iraq. SGH is cooperating with the investigation, which SGH understands is focused on an allegation of labor mischarging by certain security personnel performing work at the Balad Air Base. SGH produced documents as part of the investigation, with the last production occurring in October 2016. The last communication that was received on this matter was on April 6, 2017 informing SGH that the matter was being transferred to a new Air Force Special Agent.

Air Force OSI 2017

The OSI, acting on behalf of the DOD’s Inspector General, issued a subpoena dated December 4, 2017 to SGH, requesting documents relating to SGH, MBI, and Velox Visa & Passport Services, LLC (“Velox”). SGH has cooperated and continues to cooperate with the investigation, which SGH understands is focused on visa processing fees. OSI is consulting with DOJ on the matter. DOJ called the counsel for SGH on August 16, 2018, and indicated that SGH may suspend document production, pending further guidance.

Note 14. Commitments & Contingencies (Continued)

DDTC Disclosure 2018

SGH submitted its final disclosure in August 2018, concluding after internal investigation that its activities in connection with the Petronas contracts did not constitute the unauthorized provision of defense or brokering services. At this time, DDTC has not yet provided any response.

In connection with its determination to submit the notification described, SGH terminated the agreements with Petronas due to concerns regarding the manner in which services were provided. Petronas has drawn down $1.2 million under letters of credit that Sallyport provided as performance guarantees in respect of damages that they claim they have suffered. SGH and Petronas are conducting settlement negotiations with respect to the amount of damages. Any claim that Petronas has would be subject to arbitration pursuant to the terms of the agreements if a settlement is not reached.

Based upon the current information available to the Company, the Company does not believe that the outcome of these inquiries will have a material adverse effect on its results of operations or financial position.

Other Proceedings

The Company is and, from time to time, the Company may become, involved in other legal proceedings or be subject to other claims arising in the ordinary course of its business. The Company is not presently a party to any legal proceedings that in the opinion of its management, if determined adversely to the Company, would individually or taken together have a material adverse effect on its business, results of operations and financial condition.

Note 15. Foreign Currency Risk

The Company, through its Janus acquisition, incurs foreign currency risk on purchases and sales that are denominated in a currency other than the United States dollar. The currencies giving rise to the risk are primarily the South African Rand, the Nigerian Naira, and the Libyan Dinar. Most contracts are negotiated in U.S. dollars; however, Nigerian and South African contracts are generally paid in the local currency. Payments for goods and services requiring foreign currency are negotiated in their respective foreign currency as practicable. The impact of currency exchange rate movement can be positive or negative in any given period. The amounts of net foreign currency gains (losses) included in the Combined Statements of Operations are approximately $0.1 million for 2017.

Note 16. Supplemental Disclosures of Cash Flow Data

The following table is provided as a supplement to the Company’s indirect-method statement of cash flows:

	FOR THE YEAR ENDED DECEMBER 31,
(In thousands)	2017	2016
Income taxes paid	134	11,371
Interest paid	8,880	8,571

Note 17. Subsequent Events

March 22, 2018, DC Capital completed the acquisition of Comprehensive Health Services, Inc. (“CHS”), to add complimentary and synergistic lines of business to the Company’s other business holdings. Per the purchase agreement, the purchase price of CHS was $127.5 million. The purchase price was subject to a net working capital adjustment, which resulted in an additional payment of $3.9 million in August 2018.

CHS is one of the largest and most experienced providers of workforce medical services in the United States. CHS’s medical and humanitarian services offerings provide a variety of solutions, including turnkey medical exam management to clients with large, dispersed workforces, such as the U.S. federal government and commercial companies; global medical services in domestic and international locations for U.S. federal government clients; medical readiness and response consisting of on-site medical care, health screening and emergency services and domestic medical rapid response delivery, including forward deployed medical teams, shelters, aid stations, and testing labs. CHS is headquartered in Cape Canaveral, Florida.

Note 17. Subsequent Events (Continued)

On March 22, 2018, DC Capital acquired Project Time & Cost, LLC (PT&C) to add complimentary and synergistic lines of business to the Company’s other business holdings. Per the purchase agreement, the purchase price was approximately $27.5 million, with additional contingent consideration of $5 million. Of the purchase price, $2.0 million has been retained as a holdback provision to settle indemnity obligations of PT&C. Of the $5 million of contingent consideration, $2.5 million is based on the business achieving a targeted amount of gross margin for the calendar year 2018, and $2.5 million is based on the business achieving a targeted amount of gross margin for the calendar year 2019. If the contingent consideration is earned, it is payable once the independent audit reports for the respective calendar years are complete.

PT&C is a leading program management and construction management firm, delivering professional, independent cost estimating and project/construction management expertise to ensure completion of milestone requirements, successful funding, and execution of high-visibility programs and projects. PT&C is headquartered in Atlanta, Georgia.

On August 14, 2018, a merger of Sallyport, Janus, CHS and PT&C into the Company was completed. As part of the transaction, the equity of Janus, PT&C, and CHS was contributed to the Company in exchange for equity in Caliburn Holdings, LLC, the Company’s parent. In addition, Michael Baker International exchanged its interest in the Company in exchange for $104 million of cash and equity in Caliburn Holdings, LLC.

On August 14, 2018, the Company refinanced all of its existing debt to facilitate the merger transaction by entering into a $380 million term loan and a $75 million revolving credit facility with a consortium of financial institutions. The new debt agreement provides for a five-year term, and bears interest at LIBOR or a Base Rate plus a spread based on the Company’s net leverage ratio. The term loan begins to amortize quarterly beginning on December 31, 2018, and the debt structure contains normal and customary financial covenants, including a maximum consolidated net leverage ratio and a minimum fixed charge coverage ratio.

The Company has evaluated subsequent events for disclosure and recognition through August 24, 2018, the date the financial statements were available to be issued. The Company did not have any additional subsequent events requiring disclosure.

Note 18. Recent Accounting Pronouncements

The Company qualifies as an emerging growth company pursuant to the provisions of the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. The Company has elected to use this extended transition period. As a result of this election, the Company’s timeline to comply will in many cases be delayed as compared to other public companies that are not eligible to take advantage of this election or have not made this election. Therefore, the Company’s financial statements may not be comparable to those of companies that comply with the public company effective dates for these standards.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updates (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) with amendments in 2015 (ASU 2015-14) and 2016 (ASU 2016-10, ASU 2016-08, ASU 2016-12). The updated standard is a new comprehensive revenue recognition model that requires revenue to be recognized in a manner that depicts the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. The guidance also requires disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. In July 2015, the FASB voted to approve the deferral of the effective date of ASU 2014-09 by one year. Therefore, ASU 2014-09 will become effective for annual reporting periods beginning after December 31, 2018, using either of two methods: (a) retrospective to each prior reporting period presented with the option to elect certain practical expedients as defined within ASU 2014-09; or (b) retrospective with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application and providing certain additional disclosures as defined in ASU 2014-09. The Company is currently evaluating the impact the adoption of this guidance will have on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (FASB Topic 842). ASU 2016-02 amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance

Note 18. Recent Accounting Pronouncements (Continued)

sheets and making targeted changes to lessor accounting. The new guidance will be effective for private entities for annual periods beginning after December 15, 2019 and interim periods therein. Early adoption of ASU 2016-02 as of its issuance is permitted. The new leases standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the methods and impact of adopting the new leases standard on the consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance on how certain cash receipts and cash payments should be presented and classified in the statement of cash flows with the objective of reducing existing diversity in practice with respect to these items. ASU 2016-15 is effective for annual periods, and interim periods within those years, beginning after December 15, 2018. ASU 2016-15 will be effective for the Company on January 1, 2019 and early adoption is permitted. ASU 2016-15 requires a retrospective transition method. However, if it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. This standard will not have a material impact on the Company’s consolidated results of operations or financial position. The Company is currently evaluating the impact the adoption of this guidance will have on its statement of cash flows.

In January 2017, the FASB has issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the manner in which an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. In computing the implied fair value of goodwill under Step 2, an entity, prior to the amendments in ASU 2017-04, had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities, including unrecognized assets and liabilities, in accordance with the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. However, under the amendments in this ASU, an entity should (1) perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and (2) recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, with the understanding that the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, ASU 2017-04 removes the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails such qualitative test, to perform Step 2 of the goodwill impairment test. ASU 2017-04 will be effective for the Company on January 1, 2022 and early adoption is permitted. The Company is currently evaluating the impact the adoption of this guidance will have on its goodwill impairment tests.

In January 2017, the FASB has issued ASU 2017-01, Business Combinations (Topic 805)—Clarifying the Definition of a Business. ASU 2017-01 clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the current implementation guidance in Topic 805, there are three elements of a business: inputs, processes and outputs. While an integrated set of assets and activities (collectively, a “set”) that is a business usually has outputs, outputs are not required to be present. Additionally, all of the inputs and processes that a seller uses in operating a set are not required if market participants can acquire the set and continue to produce outputs. The amendments in ASU 2017-01 provide a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If, however, the screen is not met, then the amendments in this ASU (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. Finally, the amendments in this ASU narrow the definition of the term “output” so that the term is consistent with the manner in which outputs are described in Topic 606. ASU 2017-01 will be effective for the Company on January 1, 2019. The Company does not expect ASU 2017-01 to have a material effect on its consolidated financial statements.

CALIBURN HOLDINGS, LLC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet—Unaudited

(In thousands)

ASSETS	AS OF SEPTEMBER 30, 2018
Current Assets
Cash and cash equivalents	$20,441
Accounts receivable, net	215,793
Other current assets	22,934

Total current assets	259,168

Property, plant and equipment, net	13,977
Goodwill	220,004
Other intangible assets, net of accumulated amortization	108,989
Deferred tax asset	5,333
Other long-term assets	11,553

Total assets	$619,024

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Revolving credit facility	$32,000
Current maturities of long-term debt	16,892
Accounts payable	57,276
Accrued salaries and leave	27,765
Accrued contingent consideration	2,154
Deferred revenue	1,965
Related Party Payable	1,555
Other accrued expenses and other current liabilities	34,885
Income taxes payable	6,812

Total current liabilities	181,304

Long-Term Liabilities
Long term debt, net of debt issuance costs and discount	353,246
Other long-term liabilities	1,939

Total liabilities	536,489

Members’ Equity
Members’ equity	91,434
Accumulated deficit	(8,799)
Accumulated other comprehensive income (loss)	(160)

Total Caliburn Holdings, LLC members’ equity	92,866
Noncontrolling interests	60

Total members’ equity	82,535

Total liabilities and members’ equity	$619,024

See the notes to the Condensed Consolidated Financial Statements.

CALIBURN HOLDINGS, LLC AND SUBSIDIARIES

Condensed Consolidated Statements of Operations—Unaudited

(In thousands)

	FOR THE NINE MONTHS ENDED
	SEPTEMBER 30, 2018	SEPTEMBER 30, 2017
Revenue	$591,051	$268,813
Cost of revenue (exclusive of depreciation shown separately below)	471,902	231,816

Gross profit	119,149	36,997
Operating expenses:
Indirect expenses	74,005	29,655
Depreciation and amortization	25,853	2,288

Operating income	19,291	5,054
Interest expense, net	(21,845)	(6,407)
Loss on extinguishment of debt	(5,182)	—
Other income/(expense), net	1,390	(162)

Loss before provision for income taxes	(6,346)	(1,515)
Benefit from income taxes	(4,258)	(878)

Net loss	(2,088)	(637)
Less: Loss attributable to non-controlling interests	(230)	(38)

Net loss attributable to Caliburn Holdings, LLC	$(1,858)	$(599)

See the notes to the Condensed Consolidated Financial Statements.

CALIBURN HOLDINGS, LLC AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Loss—Unaudited

(In thousands)

	FOR THE NINE MONTHS ENDED
	SEPTEMBER 30, 2018	SEPTEMBER 30, 2017
Net Loss	$(2,088)	$(637)

Other Comprehensive Loss, Net of Taxes
Foreign currency translation adjustment	(27)	—

Total Other Comprehensive Loss, Net of Taxes	(27)	—

Comprehensive loss	(2,115)	(637)
Less: Comprehensive loss attributable to noncontrolling interests	(230)	(38)

Comprehensive loss attributable to Caliburn Holdings, LLC	$(1,885)	$(599)

See the notes to the Condensed Consolidated Financial Statements.

CALIBURN HOLDINGS, LLC AND SUBSIDIARIES

Condensed Consolidated Statements of Members’ Equity—Unaudited

(In Thousands)

	MEMBERS’ EQUITY	RETAINED EARNINGS / ACCUMULATED DEFICIT	ACCUMULATED OTHER COMPREHENSIVE LOSS	NONCONTROLLING INTERESTS	TOTAL MEMBERS’ EQUITY
Balance, December 31, 2016	$15,058	$9,291	$—	$255	$24,604

Member Contributions	—	—	—	20	20
Net loss	—	(599)	—	(38)	(637)

Balance, September 30, 2017	$15,058	$8,692	$—	$237	$23,987

Balance, December 31, 2017	$89,715	$(4,338)	$(133)	$290	$85,534

Member Contributions	62,500	—	—	—	62,500
Subscription Receivable	(12,500)	—	—	—	(12,500)
Net Loss	—	(1,858)	—	(230)	(2,088)
Other Comprehensive Loss	—	—	(27)	—	(27)
Distributions	(45,000)	(2,603)	—	—	(47,603)
Settlement of Related Party Balances	(3,281)	—	—	—	(3,281)

Balance, September 30, 2018	$91,434	$(8,799)	$(160)	$60	$82,535

See the notes to the Condensed Consolidated Financial Statements.

CALIBURN HOLDINGS, LLC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows—Unaudited

(In thousands)

	FOR THE NINE MONTHS ENDED
	SEPTEMBER 30, 2018	SEPTEMBER 30, 2017
Cash Flows from Operating Activities
Net loss from continuing operations before noncontrolling interests	$2,088	$(637)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	25,853	2,288
Amortization of deferred financing costs and debt discount	1,342	411
Deferred income tax expense	(7,681)	(1,140)
Loss on early extinguishment of debt	5,182	—
(Gain)/loss on fair value adjustment to accrued contingent consideration	(9,119)	—
(Gain)/loss on disposal of property, plant and equipment	—	113
Changes in assets and liabilities, net of acquisitions:
Decrease in receivables and net unbilled revenues	92,647	5,414
Increase in other net assets	(14,699)	976
Decrease in accounts payable	(7,147)	(29,736)
(Decrease) increase in accrued expenses	(21,517)	(2,410)
(Increase)/decrease in related party receivable	488	(4,939)

Net cash provided by (used in) operating activities	61,111	(29,660)

Cash Flows from Investing Activities
Cash portion of acquisitions, net of cash acquired	(154,669)	—
Additions to property, plant and equipment	(2,381)	(940)
Purchase of intangible asset	—	(1,410)
Proceeds from sale of property, plant and equipment	—	4

Net cash used in investing activities	(157,050)	(2,346)

Cash Flows from Financing Activities
Borrowings (Payments) on revolving credit facilities, net	11,000	31,504
Proceeds from issuance of term loans	472,750	—
Repayment of term loans	(373,627)	—
Debt issuance costs	(11,654)	—
Members contributions	50,000	20
Distributions	(47,603)	—

Net cash provided by financing activities	100,866	31,524

Net increase/(decrease) in cash and cash equivalents	4,927	(482)
Cash and cash equivalents, beginning of period	15,514	11,800

Cash and cash equivalents, end of period	$20,441	$11,318

See the notes to the Condensed Consolidated Financial Statements.

CALIBURN HOLDINGS, LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 1. Description of Business and Basis of Presentation

Caliburn Holdings, LLC, (“Company”) offers a comprehensive range of innovative services and solutions in support of the United States (“U.S.”) federal government, foreign allied governments, and commercial clients. The Company provides logistics and full life-cycle support solutions with capabilities that include rapid response and expeditionary facilities, operations, maintenance and repair, life support, classified engineering, fire and emergency services, risk management and environmental services. It has successfully provided services in more than 25 locations across the Middle East, Central Asia and North Africa and has successfully completed more than 100 programs in the past decade for a wide range of customers, including U.S. government agencies and Fortune 500 commercial customers.

The Company was formed in October 2017 by DC Capital Partners (DC Capital). The companies that currently comprise Sallyport Logistics and Securities, LLC and its wholly owned subsidiaries (Sallyport) were acquired by DC Capital in 2008 and 2011. On December 15, 2017, DC Capital acquired Janus ESOP Holdings, LLC and its wholly owned subsidiaries (Janus). As discussed more fully in Note 2, on March 22, 2018, DC Capital acquired Comprehensive Health Services, Inc. (CHS) and Project Time & Cost, LLC (PT&C) from two separate, unaffiliated sellers. On August 14, 2018, a merger of Sallyport, Janus, CHS and PT&C into the Company was completed. As part of the transaction, the equity of Janus, PT&C, and CHS was contributed to the Company in exchange for equity in the Company. In addition, Michael Baker International exchanged its interest in the Company for $104 million of cash, which was used to repay the Company’s allocated portion of Michael Baker International’s debt, as well as equity in the Company. This agreement was subject to an adjustment provision, resulting in an additional $1.6 million payable to Michael Baker International as part of this transaction. This additional amount is expected to be paid in November 2018.

As Sallyport, Janus, CHS and PT&C were majority owned by the same party prior to the merger transaction, the merger resulted in a merger of entities under common control. The results of operations of Janus, CHS and PT&C are included in the consolidated financials from the respective dates at which they came under common control, applied retrospectively.

Sallyport was a wholly-owned subsidiary of Michael Baker International, LLC (MBI) until the merger transaction on August 14, 2018. Separate financial statements had not historically been prepared for Sallyport. The financial information of Sallyport has been derived from MBI’s historical accounting records and is prepared on a stand-alone basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These condensed consolidated financial statements included the financial position, results of operations and cash flows from Sallyport. The historical financial position, results of operations and cash flows of Sallyport presented in these condensed consolidated financial statements may not reflect what they would have been had Sallyport actually been an independent stand-alone entity during the periods presented, nor are they necessarily indicative of Sallyport’s future results of operations, financial position or cash flows. The condensed consolidated financial statements include all revenues and costs directly attributable to Sallyport and an allocation of expenses related to certain MBI corporate functions. These expenses have been allocated to Sallyport based on direct usage or benefit where identifiable, with the remainder charged pro rata based on applicable measure of revenues, cost of revenues, headcount, fixed assets, square footage or other relevant measures. Transactions between Sallyport and MBI have been included in these condensed consolidated financial statements. In conjunction with the merger transaction, the Company recorded a net reduction to equity of $3.3 million during the year-to-date period ended September 30, 2018 to record the settlement of outstanding payables and receivables with MBI.

The accompanying unaudited condensed consolidated financial statements and notes have been prepared by the Company in accordance with GAAP for interim financial reporting. Accordingly, they do not include all the information and related notes that would normally be required by GAAP for audited financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited combined financial statements in the Company’s Annual Financial Statements for the year ended December 31, 2017. The accompanying unaudited condensed consolidated financial statements include all adjustments (of a

Note 1. Description of Business and Basis of Presentation (Continued)

normal and recurring nature) that management considers necessary for a fair statement of financial information for the interim periods. Interim results are not necessarily indicative of the results that may be expected for the remainder of the year ending December 31, 2018.

Note 2. Business Acquisitions

On March 22, 2018 (“Acquisition Date”), DC Capital completed the acquisition of Comprehensive Health Services, Inc. (“CHS”), to add complimentary and synergistic lines of business to the Company’s other business holdings. Per the purchase agreement, the purchase price of CHS was $127.5 million. The purchase price was subject to a net working capital adjustment, which resulted in an additional payment of $3.9 million in August 2018.

CHS is one of the largest and most experienced providers of workforce medical services in the United States. CHS’s medical and humanitarian services offerings provide a variety of solutions, including turnkey medical exam management to clients with large, dispersed workforces, such as the U.S. federal government and commercial companies; global medical services in domestic and international locations for U.S. federal government clients; medical readiness and response consisting of on-site medical care, health screening and emergency services and domestic medical rapid response delivery, including forward deployed medical teams, shelters, aid stations, and testing labs. CHS is headquartered in Cape Canaveral, Florida.

The following table summarizes the components of the purchase consideration transferred for CHS as of the Acquisition Date:

Cash	$127,500
Working Capital adjustment due to Seller	3,885

Total Purchase Consideration	$131,385

The following table summarizes the allocation of estimated fair values of net assets acquired associated with the CHS acquisition:

Tangible Assets Acquired
Cash	$1,684
Accounts Receivable	32,478
Prepaid and Other Assets	3,483
Fixed Assets	6,135

Intangible Assets Acquired
Customer Related	21,078
Marketing Related	4,570
Contract Related	17,114
Technology Related	9,358
In Process Research & Development	80

Less:
Liabilities Assumed
Accounts payable	(2,172)
Other accrued liabilities	(13,682)

Net Assets Acquired	80,126

Goodwill	51,259

Total Purchase Consideration	$131,385

Note 2. Business Acquisitions (Continued)

On March 22, 2018, DC Capital acquired Project Time & Cost, LLC (PT&C) to add complimentary and synergistic lines of business to the Company’s other business holdings. Per the purchase agreement, the purchase price was approximately $27.5 million, with additional contingent consideration of $5 million. Of the purchase price, $2 million has been retained as a holdback provision to settle indemnity obligations of PT&C. Of the $5 million of contingent consideration, $2.5 million is based on the business achieving a targeted amount of gross margin for the calendar year 2018, and $2.5 million is based on the business achieving a targeted amount of gross margin for the calendar year 2019. If the contingent consideration is earned, it is payable once the independent audit reports for the respective calendar years are complete.

PT&C is a leading program management and construction management firm, delivering professional, independent cost estimating and project/construction management expertise to ensure completion of milestone requirements, successful funding, and execution of high-visibility programs and projects. PT&C is headquartered in Atlanta, Georgia.

The following table summarizes the components of the purchase consideration transferred for PT&C as of the Acquisition Date:

Cash	$25,418
Escrow Payable to Seller	2,000

Total Purchase Consideration, Excluding Contingent Consideration	27,418
Fair value of Contingent Consideration	2,154

Total Purchase Consideration	$29,572

The following table summarizes the allocation of estimated fair values of net assets acquired associated with the PT&C acquisition:

Tangible Assets Acquired
Cash	$450
Accounts Receivable	6,310
Prepaid and Other Assets	437
Fixed Assets	455

Intangible Assets Acquired
Customer Related	6,398
Marketing Related	824

Less:
Liabilities Assumed
Accounts payable	(604)
Other accrued liabilities	(2,090)

Net Assets Acquired	12,180

Goodwill	17,394

Total Purchase Consideration	$29,572

Transaction costs associated with the CHS and PT&C acquisitions of approximately $3.2 million were expensed as incurred. These costs were recorded in the Consolidated Statements of Operations in “Indirect expenses”.

Note 2. Business Acquisitions (Continued)

The Company has accounted for these acquisitions as business combinations. This method requires, among other items, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the Acquisition Date. The estimated fair values were based on management’s judgment after evaluating several factors, using facts and information that existed at the Acquisition Date. The Company evaluates and adjusts the fair value of its contingent consideration liabilities, as necessary, on a quarterly basis. As part of this evaluation, the Company recorded an adjustment in Indirect Expenses on its Condensed Consolidated Statement of Operations to reduce the fair value of contingent consideration related to a prior acquisition by $9.1 million in the year-to-date period ended September 30, 2018 based on a probability weighted assessment of the likelihood of achieving the contingent consideration criteria.

The results of operations for CHS and PT&C are included in the Company’s Condensed Consolidated Statement of Operations for the period March 23, 2018 through September 30, 2018, while Janus is included in the financial statements for the entire year-to-date period ended September 30, 2018. Janus is not included in the results for the year-to-date period ended September 30, 2017, as it was acquired in December 2017. CHS contributed revenues of $161.5 million and operating income of $8.8 million (including $3.9 million in acquisition related amortization of intangible assets and $3.2 million in transaction costs) in 2018. PT&C contributed revenues of $17.7 million and operating income of $1.8 million (including $1.3 million in acquisition related amortization of intangible assets) in 2018. Janus contributed revenues of $167.1 million and operating income of $4.6 million (including $16.0 million in acquisition related amortization of intangible assets) in 2018.

The unaudited pro-forma financial information summarized in the following table gives effect to the Janus, CHS and PT&C acquisitions and assumes that they occurred on January 1st of 2017:

	AS OF SEPTEMBER 30,
(In thousands)	2018	2017
Revenues	$631,176	$586,089
Operating income	31,357	24,592

The pro-forma financial information does not include any costs related to the acquisitions. In addition, the pro-forma financial information does not assume any impacts from revenue, cost or other operating synergies that are expected as a result of the acquisitions. Pro-forma adjustments have been made to reflect amortization of the identifiable intangible assets for the related periods. Identifiable intangible assets are being amortized on a basis approximating the economic value derived from those assets. The unaudited pro-forma financial information is not necessarily indicative of what the Company’s results would have been had the acquisitions been consummated on such dates or projected results of operations for any future period.

Note 3. Fair Value Measurement

The following tables present the Company’s carrying value and fair value for its financial debt instruments as of September 30, 2018:

	AS OF SEPTEMBER 30, 2018
(In thousands)	CARRYING VALUE	FAIR VALUE
Revolving credit facilities	$32,000	$32,000
Term Loan	380,000	380,000

The carrying amount of the Revolving Credit Facility and the Term Loan as of September 30, 2018 approximate fair value due to the applicable interest rates being comparable to those available in the marketplace.

Note 4. Goodwill and Intangible Assets

Changes to goodwill during the year-to-date period consists of the following:

(In thousands)
GOODWILL	TOTAL
Balance, December 31, 2017	$151,351

Acquisition of CHS	51,259
Acquisition of PT&C	17,394

Balance, September 30, 2018	$220,004

The Company’s goodwill balance is not being amortized and goodwill impairment evaluations are being performed at least annually. No goodwill impairment charges were required in connection with this evaluation in 2017 and no triggering events have occurred in 2018 requiring the Company to evaluate its goodwill balance.

Changes to other intangible assets during the year-to-date period consists of the following:

(In thousands)
Balance, December 31, 2017	$71,156

Plus: CHS Acquisition	52,200
Plus: PT&C Acquisition	7,222
Less: Amortization	(21,589)

Balance, September 30, 2018	$108,989

The following tables summarize the Company’s other intangible assets balance as of September 30, 2018:

(In thousands)	ACQUISITION DATE FAIR VALUE	ACCUMULATED AMORTIZATION	CARRYING VALUE
September 30, 2018
Customer Related	$53,684	$(11,177)	$42,507
Marketing Related	13,672	(2,537)	11,135
Contract Related	53,619	(7,524)	46,095
Technology Related	9,358	(985)	8,373
In Process Research & Development	80	—	80
License	1,410	(611)	799

Total	$131,823	$(22,834)	$108,989

The identifiable intangible assets with finite lives are being amortized on a basis approximating the economic value derived from these assets and will be fully amortized as disclosed in the following amortization table.

Estimated future amortization expense for other intangible assets as of September 30, 2018 is as follows:

(In thousands)
Three months ended December 31, 2018	$8,163
Fiscal year 2019	23,122
Fiscal year 2020	22,877
Fiscal year 2021	19,687
Fiscal year 2022	14,880
Fiscal year 2023 and thereafter	20,260

Other Intangible Assets, net of Accumulated Amortization	$108,989

Note 5. Long-Term Debt and Borrowing Agreements

The following is a summary of outstanding debt and borrowing agreements as of September 30, 2018:

(In thousands)	AS OF SEPTEMBER 30, 2018
Long-term debt:
Revolving credit facility	$32,000
Term Loan	380,000

Total debt	412,000
Unamortized debt issuance cost	(9,862)

Total debt, net	$402,138

On August 14, 2018, the Company refinanced all of its existing debt to facilitate the merger transaction by entering into a $380 million term loan (Term Loan) and a $75 million revolving credit facility (Revolving Credit Facility) with a consortium of financial institutions, with Bank of America Merrill Lynch as the administrative agent. The new debt agreement provides for a five-year term through August 14, 2023, and bears interest at LIBOR plus 250 to 325 basis points or base rate plus 150 to 225 basis points, with the applicable spread based on the Company’s net leverage ratio. The term loan begins to amortize quarterly beginning on December 31, 2018, and the debt structure contains normal and customary financial covenants, including a maximum consolidated net leverage ratio and a minimum fixed charge coverage ratio. The Credit Agreement is secured by substantially all of the Company’s assets. The interest rate at September 30, 2018 on the Term Loan was 5.5%, while the interest rates on the LIBOR-based borrowings of $25.0 million and Base Rate Borrowings of $7.0 million on the Revolving Credit Facility were 5.3% and 7.5%, respectively, with a 0.40% interest rate on the unused portion. As of September 30, 2018, the outstanding balance on the Revolving Credit Facility was $32.0 million, while $380 million was outstanding on the Term Loan.

The Company is accounting for loan origination fees totaling approximately $10.1 million as an offset to the debt liability on the Consolidated Balance Sheet which are amortized as interest expense over the life of the loan. Deferred financing fees of $2.9 million associated with the revolving credit facility are recorded in “Other long-term assets” on the Consolidated Balance Sheet, and are being amortized on a straight-line basis over the life of the Revolving Credit Facility. The Company incurred a loss on extinguishment of debt of $5.2 million related to the refinancing.

In connection with the Michael Baker International (MBI) debt refinancing that occurred on November 21, 2017, MBI, Sallyport’s parent, entered into a term loan (MBI Term Loan) and a revolving credit facility (MBI Revolver). The MBI Term Loan, entered into with Jefferies Finance LLC, acting as agent, provided MBI with senior secured financing of $250.0 million of term loans through November 21, 2022. Borrowings bore interest at a rate equal to either (a) LIBOR plus 4.50% or (b) Base Rate plus 3.50%. The MBI Term Loan was repayable in equal consecutive quarterly installments of 0.25% of the aggregate principal amount of the initial term loans on the first business day following the end of each fiscal quarter of MBI, commencing with the first full fiscal quarter beginning after the closing date, and for each fiscal quarter of MBI thereafter, with the remaining balance payable in full at maturity. Such quarterly payments may be reduced from time to time as a result of mandatory prepayments.

The MBI Revolver, entered into with a consortium of financial institutions, provides MBI and its subsidiaries with up to $110.0 million of an asset-based revolving credit facility through May 21, 2022, subject to a borrowing base of eligible billed and unbilled receivables as defined by the MBI Revolver. The MBI Revolver includes a $10.0 million swing line facility and a $30.0 million sublimit for the issuance of letters of credit (“LOC”). The MBI Revolver was secured by substantially all of MBI’s assets, including the assets of Sallyport. The MBI Revolver provides pricing options for MBI and its subsidiaries to borrow at (i) the higher of the bank’s prime interest rate, the Federal Funds Rate plus 0.50% and LIBOR plus 1.0%, or (ii) LIBOR in each case plus an applicable margin determined by MBI’s

Note 5. Long-Term Debt and Borrowing Agreements (Continued)

quarterly average undrawn availability under the MBI Revolver as a ratio of the total availability under the MBI Revolver. The MBI Revolver also contains usual and customary covenants for a credit facility. The MBI Revolver requires MBI to meet minimum fixed charge coverage ratio covenants in periods where the Company has less than $10 million of availability as defined under the MBI Revolver on any given day or less than 12.5% of total availability for a period of five consecutive business days, and until availability has been equal to or greater than $15.0 million for a period of 30 consecutive days. The MBI Revolver also contains usual and customary provisions regarding acceleration. In the event of certain defaults by MBI and its subsidiaries under the MBI Revolver, the lenders will have no further obligation to extend credit and, in some cases, any amounts owed by MBI and its subsidiaries under the MBI Revolver will automatically become immediately due and payable. The Company repaid its allocation of the MBI Revolver as part of the August 14, 2018 refinancing.

On December 15, 2017, Janus entered into a multi-bank revolving line of credit facility (“Janus Revolving Credit Facility”) with Bank of America (the “Bank”), as Administrative Agent and Collateral Agent. The credit facility provided up to a $25.0 million line of credit, subject to adjusted EBITDA (earnings before interest, taxes, depreciation and amortization); leverage caps; fixed charge ratios; and included a sub-limit for Letters of Credit in the maximum amount of $5.0 million. This credit facility was a five-year revolving facility, with a maturity date of December 15, 2022, and had a variable interest rate based on Janus’ leverage ratio of EBITDA to Funded Debt (as defined in the agreement). The interest rate when borrowing was LIBOR plus 275 to 375 basis points and the rate on the unused portion of the facility was 25 to 50 basis points. The credit facility was secured by the assets of Janus. The Janus Revolving Credit Facility was repaid and terminated as part of the August 14, 2018 refinancing.

On December 15, 2017, Janus entered into a multi-bank promissory note agreement (“Janus Note Payable”) with Bank of America as the administrative agent for $67.5 million. The Janus Note Payable was scheduled to mature on December 15, 2022, with scheduled principal payments due quarterly with amounts ranging from approximately $1.3 million to $2.5 million, with a balloon payment of approximately $27.8 million due on December 15, 2022. The variable interest rate was LIBOR plus 275 to 375 basis points based on the Company’s leverage ratio of EBITDA to Funded Debt (as defined in the agreement). Interest payments were due monthly. This note was also secured by the assets of Janus and subject to financial covenants. The Janus Note Payable was repaid and terminated as part of the August 14, 2018 refinancing.

On December 15, 2017, Janus also entered into a subordinated note agreement with RGA Reinsurance Company, and United Insurance Company of America, to provide $38.5 million of debt. The terms of the note were interest only payments at a fixed rate of 11% during the life of the note. The maturity date for the subordinated debt was June 15, 2023. The subordinated debt agreement was repaid and terminated as part of the August 14, 2018 refinancing.

On March 22, 2018, the parent of CHS and PT&C entered into a multi-bank revolving line of credit facility (“CHS Revolving Credit Facility”) and term loan (“CHS Term Loan”) with Suntrust Bank (“Suntrust”), as Administrative Agent. The CHS Revolving Credit Facility provided up to a $17.3 million line of credit, subject to customary terms; and included a sub-limit for Letters of Credit in the maximum amount of $5.0 million. The CHS Term Loan provided for $92.8 million, with quarterly amortization of the debt ranging from $1.2 million to $2.9 million, with the remainder due at maturity. The CHS Revolving Credit Facility and CHS Term Loan had a maturity date of March 22, 2023 and had a variable interest rate based on a combined CHS and PT&C leverage ratio (as defined in the agreement). The interest rate when borrowing was LIBOR plus 275 to 375 basis points or prime plus 175 to 275 basis points, and the rate on the unused portion of the facility was 25 to 50 basis points. The credit facility was secured by the assets of CHS and PT&C. The CHS Revolving Credit Facility and CHS Term Loan were repaid and terminated as part of the August 14, 2018 refinancing.

Note 5. Long-Term Debt and Borrowing Agreements (Continued)

Maturities of long-term debt as of September 30, 2018 are as follows:

(in thousands)	TERM LOAN	DEBT ISSUANCE COSTS	TOTAL
2018	$4,750	$(532)	$4,218
2019	19,000	(2,107)	16,893
2020	21,375	(2,109)	19,266
2021	30,875	(2,055)	28,820
2022	38,000	(1,933)	36,067
Thereafter	266,000	(1,126)	264,874

	380,000	(9,862)	370,138
Less Current Maturities	(19,000)	2,108	(16,892)

	$361,000	$(7,754)	$353,246

Debt issuance costs are being amortized to interest expense until the maturity date of the respective debt. Net interest cost incurred and charged to expense related to debt and amortization of debt issuance costs was $21.8 million and $6.4 million for the year-to-date periods ended September 30, 2018 and 2017, respectively. No interest expense was capitalized during the year-to-date periods ended September 30, 2018 and 2017.

Note 6. Income Taxes

The Company primarily consists of two C Corporations and three limited liability companies (LLC’s) taxed as partnerships for federal income tax purposes. Consequently, not all of the Company’s operations are liable for federal and state income taxes, except to the extent that those LLC’s operate in states that tax partnerships. For the LLCs, the income, deductions, credits (including U.S. foreign income tax credits (FTC)), and other tax attributes of the Company flow-through to the members of the Company. The Company’s C Corporations are subject to federal and state income taxes. In addition, the Company is subject to income tax in several foreign jurisdictions.

For the subsidiaries that are classified as C Corporations, the differences between the tax provision at the statutory federal income tax rate and the effective tax rate (ETR) is primarily due to state income taxes, changes in valuation allowances, FTC’s and non-deductible items. In 2017, the Company benefitted from the reversal of certain foreign income taxes, partially offset by the reversal of foreign tax credits.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was enacted. The TCJA revises the U.S. corporate income tax by, among other things, lowering the rate from 35% to 21% effective January 1, 2018, implementing a quasi-territorial tax system, and imposing a one-time tax on deemed repatriated earnings of non-U.S. subsidiaries. The Company has applied the U.S. Securities and Exchange Commission’s (SEC) guidance in its Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118). SAB 118 describes three buckets in which items can be placed in accounting for the enactment of the TCJA. Items can be accounted for in one of three ways: (1) as if their accounting is complete, (2) as if the accounting for income tax effects is incomplete, but the company has a reasonable estimate, or (3) the accounting for the income tax effects is incomplete and the company does not have a reasonable estimate. For items in which the accounting is incomplete, but a reasonable estimate can be made, the accounting is provisional. For items in which a reasonable estimate cannot be made, then the accounting will be based on the tax law that existed immediately prior to the enactment of the TCJA.

For full year 2017, the Company recorded provisional tax benefits of $3.4 million related to the remeasurement of its net U.S. deferred tax liabilities to reflect the reduction in the corporate tax rate. The Company also recorded a provisional tax expense of $5.9 million related to tax on non-U.S. activities resulting from the TCJA, which was completely offset by foreign tax credits. The TCJA one-time Section 965 repatriation tax liability effectively taxed the

Note 6. Income Taxes (Continued)

undistributed earnings of a controlled foreign corporation (CFC) previously deferred from U.S. income taxes. A reasonable estimate for the effects of the TCJA on whether a possible additional valuation allowance increase on the C Corporation’s Branch FTC’s might need to be recognized, or released from the Company’s $4.0 million valuation allowance for Branch foreign tax credit carryforwards had not yet been determined for the 2017 reporting period, and hence the tax laws in effect immediately prior to the TCJA were continued to be applied with respect to these Branch FTC’s.

In accordance with SAB 118, the amounts recorded in 2017 related to the TCJA represented reasonable estimates based on the Company’s analysis at that time and were considered to be provisional and subject to revision during 2018. Provisional amounts were recorded for the Section 965 repatriation tax, the remeasurement of the Company’s 2017 U.S. net deferred tax liabilities and ancillary state tax effects. These amounts were considered to be provisional, as the Company continues to assess available tax methods and elections and refine its computations. In addition, further interpretive regulatory guidance related to the TCJA is expected to be issued in 2018 which may result in changes to the Company’s current estimates. As additional information on the ability to utilize the foreign tax credit carryforward is obtained, prepared, and analyzed appropriate adjustments will be made to record the impact of the TCJA to the valuation allowance. Any revisions to the estimated impacts of TCJA will be recorded when the computations are complete which is expected to be in the fourth quarter of 2018.

Additional information on the ability to utilize the FTC carryforward was obtained, prepared, and analyzed, and an appropriate adjustment was made in the year-to date period ended September 30, 2018 to record the impact of the TCJA to the valuation allowance. As a result, the Company reversed its entire valuation allowance of $4.0 million in the period ended September 30, 2018 based upon its best understanding of the provisions of the TCJA, pending yet further guidance in the remainder of 2018.

In addition to the SAB 118 positions taken for 2017, the Company applied SAB 118 to the following, as a reasonable estimate cannot yet be made:

The foreign derived intangible income (FDII) tax, which could potentially reduce the ETR to a lower rate for one of the C Corporations; the global intangibles low-taxed income (GILTI) tax, which could potentially tax a portion of the CFC’s income even though not actually distributed; and the base erosion and anti-abuse (BEAT) tax, which could also increase the C Corporations’ ETR’s.

The Company will continue to analyze the effects of the Act on its financial statements. Additional impacts will be recorded as they are identified during the measurement period up to one-year, which ends December 22, 2018.

As of September 30, 2018, the Company did not have any gross federal net operating loss (NOL) carryforwards. As of September 30, 2018, the Company had gross state NOL carryforwards totaling $1.3 million resulting in immaterial net state tax effected NOLs. State NOL’s expire through 2036.

The Company is subject to accounting guidance related to uncertain tax positions which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. Under the guidance, a tax benefit from an uncertain tax position may be recognized only if it is “more-likely-than-not” that the position is sustainable based on technical merits. Significant judgment is required in determining the Company’s provision for income taxes and recording the related assets and liabilities. In the ordinary course of the Company’s business, there are transactions and calculations where the ultimate tax determination is uncertain. As of September 30, 2018, the Company had no reserves for uncertain tax positions.

The Company is subject to federal and state income tax audits for the periods 2014 through 2017. The IRS is currently auditing Sallyport Global Holding Inc.’s 2015 tax return. No changes have been proposed to date. The Company is also subject to audit in various foreign jurisdictions. The Afghan tax office is currently examining the 2012—2015 tax returns for the branch office of Janus Global Operations LLC and Sallyport Global Services, Ltd., related to past security work in Afghanistan. There are no other significant state or foreign tax examinations that are currently on-going.

Note 6. Income Taxes (Continued)

The Company has U.S. government contracts and commercial contracts in Iraq, Afghanistan, South Africa, and other countries. Contracts with the Department of Defense performed in Afghanistan are not taxable under Afghan tax law. Foreign governments may impose Alternative Minimum Taxes, which can create high tax rates relative to the earnings in those countries.

Foreign tax jurisdictions have on-going examinations and re-examinations of previously filed and examined tax returns. Management relies on advisors in foreign jurisdictions and believes that the Company has complied with all documented tax laws of these jurisdictions. In situations where the local tax authorities have a difference of opinion on tax liability, the Company will record a provision based on the expected outcome, based on past experience and the input of local advisors. The consolidated financial statements include tax liability for foreign taxes. The provision is consistent with an expected outcome based on past experience, but past experience may not be a good predictor of future tax audit opinions. Therefore, while the Company has recorded the provision as accurately as possible, the actual amount due could be different. Management believes that adequate provisions have been made for foreign income taxes as of September 30, 2018 and September 30, 2017.

Note 7. Business Segment and Geographic Area Information

The Company has one reportable segment. The Company delivers a broad array of innovative services and technical services solutions under contracts primarily with the U.S. government. The Company’s U.S. government customers typically exercise independent contracting authority, and even offices or divisions within an agency or department may directly, or through a prime contractor, use the Company’s services as a separate customer so long as that customer has independent decision-making and contracting authority within its organization. The Company treats sales to U.S. government customers as sales within the U.S. regardless of where the services are performed. U.S. revenues were approximately 93% and 98% of our total revenues for the year-to-date periods ended September 30, 2018 and September 30, 2017, respectively. International revenues were approximately 7% and 2% of our total revenues for the year-to-date periods ended September 30, 2018 and September 30, 2017, respectively.

Note 8. Related Party Transactions

The Company’s subsidiaries have entered into management agreements with DC Capital whereby DC Capital is paid certain fees for general management, transactional, financial and other corporate advisory services for MBI and its subsidiaries. The aggregate annual management fee is $4.0 million, paid on a quarterly basis. In addition, each Company has agreed to reimburse DC Capital, promptly upon request, for all reasonable out-of-pocket fees and expenses incurred in the ordinary course of business by DC Capital in connection with DC Capital’s obligations under the management agreements. The Company was allocated approximately $2.3 million and $0.9 million in the year-to-date periods ended September 30, 2018 and 2017 pursuant to the DC Capital management agreements.

DC Capital is also paid fees and reimbursed for expenses on acquisitions and financing transactions that the Company undertakes. Fees and expenses paid to DC Capital in the year-to-date period ended September 30, 2018 totaled approximately $8.4 million for acquisition and financing transactions occurring during the period.

As part of the merger transaction as more fully discussed in Note 1, the Company issued $12.5 million of preferred equity to Michael Baker Class I Holdings, LLC, an affiliate of DC Capital, in exchange for a promissory note receivable of $12.5 million bearing interest at a fixed rate of 2.87%. The promissory note receivable matures on August 14, 2027. This promissory note is reflected as a subscription receivable in Members’ Equity.

One of the Company’s offices is owned by a real estate group, with one of the Company’s officers having a minority interest in the real estate group. The total annual rent related to the office lease is $357,000 per year through July 2022. The lease is classified as a capital lease. As of September 30, 2018, the officer was no longer employed by the Company.

Sallyport was a subsidiary of MBI during the year-to-date periods ended August 14, 2018 and September 30, 2017. MBI would allocate shared costs of consolidated MBI to Sallyport, including bank and debt related costs, legal and accounting professional fees, certain functional shared services and a portion of corporate management related costs, as well as transactions related to working capital.

Note 9. Commitments & Contingencies

Commitments

The Company has certain guarantees and indemnifications outstanding which could result in future payments to third parties. These guarantees generally result from the conduct of the Company’s business in the normal course.

The Company’s outstanding guarantees as of September 30, 2018 were as follows:

MAXIMUM UNDISCOUNTED FUTURE PAYMENTS
Performance and payment bonds*	$42.2
Standby letters of credit*:	2.8

*	These instruments require no associated liability on the Company’s Combined Balance Sheet.

The Company’s banks issue standby letters of credit (“LOCs”) on the Company’s behalf under the Credit Agreement as discussed more fully in the “Long-Term Debt and Borrowing Agreements” note. As of September 30, 2018, the majority of the balance of the Company’s outstanding LOCs was issued to serve as collateral for the Company’s insurance deductibles, performance on certain contracts, and leases. The insurance-related LOCs may be drawn upon in the event that the Company does not reimburse the insurance companies for the Company’s deductibles. These LOCs renew automatically on an annual basis unless either the LOCs are returned to the bank by the beneficiaries or the banks elect not to renew them.

Bonds are provided on the Company’s behalf by certain insurance carriers. The beneficiaries under these performance and payment bonds may request payment from the Company’s insurance carriers in the event that the Company does not perform under the project or if subcontractors are not paid. The Company does not expect any amounts to be paid under its outstanding bonds as of September 30, 2018. In addition, the Company believes that its bonding lines will be sufficient to meet its bid and performance bonding needs for at least the next year

Contingencies

The Company’s federal and state government contracts are subject to the U.S. Federal Acquisition Regulations (“FAR”). All contracts with federal, state and local public agencies are subject to periodic routine audits, which generally are performed by the DCAA or applicable state or local agencies. These agencies’ audits typically apply to the Company’s overhead rates, cost proposals, incurred government contract costs and internal control systems. During the course of its audits, the auditors may question incurred costs if they believe the Company has accounted for such costs in a manner inconsistent with the requirements of the FAR or the U.S. Cost Accounting Standards, and may recommend that certain costs be disallowed. Historically, the Company has not experienced significant disallowed costs as a result of these audits; however, management cannot provide assurance that future audits will not result in material disallowances of incurred costs. For certain cost-plus type contracts, the Company will invoice based on preliminary overhead rates; such rates are then adjusted to actual overhead rates through the audit process.

The Company provides reserves for contracts for which it believes its preliminary overhead rates are in excess of its actual overhead rates. In cases where the actual overhead rates are in excess of its preliminary overhead rates, the Company does not record any amounts associated with this incremental reimbursable amount until realized, as these types of contracts frequently have clauses that cast some doubt upon ultimate realization, such as funding limitations.

The Company’s cognizant audit agencies have not issued final audits for many of the preceding years. The Company does not expect the remaining audits to have a material effect on the consolidated financial statements.

Insurance coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract. The Company requires its insurers to meet certain minimum financial ratings at the time the coverages are placed; however, insurance recoveries remain subject to the risk that the insurer will be financially able to pay the claims as they arise. The Company is insured with respect to its workers’ compensation and general liability exposures subject to certain deductibles or self-insured retentions. Loss provisions for these exposures are recorded

Note 9. Commitments & Contingencies (Continued)

based upon the Company’s estimates of the total liability for claims incurred. Such estimates utilize certain actuarial assumptions followed in the insurance industry.

The Company is self-insured for portions of its medical benefits program subject to individual retention limits. As part of the medical benefits program, the Company contracts with national service providers to provide benefits to its employees for medical and prescription drug services. The Company reimburses these service providers as claims related to the Company’s employees are paid by the service providers.

The Company establishes reserves for insurance-related claims that are known and have been asserted against the Company, as well as for insurance-related claims that are believed to have been incurred but have not yet been reported to the Company’s claims administrators as of the respective balance sheet dates. The Company includes any adjustments to such insurance reserves in the Company’s consolidated results of operations.

Afaq Matter

In February 2013, Sallyport Global Services Ltd. (“SGS”), on the one hand, and Afaq, a Kuwaiti company owned by Iraqi nationals operating as a subcontractor for Sallyport, on the other hand, signed a memorandum of understanding (the “Afaq MOU”). The Afaq MOU outlined the terms of future joint cooperation, work sharing, and net-profit sharing in connection with seeking U.S. Air Force (“USAF”) contract awards for reconstruction and base operation services at certain Iraqi military air bases under the U.S. Foreign Military Sales (“FMS”) program.

Voluntary Disclosure to DDTC

On June 6, 2016, Sallyport Global Holdings, Inc. (“SGH”) submitted to the U.S. Directorate of Defense Trade Controls (the “DDTC”) a voluntary disclosure of potential violations relating to SGH’s failure to timely report the payment, offer or agreement to pay to Afaq fees for the solicitation or promotion or otherwise to secure the sale of defense articles or defense services to the government of Iraq, as required by Part 130 of the International Traffic in Arms Regulations (“ITAR”) related to the Afaq MOU. The voluntary disclosure also reported a failure by SGH’s former parent company, MBI, to include SGH in its 2014, 2015 and 2016 renewal ITAR registration statement.

On May 17, 2017, SGH submitted to DDTC a supplement to its June 6, 2016 voluntary disclosure regarding potential inadvertent dealings with an unauthorized broker at least once while Afaq was engaged as its agent between 2013 and 2016. The potential violations occurred when a representative of Afaq was physically present in the United States and performing or offering certain services that appear to meet the definition of “brokering” in ITAR Section 129.2(b). The voluntary disclosure is still pending with DDTC.

Afaq Civil Claims under the MOU

Afaq has filed two separate civil actions against SGS in the Iraqi Court of First Instance for Commercial Claims in which it claimed that it was owed money under the Afaq MOU. The first action was filed in August 2016 seeking approximately $70 million in alleged damages, which the Iraqi Court of First Instance for Commercial Claims dismissed in October 2016 on formalities. Afaq filed a second action in January 2017 seeking approximately $90 million in alleged damages. On February 16, 2017, the Iraqi Court of First Instance for Commercial Claims issued a judgment dismissing Afaq’s second claim on formalities. On February 20, 2017, Afaq filed an appeal of the dismissal. On August 21, 2017, the Appeals Court of Baghdad issued an order reversing the dismissal by the Iraqi Court of First Instance for Commercial Claims of Afaq’s claim and holding that Afaq is owed approximately $56.1 million under the terms of the Afaq MOU. SGS timely filed an appeal of that order. On September 27, 2017, the Federal Cassation Court issued a decision vacating the Appeals Court of Baghdad’s decision and remitted the file back to the Appeals Court of Baghdad. On July 4, 2018, the Iraq Appeals Court of Baghdad issued a decision reinstating the holding of the Iraqi Court of First Instance for Commercial Claims, although for different reasons. The Iraq Appeals Court of Baghdad’s decision to dismiss the case was due to Afaq’s failure to present legal documentary evidence to support its performance under the MOU. To date, Afaq has not filed any additional motion or taken other action in the litigation.

In September 2018, the Extended Cassation Commission confirmed the decision of the Federal Cassation Court in favor of Sallyport. By this, the decision of the Federal Cassation Court became final and not appealable.

Note 9. Commitments & Contingencies (Continued)

DOJ Matter

In October 2016, an individual purporting to work in the Iraqi Ministry of Defense alleged in an unsolicited telephone call to Sallyport that Afaq, using its share of net profits, promised to pay Iraqi government officials in exchange for those officials naming Sallyport as a provider of services at the Balad Air Base under the Balad Construction Contract and the Balad Base Support Contract awarded in 2014.

In November 2016, Sallyport voluntarily disclosed to the US Department of Justice (“DOJ”) a potential violation of the Foreign Corrupt Practices Act (“FCPA”) and potentially other U.S. laws related to Sallyport’s relationship with Afaq. The USAF awarded Sallyport two such FMS contracts in early 2014 for work at Balad Air Base, Iraq. Afaq was also a subcontractor to the Company in separate subcontracts in Iraq unrelated to Balad.

Sallyport has engaged outside counsel and has cooperated, and continues to cooperate, with the DOJ’s investigation, which also considers whether Sallyport’s former management knew, or should have known, of the alleged promise of payments by Afaq to Iraqi government officials. The former management that negotiated and reviewed the Afaq MOU denies any such knowledge. At this point, the Company is unable to determine the likely outcome of the investigation.

Qui Tam Claims

The Company is subject to two “qui tam” claims. These are claims filed by members of the public under the False Claims Act in the name of the government. The claimants are permitted to receive a share of any recovery by the government. Once filed, the Department of Justice has the option to intervene in the suit. If the government does intervene, it will notify the company or person being sued that a claim has been filed.

RLB Qui Tam Claim

Employees of MAKS, Inc. filed a qui tam action in the U.S. District Court for the District of Columbia against Janus (formerly Sterling Operations) and 18 current and former employees of Janus alleging False Claims Act violations. The basis of the claim is that Janus allegedly “stole” certain container units when it repossessed them from MAKS to complete the work. Therefore, the complaint alleged that Janus’ invoices to the government were fraudulent because Janus did not own the containers. The Company believes that this is a civil matter that was fully litigated in USDC and that there is no false claim. The Company has provided the government with documents pursuant to its subpoena. The Company cannot predict whether the government will intervene or the outcome of the proceeding whether or not the government intervenes.

Griffis Qui Tam Claim

In May 2010, Patrick Griffis, a former employee of the Company, filed a qui tam action in the U.S. District Court for the Eastern District of Tennessee against the Company (formerly EODT) alleging numerous False Claims Act violation involving contract mischarging and violations of the FCPA and International Trafficking in Arms (ITAR) violations. In October 2017, Griffis filed an amended complaint after the government declined to intervene in connection with the original complaint. In April 2018, the government issued a subpoena to the Company. The documents requested relate generally to the allegations in the amended complaint. The Company is in the process of responding to the subpoena. On October 3, 2018, the Court granted the Government’s request for extension until July 3, 2019, by which the government must decide whether to intervene in the qui tam action. At this time, the Company cannot predict the outcome of this matter or the amount of any potential liability for the Company.

PGI Arbitration

In January 2017, Patriot Group International, Inc. (“PGI”) initiated an arbitration proceeding against Janus after having terminated Janus as a subcontractor on an undisclosed U.S. Government contract. PGI alleges that Janus breached the terms of a Master Subcontract Agreement (“MSA”) between the parties by communicating directly with the U.S. federal government customer and allegedly positioning itself to receive the follow-on prime contract. PGI seeks $74.2 million in damages, most of which are anticipatory damages based on PGI’s expectation that it would not be awarded the follow-on contract because of the alleged actions of Janus while it was a PGI subcontractor. The lawsuit was dismissed on Janus’ motion and was referred to arbitration, as required by the subcontract. Janus has also filed a counterclaim with the arbitrator for unpaid invoices totaling $3.2 million plus ancillary damages. The arbitration panel has directed Janus to turn over documents related to the MSA, which will require the approval of

Note 9. Commitments & Contingencies (Continued)

the U.S. federal government customer as the majority of the documents are sensitive in nature. The U.S. federal government has reiterated its position that a government classification review is required before Janus produces any documents, and has provided that direction directly to PGI, through their contracting officer. PGI relayed that to the Panel, and the Panel has requested that the government provide their ruling and its justification directly to the Panel. The government has now done so, in a June 14, 2018 letter which has been provided to the Panel. Discovery requests related to the substantive dispute have been exchanged, and the Panel has issued a schedule that places the trial date in late April 2019.

Coburn Matter

Stuart Coburn, a Janus employee working in Ramadi, Iraq, was killed when an improvised explosive device he was attempting to defuse exploded. Because the death was “terrorist related” and therefore unnatural, the responsible coroner in England and Wales has initiated an investigation into his death, which will conclude with an inquest. Janus is cooperating with the investigation. Mr. Coburn’s widow is entitled to receive approximately $2 million in Defense Base Act payments which AIG will accelerate if she signs a full release for Janus. Counsel for Mr. Coburn’s widow is reviewing the release documentation.

Voluntary Disclosures and Related Claims

Air Force OSI 2016

The Air Force Office of Special Investigations (“OSI”), acting on behalf of the DOD’s Inspector General, issued a subpoena, dated May 17, 2016, to SGH, requesting documents relating to labor charged by SGH under a U.S. Foreign Military Sales contract awarded to SGH by the U.S. Air Force in January 2014 for base support services at the Balad Air Base in Iraq. SGH is cooperating with the investigation, which SGH understands is focused on an allegation of labor mischarging by certain security personnel performing work at the Balad Air Base. SGH produced documents as part of the investigation, with the last production occurring in October 2016. The last communication that was received on this matter was on April 6, 2017 informing SGH that the matter was being transferred to a new Air Force Special Agent.

Air Force OSI 2017

The OSI, acting on behalf of the DOD’s Inspector General, issued a subpoena dated December 4, 2017 to SGH, requesting documents relating to SGH, MBI, and Velox Visa & Passport Services, LLC (“Velox”). SGH has cooperated and continues to cooperate with the investigation, which SGH understands is focused on visa processing fees. OSI is consulting with DOJ on the matter. DOJ called the counsel for SGH on August 16, 2018, and indicated that SGH may suspend document production, pending further guidance.

DDTC Disclosure 2018

On May 6, 2017 and July 1, 2017, Sallyport Global Holdings (“SGH”) entered into two agreements to provide personal protective services and related training in Iraq to Petronas Carigali Iraq Holding Company (“Petronas”). On April 24, 2018, SGH submitted an initial notification of intent to file a voluntary disclosure of potential violations regarding personal protective services and related training in Iraq under contract with Petronas. Iraq is identified as a restricted country in Part 126.1 of the International Traffic in Arms Regulations. Although the training and services were conducted by non-U.S. personnel employed by a foreign subsidiary of SGH, there is uncertainty whether the specific training provided constituted defense services. SGH submitted this initial notification to DDTC out of an abundance of caution pending review of this matter. SGH submitted its final report disclosure on the matter in August 2018, concluding after internal investigation that its activities in connection with the Petronas contracts did not constitute the unauthorized provision of defense or brokering services. At this time, DDTC has not yet provided any response.

In connection with its determination to submit the notification described, SGH terminated the agreements with Petronas due to concerns regarding the manner in which services were provided. Petronas has drawn down $1.2 million under letters of credit that Sallyport provided as performance guarantees in respect of damages that they claim they have suffered. SGH and Petronas are conducting settlement negotiations with respect to the amount of damages. Any claim that Petronas has would be subject to arbitration pursuant to the terms of the agreements if a settlement is not reached.

Note 9. Commitments & Contingencies (Continued)

Based upon the current information available to the Company, the Company does not believe that the outcome of these inquiries will have a material adverse effect on its results of operations or financial position.

Other Proceedings

The Company is and, from time to time, the Company may become, involved in other legal proceedings or be subject to other claims arising in the ordinary course of its business. The Company is not presently a party to any legal proceedings that in the opinion of its management, if determined adversely to the Company, would individually or taken together have a material adverse effect on its business, results of operations and financial condition.

Note 10. Foreign Currency Risk

The Company, through its Janus acquisition, incurs foreign currency risk on purchases and sales that are denominated in a currency other than the United States dollar. The currencies giving rise to the risk are primarily the South African Rand, the Nigerian Naira, and the Libyan Dinar. Most contracts are negotiated in U.S. dollars; however, Nigerian and South African contracts are generally paid in the local currency. Payments for goods and services requiring foreign currency are negotiated in their respective foreign currency as practicable. The impact of currency exchange rate movement can be positive or negative in any given period. The amounts of net foreign currency gains (losses) included in the Condensed Consolidated Statements of Operations are approximately $1.3 million for the year-to-date period ended September 30, 2018.

Note 11. Subsequent Events

On October 19, 2018, the Company amended its existing Credit Agreement to increase the Term Loan by $175 million to $555 million and increase capacity under its the Revolving Credit Facility by $25 million to $100 million. The incremental credit is pari passu to the existing Credit Agreement and bears interest at the same rates as the existing Credit Agreement. The incremental term loan facility requires $125 million of the term loan to be repaid on or before December 20, 2018, with $25 million in payments due on March 31, 2019 and $25 million due on June 30, 2019.

The Company has evaluated subsequent events for disclosure and recognition through October 30, 2018, the date the financial statements were available to be issued. The Company did not have any additional subsequent events requiring disclosure.

Note 12. Recent Accounting Pronouncements

The Company qualifies as an emerging growth company pursuant to the provisions of the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. The Company has elected to use this extended transition period. As a result of this election, the Company’s timeline to comply will in many cases be delayed as compared to other public companies that are not eligible to take advantage of this election or have not made this election. Therefore, the Company’s financial statements may not be comparable to those of companies that comply with the public company effective dates for these standards.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updates (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) with amendments in 2015 (ASU 2015-14) and 2016 (ASU 2016-10, ASU 2016-08, ASU 2016-12). The updated standard is a new comprehensive revenue recognition model that requires revenue to be recognized in a manner that depicts the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. The guidance also requires disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. In July 2015, the FASB voted to approve the deferral of the effective date of ASU 2014-09 by one year. Therefore, ASU 2014-09 will become effective for annual reporting periods beginning after December 31, 2018, using either of two methods: (a) retrospective to each prior reporting period presented with the option to elect certain practical expedients as defined within ASU 2014-09; or (b) retrospective with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application and providing certain additional disclosures as defined in ASU 2014-09. The Company will adopt the

Note 12. Recent Accounting Pronouncements (Continued)

new standard as of January 1, 2019 using full retrospective adoption method which requires the Company to apply the standard to each period presented in the financial statements. Currently an implementation team is in place, comprised of both internal and external resources, and the Company will complete its assessment of the cumulative effect of adopting the new standard by the end of 2018.

In February 2016, the FASB issued ASU 2016-02, Leases (FASB Topic 842). ASU 2016-02 amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The new guidance will be effective for private entities for annual periods beginning after December 15, 2019 and interim periods therein. Early adoption of ASU 2016-02 as of its issuance is permitted. The new leases standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the methods and impact of adopting the new leases standard on the consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance on how certain cash receipts and cash payments should be presented and classified in the statement of cash flows with the objective of reducing existing diversity in practice with respect to these items. ASU 2016-15 is effective for annual periods, and interim periods within those years, beginning after December 15, 2018. ASU 2016-15 will be effective for the Company on January 1, 2019 and early adoption is permitted. ASU 2016-15 requires a retrospective transition method. However, if it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. This standard will not have a material impact on the Company’s consolidated results of operations or financial position. The Company is currently evaluating the impact the adoption of this guidance will have on its statement of cash flows.

In January 2017, the FASB has issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the manner in which an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. In computing the implied fair value of goodwill under Step 2, an entity, prior to the amendments in ASU 2017-04, had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities, including unrecognized assets and liabilities, in accordance with the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. However, under the amendments in this ASU, an entity should (1) perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and (2) recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, with the understanding that the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, ASU 2017-04 removes the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails such qualitative test, to perform Step 2 of the goodwill impairment test. ASU 2017-04 will be effective for the Company on January 1, 2022 and early adoption is permitted. The Company is currently evaluating the impact the adoption of this guidance will have on its goodwill impairment tests.

In January 2017, the FASB has issued ASU 2017-01, Business Combinations (Topic 805)—Clarifying the Definition of a Business. ASU 2017-01 clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the current implementation guidance in Topic 805, there are three elements of a business: inputs, processes and outputs. While an integrated set of assets and activities (collectively, a “set”) that is a business usually has outputs, outputs are not required to be present. Additionally, all of the inputs and processes that a seller uses in operating a set are not required if market participants can acquire the set and continue to produce outputs. The amendments in ASU 2017-01 provide a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If, however, the screen is not met, then

Note 12. Recent Accounting Pronouncements (Continued)

the amendments in this ASU (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. Finally, the amendments in this ASU narrow the definition of the term “output” so that the term is consistent with the manner in which outputs are described in Topic 606. ASU 2017-01 will be effective for the Company on January 1, 2019. The Company does not expect ASU 2017-01 to have a material effect on its consolidated financial statements.

INDEPENDENT AUDITOR’S REPORT

RSM US LLP

Board of Directors

Janus ESOP Holdings, Inc. and Subsidiaries

Report on the Financial Statement

We have audited the accompanying consolidated statement of operations of Janus ESOP Holdings Inc. and its subsidiaries (the Company), for the period January 1, 2017 to December 15, 2017, and the related notes to the consolidated financial statement (collectively, the financial statement).

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statement referred to above presents fairly, in all material respects, the results of operations of Janus ESOP Holdings Inc. and its subsidiaries for the period January 1, 2017 to December 15, 2017 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the financial statement, in the period January 1, 2017 to December 15, 2017, the Company adopted new accounting guidance to remove private company council elections previously adopted. Our opinion is not modified with respect to this matter.

/s/ RSM US LLP

McLean, Virginia

August 23, 2018

JANUS ESOP HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

For the Period from January 1, 2017 to December 15, 2017

CONTRACT REVENUES	$187,561,347

COSTS OF CONTRACT REVENUES
Labor	54,593,850
Subcontractors	6,381,972
Travel	6,320,653
Materials	8,619,661
Fringe Benefits	2,512,701
Consultants	17,980,522
Building and Equipment Rental	17,376,495
Depreciation	602,750
Other Direct Costs	21,320,763

Total Costs of Contract Revenues	135,709,367

GROSS PROFIT	51,851,980

INDIRECT EXPENSES
Overhead	9,742,673
General and Administrative	24,898,119
Unallowable Expenses	16,435,090

Total Indirect Expenses	51,075,882

OTHER OPERATING EXPENSE
Intangibles Amortization	6,741,698

LOSS FROM OPERATIONS	(5,965,600)

OTHER INCOME (EXPENSE)
Interest Income	254,295
Interest Expense	(5,686,978)
Loss on Asset Disposal	(2,953)
Foreign Exchange Gain	1,065,304
Miscellaneous Income	522,246

Total Other Income (Expense)	(3,848,086)

LOSS BEFORE INCOME TAXES	(9,813,686)

INCOME TAXES
Current Expense	4,360,473
Penalties and Interest	446

Total Income Taxes	4,360,919

NET LOSS	(14,174,605)
ALLOCATION OF LOSS—NONCONTROLLING INTERESTS IN SUBSIDIARY	103,137

NET LOSS ATTRIBUTABLE TO JANUS ESOP HOLDINGS INC. AND SUBSIDIARIES	$(14,071,468)

JANUS ESOP HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENT

For the Period from January 1, 2017 to December 15, 2017

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations—Janus ESOP Holdings Inc. (the “Company”) began operations under the name EOD Technology, Inc. (EODT) in June 1987. In October 2012, Sterling Global Operations, Inc. was established as a holding company. The holding company became wholly owned by Sterling Global Operations, Inc. (formerly EODT) Employee Stock Ownership Plan when the trustee of the plan exchanged 100% of the shares of Sterling Operations, Inc. (formerly known as EOD Technology, Inc.) for the shares of Sterling Global Operations Inc.

In April 2016, Sterling Global Operations, Inc. reorganized the corporate structure of the entity and its subsidiaries. Sterling Global Operations, Inc. was converted to become Janus Global Holdings LLC and Sterling Operations, Inc. was converted to become Janus Global Operations LLC. Concurrently, a new entity named Janus ESOP Holdings Inc. was established and became wholly owned by Janus ESOP Holdings Inc. Employee Stock Ownership (formerly Sterling Global Operations, Inc. Employee Stock Ownership Plan) when the trustee of the plan exchanged 100% of the shares of Sterling Global Operations, Inc. for the shares of the Company. The transfer effectively made Janus Global Holdings LLC (formerly Sterling Global Operations, Inc.) a subsidiary of Janus ESOP Holdings Inc. Janus Global Operations LLC and its subsidiaries are now the primary operating unit within the Company. In accordance with generally accepted accounting principles, transfers of assets/liabilities or exchanges of shares between commonly controlled entities were recorded at their carrying amounts.

A depiction of the historical changes of the Company can be seen below.

The Company provides mine action, demining, explosive remnants of war clearance and other munitions response activities as well as infrastructure support and security services to government and commercial entities world-wide. These services are generally delivered in challenging and/or high visibility environments. The Company has made several acquisitions that complement the Company’s existing skills and help broaden both the customer base and geographic reach of the Company. In some of those locations, the Company continues working under licenses in the name of EODT, Sterling Operations, and other acquired companies until such time as those licenses are up for renewal. The Company is based in Lenoir City, Tennessee with field offices in Alabama, Virginia, Dubai, and United Arab Emirates. In addition, the Company currently operates in 14 countries including Afghanistan, Iraq, Libya, Nigeria, and Laos. Significant accounting policies are as follows:

Principles of Consolidation—The consolidated financial statements include the accounts of Janus ESOP Holdings Inc., its wholly owned subsidiary Janus Global Holdings LLC, and its wholly owned subsidiary Janus Global Operations LLC. Janus Global Operations LLC has several international and domestic subsidiaries including Janus Security International Ltd (JSIL), Sterling International Group, LLC, Britam Defence Limited (BDL) of the United Kingdom, Janus Global Strategies Ltd. of the Cayman Islands, and Janus Global Operations Limited. Intercompany investments and other balances as well as intercompany transactions have been eliminated.

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Changes in Accounting Principles—The Company previously adopted as alternative guidance for private companies ASU 2014-02, Intangibles—Goodwill and Other (Topic 350): Accounting for Goodwill; ASU 2014-03, Derivatives and Hedging (Topic 815): Accounting for Certain Receive-Variable Pay-Fixed Interest Rate Swaps—Simplified Hedge Accounting Approach; and ASU 2014-18, Business Combinations (Topic 805): Accounting for Identifiable Intangible Assets in a Business Combination. The Company expects to meet the definition of a public business entity in 2018 and has discontinued the election to apply these accounting alternatives. The financial statement presented has been recast for the retrospective application of these changes in accounting principles.

Business Acquisitions—Acquisitions are accounted for using the acquisition method of accounting and the consolidated financial statement includes the results of the acquired operations from the respective dates they joined the Company. The purchase price of acquisitions is allocated to the net assets acquired and liabilities assumed based on the estimated fair value at the dates of acquisition. The excess of the purchase consideration over the fair value of the net assets acquired is recorded as goodwill.

Depreciation—Depreciation is calculated using the straight-line method for financial reporting purposes. For tax purposes, domestic assets are depreciated using accelerated methods over lives ranging from five to thirty-nine years. Assets held outside the United States use the straight-line method of depreciation for tax purposes over the same asset life. The cost of maintenance and repairs is expensed as incurred. Gains and losses from retirement of assets are included in the income statement as other income upon disposition.

Intangibles Amortization—Finite-lived intangible assets consist primarily of a customer relationship, private security licenses, the value of the company name, and patents. These are amortized using an accelerated or straight-line method over the estimated useful life of the intangible item. The Company reviews the carrying value of intangibles on an annual basis or more frequently if events and circumstances indicate the potential for impairment. Management has determined that no impairment has occurred on finite-lived intangible assets.

Revenue Recognition—The Company’s contracts consist principally of cost reimbursable, fixed priced, fixed unit price, and time and materials contracts. Revenues on cost reimbursable contracts are recognized based on the direct cost incurred plus the applicable indirect costs plus the proportionate amount of fee associated with the work performed. Revenues on fixed unit price contracts are recognized based on the unit of measure multiplied by the rate per unit delivered. Revenues from time and materials contracts are recognized on the basis of direct labor hours incurred, at negotiated contract billing rates, plus actual materials costs with general and administration rates applied. Revenues on fixed-price contracts are recognized either on the basis of monthly services delivered at the fixed price when the contracted service is completed or on the percentage-of-completion method of accounting. Costs and profit estimates are reviewed monthly as the work progresses, and adjustments, if needed, are reflected in the period in which the estimates are revised. Anticipated losses are recognized as soon as they become known. Due to uncertainties inherent in the estimation process and uncertainties relating to future performance as the contracts are completed, it is at least reasonably possible that estimated revenue and job costs, in total or on individual contracts, will be revised.

The Defense Contract Audit Agency (DCAA), the Government Accountability Office (GAO) and other government agencies are entitled to review the Company’s accounting and other records. The DCAA is primarily responsible for determining the acceptability of estimated or incurred costs as allowable contract costs. The DCAA is also responsible for ascertaining compliance with regulations related to U.S. Government contracts. The GAO is responsible for congressional investigations of government expenditures. DCAA representatives have indicated that the Company’s incurred cost submissions for 2011-2013 has been reviewed and accepted. Incurred costs submissions for 2014-2017 have been submitted for review and acceptance and DCAA is currently reviewing the 2014 Incurred Cost Submission. The Company’s Cost Accounting Standards Disclosure Statements have not been audited by DCAA, so incurred cost audits from 2009-2013 could still be subject to adjustment upon the audit of the Disclosure Statements. The incurred cost submissions for 2005-2010 have been submitted but have not been audited. The majority of task orders from those years have been closed, so the expectation is that the incurred cost submissions for those years will not be audited. Management is of the opinion that the accompanying consolidated financial statement will not be materially affected by any adjustments that may result from future audits.

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

At Risk Work—From time to time, the Company may proceed with work based on client direction prior to the completion and signing of formal contract modification documents. Revenue associated with such work is recognized only when it can be reasonably estimated and realization is probable. In the case of a new contract that is probable of award for which a formal contract has not yet been signed, costs are deferred, and no revenue is recognized until the signed documents are obtained. The Company bases its estimates on previous experience with the client, communications with the client regarding funding status, and its knowledge of available funding for the contract or program. In cases where the client directs work to be performed that is outside the scope of the contract, a Request for Equitable Adjustment (REA) will normally be submitted to the client. Revenue associated with the REA request is generally not recorded until such time as the client has indicated the request will be approved, at which time revenue will be recognized for the amount of costs incurred. Profit is recognized upon receipt of REA approval. Prior to revenue and/or profit recognition, costs associated with the REA may be deferred if determined to be probable of recovery. If it is unclear that an approval will be granted, the Company does not defer cost nor recognize revenue for the incremental work, which can cause cost to be recorded in one period and revenue in another period if the REA request is successful. While a U.S. government contract may be fully funded, a re-alignment of funds may be required from time to time at the contract line item level before billing can take place.

Classification of Expenses—The Company classifies expenses into five categories: costs of contract revenues, fringe benefits, overhead, general and administrative and unallowable expenses. These classifications are consistent with the rate structure the Company uses in billing government contracts. For financial statement purposes, overhead, and general and administrative expenses are classified on the statement of operations as indirect expenses. Fringe benefits are allocated to the other expense categories based on the labor included in those categories. Unallowable expenses are classified on the statements of income as operating expense and represent costs that cannot be charged (or the Company is choosing to not charge) to the U.S. government either directly or indirectly through contractor rates.

Income Taxes—Income taxes are provided for the tax effects of the transactions reported in the consolidated financial statement and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of accumulated depreciation and certain accrued expenses for financial and income tax reporting.

FASB ASC 740 describes a two-step approach to recognizing and measuring uncertain tax positions. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is to measure and recognize in the consolidated financial statements the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

Other Direct Costs—Other Direct Costs include project mobilization and demobilization costs. Mobilization costs that are recovered over the period of contract performance are deferred and amortized to contract costs over the initial contract period, typically one year, which increases Other Direct Costs. Demobilization costs are accrued over the initial contract period and are reversed when demobilization occurs. In addition, Other Direct Costs include insurance, fuel, repairs and maintenance, shipping costs, accruals for anticipated contract losses when such losses become known, and other miscellaneous direct project expenses. As actual contract costs are incurred under the specific expense category, the previously accrued loss is reversed to offset these costs.

Use of Estimates—The preparation of consolidated statement of operations in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could vary from those estimates.

Equity-Based Compensation—The cost of employee services received in exchange for an equity instrument award is recognized in the consolidated financial statement over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period) based on the grant-date fair value of the award.

From 2012 to 2015, the Company granted Stock Appreciation Rights (SARS) to members of its Board of Directors and to key management personnel with a strike price based on the market value of the stock at the date of issuance.

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SARS expense was recorded based on the anticipated future stock value at the end of the year in comparison to the original exercise price for vested units. Due to the conversion of Sterling Global Operations, Inc. (SGO) to Janus Global Holdings LLC (JGH) in 2016 as discussed in Note 1, the SARS grants were cancelled and replaced by Phantom Rights Appreciation Units (PRAU). PRAU expense was recorded based on the anticipated future unit value at the end of the year in comparison to the original exercise price for vested units. See Note 8 for additional information.

At the conversion of SGO to JGH as discussed in Note 1, JGH issued Class P Units to members of its Board of Directors and key members of management. The total cost of JGH’s equity-based awards is equal to the grant date fair value using a Black-Scholes option valuation model and recognized as expense over the period the participant is required to perform the services in exchange for the award, presumptively the vesting period. The tax effect of the Class P Units based compensation expense is calculated as part of the deferred tax calculation and the expense is recorded net of tax. See Note 8 for additional information.

Debt Issuance Costs—Debt issuance costs are amortized as part of interest expense over the term of the debt.

Fair Value Measurements—Fair value is defined under U.S GAAP as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. U.S. GAAP also provides a fair value hierarchy for valuation inputs to prioritize the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels, which is determined by the lowest level input that significant to the fair value measurement in its entirety. These levels are:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2:	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3:	Unobservable inputs for the asset or liability.

For those financial instruments with no quoted prices available, fair value is estimated using present value calculations of other valuation methods. Determining the fair value incorporates management’s best judgment with respect to current economic conditions, discount rates and estimates of future cash flows.

Recent Accounting Pronouncements—In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14 which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods beginning after December 15, 2018. The Company has not yet selected a transition method and is currently evaluating the effect that the standard will have on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. The new standard is effective for fiscal years beginning after December 15, 2019. We are currently evaluating the impact of our pending adoption of the new standard on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. Ths ASU clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

consolidation. The new standard is effective for fiscal years beginning after December 15, 2018. We are currently evaluating the impact of our pending adoption of the new standard on our consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718). This ASU is to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation—Stock Compensation, to a change to the terms or conditions of a share-based payment award. The new standard is effective for fiscal years beginning after December 15, 2017. We are currently evaluating the impact of our pending adoption of the new standard on our consolidated financial statements.

In November 2017, the FASB issued ASU 2017-14, Income Statement – Reporting Comprehensive Income (Topic 220), Revenue Recognition (Topic 605), and Revenue from Contracts with Customers (Topic 606). This ASU provides amendments to certain SEC paragraphs within the FASB’s Accounting Standards Codification (ASC) reflecting certain updates to SEC’s interpretive guidance regarding revenue recognition as a result of the issuance of ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The new standard is effective for the fiscal year beginning January 1, 2019. We are currently evaluating the impact of our pending adoption of the new standard on our consolidated financial statements.

Evaluation of Subsequent Events—Management has evaluated subsequent events through August 23, 2018, which is the date the consolidated statement of operations was available to be issued. See Note 15.

NOTE 2—DEPRECIATION

Depreciation expense was $1,522,915 for the period from January 1, 2017 to December 15, 2017. Amortization expense for building and equipment under capital lease for the period from January 1, 2017 to December 15, 2017 was $189,269.

NOTE 3—INTANGIBLES AMORTIZATION

Intangibles amortization expense was $6,741,698 for the period from January 1, 2017 to December 15, 2017. Estimated future amortization expense for intangible assets are as follows:

	CUSTOMER RELATED	MARKETING RELATED	CONTRACT RELATED	LICENSE	TOTAL
December 16, 2017 to December 31, 2017	$89,358	$20,358	$159,137	$24,264	$293,117
2018	1,316,317	400,155	3,156,727	582,343	5,455,542
2019	823,665	0	2,655,085	48,528	3,527,278
2020	516,766	0	0	0	516,766
2021	325,146	0	0	0	325,146
2022	178,111	0	0	0	178,111
Thereafter	201,248	0	0	0	201,248

	$3,450,611	$420,513	$5,970,949	$655,135	$10,497,208

NOTE 4—LEASE OBLIGATIONS/ SUBSEQUENT EVENTS

Capital Leases

The Company has a lease for one of the headquarter buildings which has been classified as a capital lease for financial reporting purposes. This lease includes monthly payments of $29,750 and expires July 2022. Amortization expense related to the capital lease is included in depreciation expense and totaled $187,134 for the period from January 1, 2017 to December 15, 2017. The lease is with a real estate company in which one of the Company’s officers holds an equity interest.

NOTE 4—LEASE OBLIGATIONS/ SUBSEQUENT EVENTS (Continued)

Operating Leases

The Company has operating leases which are primarily for vehicles, office space and equipment. Initial lease terms range from month-to-month to 4 years with certain leases providing for renewal options. Rent expense for the period from January 1, 2017 to December 15, 2017 is as follows:

Vehicles	$16,588,960
Equipment	699,124
Office Space	1,834,194

$19,122,278

The majority of operating leases are cancellable within a 30-day notice period.

Future minimum lease payments under operating leases are as follows:

December 16, 2017 to December 31, 2017	$712,933
2018	491,447
2019	47,901
Total	$1,252,281

Subsequent to period-end, the Company has entered into new lease commitments in the course of its normal operations.

NOTE 5—INTEREST EXPENSE ON LONG-TERM DEBT AND CREDIT AGREEMENTS

Term Note and Line of Credit

In August 2015, the Company entered into a multi-bank promissory $45,000,000 note agreement with Regions Bank as administrative and collateral agent. In March 2017, this note was amended to add an additional $5,000,000 in long term debt when another bank joined the credit facility. The note is secured by the assets of the Company and subject to financial covenants. The variable interest rate is LIBOR plus 250 to 550 basis points. The note matures August 2020.

The Company also has a line of credit as part of the credit facility with Regions Bank. The variable interest rate is LIBOR plus 250 to 550 basis points and mature August 2020. This credit facility is also secured by the assets of the Company and subject to financial covenants.

Interest expense on the term note and line of credit, including amortization of issuance costs, was $4,164,804 for the period from January 1, 2017 to December 15, 2017.

Subordinated Debt

In 2010, the Company issued subordinated long-term debt to its former primary shareholder in connection with its stock purchase. The note was subordinated by agreement to the line of credit and term note. The note was interest bearing with 6% interest due annually and the principal payment was due in one payment on August 24, 2017. In October 2014, the Note Holder agreed to an amendment to the note, whereby the maturity date was extended to 2024 with principal plus accrued interest being paid annually beginning in 2020. This note was recorded with $2,262,000 being recorded as Paid-in Capital to recognize the 348,000 warrants that were attached to the subordinated note. The Paid-in Capital amount is being amortized over the 7-year life of the warrants as interest expense.

In March 2014, the Company entered into a debt agreement with a former officer of the Company with regard to the exercise of the former officer’s stock options. Payments for the debt related to these exercised options are made over a 4-year period with interest at a rate of 3.25%.

NOTE 5—INTEREST EXPENSE ON LONG-TERM DEBT AND CREDIT AGREEMENTS (Continued)

Interest expense on subordinated debt for the period from January 1, 2017 to December 15, 2017 was $1,521,622.

NOTE 6—RETIREMENT PLAN

The Company sponsors a retirement savings plan (the “401(k) Plan”) provided under Section 401(k) of the Internal Revenue Code, which covers all employees who meet the eligibility requirements. The 401(k) Plan allows employees to defer portions of their eligible compensation through voluntary contributions. Under the 401(k) Plan, the Company may make contributions to the plan at the discretion of the Board of Directors.

In 2017, the Company sponsored a second retirement savings plan (the “CB 401(k) Plan”) provided under Section 401(k) of the Internal Revenue Code, which covers Collective Bargained employees. The CB 401(k) Plan allows employees to defer portions of their eligible compensation through voluntary contributions. The terms of the collective bargaining agreement require the Company to provide a contribution into each covered employees CB 401(k) account.

NOTE 7—EMPLOYEE STOCK OWNERSHIP PLAN

Effective January 2002, the Board of Directors adopted a noncontributory employee stock ownership plan (ESOP). The purpose of the ESOP was to enable full-time employees to acquire stock ownership in the Company. Contributions to the ESOP by the Company were discretionary. Contributions and shares were allocated to participants based on compensation as defined in the ESOP as wages reported on participant’s IRS Form W-2 subject to the DOL maximum compensation limit. The Company paid administrative expenses for the plan totaling $142,546 in the period from January 1, 2017 to December 15, 2017.

The Company contributed $498,236 in cash to the Plan for the period from January 1, 2017 to December 15, 2017.

NOTE 8—EQUITY BASED COMPENSATION

Stock Appreciation Rights/ Phantom Rights Appreciation Units

Sterling Global Operations, Inc. (SGO) had previously adopted a Stock Appreciation Rights (SARS) plan to attract, retain and motivate key employees and non-employee members of the Board of Directors.

Due to the conversion of SGO to Janus Global Holdings LLC (JGH) as discussed in Note 1, the SARS grants were cancelled and replaced by Phantom Rights Appreciation Units (PRAU). Total PRAU units awarded to replace the shares issued under the SARS plan were 399,775. PRAU units of 231,866 vested immediately, effectively replacing the vested shares of the SARS plan.

Under the PRAU plan, vesting continued as long as the holder remained active with JGH and became 100% vested upon a change of control or certain other conditions such as death or disability. Awards must be exercised no later than 30 days after receiving the fair market value appraisal for the year in which the awards fully vest. Unvested awards at termination are immediately forfeited and become eligible for reissuance. Vested awards at termination are deemed exercised one year after the termination date. Per agreement with the holders, the maximum amount payable of vested PRAU units at any time is the lesser of the per unit equity value of Class A Units as of December 31, 2015 or the per unit value of Class A Units as of the date immediately preceding the date of payment less the exercise price.

During the period from January 1, 2017 to December 15, 2017, 139,776 units were forfeited and there were no additional units issued. On January 1, 2017, the final 32,000 PRAU units related to the 2012 grants of SARS fully vested and the 160,000 PRAUs related to that grant were paid at the fair market value determined by the 2016 stock appraisal.

Expense related to the initial grant of PRAU units is recognized ratably over the vesting period based upon the intrinsic value for the PRAU units, as remeasured at the end of each period. Gains and losses resulting from changes

NOTE 8—EQUITY BASED COMPENSATION (Continued)

in the fair value of the PRAU units subsequent to the vesting period and through the settlement date are reported in JGH’s consolidated statements of operations. The amount of PRAU expense recorded for the period from January 1, 2017 to December 15, 2017 was $671,991.

Class P Units

Under JGH’s incentive compensation plan, Class P Units may be granted at no cost to certain officers, key employees and directors. Class P Units constitute profits interest. At the time of conversion of SGO to JGH as discussed above and in Note 1, JGH awarded 475,956 Class P Units with 231,866 units vesting immediately. The remaining 244,090 unvested units represented 167,910 Class P Units granted to certain members of the Board and management with various effective dates in prior periods and 76,180 granted to certain members of management with effective dates in 2016. Class P Units issued in 2016 vested over a five-year period from the effective date of the award and the grants issued in 2017 had a four-year vesting period. The fair value of each Class P Unit was estimated on the date of grant using a Black-Scholes valuation model that used the range of assumptions noted in the following table. The Company uses historical and peer volatility data for expected volatility and estimates the expected term of the Class P Units based on vesting. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of award. The fair value of Class P Units issued in 2017 were determined using the following weighted-average assumptions as of grant date:

Expected Volatility	30.00%
Expected Dividend Rate	0.00%
Risk Free Rate	1.81%
Expected Term (In Years)	4.00

During the period from January 1, 2017 to December 15, 2017, JGH issued 496,538 Class P Units to members of the Board and management while 139,776 units were forfeited. The amount of Class P Unit compensation expense recorded for the period from January 1, 2017 to December 15, 2017 was $3,713,145.

Equity Participation Units

During period from January 1, 2017 to December 15, 2017, JGH issued 20,689 Equity Participation Units at a strike price of $21.20 per unit with a four-year vesting period. Expense related to the initial grant of Equity Participation Units is recognized ratably over the vesting period based upon the intrinsic value for the Equity Participation Units, as remeasured at the end of each period. The Equity Participation Units track the value of the Class P Units, but do not have the ability to convert into Class A Units. Gains and losses resulting from changes in the fair value of the Equity Participation Units subsequent to the vesting period and through the settlement date are reported in JGH’s consolidated statement of operations. The amount of expense recorded for the period from January 1, 2017 to December 15, 2017 was $132,941.

NOTE 9—U.S. INCOME TAXES

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. the Company has elected to be taxed under Subchapter S of the Internal Revenue Code of 1986, as amended. As a result, U.S. Federal income tax liabilities are the responsibility of the Company’s stockholders. The ESOP, as the only stockholder, is not required to pay Federal income tax on its pass-through allocation of income. However, the Company is subject to corporate Federal income tax for any assets sold during the five-year period beginning January 1, 2012, where the fair market value of the asset exceeds its tax basis as of that date. In 2017, the five-year period passed without a sale of assets that would have caused a taxable transaction.

State income taxes are provided for the tax effects of transactions reported in the consolidated financial statement and consist of taxes currently due plus deferred taxes. Since certain states, including Tennessee which is the Company’s largest apportionment state for state income tax, do not follow the U.S. Federal taxation policies for S Corporations, the Company will continue to have taxable positions in certain states.

NOTE 9—U.S. INCOME TAXES (Continued)

Income taxes as shown in the consolidated statement of operations varied from the statutory U.S. federal income tax rate for the following reasons:

	AMOUNT	PERCENT OF PRETAX INCOME
U.S. Income Tax at Statutory Rate	$0	0.00%
State Taxes	147,210	(1.83%)
Foreign Taxes	4,213,263	(42.60%)
Other	446	(0.01%)

Total Income Tax Expense (Benefit), Net	$4,360,919	(44.44%)

The Company’s effective tax rate for the period from January 1, 2017 to December 15, 2017 is (44.44)% and is primarily related to foreign jurisdictions. There was no tax expense recorded for the period January 1, 2017 to December 15, 2017 for uncertain tax positions.

The Company’s Federal income tax filings remain subject to examination for tax years 2014 through 2016. With few exceptions, the Company is no longer subject to state and local income tax examinations for years prior to 2014. The Afghan tax office is currently examining the 2013—2015 tax returns for the branch office of Janus Global Operations LLC related to security work in Afghanistan. At December 15, 2017, the South Africa tax office was examining the 2010-2015 tax returns for EODT Security SA. There are no other significant state or foreign tax examinations that are currently on-going.

The Company recognizes interest and penalties as a component of income tax expense. For the period from January 1, 2017 to December 15, 2017, the Company recognized $446 of interest expense in the consolidated statement of operations.

NOTE 10—FOREIGN INCOME TAXES

The Company has U.S. government contracts and commercial contracts in Iraq, Afghanistan, South Africa, and other countries. The Company recorded tax expense for its foreign entities of $4,213,263 for the period from January 1, 2017 to December 15, 2017. Contracts with the Department of Defense performed in Afghanistan are not taxable under Afghan tax law. Other contracts in Afghanistan resulted in tax expense of $158,805 during the period from January 1, 2017 to December 15, 2017. Contracts in Iraq resulted in tax expense of $4,014,282 for the period from January 1, 2017 to December 15, 2017. Foreign governments may impose Alternative Minimum Taxes, which can create high tax rates relative to the earnings in those countries.

Foreign tax jurisdictions, particularly Afghanistan, have on-going examinations and re-examinations of previously filed and examined tax returns. Management relies on advisors in foreign jurisdictions and believes that the Company has complied with all documented tax laws of these jurisdictions. In situations where the local tax authorities have a difference of opinion, the Company will record a provision based on the expected outcome, based on past experience and the input of local advisors. The provision is consistent with an expected outcome based on past experience, but past experience may not be a good predictor of future tax audit opinions. Therefore, while the Company has recorded the provision as accurately as possible, the actual amount due could be different.

NOTE 11—CONCENTRATIONS

Since a majority of the Company’s revenue is derived from contracts with the U.S. government, any cancellations or modifications of significant contracts or subcontracts, or failure by the U.S. government to exercise an option period relating to those contracts or subcontracts, could adversely affect the Company’s financial condition and results of operations in the short and long term. Additionally, U.S. government contracts can be terminated at any time by the U.S. government without cause, for the convenience of the U.S. government. If such termination occurs, the Company would be entitled to receive compensation for services provided and costs incurred through termination, plus, in certain circumstances, a negotiated amount of profit.

NOTE 11—CONCENTRATIONS (Continued)

During the period from January 1, 2017 to December 15, 2017, 30% of the Company’s revenue was under contracts with the U.S. Department of Defense and 41% was under contracts with U.S. Department of State. Revenues by country for the period from January 1, 2017 to December 15, 2017 consist of Iraq 49%, Afghanistan 27%, Libya 5%, Nigeria 4%, and other countries 15%.

NOTE 12—FOREIGN CURRENCY RISK

The Company incurs foreign currency risk on purchases and sales that are denominated in a currency other than the United States dollar. The currencies giving rise to the risk are primarily the South African Rand, the Nigerian Naira, and the Libyan Dinar. Most contracts are negotiated in U.S. dollars; however, Nigerian and South African contracts are generally paid in the local currency. Payments for goods and services requiring foreign currency are negotiated in their respective foreign currency as practicable. The impact of currency exchange rate movement can be positive or negative in any given period. The amounts of net foreign currency gains (losses) included in the consolidated statement of operations are $1,065,304 for the period from January 1, 2017 to December 15, 2017.

NOTE 13—RELATED PARTY TRANSACTIONS

The Company headquarters is owned by a real estate group, with one of the Company’s officers having a minority interest in the real estate group. The total rent paid to the related entity amounted to $357,000 for the period from January 1, 2017 December 15, 2017. The lease is classified as a capital lease. See Note 4.

NOTE 14—CONTINGENCIES

The Company is subject to various claims and lawsuits which arise in the ordinary course of business, primarily related to contract and employment matters. It is the opinion of Management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial opposition of the Company.

NOTE 15—ACQUISITION/ SUBSEQUENT EVENT

On December 15, 2017 (the “Acquisition Date”), Janus Holdco LLC (the “Acquirer”) completed the acquisition of 100% of the shares of the Company to add complimentary and synergistic lines of business to the member’s other business holdings. Per the purchase agreement, the purchase price of the Company was $187,500,000. Of the purchase price, $4,000,000 has been retained as a holdback provision to settle indemnity obligations of the Company. In addition, $10,000,000 of the purchase price is contingent consideration based on the business achieving a target gross margin for the calendar year 2018.

As a result of the acquisition, the long-term debt and credit agreements discussed in Note 5 were paid and the Acquirer entered into a multi-bank promissory note agreement with Bank of America as the administrative agent for $67,500,000. The new long-term note matures on December 15, 2022. The variable interest rate is LIBOR plus 275 to 375 basis points based on the leverage ratio of EBITDA to Funded Debt (as defined in the agreement). The Acquirer also entered into a revolving line of credit facility to provide up to $25,000,000 line of credit with interest of LIBOR plus 275 to 375 basis points. The rate on the unused portion of the facility is 25 to 30 basis points. On the Acquisition Date, the Acquirer entered into a subordinated note agreement with RGA Reinsurance Company, and United Insurance Company of America, to provide $38,500,000 of debt. The terms of this note are interest only payments at a fixed rate of 11% maturating on June 15, 2023.

As of the Acquisition Date, the ESOP (see Note 7), was monetized and terminated as the ESOP Trustee sold all ESOP shares to the Acquirer. Also, as a result of the acquisition, all equity-based compensation programs in the Company discussed in Note 8 were redeemed or terminated at fair market value.

INDEPENDENT AUDITOR’S REPORT

The Board of Directors and Stockholders

Janus ESOP Holdings Inc. and Subsidiaries

Lenoir City, Tennessee

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Janus ESOP Holdings Inc. and its subsidiaries which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, the consolidated financial statements).

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Janus ESOP Holdings Inc. and its subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 1 to the financial statements which describes the changes in accounting policies for accounting for goodwill, accounting for identifiable intangible assets in a business combination, certain fair value disclosures of financial instruments, and accounting for certain receive-variable, pay-fixed interest rate swaps as a result of the Company expecting to meet the definition of a public business entity in 2018. The consolidated financial statements and accompanying footnotes have been recast for the retrospective application of these changes in accounting policies as of and for the year ended December 31, 2016. Our opinion is not modified with respect to this matter.

/s/ Pugh & Company, P.C. Certified Public Accountants Knoxville, Tennessee March 31, 2017, except for Note 1, Note 7, Note 11, and Note 20, as to which the date is August 15, 2018

JANUS ESOP HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

As of December 31, 2016

ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$23,516,486
Contract Receivables, Net	29,733,772
Unbilled Receivables	33,926,853
Other Receivables	443,576
Supplies Inventory, Net	1,107,086
Prepaid Expenses	2,245,919
Other Deferred Contract Costs	561,162
Income Tax Receivable	2,566
Contract Performance Deposits	2,628,856
Other Current Assets	83,466

Total Current Assets	94,249,742

PROPERTY AND EQUIPMENT, NET	3,926,038

OTHER NONCURRENT ASSETS
Contract Performance Deposits	748,413
Goodwill	31,563,857
Intangibles, Net	17,238,907
Investments in Joint Ventures	110,000
Deferred Income Tax Benefit	164,525

Total Other Noncurrent Assets	49,825,702

Total Noncurrent Assets	53,751,740

TOTAL ASSETS	$148,001,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of Credit	$11,000,000
Current Portion of Notes Payable	4,089,863
Current Portion of Capital Lease Obligations	227,872
Accounts Payable, Trade	8,358,074
Salaries and Related Liabilities	7,654,460
Accrued Expenses and Other Liabilities	8,716,878
Accrued Income Taxes	2,757,137

Total Current Liabilities	42,804,284

LONG-TERM LIABILITIES
Accrued Expenses	3,251,000
Notes Payable, Less Current Portion	59,248,407
Capital Lease Obligations, Less Current Portion	1,336,715

Total Long-Term Liabilities	63,836,122

Total Liabilities	106,640,406

STOCKHOLDERS’ EQUITY
Common Stock, $.0001 Par Value; 10,000,000 Shares Authorized; 3,988,648 Shares Issued; 3,988,648 Shares Outstanding	398
Additional Paid-in Capital	49,887,222
Retained Earnings	2,696,943
Accumulated Other Comprehensive Income (Loss)	(2,432,320)

Equity Attributable to Janus ESOP Holdings Inc. and Subsidiaries Before Unearned ESOP Shares	50,152,243
Unearned ESOP Shares	(8,675,865)

Equity Attributable to Janus ESOP Holdings Inc. and Subsidiaries	41,476,378
Noncontrolling Interests in Joint Ventures	(115,302)

Total Stockholders’ Equity	41,361,076

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$148,001,482

The accompanying notes are an integral part of these consolidated financial statements.

JANUS ESOP HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2016

CONTRACT REVENUES	$233,260,880

COSTS OF CONTRACT REVENUES
Labor	62,515,560
Subcontractors	12,892,962
Travel	6,537,227
Materials	9,491,895
Fringe Benefits	3,013,689
Consultants	22,641,521
Building and Equipment Rental	22,107,256
Depreciation	612,097
Other Direct Costs	29,678,049

Total Costs of Contract Revenues	169,490,256

GROSS PROFIT	63,770,624

INDIRECT EXPENSES
Overhead	12,504,033
General and Administrative	27,654,312

Total Indirect Expenses	40,158,345

OTHER OPERATING EXPENSE
Intangibles Amortization	7,855,172

INCOME FROM OPERATIONS	15,757,107

OTHER INCOME (EXPENSE)
Interest Income	23,459
Interest Expense	(4,253,473)
Investment Gain (Loss)	(42,629)
Unallowable Expenses	(746,311)
Gain (Loss) on Asset Disposal	112,782
Foreign Exchange Gain (Loss)	(992,446)
Miscellaneous Income (Expense)	171,226

Total Other Income (Expense)	(5,727,392)

INCOME BEFORE INCOME TAXES	10,029,715

INCOME TAXES
Current	5,203,567
Deferred Taxes	(36,830)
Penalties and Interest	512,940

Total Income Taxes	5,679,677

NET INCOME	4,350,038
ALLOCATION OF INCOME—NONCONTROLLING INTERESTS IN SUBSIDIARY	(77,564)

NET INCOME ATTRIBUTABLE TO JANUS ESOP HOLDINGS INC. AND SUBSIDIARIES	$4,272,474

The accompanying notes are an integral part of these consolidated financial statements.

JANUS ESOP HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the Year Ended December 31, 2016

NET INCOME	$4,350,038

OTHER COMPREHENSIVE LOSS, NET OF TAXES
Foreign Currency Translation Adjustment	(1,643,045)

Total Other Comprehensive Loss, Net of Taxes	(1,643,045)

COMPREHENSIVE INCOME	2,706,993
LESS: COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(77,564)

COMPREHENSIVE INCOME ATTRIBUTABLE TO JANUS ESOP HOLDINGS INC. AND SUBSIDIARIES	$2,629,429

The accompanying notes are an integral part of these consolidated financial statements.

JANUS ESOP HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Year Ended December 31, 2016

	STOCKHOLDERS’ EQUITY OF JANUS ESOP HOLDINGS, INC. AND SUBSIDIARIES
	NUMBER OF COMMON STOCK SHARES OUTSTANDING	NUMBER OF WARRANTS OUTSTANDING	COMMON STOCK	ADDITIONAL PAID-IN CAPITAL	TREASURY STOCK	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	UNEARNED ESOP SHARES	NONCONTROLLING INTERESTS	TOTAL
BALANCE, January 1, 2016	3,988,648	2,366,520	398	$16,545,391	$(18,563,558)	$49,407,903	$(789,275)	$0	$(192,866)	$46,407,993
Net Income (Loss)	0	0	0	0	0	4,272,474	0	0	77,564	4,350,038
Unearned ESOP Shares	0	0	0	0	0	0	0	(8,675,865)	0	(8,675,865)
Effect of Share Exchange and Conversion of Sterling Global Operations, Inc to Janus Global Holdings LLC and creation of Janus ESOP Holdings, Inc.	0	0	0	33,341,831	18,563,558	(50,983,434)	0	0	0	921,955
Foreign Currency Translation Adjustment	0	0	0	0	0	0	(1,643,045)	0	0	(1,643,045)

BALANCE, December 31, 2016	3,988,648	2,366,520	$398	$49,887,222	$0	$2,696,943	$(2,432,320)	$(8,675,865)	$(115,302)	$41,361,076

The accompanying notes are an integral part of these consolidated financial statements.

JANUS ESOP HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$4,350,038

Adjustments to Reconcile Net Income to Net Cash Provided by (Used in) Operating Activities:
Depreciation and Leasehold Amortization	2,047,948
Intangbiles Amortization	7,855,172
Debt Issuance Costs Amortization	204,400
Provision for Allowance for Doubtful Accounts	357,446
Provision for Inventory Reserves	(837,753)
Deferred Income Tax Expense	(36,830)
Equity Based Compensation	921,955
Amortization of Stock Warrants	323,143
(Gain) Loss on Disposal of Assets	(112,782)
Change in Operating Assets and Liabilities:
(Increase) Decrease in Contracts Receivables	5,287,677
(Increase) Decrease in Unbilled Receivables	(4,238,603)
(Increase) Decrease in Other Receivables	(1,158)
(Increase) Decrease in Supplies Inventory	1,043,102
(Increase) Decrease in Prepaid Expenses	825,850
(Increase) Decrease in Income Taxes Refundable	8,106
(Increase) Decrease in Contract Performance Deposits	2,630,554
(Increase) Decrease in Other Current Assets	21,722
(Increase) Decrease in Other Deferred Contract Costs	(196,191)
Increase (Decrease) in Accounts Payable, Trade	(3,029,066)
Increase (Decrease) in Accrued Expenses and Other Liabilities	(5,756,856)
Increase (Decrease) in Billings in Excess of Costs	(539,351)
Increase (Decrease) in Accrued Income Tax	796,275
Increase (Decrease) in Salaries and Related Liabilities	358,807

Total Adjustments	7,933,567

Net Cash Provided by Operating Activities	12,283,605

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from Sale of Assets	48,328
Acquisition of Property and Equipment	(701,757)
Acquisition of Intangible Asset	(997,028)
Acquisitions, Net of Cash Acquired	(2,190,348)
Losses in Joint Ventures	43,001

Net Cash Used in Investing Activities	(3,797,804)

CASH FLOWS FROM FINANCING ACTIVITIES
Net Borrowings (Repayments) on Line of Credit Arrangement	$6,000,000
Principal Repayment of Notes Payable	(4,013,013)
Payment to ESOP Plan	(8,675,865)
Cash Payable to Seller	(3,625,539)
Principal Payments Under Capital Lease Obligations	(255,402)

Net Cash Used in Financing Activities	(10,569,819)

EFFECTS OF FOREIGN EXCHANGE RATES, NET	(1,315,529)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,399,547)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	26,916,033

CASH AND CASH EQUIVALENTS AT END OF YEAR	$23,516,486

Supplementary Disclosures of Cash Flow Information:
Cash Paid During the Year For:
Income Taxes	$3,861,926
Interest Expense	$4,243,490
Supplementary Disclosures of Noncash Activity:
Incurred Acquisition Liabilities	$1,747,198
Assets Acquired and Liabilities Assumed Through Acquisition at Fair Value
Assets Acquired	$2,890,153
Liabilities Assumed	$1,118,651

The accompanying notes are an integral part of the consolidated financial statements.

JANUS ESOP HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

NOTE 1—CHANGES IN ACCOUNTING POLICIES

The Company previously adopted as alternative guidance for private companies ASU 2014-02, Intangibles—Goodwill and Other (Topic 350): Accounting for Goodwill; ASU 2014-03, Derivatives and Hedging (Topic 815): Accounting for Certain Receive-Variable, Pay-Fixed Interest Rate Swaps—Simplified Hedge Accounting Approach; and ASU 2014-18, Business Combinations (Topic 805): Accounting for Identifiable Intangible Assets in a Business Combination. The Company expects to meet the definition of a public business entity in 2018 and has discontinued the election to apply these accounting alternatives. As a result, the Company has discontinued amortization of goodwill and has identified certain identifiable intangible assets resulting from business combinations (see Note 7). Additionally, the Company now recognizes the changes in fair value of the interest rate swap as a component of earnings (see Note 11). The financial statements presented have been recast for the retrospective application of these changes in accounting principles for the year ended December 31, 2016.

The Company also previously adopted ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities which allowed for the elimination of fair value disclosures associated with financial instruments that are not carried at fair value by private companies. Because the Company expects to meet the definition of a public business entity in 2018, these disclosures are included in the financial statements at Note 20.

NOTE 2—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations—Janus ESOP Holdings Inc. (the “Company”) began operations under the name EOD Technology, Inc. in June 1987. In October 2012, Sterling Global Operations, Inc. was established as a holding company. The holding company became wholly owned by Sterling Global Operations, Inc. (formerly EODT) Employee Stock Ownership Plan when the trustee of the plan exchanged 100% of the shares of Sterling Operations, Inc. (formerly known as EOD Technology, Inc.) for the shares of the Company.

In April 2016, Sterling Global Operations, Inc. reorganized the corporate structure of the entity and its subsidiaries. Sterling Global Operations, Inc. was converted to become Janus Global Holdings LLC and Sterling Operations, Inc. was converted to become Janus Global Operations LLC. Concurrently, a new entity named Janus ESOP Holdings Inc. was established and became wholly owned by Janus ESOP Holdings Inc. Employee Stock Ownership (formerly Sterling Global Operations, Inc. Employee Stock Ownership Plan) when the trustee of the plan exchanged 100% of the shares of Sterling Global Operations, Inc. for the shares of the Company. The transfer effectively made Janus Global Holdings LLC (formerly Sterling Global Operations, Inc.) a subsidiary of Janus ESOP Holdings Inc. Janus Global Operations LLC and its subsidiaries are now the primary operating unit within the Company. A depiction of the historical changes of the Company can be seen below.

NOTE 2—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In accordance with generally accepted accounting principles, transfers of assets/liabilities or exchanges of shares between commonly controlled entities were recorded at their carrying amounts.

Two significant acquisitions in the history of the Company are Janus Security International Limited (JSI), which was acquired on August 14, 2015, when the Company acquired 100% of the membership shares and Sterling International Group, LLC, which was acquired on October 24, 2012, when the Company acquired 100% of the membership interests. In 2016, the Company also acquired Britam Defence Limited. All of the acquisitions are complementary to the Company’s existing skill set, but help to broaden both the customer base and geographic reach of the Company. The Company provides mine action, demining, explosive remnants of war clearance and other munitions response activities as well as infrastructure support and security services to government and commercial entities world-wide. These services are generally delivered in challenging and/or high visibility environments. In some of those locations, the Company continues working under licenses in the name of EODT and other acquired companies until such time as those licenses are up for renewal. The Company is based in Lenoir City, Tennessee with field offices in Alabama, Virginia, and Dubai. In addition, the Company currently operates in over 20 countries including Afghanistan, Iraq, Libya, Nigeria, South Africa, and Laos. Significant accounting policies are as follows:

Principles of Consolidation—The consolidated financial statements include the accounts of Janus ESOP Holdings Inc., its wholly owned subsidiary Janus Global Holdings LLC, and its wholly owned subsidiary Janus Global Operations LLC. Janus Global Operations LLC has several international and domestic subsidiaries including Janus Security International Ltd (JSIL), Sterling International Group, LLC, Britam Defence Limited (BDL) of the United Kingdom, Janus Global Strategies Ltd. of the Cayman Islands, and Janus Global Operations Limited. Intercompany investments and other balances as well as intercompany transactions have been eliminated.

Business Acquisitions—Acquisitions are accounted for using the acquisition method of accounting and the consolidated financial statements include the results of the acquired operations from the respective dates they joined the Company. The purchase price of acquisitions is allocated to the net assets acquired and liabilities assumed based on the estimated fair value at the dates of acquisition. The excess of the purchase consideration over the fair value of the net assets acquired is recorded as goodwill. From time to time, the Company has acquisitions which are immaterial, individually and in the aggregate, to the consolidated financial statements.

Consolidated Statement of Comprehensive Income—The objective of this statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with stockholders. Included in comprehensive income are items that under generally accepted accounting principles are directly charged to equity. The Company includes foreign currency translations and interest rate swap adjustments as comprehensive income and has included this in a separate financial statement as part of its consolidated financial statements.

Cash and Cash Equivalents—For purposes of the statement of cash flows, the Company considers all cash on hand and highly liquid debt instruments with an original maturity of three months or less to be cash and cash equivalents. Cash resides in banks and other locations throughout the world.

Contract Performance Deposits—Non U.S. Government customers overseas may require the Company to purchase and hold bid or performance bonds. These bonds are typically for a percentage of the contract value and are for the period of the contract plus subsequent inspection periods if required. Depending on how these bonds are issued, they may utilize a Letter of Credit facility to guarantee payment or the bond may require cash collateral (at up to 100% of the bond amount) for certain foreign banks. When cash collateral is required, these amounts are treated as restricted deposits at the bank. The period of the bond is typically less than one year, but may occasionally exceed one year. The cash collateral for the bond is recorded as a current asset for the portion that will expire in less than one year, and as a long-term asset for any amount with a maturity date in excess of one year from the balance sheet date.

Contract Receivables—Contract receivables are generated from prime and subcontracting agreements with U.S. governmental agencies and various commercial or other government customers. Billed amounts represent invoices that have been prepared and sent to the customer. Billed accounts receivable are considered past due if the invoice

NOTE 2—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

remains unpaid beyond the contractual payment terms, generally 30 days. Credit is extended to commercial and other government customers after an evaluation of the customer’s financial condition, and generally collateral is not required. Management’s determination of the allowance for doubtful accounts is based on an evaluation of the accounts receivable, past experience, current economic conditions, and other risks in the accounts receivable portfolio. The allowance for doubtful accounts was $775,598 at December 31, 2016. Accounts are charged against this reserve when they are deemed uncollectible by management based on specific circumstances of the contract. At December 31, 2016, approximately 77% of contract receivables are associated with U.S. Government contracts. Unbilled receivables generally represent the revenue generated in the current month that has not yet been billed or receivables generated by accounting for contracts on a percentage of completion method based on contract milestones or other contractual terms including billing cycles other than month end.

Supplies Inventory—Certain supplies are purchased and stockpiled to allow ease of access and economies of scale in purchasing. These supplies are maintained in warehouses and shipped to specific projects as needed, at which time the supplies are charged to the project cost. Supplies issued to a project are generally expected to be utilized on the project, but, if returned unused when the project ends, are re-stocked at the average carrying value of the existing inventory. Used serviceable items are re-stocked at a reduced value based on their condition. Unserviceable items are not valued. Credits for returned goods are recorded as a reduction to project cost. Supplies inventory are valued at average cost, adjusted through the supplies inventory reserve account to the lower of cost or net realizable value. See Note 4 for information on supplies inventory reserves related to the lack of accessibility.

Property and Equipment—Property and equipment are stated at cost. Assets are depreciated using the straight-line method of depreciation for financial reporting purposes. For tax purposes, domestic assets are depreciated using accelerated methods over lives ranging from five to thirty-nine years. Assets held outside the United States use the straight-line method of depreciation for tax purposes over the same asset life. Assets are capitalized based on the following: domestic assets with a unit cost of $2,000 or greater; assets to be used outside the United States with a unit cost of $5,000 or more; or assets purchased in bulk quantities of $50,000 or more. The cost of maintenance and repairs is expensed as incurred. Gains and losses from retirement of assets are included in the income statement as other income upon disposition.

Goodwill and Goodwill Impairment—Goodwill represents the purchase premium over the sum of the estimated fair values of net assets acquired in business combinations. Goodwill is assessed for impairment on an annual basis, or when events or circumstances indicate a potential impairment. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of the reporting units are less than their carrying amount as a basis for determining whether it is necessary to perform further impairment analysis. If it is determined that it is more likely than not that the fair value is less than the carrying amount, then the two-step goodwill impairment test will be performed. The first step, identifying a potential impairment, compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the second step will be performed; otherwise, no further step is required. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of the goodwill. Any excess of the goodwill carrying amount over the applied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value. The Company did not record any goodwill impairment for the year ended December 31, 2016.

Finite-lived Intangible Assets—Finite-lived intangible assets consist primarily of customer relationships assets, marketing related assets, contracted based assets, and private security licenses. These intangibles are amortized using an accelerated or straight-line method over the estimated useful life of the finite-lived intangible asset. The Company reviews the carrying value of intangibles on an annual basis or more frequently if events and circumstances indicate the potential for impairment. Management has determined that no impairment has occurred on finite-lived intangible assets.

Revenue Recognition—The Company’s contracts consist principally of cost reimbursable, fixed priced, fixed unit price, and time and materials contracts. Revenues on cost reimbursable contracts are recognized based on the direct cost incurred plus the applicable indirect costs plus the proportionate amount of fee associated with the work performed. Revenues on fixed unit price contracts are recognized based on the unit of measure multiplied by the

NOTE 2—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

rate per unit delivered. Revenues from time and materials contracts are recognized on the basis of direct labor hours incurred, at negotiated contract billing rates, plus actual materials costs with general and administration rates applied. Revenues on fixed-price contracts are recognized either on the basis of monthly services delivered at the fixed price when the contracted service is completed or on the percentage-of-completion method of accounting. For example, a fixed price static security guard contract will have the same revenue each month based on the monthly fee while certain demining projects, where the task performance extend over multiple months without monthly acceptance by the customer, will recognize revenue based upon costs to date compared to total estimated costs for the entire project. Costs and profit estimates are reviewed monthly as the work progresses, and adjustments, if needed, are reflected in the period in which the estimates are revised. Anticipated losses are recognized as soon as they become known. Due to uncertainties inherent in the estimation process and uncertainties relating to future performance as the contracts are completed, it is at least reasonably possible that estimated revenue and job costs, in total or on individual contracts, will be revised.

The Defense Contract Audit Agency (DCAA), the Government Accountability Office (GAO) and other government agencies are entitled to review the Company’s accounting and other records. The DCAA is primarily responsible for determining the acceptability of estimated or incurred costs as allowable contract costs. The DCAA is also responsible for ascertaining compliance with regulations related to U.S. Government contracts. The GAO is responsible for congressional investigations of government expenditures. DCAA representatives have indicated that the Company’s incurred cost submissions for 2011 has been reviewed and accepted, and the incurred cost submissions for 2005-2010 have been submitted, but have not been audited. The majority of task orders from those years have been closed, so the expectation is that the incurred cost submissions for those years will not be audited. Management is of the opinion that the accompanying consolidated financial statements will not be materially affected by any adjustments that may result from future audits.

At Risk Work—From time to time, the Company may proceed with work based on client direction prior to the completion and signing of formal contract modification documents. Revenue associated with such work is recognized only when it can be reasonably estimated and realization is probable. Revenues are recorded in unbilled until the modification is signed under these circumstances. In the case of a new contract that is probable of award for which a formal contract has not yet been signed, costs are deferred and no revenue is recognized until the signed documents are obtained. The Company bases its estimates on previous experience with the client, communications with the client regarding funding status, and its knowledge of available funding for the contract or program. In cases where the client directs work to be performed that is outside the scope of the contract, a Request for Equitable Adjustment (REA) will normally be submitted to the client. Revenue associated with the REA request is generally not recorded until such time as the client has indicated the request will be approved, at which time revenue will be recognized for the amount of costs incurred. Profit is recognized upon receipt of REA approval. Prior to revenue and/or profit recognition, costs associated with the REA may be deferred if determined to be probable of recovery. If it is unclear that an approval will be granted, the Company does not defer cost nor recognize revenue for the incremental work, which can cause cost to be recorded in one period and revenue in another period if the REA request is successful. At December 31, 2016, there were $333,437 of accounts receivable balances or deferred costs associated with at risk work.

Classification of Expenses—The Company classifies expenses into five categories: direct contract costs, fringe benefits, overhead, general and administrative and unallowable expenses. These classifications are consistent with the rate structure the Company uses in billing government contracts. For financial statement purposes, overhead, and general and administrative expenses are classified on the statements of income as indirect expenses. Fringe benefits are allocated to the other expense categories based on the labor included in those categories. Unallowable expenses are classified on the statements of income as other expense and represent costs that cannot be charged (or the Company is choosing to not charge) to the U.S. Government either directly or indirectly through contractor rates.

Advertising and Marketing Costs—Advertising and marketing costs are treated as unallowable expenses and are expensed as incurred. These costs totaled $51,174 for the year ended December 31, 2016.

NOTE 2—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Shipping and Handling Costs—Shipping and handling costs are included in direct expenses when associated with specific projects; otherwise, they are included as indirect expenses. Shipping and handling costs were $362,393 for the year ended December 31, 2016.

Income Taxes—Income taxes are provided for the tax effects of the transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of accumulated depreciation and certain accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As the Company is an “S” corporation under U.S. law, there are no deferred taxes related to U.S. Federal taxes, but deferred taxes continue on the balance sheet for U.S. states where they can be utilized. See Note 16 for additional information concerning deferred tax positions.

FASB ASC 740 describes a two-step approach to recognizing and measuring uncertain tax positions. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is to measure and recognize in the consolidated financial statements the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. See Note 16 for additional information concerning uncertain tax positions.

Other Direct Costs—Other Direct Costs primarily relate to mobilization and demobilization activities. Mobilization costs that are recovered over the period of contract performance are deferred and amortized to contract costs over the initial contract period, typically one year, which increases Other Direct Costs. Demobilization costs are accrued over the initial contract period and are reversed when demobilization occurs. In addition, Other Direct Costs include shipping costs, accruals for anticipated contract losses when such losses become known, and other miscellaneous direct project expenses. As actual contract costs are incurred under the specific expense category, the previously accrued loss is reversed to offset these costs.

Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could vary from those estimates.

Equity-Based Compensation—The cost of employee services received in exchange for an equity instrument award is recognized in the consolidated financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period) based on the grant-date fair value of the award.

From 2012 to 2015, the Company granted Stock Appreciation Rights (SARS) to members of its Board of Directors and to key management personnel with a strike price based on the market value of the stock at the date of issuance. SARS expense was recorded based on the anticipated future stock value at the end of the year in comparison to the original exercise price for vested units. Due to the conversion of Sterling Global Operations, Inc. (SGO) to Janus Global Holdings LLC (JGH) in 2016 as discussed in Note 2, the SARS grants were cancelled and replaced by Phantom Rights Appreciation Units (PRAU). PRAU expense is recorded based on the anticipated future unit value at the end of the year in comparison to the original exercise price for vested units. See Note 14 for additional information.

At the conversion of SGO to JGH as discussed earlier in Note 2, JGH issued Class P Units to members of its Board of Directors and key members of management. The total cost of JGH’s equity-based awards is equal to the grant date fair value using a Black-Scholes option valuation model and recognized as expense over the period the participant is required to perform the services in exchange for the award, presumptively the vesting period. The tax effect of the Class P Units based compensation expense is calculated as part of the deferred tax calculation and is recorded net of tax. See Note 14 for additional information.

NOTE 2—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation—Management determines the functional currency of its foreign operations based upon several financial indicators and their judgment. The United States dollar is the designated functional and reporting currency for the Company. The subsidiaries in United Kingdom, Nigeria, and South Africa use the local currency as their functional and reporting currency. For consolidation, the balance sheet accounts are translated at exchange rates in effect at the end of the year and income statement accounts are translated at average exchange rates for the year. Translation gains and losses are included in the consolidated balance sheets in “Accumulated Other Comprehensive Income (Loss)” (“AOCI”). Where the U.S. dollar is used as the functional currency, foreign currency gains and losses are reflected in the consolidated statements of income (see Note 19).

Debt Issuance Costs—Issuance costs related to term debt are presented as a reduction of the related debt’s carrying amount on the consolidated balance sheets. Debt issuance costs are amortized as part of interest expense over the term of the debt.

Fair Value Measurements—Fair value is defined under U.S. GAAP as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. U.S. GAAP also provides a fair value hierarchy for valuation inputs to prioritize the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels, which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are as follows:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2:	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3:	Unobservable inputs for the asset or liability.

For those financial instruments with no quoted prices available, fair value is estimated using present value calculation of other valuation methods. Determining the fair value incorporates management’s best judgment with respect to current economic conditions, discount rates and estimates of future cash flows.

The Company did not elect the fair value measurement option for any of its financial assets or liabilities.

Recent Accounting Pronouncements—ASU 2014-09, Revenue from Contracts with Customers (Topic 606), provides a robust framework for addressing revenue recognition issues and, upon its effective date, replaces almost all existing revenue recognition guidance, including industry-specific guidance, in current U.S. GAAP. The ASU is effective for periods beginning after December 15, 2018 for the Company. The Company is currently evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of income. The new standard is effective for fiscal years beginning after December 15, 2019. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). ASU 2016-15 provides guidance on how certain cash receipts and cash payments should be presented and classified in the statement of cash flows with the objective of reducing existing diversity in practice with respect to these items. The new standard is effective for fiscal years beginning after December 15, 2018. The Company is currently evaluating the impact of the adoption of ASU 2016-15 on its consolidated financial statements.

Evaluation of Subsequent Events—Management has evaluated subsequent events through March 31, 2017, which is the date the consolidated financial statements were available to be issued (see Note 8, Note 9, and Note 10).

NOTE 2—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management has evaluated subsequent events through August 15, 2018 for Note 1, Note 7, Note 11, and Note 20, as to which the date is August 15, 2018.

NOTE 3—RECEIVABLES

Contract receivables at December 31, 2016 consisted of the following:

Billed:
U.S. Government	$20,100,029
Commercial	10,409,341
Allowance for Doubtful Accounts	(775,598)

$29,733,772

Unbilled:
U.S. Government	$29,499,798
Commercial	4,427,055

$33,926,853

Bad debt expense related to contract receivables was $46,980 in 2016.

NOTE 4—SUPPLIES INVENTORY

Supplies inventory consists of supplies that will be utilized in performing the Company’s contracts. Supplies inventory at December 31, 2016 by location is as follows:

Accessible Supplies Inventory
Iraq	$1,064,351
Afghanistan	424,019
United States	82,773

Sub-Total	1,571,143
Less Reserves	(464,057)

Net Accessible Supplies Inventory	$1,107,086

Non-Accessible Supplies Inventory
Iraq	$2,564,580
Afghanistan	2,601,784
Less Reserves	(5,166,364)

Net Non-Accessible Supplies Inventory	$0

The Company has supplies inventory reserves for the accessible portions of the supplies inventory. These reserves are utilized to reduce the value of the assets to the lower of cost or net realizable value, by reviewing factors such as the age of the assets, the current demand for operational use of the assets, and the market demand by third parties to purchase excess quantities of these items. Based on this analysis, the Company’s reserves for the accessible items were $464,057 for the year ended December 31, 2016.

Due to the sensitive nature of the Company’s supplies inventory, host country governments have occasionally taken control of a portion of the supplies inventory. The Company has recorded reserves for the full value of supplies inventory which the Company cannot readily access. If confirmation is received that the items will not be returned and the U.S. Government no longer requires the Company to track the assets, the assets are removed from the Company’s records.

NOTE 5—PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2016 consisted of the following:

Machinery and Equipment	$10,936,805
Computer Equipment and Software	8,769,997
Autos and Trucks	8,647,567
Building Under Capital Lease	2,933,155
Leasehold Improvements	1,626,367
Furniture and Office Equipment	1,358,886

34,272,777
Less Accumulated Depreciation and Amortization	(30,346,739)

$3,926,038

Depreciation expense was $1,781,303 in 2016. Amortization expense for building under capital lease was $266,645 in 2016.

NOTE 6—BUSINESS ACQUISITIONS

In November 2016, the Company completed the acquisition of Britam Defence Limited (BDL), a privately held entity providing security services to commercial customers in the Middle East that is expected to increase growth and expand the Company’s core services. The purchase agreement was denominated in Great British Pounds; however, the purchase consideration paid and accrued was converted to USD at the acquisition date. Per the purchase agreement, the purchase price of BDL was $5,390,294. Of the purchase price, $997,198 has been retained as a holdback provision to settle indemnity obligations of BDL. The remainder of the holdback provision will be distributed in two payments in 2017. There was no contingent consideration included as a part of this acquisition.

The Company has accounted for this acquisition as a business combination. This method requires, among other items, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

The following table summarized the components of the purchase consideration for BDL transferred as of the acquisition date:

Cash	$4,393,096
Payable to Seller	997,198

Purchase Consideration	$5,390,294

The following table summarized the allocation of estimated fair values of net assets acquired from BDL during the year ended December 31, 2016:

Assets Acquired	$5,092,901
Less: Liabilities Assumed	(1,118,651)

Net Assets Acquired	3,974,250
Goodwill	1,416,044

Total Fair Value Consideration	$5,390,294

Goodwill generated from these acquisitions is primarily attributable to expected synergies from future growth, strategic advantages, and expansion of the services the Company provides.

NOTE 6—BUSINESS ACQUISITIONS (Continued)

The financial results of BDL and other business acquisitions, which are not considered material, are included in the Company’s consolidated financial statements from their respective dates of acquisition.

NOTE 7—GOODWILL AND NET INTANGIBLES

Goodwill

Goodwill represents the excess of the purchase price over the fair value of acquired net assets under the acquisition method of accounting. Goodwill has an indefinite useful life and is evaluated for impairment annually or more frequently if events and circumstances indicate the potential for impairment. Based on management’s testing for 2016, no impairment of value occurred on goodwill. The change in carrying amount of goodwill for the year ended December 31, 2016 is as follows:

Balance at Beginning of Year	$30,147,813
Goodwill Acquired	1,416,044

Balance at End of Year	$31,563,857

Intangible Assets

The net carrying amount of intangible assets for the year ended December 31, 2016 is as follows:

	GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION	NET AMOUNT
Customer Related	$17,447,000	$11,941,150	$5,505,850
Marketing Related	2,374,000	1,485,262	888,738
Contract Related	14,605,000	4,973,895	9,631,105
License	1,773,990	560,776	1,213,214

	$36,199,990	$18,961,083	17,238,907

Intangibles amortization expense was $7,855,172 for the year ended December 31, 2016. Estimated future amortization expense for intangibles is as follows:

	CUSTOMER RELATED	MARKETING RELATED	CONTRACT RELATED	LICENSE	TOTAL
2017	$2,144,596	$488,583	$3,819,293	$582,343	$7,034,815
2018	1,316,317	400,155	3,156,727	582,343	5,455,542
2019	823,665	0	2,655,085	48,528	3,527,278
2020	516,766	0	0	0	516,766
2021	325,146	0	0	0	325,146
Thereafter	379,360	0	0	0	379,360

	$5,505,850	$888,738	$9,631,105	$1,213,214	$17,238,907

NOTE 8—LEASE OBLIGATIONS/ SUBSEQUENT EVENTS

Capital Leases

The Company has a lease with certain of its officers for one of the headquarter buildings which has been classified as a capital lease for financial reporting purposes. This lease includes monthly payments of $29,750 and expires July 2022. The building under capital lease is included in property and equipment (see Note 5). Amortization expense related to the capital lease is included in depreciation expense and totaled $195,545 in 2016. The net book value of the building and equipment under capital leases was $1,093,912 at December 31, 2016.

NOTE 8—LEASE OBLIGATIONS/ SUBSEQUENT EVENTS (Continued)

The Company has one lease for equipment which has been classified as a capital lease for financial reporting purposes (see Note 5). The monthly lease payment amounts totaled $2,322 per month as of December 31, 2016.

Future minimum rental payments and the present value thereof under the capital lease agreements at December 31, 2016 are as follows:

2017	$359,322
2018	357,000
2019	357,000
2020	357,000
2021	357,000
Thereafter	208,250

1,995,572
Less Amount Representing Interest at 9%	(430,985)

Present Value of Minimum Lease Payments Under the Capital Lease	1,564,587
Less Current Maturities	(227,872)

$1,336,715

Operating Leases

The Company has operating leases which are primarily for office space and equipment. Initial lease terms range from month-to-month to 4 years with certain leases providing for renewal options. Rent expense for 2016 was $23,842,811.

Future minimum lease payments under operating leases are as follows:

2017	$943,022
2018	473,857
2019	52,043

Total	$1,468,922

Subsequent to year-end, the Company has entered into new lease commitments in the course of its normal operations.

NOTE 9—LINE OF CREDIT/ SUBSEQUENT EVENTS

On August 14, 2015, the Company entered into a multi-bank revolving line of credit facility with Regions Bank (the “Bank”), as Administrative Agent and Collateral Agent, for the credit facility. The credit facility provides up to a $25,000,000 line of credit, subject to earnings before interest, taxes, depreciation and amortization (EBITDA); leverage caps; fixed charge ratios; and includes a sub-limit for Letters of Credit in the maximum amount of $5,000,000. The Letters of Credit sub-limit was later amended to increase the sub-limit to $14,000,000. The facility can be expanded to $45,000,000 under certain conditions with the agreement of the Company and the lenders. This credit facility is a five-year revolving facility, with a maturity date of August 14, 2020, and has a variable interest rate based on the Company’s leverage ratio of EBITDA to Funded Debt (as defined in the agreement). The interest rate when borrowing is LIBOR plus 250 to 350 basis points and the rate on the unused portion of the facility is 37.5 to 50 basis points. The credit facility is secured by the assets of the Company. The outstanding balance on the line of credit was $11,000,000 at December 31, 2016 and letters of credit issued were $251,211 at December 31, 2016. As of December 31, 2016, the Company was in compliance with all line of credit facility covenants.

NOTE 9—LINE OF CREDIT/ SUBSEQUENT EVENTS (Continued)

Subsequent to December 31, 2016, the Company renegotiated their promissory note agreement to exercise the expansion option to increase the Line of Credit to a maximum of $40,000,000, as well as to adjust covenant levels to be in line with anticipated future business results. This allows for flexible covenant levels depending on the volume of new contracts. The increased flexibility results in interest rates when borrowing that will range from LIBOR plus 250 to 550 basis points.

NOTE 10—LONG-TERM DEBT/ SUBSEQUENT EVENTS

Term Note

On August 14, 2015, the Company also entered into a multi-bank promissory note agreement with Regions Bank for $45,000,000. The proceeds from this debt were used to fund the purchase of Janus Security International Limited. The note matures on August 14, 2020, with scheduled principal payments quarterly. The variable interest rate is LIBOR plus 250 to 350 basis points based on the Company’s leverage ratio of EBITDA to Funded Debt (as defined in the agreement). This note is also secured by the assets of the Company and subject to financial covenants. The outstanding principal balance of the note was $40,781,250 at December 31, 2016. The Company adopted FASB ASU 2015-03 to account for loan origination fees totaling $1,022,000 which are presented as an offset to the long-term debt liability in the consolidated balance sheet and is amortized to interest expense over the life of the loan.

Subsequent to December 31, 2016, the Company renegotiated their promissory note agreement to increase the Term Loan by $5,000,000 up to $50,000,000, which will be amortized over the remaining life of the existing credit facility. The revised agreement also adjusts covenant levels to be in line with anticipated future business results. This allows for flexible covenant levels depending on the volume of new contracts. The increased flexibility results in interest rates that will range from LIBOR plus 250 to 550 basis points.

Subordinated Debt

In 2010, the Company issued subordinated long-term debt totaling $27,840,000 (note payable) to its former primary shareholder in connection with its stock purchase (see Note 15). The note is subordinated by agreement to the line of credit and term note. The note is interest bearing with 6% interest due annually and the principal payment was due in one payment on August 24, 2017. This note was recorded on the balance sheet for $25,578,000 with $2,262,000 being recorded as Paid-in Capital to recognize the 348,000 warrants that were attached to the subordinated note (see Note 15). The Paid-in Capital amount is being amortized over the 7-year life of the warrants as interest expense with an offset to the Note Payable, so that the full value of the note will be recorded on the balance sheet by the original due date.

In October 2014, the Note Holder agreed to an amendment to the note, whereby the Company made a $5,000,000 principal payment plus accrued interest to reduce the principal balance to $22,840,000, and the remaining principal payments are now due in an amount of $4,568,000 plus accrued interest annually from 2020-2024.

In March 2014, the Company entered into a debt agreement with a former officer of the Company with regard to the exercise of the former officer’s 200,000 vested stock options based on the 2013 stock valuation. Payments for the debt related to these exercised options are made over a 4-year period with 27% paid in 2014 and three equal installments, with interest at a rate of 3.25%, paid each year thereafter. The outstanding principal balance of this subordinated debt balance was $368,013 at December 31, 2016. The debt is payable in full upon the triggering event of a merger or sale of the Company or substantially all of its assets.

In 2015, the Company completed acquisitions which included multi-year payment terms, unrelated to contingent consideration. The outstanding principal balance of the acquisition debt is $300,000 as of December 31, 2016.

NOTE 10—LONG-TERM DEBT/ SUBSEQUENT EVENTS (Continued)

Maturities of long-term debt as of December 31, 2016 are as follows:

	LONG-TERM DEBT	DEBT ISSUANCE COSTS	TOTAL
2017	$4,294,263	$(204,400)	$4,089,863
2018	4,530,000	(204,400)	4,325,600
2019	5,062,500	(204,400)	4,858,100
2020	32,130,500	(127,750)	32,002,750
2021	4,568,000	0	4,568,000
Thereafter	13,704,000	0	13,704,000

	64,289,263	(740,950)	63,548,313
Less Unamortized Paid in Capital from Warrants	(210,043)	0	(210,043)
Less Current Maturities	(4,294,263)	204,400	(4,089,863)

	$59,784,957	$(536,550)	$59,248,407

NOTE 11—INTEREST RATE SWAP

On November 9, 2015, the Company entered into a multi-bank cash flow hedge with Bank of America, the lead bank, to mitigate interest rate risk on $22,500,000 of the $45,000,000 long-term debt (see Note 10). This interest rate swap agreement caps the rate at 1.51% in the event the variable rate exceeds that rate. The notional amount of the swap at December 31, 2016 was $20,390,625. The swap does not meet all the required criteria to qualify for hedge accounting. As of December 31, 2016, the interest rate swap asset of $8,677 is recorded in long-term assets with the gain recorded as a component of earnings.

The interest rate swap agreement is recorded at fair value, on a recurring basis based on measurements provided by a third party utilizing Level 2 inputs in accordance with U.S. GAAP. U.S. GAAP establishes a hierarchy for ranking the quality and reliability of the information used to determine fair values. The Level 2 category is defined by the guidance as including observable market-based inputs or unobservable inputs that are corroborated by market data.

NOTE 12—RETIREMENT PLAN

The Company sponsors a retirement savings plan (the “401(k) Plan”) provided under Section 401(k) of the Internal Revenue Code, which covers all employees who meet the eligibility requirements. The 401(k) Plan allows employees to defer portions of their eligible compensation through voluntary contributions. Under the 401(k) Plan, the Company may make contributions to the plan at the discretion of the Board of Directors. There were no employer contributions made to the plan in 2016 and the administrative expenses are paid by the Plan.

NOTE 13—EMPLOYEE STOCK OWNERSHIP PLAN

Effective January 2002, the Board of Directors adopted a noncontributory employee stock ownership plan (ESOP). The purpose of the ESOP is to enable full-time employees who are at least 18 years of age to acquire stock ownership in the Company. Contributions to the ESOP by the Company are discretionary. Contributions and shares are allocated to participants based on compensation as defined in the ESOP as wages reported on participant’s IRS Form W-2 subject to the DOL maximum compensation limit of $265,000 for the year ended December 31, 2016. The Company paid administrative expenses for the plan totaling $234,020 in 2016. Under federal income tax regulations, the employer stock held by the ESOP and its participants is not readily tradable on an established market; therefore, the ESOP has the option to require the Company to purchase shares (thereby creating a put option). The put price is representative of the estimated fair market value of the stock as determined by an independent valuation company. The purpose of the put option is to ensure that the participants have the ability to ultimately obtain cash during retirement.

In the event a terminated Plan participant desires to sell his/her shares of the Company’s stock, or for certain employees who elect to diversify their account balances, the Company may be required to purchase the shares from

NOTE 13—EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

the participant at its estimated fair market value. The Company purchased no shares in 2016 from the ESOP as a result of this requirement. Due to the conversion of Sterling Global Operations, Inc. (SGO) to Janus Global Holdings LLC and the creation of Janus ESOP Holdings Inc. as discussed in Note 2, treasury shares held by SGO were cancelled. The Company can also elect to pay for the purchase with interest over a five-year period. At December 31, 2016, the ESOP held shares which have been allocated to participants. The estimated fair market value of those shares was $28.05 per share as of December 31, 2015. At December 31, 2016, market value was based on the stock’s value at December 31, 2015, since the 2016 valuation of the stock has not yet been completed. The distribution and diversification payments to participants for the 2015 plan year (paid in 2016) were $8,859,593 and the 2016 plan year payment expected to be paid in 2017 is estimated to range from approximately $5,500,000 to $9,500,000 depending on how many eligible participants elect to take a distribution and the fair market value of the shares based on the annual independent valuation.

The Company contributed $185,237 to the Plan for the year ended December 31, 2016. The Company had no accrued contributions at December 31, 2016.

Prior to 2016, the Company funded distribution and diversification payments by purchasing shares from the ESOP. On December 15, 2016, the Company internally leveraged the ESOP with an employer loan in the amount of $8,675,865 to fund ESOP benefit distributions and diversification payments. The 25-year amortizing loan requires level annual principal payments plus interest at a fixed rate of 3.00% due from the ESOP to the Company. The loan is secured by the 309,300 shares purchased from participants by the ESOP with the proceeds of the loan. The Company will make annual contributions to the ESOP equal to the ESOP’s required debt service. As debt repayments are made by the ESOP, shares securing the loan are released to be allocated in proportion to the principal paid.

Shares of the Company held by the ESOP at December 31, 2016 are as follows:

Allocated Shares	3,679,348
Shares Released for Allocation	0
Unreleased (Unearned) Shares	309,300

Total Shares	3,988,648

Fair Value of Unreleased (Unearned) Shares	$8,675,865

NOTE 14—EQUITY BASED COMPENSATION

Stock Appreciation Rights/Phantom Rights Appreciation Units

Sterling Global Operations, Inc. (SGO) had previously adopted a Stock Appreciation Rights (SARS) plan to attract, retain and motivate key employees and non-employee members of the Board of Directors. The plan, which provided for a maximum dilutive effect of 10% of SGO’s stock value on a fully diluted basis, was approved with a maximum number of shares to be issued to be approved by the Board of Directors.

Due to the conversion of SGO to Janus Global Holdings LLC (JGH) in 2016 as discussed in Note 2, the SARS grants were cancelled and replaced by Phantom Rights Appreciation Units (PRAU). Total PRAU units awarded to replace the shares issued under the SARS plan were 399,775. PRAU units of 231,866 vested immediately, effectively replacing the vested shares of the SARS plan.

Under the PRAU plan, vesting continues as long as the holder remains active with JGH and becomes 100% vested upon a change of control or certain other conditions such as death or disability. Awards must be exercised no later than 30 days after receiving the fair market value appraisal for the year in which the awards fully vest. Unvested awards at termination are immediately forfeited and become eligible for reissuance. Vested awards at termination are deemed exercised one year after the termination date. Per agreement with the holders, the maximum amount payable of vested PRAU units at any time is the lesser of the per unit equity value of Class A Units as of December 31, 2015 or the per unit value of Class A Units as of the date immediately preceding the date of payment less the exercise price.

NOTE 14—EQUITY BASED COMPENSATION (Continued)

A summary of the status of the Company’s nonvested PRAU units as of December 31, 2016 and changes during the year then ended, is presented below:

	STOCK APPRECIATION RIGHTS	PHANTOM RIGHTS APPRECIATION UNITS
Nonvested at January 1, 2016	247,865	0
Granted	0	0
Vested	(79,955)	0
Forfeited or Expired	0	0
Conversion of Nonvested SARS to Phantom Rights Appreciation Units	(167,910)	167,910

Nonvested at December 31, 2016	0	167,910

Expense related to the initial grant of PRAU units is recognized ratably over the vesting period based upon the intrinsic value for the PRAU units, as remeasured at the end of each period. Gains and losses resulting from changes in the fair value of the PRAU units subsequent to the vesting period and through the settlement date are reported in JGH’s consolidated statements of net income. The amount of PRAU expense recorded for the year ended December 31, 2016 was $783,680. For the year ended December 31, 2016, the net effect of the SARS cancellation and the award of PRAU units was a gain of $1,819,691. As of December 31, 2016, the PRAU liability recorded in the consolidated balance sheets of JGH was $783,680.

Class P Units

Under JGH’s incentive compensation plan, Class P Units may be granted at no cost to certain officers, key employees and directors. Class P Units constitute profits interest. At the time of conversion of SGO to JGH as discussed above and in Note 2, JGH awarded 475,956 Class P Units with 231,866 units vesting immediately. Class P Units typically vest over a five-year period from the effective date of the award. The fair value of each Class P Unit is estimated on the date of grant using a Black-Scholes valuation model that used the range of assumptions noted in the following table. The Company uses historical and peer volatility data for expected volatility and estimates the expected term of the Class P Units based on vesting. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of award. The fair value of Class P Units was determined using the following weighted-average assumptions as of grant date:

Expected Volatility	30.00%
Expected Dividend Rate	0.00%
Risk Free Rate	1.95%
Expected Term (In Years)	1.72

A summary of the JGH’s Class P Unit activity under the plan for the year ended December 31, 2016 is as follows:

	CLASS P UNITS	WEIGHTED AVERAGE GRANT DATE FAIR VALUE	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM (YEARS)
Outstanding at January 1, 2016	0	$0	0
Granted	475,956	6.12	1.72
Forfeited	0	0	0

Outstanding at December 31, 2016	475,956	$6.12	1.72

Class P Units Vested at December 31, 2016	231,866	$5.13	0.80

NOTE 14—EQUITY BASED COMPENSATION (Continued)

A summary of the status of JGH’s nonvested Class P Units as of December 31, 2016 is presented below:

	CLASS P UNITS	WEIGHTED AVERAGE GRANT DATE FAIR VALUE
Nonvested at January 1, 2016	0	$0
Granted	475,956	6.12
Vested	(231,866)	5.13
Forfeited	0	0

Nonvested at December 31, 2016	244,090	$7.06

In addition to the 231,866 Class P Units that vested immediately upon award, JGH granted an additional 167,910 Class P Units to certain members of the Board and management with various effective dates in prior periods and 76,180 to certain members of management with effective dates in 2016. The amount of Class P Unit compensation expense recorded for the year ended December 31, 2016 was $921,955. As of December 31, 2016, the remaining unrecognized compensation cost related to nonvested Class P Units was $1,316,782 and will be recognized over a weighted-average period of 1.7 years.

Employee Stock Option Incentive Plan

Effective October 12, 2004, the Board of Directors adopted a stock option incentive plan (Incentive Plan). Under the Incentive Plan, the Company may grant options for up to four million (4,000,000) reserved shares of common stock. The exercise price of each option is determined at the time of the option award but will not be less than 85% of market value at the time of the option issue. The maximum term of the options is determined by the Administrator of the Incentive Plan on the date of the grant not to exceed 10 years. The options awarded vest over a four-year period and have an exercise price which was equal to the estimated fair value of the stock on the date the options were granted. There were no options granted in 2016. The options convert into shares of Janus Global Holdings LLC when exercised.

The following is a summary of the activity of the Incentive Plan during 2016:

	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM (YEARS)
Options Outstanding and Exercisable at January 1, 2016	100,000	$11	2.00
Exercised	0

Options Outstanding and Exercisable at December 31, 2016	100,000	$11	1.00

NOTE 15—WARRANTS

On October 14, 2011, the Company sold 1,211,000 transferable warrants at a total price of $7,871,500 to current and former Company officers. On August 24, 2010, the Company sold 807,520 transferable warrants at a total price of $5,248,880 to Company officers. In addition, 348,000 warrants were issued to the holder of the subordinated debt as discussed in Note 10. All outstanding warrants allow the owners to purchase Company stock at the price of $16.00 seven years from the issue date, or an earlier date if offered by the Company. The expiration will occur on the earlier of seven years from the issue date or the closing date of an acquisition of the Company by another entity in such manner that the Company’s owners receive less than 50% of the voting stock of the surviving company. Warrants convert into shares of Janus ESOP Holdings Inc. when exercised.

NOTE 16—INCOME TAXES

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions.

The Company has elected to be taxed under Subchapter S of the Internal Revenue Code of 1986, as amended. As a result, U.S. Federal income tax liabilities are the responsibility of the Company’s stockholders. The ESOP, as the only stockholder, is not required to pay Federal income tax on its pass-through allocation of income. However, the Company is subject to corporate Federal income tax for any assets sold during the five-year period beginning January 1, 2012, where the fair market value of the asset exceeds its tax basis as of that date.

State income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Since certain states, including Tennessee which is the Company’s largest apportionment state for state income tax, do not follow the U.S. Federal taxation policies for S Corporations, the Company will continue to have taxable positions in certain states.

The requirements, as defined in Section 1361 of the Internal Revenue Code, must continually be met in order to maintain an effective S Corporation election for federal income tax purposes. If the Company engages in a transaction that would cause these requirements to not be met, the election would be terminated and the Company would be subject to federal income tax as a C Corporation.

Income taxes as shown in the consolidated statements of income varied from the statutory U.S. federal income tax rate for the following reasons:

	AMOUNT	PERCENT OF PRE-TAX INCOME
U.S. Income Tax at Statutory Rate	$0	0.00%
State Taxes	102,622	1.03%
Foreign Taxes	5,064,115	50.49%
Other	512,940	5.11%

Total Income Tax Expense (Benefit), Net	$5,679,677	56.63%

The Company’s effective tax rate for the year ended December 31, 2016 is 56.63% and is primarily related to foreign jurisdictions. There was no tax expense recorded in 2016 for uncertain tax positions.

The Company operates in certain US state jurisdictions where it remains taxable, such as Tennessee. The net deferred tax balance for which the Company expects to recognize the future net tax benefit in state jurisdictions when the assets and liabilities are recovered or settled was $164,525 at December 31, 2016. The net decrease in the deferred tax asset during 2016 primarily reflects the estimated utilization of state net operating loss carry forwards for the current year.

The Company’s Federal income tax filings remain subject to examination for tax years 2013 through 2015. With few exceptions, the Company is no longer subject to state and local income tax examinations for years prior to 2013. The Afghan tax office is currently examining the 2010—2014 tax returns for the branch office of Janus Global Operations LLC related to security work in Afghanistan. The South Africa tax office is currently examining the 2010-2015 tax returns for EODT Security SA. There are no other significant state or foreign tax examinations that are currently on-going.

The Company recognizes interest and penalties as a component of income tax expense. For the year ended December 31, 2016, the Company has recognized $512,940 of interest expense in the consolidated statements of income.

NOTE 17—FOREIGN INCOME TAXES

The Company has U.S. government contracts and commercial contracts in Iraq, Afghanistan, South Africa, and other countries. The Company had a transfer pricing agreement in place with the South African entity that resulted in taxable income in that jurisdiction. As of December 31, 2016, the Company recorded tax expense of $5,064,115 for its foreign entities. The estimated tax liability included on the consolidated balance sheet for foreign entities at December 31, 2016 was $2,615,910. Contracts with the Department of Defense performed in Afghanistan are not taxable under Afghan tax law. Other contracts in Afghanistan resulted in tax expense of $177,953 as of December 31, 2016 and a related tax liability of $46,000. The Afghan entities are branches of the U.S. Company, so the taxes paid in Afghanistan are credits on the U.S. tax return; therefore, the tax liability would be netted against the U.S. tax amount due, if there is a U.S. tax amount due, but there was no US amount due in 2016. Contracts in Iraq resulted in tax expense of $4,593,951 for the year ended December 31, 2016 and a related tax liability of $1,924,556. Foreign governments may impose Alternative Minimum Taxes, which can create high tax rates relative to the earnings in those countries.

Foreign tax jurisdictions, particularly Afghanistan, have on-going examinations and re-examinations of previously filed and examined tax returns. Management relies on advisors in foreign jurisdictions and believes that the Company has complied with all documented tax laws of these jurisdictions. In situations where the local tax authorities have a difference of opinion on tax liability, the Company will record a provision based on the expected outcome, based on past experience and the input of local advisors. The consolidated financial statements include tax liability, as noted above, for foreign taxes where the Company has been notified that a disagreement exists between the tax law and the local interpretation. The provision is consistent with an expected outcome based on past experience, but past experience may not be a good predictor of future tax audit opinions. Therefore, while the Company has recorded the provision as accurately as possible, the actual amount due could be different.

NOTE 18—CONCENTRATIONS

Since a majority of the Company’s revenue is derived from contracts with the U.S. government, any cancellations or modifications of significant contracts or subcontracts, or failure by the U.S. government to exercise an option period relating to those contracts or subcontracts, could adversely affect the Company’s financial condition and results of operations in the short and long term. Additionally, U.S. government contracts can be terminated at any time by the U.S. government without cause, for the convenience of the U.S. government. If such termination occurs, the Company would be entitled to receive compensation for services provided and costs incurred through termination, plus, in certain circumstances, a negotiated amount of profit.

During 2016, 56% of the Company’s revenue was under contracts with the U.S. Department of Defense and 16% was under contracts with U.S. Department of State. Revenues by country for 2016 consist of Afghanistan 54%, Iraq 30%, Nigeria 5%, and other countries 11%.

The Company maintains cash accounts with several financial institutions located in the United States of America (U.S.). These U.S. balances periodically exceed FDIC insured limits. The Company also maintains cash balances outside the U.S. As of December 31, 2016 the Company had balances outside the U.S. in the following countries:

Iraq	$9,925,095
Nigeria	4,741,372
Afghanistan	2,760,913
United Kingdom	2,364,270
United Arab Emirates	1,260,082
Other	387,554

Total Foreign Cash	$21,439,286

NOTE 18—CONCENTRATIONS (Continued)

The Company maintains property and equipment in various countries to operate. The net book value of the Company’s property and equipment by country consisted of the following:

United States	$2,150,664
Iraq	775,746
Nigeria	771,309
Other	204,696
Afghanistan	23,623

$3,926,038

NOTE 19—FOREIGN CURRENCY RISK

The Company incurs foreign currency risk on purchases and sales that are denominated in a currency other than the United States dollar. The currencies giving rise to the risk are primarily the South African Rand and the Nigerian Naira. Most contracts are negotiated in U.S. dollars; however, Nigerian and South African contracts are generally paid in the local currency. Payments for goods and services requiring foreign currency are negotiated in their respective foreign currency as practicable. The impact of currency exchange rate movement can be positive or negative in any given period. The amount of net foreign currency losses included in the consolidated statement of operations is $992,446 for the year ended December 31, 2016.

NOTE 20—FAIR VALUE MEASUREMENTS

For certain of the Company’s financial instruments, including cash and cash equivalents, contract and unbilled receivables, contract performance deposits, accounts payable, trade and other accrued liabilities, the carrying amount approximates fair value due to the short-term maturities of these instruments. The Company’s acquisition-related liabilities were measured at their respective fair values upon initial recognition. The estimated carrying values of the Company’s financial institution borrowings approximate fair value at December 31, 2016 due to variable interest rates that are associated with the borrowing arrangements.

The recorded carrying value and estimated fair value of the Company’s financial instruments which are not carried at fair value as of December 31, 2016 are as follows:

		FAIR VALUE MEASUREMENTS
	CARRYING VALUE	LEVEL 1	LEVEL 2	LEVEL 3
Liabilities:
Subordinated Debt	$23,208,013	$0	$14,054,327	$0

The fair value of the Company’s subordinated debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

For certain of the Company’s nonfinancial assets, including goodwill, intangible assets, and property and equipment, the Company may be required to assess the fair values of these assets, on a recurring or nonrecurring basis, and record an impairment if the carrying value exceeds the fair value. In determining the fair value of these assets, the Company may use a combination of valuation methods which include Level 3 inputs. For the period presented, there were no impairments charges.

NOTE 21—RELATED PARTY TRANSACTIONS

The Company headquarters are owned by certain officers of the Company. The total rent paid to the related entity amounted to $357,000 for the year ended December 31, 2016. The lease is classified as a capital lease. See Note 8.

NOTE 21—RELATED PARTY TRANSACTIONS (Continued)

The Company also advances money to employees, primarily as travel advances. These advances are short term in nature and are repaid via payroll withholding. The Company was owed $221,970 in 2016 from certain employees.

As discussed in Note 14, the equity plans are administered by the Compensation Committee of the Board of Directors. The Compensation Committee recommended awards during 2016 to the full Board of Directors for each of the non-employee directors. The Board of Directors voted to approve each award with the affected member abstaining.

NOTE 22—CONTINGENCIES

The Company is subject to various claims and lawsuits which arise in the ordinary course of business, primarily related to employment matters. Due to the nature and scope of the Company’s business which brings into regular contact with the general public, a variety of businesses, and multiple governmental entities which regulate and examine its operations, the Company is inherently subject to the hazards of potential litigation, claims and assessments. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position of the Company.

INDEPENDENT AUDITORS’ REPORT

Board of Directors

Comprehensive Health Services, Inc. and Subsidiaries

Cape Canaveral, Florida

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Comprehensive Health Services, Inc. and Subsidiaries (collectively, the Corporation) which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, changes in stockholder’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Comprehensive Health Services, Inc. and Subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes Goodman LLP

Clearwater, Florida

March 12, 2018

COMPREHENSIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2017 and 2016

	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$3,671,216	$37,300
Accounts receivable, net	24,779,988	60,664,424
Supplies	—	44,054
Prepaid expenses and other current assets	4,662,584	6,820,917

Total current assets	33,113,788	67,566,695
Furniture, equipment, and software	7,797,228	6,185,124
Security deposits	96,151	53,535

Total assets	$41,007,167	$73,805,354

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,001,065	$7,958,586
Bank overdraft	—	2,500,608
Accrued payroll and payroll related liabilities	4,667,406	7,460,160
Deferred revenue	479,893	1,830,693
Deferred rent, current portion	40,294	229,442
Reserve for investigation settlement	—	4,002,000

Total current liabilities	10,188,658	23,981,489
Noncurrent liabilities:
Deferred rent	—	44,431

Total liabilities	10,188,658	24,025,920

Stockholder’s equity:
Common stock	1,195	1,195
Retained earnings	33,229,394	52,190,319

	33,230,589	52,191,514
Less treasury stock (at cost)	(2,412,080)	(2,412,080)

Total stockholder’s equity	30,818,509	49,779,434

Total liabilities and stockholder’s equity	$41,007,167	$73,805,354

COMPREHENSIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Years Ended December 31, 2017 and 2016

	2017	2016
Revenue	$205,717,816	$236,146,056

Direct costs:
Salaries and other compensation	60,818,492	70,077,833
Subcontractor and other direct costs	50,994,609	64,736,064
Professional fees	18,932,331	15,347,994
Lab fees	1,727,692	2,083,810
Medical supplies	3,873,454	4,036,503

Total direct costs	136,346,578	156,282,204

Gross profit	69,371,238	79,863,852
Sales and general administrative costs	39,585,024	42,791,259

Operating income	29,786,214	37,072,593

Other income and expense:
Interest expense	(101,857)	(180,965)
Interest income	56,150	5,966
Gain (loss) on disposal of furniture and equipment	(29,718)	4,500
Other income	—	502

Total other expense	(75,425)	(169,997)

Net income	$29,710,789	$36,902,596

COMPREHENSIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholder’s Equity

Years Ended December 31, 2017 and 2016

	NUMBER OF SHARES OUTSTANDING	COMMON STOCK	TREASURY STOCK	RETAINED EARNINGS	TOTAL
Balance, December 31, 2015	1,002	$1,195	$(2,412,080)	$26,828,869	$24,417,984
Net income	—	—	—	36,902,596	36,902,596
Distributions	—	—	—	(11,541,146)	(11,541,146)

Balance, December 31, 2016	1,002	1,195	(2,412,080)	52,190,319	49,779,434
Net income	—	—	—	29,710,789	29,710,789
Distributions	—	—	—	(48,671,714)	(48,671,714)

Balance, December 31, 2017	1,002	$1,195	$(2,412,080)	$33,229,394	$30,818,509

COMPREHENSIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2017 and 2016

	2017	2016
Cash flows from operating activities:
Net income	$29,710,789	$36,902,596
Adjustments to reconcile to net cash from operating activities:
Depreciation and amortization	2,487,282	1,944,837
Deferred rent	(233,579)	(184,675)
Loss (gain) on disposal of furniture and equipment	29,718	(4,500)
Bad debt expense	36,000	1,400,000
Change in:
Accounts receivable	35,848,436	(30,555,828)
Supplies	44,054	82,643
Prepaid expenses	2,158,333	(4,196,231)
Security deposits	(42,616)	(12,720)
Accounts payable and accrued expenses	(2,957,521)	4,312,824
Accrued payroll and payroll related liabilities	(2,792,754)	3,834,479
Reserve for investigation settlement	(4,002,000)	2,362,000
Deferred revenue	(1,350,800)	1,366,693

Net cash provided by operating activities	58,935,342	17,252,118

Cash flows from investing activities:
Purchases of furniture and equipment	(4,129,104)	(4,210,649)

Cash flows from financing activities:
Distributions	(48,671,714)	(11,541,146)
Increase (decrease) in bank overdraft balance	(2,500,608)	1,499,558
Net payments on line of credit	—	(3,018,381)

Net cash used in financing activities	(51,172,322)	(13,059,969)

Net change in cash and cash equivalents	3,633,916	(18,500)
Cash and cash equivalents, beginning of year	37,300	55,800

Cash and cash equivalents, end of year	$3,671,216	$37,300

Supplemental disclosure of cash flow information:
Cash paid for interest	$101,857	$180,965

COMPREHENSIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. Organization and Nature of Business

Comprehensive Health Services, Inc. (the Corporation) is a Maryland S corporation formed to provide medical management services, including but not limited to nationwide medical examination network, exams and screening, rapid response to needs anywhere in the world, onsite medical clinic and services worldwide, and other medical training and advisory services. The Corporation accomplishes these activities through the operations of various controlled subsidiaries. The Corporation’s primary customers are U.S. federal government agencies and large corporations. The principal markets for the Corporation consist of the continental United States and the Middle East.

Comprehensive Health Holdings, Inc. (CHHI) is the sole owner of the Corporation. CHHI is a Delaware S corporation formed during 2011 as part of a corporate restructuring of a business that had previously been operated through the Corporation. The Corporation comprises the government services business activities and medical examination business activities of CHHI. The Corporation is the sole shareholder of Comprehensive Health Services International, Inc. (CHSI). CHSI is the sole member of CHS Middle East, L.L.C., CHS Americas, L.L.C., and CHS World Services, L.L.C. CHS Middle East, L.L.C. was formed to carry out operations in the Middle East region. CHS Americas, L.L.C. was formed to carry out operations in Central and South America. CHS World Services, L.L.C. was formed to carry out commercial (non U.S. government) operations outside of the United States.

2. Summary of Significant Accounting Policies

Principles of consolidation

The accompanying financial statements report the consolidated financial position, operations and cash flows of the Corporation (and its owned or controlled subsidiaries). All intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses recognized during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Corporation considers all highly liquid financial instruments with original maturity dates of ninety days or less to be cash. Cash is recorded at cost, which approximates fair market value. The Corporation maintains its cash in bank deposit accounts with high quality financial institutions which, at times, may exceed the federally insured limit. The Corporation believes it is not exposed to any significant credit risk on cash.

Concentrations of credit risk

Financial instruments that potentially subject the Corporation to concentrations of credit risk consist of interest-bearing transaction accounts and billed accounts receivable.

Accounts receivable and allowance for doubtful accounts

The Corporation grants credit without collateral to its customers. Management assesses the financial strength of the customers for whom significant services are performed and reviews the accounts receivable balance as a whole to determine the need for an allowance for doubtful accounts.

Accounts receivable are reported at their estimated net realizable value. Unbilled accounts receivable represent revenues earned but which cannot be billed yet under terms of the contract. Substantially all unbilled accounts receivable are billed in the following fiscal year. Management estimates an allowance for doubtful accounts based on a detailed review of all individual unpaid invoices. Management also estimates an allowance based on an analysis of final outcomes related to Requests for Equitable Adjustments outstanding at year-end.

COMPREHENSIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Furniture and equipment

Acquisitions of property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense when incurred. Depreciation and amortization is provided over the estimated useful life of each class of depreciable assets and is computed using the straight-line method for financial statement purposes and on the modified accelerated cost recovery method for income tax purposes as follows:

Computers	3-5 years
Furniture and office equipment	5-7 years
Leasehold improvements	Life of the lease
Vehicles	5 years

Software developed for internal use is capitalized during the application development stage. Amounts are stated at cost inclusive of employee salaries and related fringe benefit expenses. The Corporation amortizes software costs using the straight-line method over an estimated useful life of five years. Amortization expense related to capitalized software costs amounted to $1,495,207 and $1,009,896 for the years ended December 31, 2017 and 2016, respectively, and is included in the accompanying consolidated statements of income.

Revenue

The Corporation generally recognizes revenue when the activity surrounding the rendering of services is complete. For most contracts revenue is recognized based on billings plus any accruals for work completed but not yet billed. Revenue on fixed-price contracts is recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs at completion or as a monthly fixed-fee for service under the proportional performance method. Cost and profit estimates are reviewed periodically as the work progresses, and adjustments, if needed, are reflected in the period in which the estimates are revised. Revenue on time and material contracts is recognized based on billable hours worked multiplied by the billing rates plus other billable direct costs with the appropriate markups. Revenues recognized in excess of amounts billed are classified as current assets as unbilled accounts receivable. Amounts billed to clients in excess of revenues recognized to date are classified as current liabilities as deferred revenue.

Deferred rent

The Corporation recognizes rent expense over the term of the associated lease agreements on a straight-line basis. The cumulative difference between amounts paid and amounts recognized as expense are included in the accompanying consolidated balance sheets as deferred rent.

Income taxes

The stockholder has elected S corporation status, whereby taxable income or loss of the Corporation is passed through to and reportable by the stockholder on its individual income tax returns. The Corporation remains liable for income taxes in jurisdictions that do not recognize S corporation status.

Accounting guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax position taken or expected to be taken in an income tax return. Consideration is given to the recognition and measurement of tax positions that meet a “more-likely-than-than-not” threshold. A tax position is a position taken in a previously filed tax return or a position expected to be taken in a future tax return that is reflected in measuring current or deferred income tax and liabilities. Tax positions taken for various jurisdictions consider the amounts and probabilities of outcomes that could be realized upon settlement using the facts, circumstance, and information available at the reporting date. The Company has determined that it does not have any material uncertain tax positions as of December 31, 2017.

Subsequent events

In preparing these consolidated financial statements, the Corporation has evaluated events and transactions for potential recognition or disclosure through March 12, 2018 the date these consolidated financial statements were available to be issued. The subsequent event is disclosed in Note 5.

COMPREHENSIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

New accounting pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09 “Revenue from Contracts with Customers,” which will eliminate the transaction and industry-specific revenue recognition guidance under current U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and replace it with a principle-based approach using the following steps: identify the contract(s) with a customer, identify the performance obligations in the contract and recognize revenue when (or as) the entity satisfies a performance obligation. In August 2015, the FASB issued ASU 2015-14 “Revenue from Contracts with Customers (Topic 606), Deferral of the Effective Date” which granted a one-year deferral of this ASU. The guidance in ASU 2014-09 will now be effective for the Corporation beginning January 1, 2019. Management is currently evaluating the impact of this guidance, including the transition method, on its consolidated balance sheets, income statement and cash flows. At the present time, management has not yet determined what the effects of adopting this ASU will be on its consolidated financial statements.

In February 2016, the FASB issued 2016-02, Leases (Topic 842). The amendments in this ASU revise the accounting related to lessee accounting. Under the new guidance, lessees will be required to recognize a lease liability and a right-of-use asset for all leases. The amendments in this ASU are effective for the Corporation beginning on January 1, 2020, with early adoption permitted, and should be applied through a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Management has not yet determined what the effects of adopting this ASU will be on its consolidated financial statements.

3. Accounts Receivable

Accounts receivable consisted of the following as of December 31:

	2017	2016
Accounts receivable—billed	$17,311,307	$34,796,567
Accounts receivable—unbilled	7,754,358	27,517,569

	25,065,665	62,314,136
Less—allowance for doubtful accounts	(285,677)	(1,649,712)

	$24,779,988	$60,664,424

4. Furniture and Equipment

Furniture and equipment are summarized as follows as of December 31:

	2017	2016
Computers	$5,600,520	$4,322,417
Computer software	13,010,109	10,302,474
Furniture and office equipment	3,314,568	3,177,866
Leasehold improvements	2,331,212	2,461,008
Vehicles	93,038	93,038

	24,349,447	20,356,803
Less—accumulated depreciation and amortization	(16,552,219)	(14,171,679)

	$7,797,228	$6,185,124

COMPREHENSIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5. Line of Credit

The Corporation, its subsidiaries and stockholder are obligated under a loan and security agreement with a commercial bank that provides a $25,000,000 line of credit subject to borrowing base requirements that expired January 31, 2018. On January 31, 2018, the loan and security agreement was renewed through July 31, 2020, with similar terms and conditions. The loan and security agreement is secured by all accounts, inventory, furniture, fixtures and equipment, general intangibles, instruments, documents and chattel paper and all proceeds and products of CHHI and its subsidiaries. Outstanding debt on the loan and security agreement accrues interest at a variable rate, subject to a tiered performance-based pricing, based on one month LIBOR plus 2.25%. The interest rate as of December 31, 2017 and 2016 was 3.81% and 3.02%, respectively. The Corporation was in compliance with the financial statement covenants applicable to this loan and security agreement at December 31, 2017 and 2016. No amounts were outstanding as of December 31, 2017 and 2016, respectively.

6. Leases

The Corporation has several operating leases for equipment and office space expiring through 2032. Many of the operating leases contain renewal provisions (at the option of the Corporation), escalation clauses, and provisions for payments by the Corporation of insurance and maintenance costs. For the years ended December 31, 2017 and 2016, lease expense was $2,209,237 and $2,444,065, respectively. Upon entering a lease agreement for the Reston, Virginia office space, a letter of credit was required to be obtained in the amount of $106,400 for a security deposit. The letter of credit is automatically renewed each year in June and is currently set to expire June 30, 2018, unless notice to not extend is given 60 days prior to expiration each year.

Estimated future lease obligations of noncancelable operating leases at December 31, 2017 with initial or remaining lease terms in excess of one year are as follows:

LEASE PAYMENTS
2018	$2,946,528
2019	2,081,161
2020	1,843,345
2021	1,799,913
2022	1,837,313
Years thereafter	16,726,209

$27,234,469

7. Employee Benefit Plan

The Corporation has established a 401(k) profit sharing plan under which employees may make elective tax deferred contributions. The Corporation provides a matching contribution to the plan that is computed as a percentage of gross salary based on individual employee deferral amounts. Total matching contributions to the plan paid by the Corporation and reported as expense in the accompanying consolidated financial statements are $1,523,025 and $1,075,269 for the years ended December 31, 2017 and 2016, respectively.

8. Contingencies

The Corporation is subject to various asserted and unasserted potential legal, regulatory and contractual claims with respect to its ongoing operations in the normal course of business. While the effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists, in the opinion of management, the ultimate resolution of any and all such claims will not materially affect the consolidated financial position or results of operations of the Corporation.

COMPREHENSIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

A significant portion of the Corporation’s revenues have been derived from prime and subcontract agreements with the U.S. government. These contract revenues are subject to adjustment upon audit by the Defense Contract Audit Agency or other similar agencies. Management does not expect the results of such audits to have a material effect on the Corporation’s consolidated financial position or results of future operations.

During January 2017, the Company entered into a full and final settlement agreement with the United States Attorney’s Office for the District of Maryland to resolve a matter related to certain Company billings in 2009. The Company paid $4,534,192 under the settlement agreement to satisfy the liability in full, and the then-remaining estimated current liability outstanding as of December 31, 2017 was charged to operations during the year ended December 31, 2017. The Company subsequently conducted a review of its U.S. Government contracts portfolio, and the Company has not identified any other federal contracts with similar billings errors.

9. Major Customers and Credit Concentration

Two customers represented approximately 61% and 69% of total revenue for 2017 and 2016, respectively. One customer represented approximately 22% and two customers represented approximately 70% of total accounts receivable as of December 31, 2017 and 2016, respectively.

10. Common Stock

The Corporation has authorized 100,000 shares of $1 par value capital stock. At December 31, 2017 and 2016, 1,195 shares were issued of which 1,002 were outstanding, and 193 shares were held in the treasury.

11. Financial Presentation—Unaudited

The term EBITDA, as used by management, means net income (or loss) adjusted for depreciation, amortization, other non-cash charges to net income and interest expense. Management believes that the presentation of EBITDA enhances the understanding of the Corporation’s financial performance and that EBITDA is a useful financial metric to assess the operating performance from period to period by excluding certain items that, in management’s estimation, are not representative of the Corporation’s core business. Management considers EBITDA useful to assess the ability of the Corporation to generate cash from operations sufficient to service debt and to undertake capital expenditures. Management uses EBITDA for business planning purposes.

EBITDA is not a measure of financial performance under current applicable accounting and financial reporting standards (U.S. GAAP), and should not be considered a substitute for net income, which management considers to be the most directly comparable U.S. GAAP measure. EBITDA is a financial measure intended to supplement the disclosures required under U.S. GAAP, and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. The presentation below describes EBITDA for the years ended December 31, 2017 and 2016:

	2017	2016
Revenue	$205,717,816	$236,146,056
Direct costs	136,346,578	156,282,204

Gross profit	69,371,238	79,863,852
Sales and general administrative cost (excluding depreciation and amortization)	37,097,742	40,846,422

Earnings before interest, depreciation and amortization (EBITDA)	32,273,496	39,017,430
Less—amounts not included in EBITDA (see below)	(2,562,707)	(2,114,834)

Net income	$29,710,789	$36,902,596

COMPREHENSIVE HEALTH SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following reconciles the net income to EBITDA at December 31:

	2017	2016
Net income	$29,710,789	$36,902,596
Depreciation and amortization	2,487,282	1,944,837
Interest expense	101,857	180,965
Interest income	(56,150)	(5,966)
Loss (gain) on disposal of furniture and equipment	29,718	(4,500)
Other income	—	(502)

EBITDA	$32,273,496	$39,017,430

Shares

Caliburn International Corporation

Class A Common Stock

PRELIMINARY PROSPECTUS

Jefferies

BofA Merrill Lynch

SunTrust Robinson Humphrey

Cowen

Raymond James

                , 2018

Through and including                (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the Securities and Exchange Commission (the “SEC”) registration fee, the Financial Industry Regulatory Authority Inc. (“FINRA”) filing fee and the filing fee and listing fee.

	AMOUNT
SEC registration fee	$12,320
FINRA filing fee	$13,500
Stock exchange listing fee	$25,000
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*

Total		*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our amended and restated bylaws will provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board of Directors pursuant to the applicable procedure outlined in the amended and restated bylaws. We have entered into indemnification agreements with our directors and executive officers pursuant to which we have agreed to indemnify them to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their status or service. We have also entered into a stockholders agreement pursuant to which we have agreed to indemnify DC Capital Partners LLC and its affiliates with respect to their investment in us.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board of Directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we have not issued any securities exempt from registration under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits. See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b)

Financial Statement Schedules. All schedules are omitted because the required information is either not present, not present in material amounts or presented within the consolidated financial statements included in the prospectus and are incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(1)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(2)	The undersigned Registrant hereby undertakes that:

(A)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(D)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

1.1*	Form of Underwriting Agreement

2.1	Form of Reorganization Agreement by and among the Registrant, Caliburn Holdings LLC and other parties named therein

3.1	Certificate of Incorporation of the Registrant

3.2	Bylaws of the Registrant

3.3	Form of Amended and Restated Certificate of Incorporation of the Registrant to be in effect at the closing of the Registrant’s initial public offering

3.4	Form of Amended and Restated Bylaws of the Registrant to be in effect at the closing of the Registrant’s initial public offering

4.1*	Specimen Stock Certificate evidencing shares of Class A common stock

4.2*	Form of Registration Rights Agreement, to be effective upon completion of this offering

4.3**	Professional Services Agreement, dated as of August 14, 2018, by and between DC Capital Partners, LLC, and Comprehensive Health Services, LLC

4.4**	Second Amended and Restated Professional Services Agreement, dated as of August 14, 2018, by and between DC Capital Partners, LLC, and Sallyport Logistics & Security LLC

4.5**	Professional Services Agreement, dated as of December 15, 2017, by and between DC Capital Partners Management, L.P., and Janus Holdco LLC

4.6**	Amended and Restated Professional Services Agreement, dated as of August 14, 2018, by and between DC Capital Partners, LLC, and Gladiator PTC, Corp.

4.7	Form of Stockholders Agreement, to be effective upon completion of this offering

5.1*	Opinion of White & Case LLP

10.1	Form of Tax Receivable Agreement, to be effective upon completion of this offering

10.2	Form of Exchange Agreement, to be effective upon completion of this offering

10.3	Form of Third Amended and Restated LLC Agreement of Caliburn Holdings LLC, to be effective upon completion of this offering

10.4**	Credit Agreement dated as of August 14, 2018, among Caliburn Holdings LLC, Caliburn International, LLC, as the Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Line of Credit Issuer, and the lenders party thereto

10.5#**	Balad Base Support Contract, dated January 30, 2018, by and between Sallyport Global Holdings Inc. and AFLCMC/WFK

10.6**	Fourth Amendment to Office Deed of Lease, dated as of August 22, 2017, between DIP SPV Company 6, LLC, and Comprehensive Health Services, Inc.

10.7†	Form of Caliburn International Corporation 2018 Omnibus Equity Incentive Plan

10.8†**	Employment Agreement between CHSi and Mr. Van Dusen, dated October 7, 2013, as amended November 12, 2015

10.9†	Form of Indemnification Agreement for Directors and Officers

10.10	Form of Termination Agreement, among DC Capital Partners, LLC, Comprehensive Health Services, LLC, Sallyport Logistics & Security LLC, Janus Holdco LLC and Gladiator PTC, Corp.

10.11†	Form of Restricted Stock Unit Award for Directors under the Caliburn International Corporation 2018 Omnibus Equity Incentive Plan

EXHIBIT NO.	DESCRIPTION

10.12†	Form of Restricted Stock Unit Award for Executive Officers under the Caliburn International Corporation 2018 Omnibus Equity Incentive Plan

21.1*	List of Subsidiaries of Caliburn International Corporation

23.1	Consent of RSM US LLP for Caliburn International Corporation

23.2	Consent of RSM US LLP for Caliburn Holdings, LLC

23.3	Consent of RSM US LLP for Janus ESOP Holdings, LLC

23.4	Consent of Pugh & Company, P.C.

23.5	Consent of Dixon Hughes Goodman LLP

23.6*	Consent of White & Case LLP (included as part of Exhibit 5.1)

24.1**	Power of Attorney (included on signature page to the Registration Statement on Form S-1 of the Registrant filed on October 19, 2018)

24.2	Power of Attorney for Kathleen Martin

*	To be filed by amendment.
#	Confidential treatment requested as to certain portions, which portions will be omitted and filed separately with the Securities and Exchange Commission.
†	Identifies exhibits that consist of a management contract or compensatory plan or arrangement.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Alexandria, State of Virginia, on the first day of November, 2018.

CALIBURN INTERNATIONAL CORPORATION

By:	/s/ Thomas J. Campbell

Name:	Thomas J. Campbell
Title:	Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 1st, 2018.

SIGNATURE	TITLE

/s/ Thomas J. Campbell Thomas J. Campbell	Chairman of the Board of Directors

* Douglas T. Lake Jr.	Vice Chairman of the Board of Directors

* James D. Van Dusen	Chief Executive Officer and Director (Principal Executive Officer)

* James M. Kempton	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Kara L. Bue	Director

* Jerome B. Chernock	Director

SIGNATURE	TITLE

* T. Gail Dady	Director

* Paul J. Huston	Director

* Rear Admiral Kathleen L. Martin	Director

* Vice Admiral Frank C. Pandolfe	Director

* Admiral James G. Stravridis	Director

* General Anthony C. Zinni	Director

* Pursuant to Power of Attorney

By:	/s/ Thomas J. Campbell Thomas J. Campbell Attorney-in-Fact